                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Interland, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: $21,835

     (2)  Form, Schedule or Registration Statement No.: Form S-4 (No. 333-61368)

     (3)  Filing Party: Micron Electronics, Inc.

     (4)  Date Filed: May 22, 2001

                                 [Interland Logo]
                                  July 5, 2001

To Our Shareholders:

     On behalf of the board of directors and management of Interland, Inc., I cordially invite you to a special meeting of shareholders of Interland to be held on August 6, 2001, at 9:00 a.m., Eastern time, at Interland Corporate Headquarters, 303 Peachtree Center Avenue, Suite 500 in Atlanta, Georgia.

     At the special meeting, shareholders will be asked to consider and approve the proposed merger that will cause Interland to become a wholly owned subsidiary of Micron Electronics, Inc. This proposed merger will combine the Web hosting businesses of both companies and will retain the Interland name. In the merger, each share of common stock of Interland will be canceled and extinguished and automatically converted into a right to receive 0.8610 shares of common stock of Micron Electronics, subject to upward adjustment under specific circumstances described in the merger agreement. The proposed merger is described in detail in the attached notice of special meeting of shareholders and the joint proxy statement/prospectus.

     After careful consideration, your board of directors has approved the merger and the merger agreement with Micron Electronics and determined the merger to be fair to and in the best interests of Interland and its shareholders.

     It is important that your shares of stock be represented at the special meeting, regardless of the number of shares you hold. You are encouraged to vote by marking and dating the enclosed proxy card. However, if you wish to vote for approval of the proposed merger and for approval and adoption of the merger agreement, all you need to do is sign and date the proxy card.

     Please complete and return the proxy card in the enclosed envelope, whether or not you plan to attend the special meeting. If you do attend and wish to vote in person, you may revoke your proxy at that time. Returning the proxy does not deprive you of your right to attend the special meeting and to vote your shares in person.

     I hope you are able to attend the special meeting, and look forward to seeing you there.

                                          Sincerely,

                                          /s/ Kenneth Gavranovic
                                          Kenneth Gavranovic
                                          Chairman and Chief Executive Officer

     This joint proxy statement/prospectus is dated July 5, 2001 and was first mailed to shareholders on or about July 6, 2001.

     THE MERGER AND AN INVESTMENT IN THE SHARES OF MICRON ELECTRONICS COMMON STOCK TO BE ISSUED IN THE MERGER INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 20 OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

                                 [Interland Logo]
                          303 PEACHTREE CENTER AVENUE
                                   SUITE 500
                             ATLANTA, GEORGIA 30303
                           -------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           -------------------------

     The special meeting of shareholders of Interland, Inc. will be held at 9:00 a.m., Eastern time, on August 6, 2001, at Interland Corporate Headquarters, 303 Peachtree Center Avenue, Suite 500 in Atlanta, Georgia, for the following purposes:

           1. To approve the merger of Imagine Acquisition Corporation, a wholly owned subsidiary of Micron Electronics, Inc. with and into Interland, Inc. and approve and adopt a merger agreement with Micron Electronics. The merger agreement relating to the proposed merger is included as Annex A to the attached joint proxy statement/prospectus. In the merger, Micron Electronics will issue 0.8610 shares of common stock for each share of outstanding Interland common stock, subject to adjustment under specific circumstances described in the merger agreement.

           2. To consider such other matters as may properly come before the meeting and any adjournment or postponement thereof.

     The merger cannot be completed unless the holders of a majority of outstanding shares of Interland common stock approve the merger and approve and adopt the merger agreement.

     The merger is discussed in more detail in the sections of the attached joint proxy statement/ prospectus entitled "The Merger and Related Transactions" and "The Merger Agreement." You should read the attached joint proxy statement/prospectus carefully.

     Only shareholders of record on July 2, 2001, are entitled to notice of and to vote at the special meeting and any adjournment or postponement.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ H. Christopher Covington
                                          H. Christopher Covington
                                          Secretary

Atlanta, Georgia
July 6, 2001

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE FILL IN, DATE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED BUSINESS REPLY ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Documents Incorporated by Reference in this Joint Proxy
Statement/Prospectus........................................     1
Where You Can Find More Information.........................     1
Questions and Answers About the Merger......................     3
Summary of the Joint Proxy Statement/Prospectus.............     7
  The Companies.............................................     7
  Summary of the Transaction................................     8
  Micron Electronics' Selected Historical Consolidated
     Financial Data.........................................    16
  Interland's Selected Consolidated Historical Financial
     Data...................................................    17
  Comparative Historical and Unaudited Pro Forma Per Share
     Data...................................................    19
Risk Factors................................................    20
  Risks Related to the Proposed Merger......................    20
  Risks Related to the Combined Company.....................    24
The Micron Electronics Special Meeting......................    38
The Interland Special Meeting...............................    41
The Merger and Related Transactions.........................    43
  Background of the merger..................................    43
  Micron Electronics' reasons for the merger................    47
  Recommendation of the Micron Electronics board of
     directors..............................................    48
  Interland's reasons for the merger........................    49
  Recommendation of the Interland board of directors........    51
  Opinion of Micron Electronics' financial advisor..........    51
  Opinion of Interland's financial advisor..................    57
  Interests of certain persons in the merger................    67
  Structure of the merger...................................    69
  Treatment of options and warrants.........................    69
  No fractional shares......................................    69
  Potential cash payment to Micron Electronics'
     shareholders...........................................    69
  Completion and effectiveness of the merger................    71
  Exchange of Interland stock certificates for Micron
     Electronics stock certificates.........................    71
  Material United States federal income tax consequences of
     the merger.............................................    71
  Accounting treatment of the merger........................    73
  Regulatory filings and approvals required to complete the
     merger.................................................    73
  Restrictions on sales of shares by affiliates of Interland
     and Micron Electronics.................................    73
  Listing on the Nasdaq National Market of Micron
     Electronics common stock to be issued in the merger....    73
  Absence of Appraisal Rights...............................    74
  Delisting and deregistration of Interland common stock
     after the merger.......................................    74
The Merger Agreement........................................    75
Related Agreements..........................................    87
  Voting agreement..........................................    87
  Amended and restated registration rights agreement........    88
  MTI registration rights agreement.........................    88
  Shareholder agreement.....................................    88
  MTI shareholder agreement.................................    88
  Bridge loan and security agreement........................    89
  Employment agreement assumption and amendment.............    89
Unaudited Pro Forma Combined Condensed Financial
  Information...............................................    90
Comparative Per Share Market Price Data.....................    98

                                                              PAGE
                                                              ----
Comparison of Rights of Holders of Micron Electronics Common
  Stock and Interland Common Stock..........................   100
Additional Matters Being Submitted to a Vote of Only Micron
  Electronics Shareholders..................................   109
  Proposal No. 2 -- Approval of Amendment to Articles of
     Incorporation..........................................   109
  Proposal No. 3 -- Amendment to Micron Electronics'
     Bylaws.................................................   110
  Proposal No. 4 -- Increase in the Size of Micron
     Electronics' Board of Directors........................   111
  Proposal No. 5 -- Election of Directors...................   111
Micron Electronics Management's Discussion and Analysis of
  Financial Condition and Results of Operations.............   113
Recent Developments with Respect to Micron Electronics......   120
Micron Electronics' Business................................   121
Interland Management's Discussion and Analysis of Financial
  Condition and Results of
  Operations................................................   129
Interland's Business........................................   137
Share Ownership by Principal Shareholders, Management and
  Directors of Interland....................................   150
Additional Information with Respect to Interland............   152
Micron Electronics Shareholder Proposals....................   153
Interland Shareholder Proposals.............................   153
Legal Opinion...............................................   153
Experts.....................................................   153
Statements Regarding Forward-Looking Information............   154
Index to Financial Statements...............................   F-1
Annex A -- Agreement and Plan of Merger.....................   A-1
Annex B -- Opinion of CIBC World Markets Corp...............   B-1
Annex C -- Opinion of Bear, Stearns & Co., Inc. ............   C-1
Annex D -- Exchange Ratio Adjustment Schedule...............   D-1
Annex E -- Voting Agreement.................................   E-1
Annex F -- Proposed Amendment to Articles of Incorporation
  of Micron Electronics.....................................   F-1
Annex G -- Proposed Amendment to Bylaws of Micron
  Electronics...............................................   G-1

                  DOCUMENTS INCORPORATED BY REFERENCE IN THIS
                        JOINT PROXY STATEMENT/PROSPECTUS

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED IN OR DELIVERED WITH THIS DOCUMENT.

     All documents filed by Micron Electronics under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this document and before the date of the Micron Electronics special meeting are incorporated by reference into and to be a part of this joint proxy statement/prospectus from the date of filing of those documents.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

     The following documents, which have been filed by Micron Electronics with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/prospectus:

     - Micron Electronics' annual report on Form 10-K for the fiscal year ended August 31, 2000;

     - Micron Electronics' quarterly reports on Form 10-Q for the quarters ended November 30, 2000 and March 1, 2001 and amended quarterly report for the quarter ended March 1, 2001 filed with the SEC on June 22, 2001;

     - Micron Electronics' current reports on Form 8-K filed April 10, 2001, April 10, 2001, April 20, 2001 and June 13, 2001;

     - Micron Electronics' registration statement on Form 8-A, SEC file number 0-17932, which describes Micron Electronics' common stock, together with any other document filed for the purpose of updating that description; and

     - Micron Electronics' definitive proxy statement for the 2000 meeting of Micron Electronics' shareholders filed with the SEC on October 26, 2000.

     Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this joint proxy statement/ prospectus to the extent that a statement contained in this document, or any other subsequently filed document that is deemed to be incorporated in this document by reference, modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     The documents incorporated by reference into this joint proxy statement/prospectus are available from Micron Electronics upon request. Micron Electronics will provide a copy of any and all of the information that is incorporated by reference in this joint proxy statement/prospectus not including exhibits to the information unless those exhibits are specifically incorporated by reference into this joint proxy statement/prospectus, to you, without charge, upon written or oral request. YOU SHOULD MAKE ANY REQUEST FOR DOCUMENTS BY JULY 25, 2001 TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS.

Requests for documents should be directed to:

Micron Electronics, Inc.
1450 Eagle Flight Way
Boise, Idaho 83709
Attn: Steven P. Arnold
      (208) 898-4024

     Micron Electronics files reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the
SEC:

       Judiciary Plaza                 Citicorp Center             Seven World Trade Center
          Room 1024                500 West Madison Street                13th Floor
    450 Fifth Street, N.W.                Suite 1400               New York, New York 10048
    Washington, D.C. 20549         Chicago, Illinois 60661

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy statements and other information regarding both Micron Electronics and Interland. The address of the SEC Web site is http://www.sec.gov.

     Micron Electronics has filed a registration statement under the Securities Act of 1933 with the SEC with respect to Micron Electronics' common stock to be issued to Interland shareholders in the merger. This joint proxy statement/prospectus constitutes the prospectus of Micron Electronics filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

     THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE MICRON ELECTRONICS COMMON STOCK OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE THE OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED IN THIS DOCUMENT BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO INTERLAND AND ITS SUBSIDIARIES WAS PROVIDED BY INTERLAND AND THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO MICRON ELECTRONICS AND ITS SUBSIDIARIES WAS PROVIDED BY MICRON ELECTRONICS.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT IS THE MERGER?

A: In the merger, Interland will become a wholly owned subsidiary of Micron
   Electronics. Based on the capitalization of Micron Electronics and Interland as of July 2, 2001 and assuming no adjustments to the exchange ratio, the shareholders of Interland will receive a number of shares of Micron Electronics common stock representing approximately 30% of Micron Electronics' outstanding common stock, subject to adjustment under the circumstances described below.

Q: WHAT WILL INTERLAND'S SHAREHOLDERS RECEIVE IN THE MERGER?

A: Interland's shareholders will receive 0.8610 shares of Micron Electronics common stock for each share of Interland common stock they own, subject to adjustment under the circumstances described in the next question below. Micron Electronics will not issue fractional shares of stock. Therefore, Interland's shareholders will receive cash based on the market price of Micron Electronics common stock on the day prior to the effectiveness of the merger instead of any fractional share. For example, if the exchange ratio remains 0.8610, a holder of 100 shares of Interland common stock will receive 86 shares of Micron Electronics common stock and an amount of cash equal to
   0.1 times the market price of a share of Micron Electronics common stock on the day prior to the effectiveness of the merger.

   The total number of shares of Micron Electronics common stock to be issued for each share of Interland common stock will not be adjusted based upon changes in the value of the shares of Micron Electronics or Interland common stock. As a result, the dollar value of the shares that Interland's shareholders will receive in the merger will not be known prior to the time of the merger and may go up or down as the market price of Micron Electronics common stock goes up or down. The merger agreement cannot be terminated based solely on changes in the value of Interland or Micron Electronics common stock.

Q: WILL THE EXCHANGE RATIO FOR INTERLAND SHAREHOLDERS BE ADJUSTED?

A: The exchange ratio cannot be decreased. The exchange ratio could be increased if Micron Electronics has less than $200.0 million in cash and cash equivalents, including any amounts to be received by Micron Electronics for tax refunds, on the date of the closing of the merger, less the amount of any reserves for liabilities unrelated to Micron Electronics' HostPro business. The amount of any loan made to Interland by Micron Electronics under the bridge loan described in this document will count towards this $200.0 million amount for purposes of determining whether the exchange ratio will be increased. Annex D to this joint proxy statement/prospectus shows how the level of Micron Electronics' cash and cash equivalents, less any reserves and bridge loans, at the closing could affect the exchange ratio.

Q: DO THE BOARDS OF DIRECTORS OF INTERLAND AND MICRON ELECTRONICS RECOMMEND
   VOTING IN FAVOR OF THE PROPOSALS DESCRIBED IN THIS DOCUMENT?

A: Yes. After careful consideration, Interland's board of directors recommends that its shareholders vote in favor of the merger agreement and the proposed merger. Likewise, after careful consideration, Micron Electronics' board of directors recommends that its shareholders vote in favor of the issuance of Micron Electronics common stock in the merger, the amendments to its articles of incorporation, the amendments to its bylaws, the increase in the size of its board of directors and the election of the three new directors.

   For a more complete description of the recommendations of the boards of directors of both companies, see the sections entitled "The Merger and Related Transactions -- Micron Electronics' reasons for the merger" on page 47, "-- Recommendation of the Micron Electronics board of directors" on page 48,

   "-- Interland's reasons for the merger" on page 49 and "-- Recommendation of the Interland board of directors" on page 51.

Q: WHAT IS HAPPENING TO MICRON ELECTRONICS' PC SYSTEMS BUSINESS?

A: On May 31, 2001, Micron Electronics sold its PC Systems business to GTG PC
   Holdings, LLC, or GTG PC, an affiliate of the Gores Technology Group. Under the terms of the agreement, GTG PC received assets, which included approximately $76.5 million in cash, and assumed specified liabilities of the PC Systems business. Micron Electronics is required to meet certain working capital requirements based on the net assets and liabilities transferred to GTG PC. When Micron Electronics announced its planned sale of the PC Systems business to GTG PC, it had anticipated that the cash transfer to GTG PC would be $70.0 million. The difference consists primarily of reimbursements that, in accordance with the original terms of the agreement, were to be retained by Micron Electronics. The final determination of the working capital transferred to GTG PC is subject to audit. Any adjustment to the working capital transferred could result in an additional cash payment by Micron Electronics to GTG PC.

Q: WHAT IS HAPPENING TO MICRON ELECTRONICS' SPECTEK BUSINESS?

A: On April 5, 2001, Micron Electronics sold its SpecTek component recovery business and other real property and intellectual property assets, to Micron Technology, Inc., the parent company of Micron Electronics. Micron Technology was entitled to purchase the SpecTek business under an existing component recovery agreement, originally entered into by the parties in September 1999 and amended in November 2000.

Q: WILL MICRON ELECTRONICS' SHAREHOLDERS BE ENTITLED TO RECEIVE ANY
   CONSIDERATION IN THE MERGER OR ANY OTHER CASH PAYMENTS AND WHEN?

A: Micron Electronics shareholders will not receive any consideration in the merger, but will continue to own their shares of Micron Electronics common stock after the merger.

   It is possible that Micron Electronics shareholders may receive a cash payment after the closing of the merger. To the extent that Micron Electronics has a specified amount of excess cash at the merger closing or receives net proceeds from the sale of its PC Systems business within three years after the closing of the sale of the PC Systems business, the Micron Electronics shareholders of record as of the close of trading on the closing date for the merger may be entitled to receive pro rata cash payments. However, any excess cash and net sales proceeds must be held in escrow for six months after the closing of the merger to fund liabilities that are unrelated to the HostPro business. The right to receive any cash payments is granted to these persons individually, is not transferable and will not attach to or trade with the common stock of Micron Electronics. The Interland shareholders will not receive any of those cash payments.

   A number of other factors may affect whether funds will be available to make these payments. As of the date of this joint proxy statement/prospectus, Micron Electronics does not currently expect that a cash payment will be made. For a more complete description of the possible cash payments, see the section entitled "The Merger and Related Transactions -- Potential cash payment to Micron Electronics' shareholders" on page 69.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER?

A: Yes. For example, the number of shares of Micron Electronics common stock that Interland shareholders will receive will not be adjusted based on changes in the market price of Micron Electronics or Interland common stock before the completion of the merger. We urge you to obtain current market quotations of Micron Electronics common stock and Interland common stock.

   In evaluating the merger, you should also carefully consider this and other factors discussed in the section entitled "Risk Factors" beginning on page 20.

Q: WHAT DO I NEED TO DO NOW?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your meeting. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted "FOR" approval of the merger and approval and adoption of the merger agreement (for Interland's shareholders) or "FOR" approval of the issuance of shares of Micron Electronics common stock in the merger, the amendment to the Micron Electronics articles of incorporation, the amendments to the bylaws, the increase in the size of the Micron Electronics board of directors and the election of the three additional Micron Electronics directors (for Micron Electronics' shareholders).

   For a more complete description of voting at the meetings, see the sections entitled "The Micron Electronics Special Meeting -- Voting of proxies" on page 39 and "The Interland Special Meeting -- Voting of proxies" on page 41.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: If you want to change your vote, send the secretary of Micron Electronics or Interland, as appropriate, a later-dated, signed proxy card before your meeting or attend your meeting in person. You may also revoke your proxy by sending written notice to the secretary of Micron Electronics or Interland, as appropriate, before your meeting.

   For a more complete description of how to change your vote, see the sections entitled "The Micron Electronics Special Meeting -- Voting of proxies" on page 39 and "The Interland Special Meeting -- Voting of proxies" on page 41.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

   For a more complete description of how to vote your shares, see the sections entitled "The Micron Electronics Special Meeting -- Voting of proxies" on page 39 and "The Interland Special Meeting -- Voting of proxies" on page 41.

Q: I AM AN INTERLAND SHAREHOLDER, SHOULD I SEND IN MY INTERLAND STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Micron Electronics will send all Interland shareholders written instructions for exchanging their Interland stock certificates for Micron Electronics stock certificates.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. We hope to complete the merger during the third quarter of calendar year 2001.

   For a more complete description of the conditions to the merger, see the section entitled "The Merger Agreement -- Conditions to closing the merger" on page 81.

Q: WILL I RECOGNIZE A GAIN OR LOSS IN THE MERGER ON THE CONVERSION OF MY INTERLAND SHARES?

A: We expect that if the merger is completed, Interland shareholders will not recognize gain or loss for United States federal income tax purposes on the conversion of their shares in the merger, except that Interland's shareholders will recognize gain or loss with respect to cash received instead of fractional shares. However, Interland's shareholders are urged to consult their own tax advisors to determine their particular tax consequences.

   For a more complete description of the tax consequences of the merger, see the section entitled "The Merger and Related Transactions -- Material United States federal income tax consequences of the merger" on page 71.

Q: AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

A: No. Under Georgia law, holders of Interland common stock are not entitled to dissenters' or appraisal rights in the merger. Under Minnesota law, holders of Micron Electronics common stock are not entitled to dissenters' or appraisal rights with respect to the merger.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: Interland's shareholders should call Interland Investor Relations at (877)
   216-3820 with any questions about the merger. Micron Electronics' shareholders should call Micron Electronics Investor Relations at (213) 251-6502 with any questions about the merger.

   You may also obtain additional information about Micron Electronics from documents it files with the Securities and Exchange Commission by following the instructions in the section entitled "Where You Can Find More Information" on page 1.

                SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

                                 THE COMPANIES

                        [Micron Electronics, Inc. Logo]

                             1450 Eagle Flight Way
                               Boise, Idaho 83709
                              Tel: (208) 898-3434

     Micron Electronics, through its HostPro subsidiary, is a leading Web hosting company that offers a broad range of business-to-business Internet products and services, including managed dedicated hosting services, co-location and connectivity services, electronic commerce services, application hosting, and other Web hosting products.

     Micron Electronics operates state-of-the-art data centers in Los Angeles, California; Seattle, Washington; Moses Lake, Washington; Boca Raton, Florida; and Boise, Idaho, that provide Web and application hosting products and services specifically designed to meet the needs of small-and medium-sized businesses. Micron Electronics manages more than 114,000 paid hosted Web sites and more than 57,000 paid hosting accounts.

     Micron Electronics historically operated in three business segments: PC Systems, SpecTek and HostPro. The primary products of the PC Systems business included a range of desktop and notebook computer systems, multiprocessor network servers and hardware services. SpecTek processed and marketed various grades of memory products in either component or module form for specific applications. HostPro focused on the Internet access and Web hosting products and services.

     The operations of SpecTek were transferred to Micron Technology, Micron Electronics' parent company, on April 5, 2001. On May 31, 2001, Micron Electronics sold its PC Systems business to GTG PC Holdings, LLC, an affiliate of the Gores Technology Group. As a result of the disposition of the SpecTek and the PC Systems businesses, the operations of HostPro constitute the sole business of Micron Electronics.

                                 Interlan Logo

                          303 Peachtree Center Avenue
                             Atlanta, Georgia 30303
                              Tel: (404) 260-2477

     Interland provides a broad range of Web and applications hosting, managed services and other related Web-based business solutions specifically designed to meet the needs of small to medium-sized businesses. Interland's Web hosting services include the computer hardware, software, network technology and systems management necessary to support its customers' Web sites. Through application hosting services, Interland deploys, configures and supports various software applications that customers can access over the Internet. Interland's managed services include system administration, data backup and recovery, and network monitoring.

     Interland's Web hosting business began in September 1997 and as of March 31, 2001 had approximately 54,000 customer accounts. During this time, Interland has developed key strategic relationships with Microsoft, Verizon and VeriSign, all of which have made equity investments in Interland. In addition, Interland has a private label distribution relationship with Road Runner. Interland also has strong business relationships with leading technology providers including Cisco, Cobalt Networks, Compaq, Hewlett-Packard, Red Hat, Internet Security Systems, Veritas and Open Wave.

     Interland bases its hosting services mainly on the Microsoft NT and Red Hat Linux operating systems. Interland generally sells services to customers under fully pre-paid contracts that are typically between three months and two years in length. Interland's operations are currently carried out in a single data center located in Atlanta, Georgia. This data center is located in close proximity to the major access points of Internet connectivity providers.

                           SUMMARY OF THE TRANSACTION

THE MERGER

     In the merger, Interland and a wholly owned subsidiary of Micron Electronics will merge, and as a result, Interland will survive the merger and become a wholly owned subsidiary of Micron Electronics. At the closing of the merger Micron Electronics' name will be changed to Interland, Inc.

     The merger agreement is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read the merger agreement carefully.

NO OTHER NEGOTIATIONS

     Until the merger is completed or the merger agreement is terminated, Interland has agreed, with limited exceptions, not to take any direct or indirect action with respect to an Acquisition Proposal, as defined on page 80 of this joint proxy statement/prospectus.

     If Interland receives an unsolicited, written, bona fide Acquisition Proposal that its board of directors reasonably concludes may constitute a Superior Offer, as defined on page 80 of this document, based on written advice of a financial advisor of national standing, Interland may furnish non-public information regarding itself and may enter into discussions with the person or group who has made the Acquisition Proposal if it provides written notice to Micron Electronics and follows other specified procedures. These procedures include the conclusion of Interland's board of directors that, after consultation with its outside counsel, action is required in order to comply with its fiduciary obligations to Interland's shareholders. Interland has agreed to inform Micron Electronics promptly as to any Acquisition Proposal or request for non-public information or inquiry that it reasonably believes would lead to an Acquisition Proposal. Interland has also agreed to inform Micron Electronics of the status and details of any Acquisition Proposal.

     The merger agreement permits the board of directors of Interland to change its recommendation to vote in favor of the merger if it receives a Superior Offer and Micron Electronics does not respond with a corresponding offer at least as favorable as the Superior Offer.

     For a more complete description of these limitations on each of our actions with respect to an Acquisition Proposal, please refer to the sections entitled "The Merger Agreement -- No other negotiations," on page 79, "-- Termination of the merger agreement" on page 83 and "-- Termination fee" on page 85 of this joint proxy statement/prospectus and the corresponding sections of the merger agreement.

CONDITIONS TO COMPLETION OF THE MERGER

     The completion of the merger depends upon both companies meeting a number of conditions, including:

     - Interland's shareholders must approve the merger and approve and adopt the merger agreement;

     - Micron Electronics' shareholders must approve the issuance of the shares of Micron Electronics common stock to be issued in the merger, as well as the amendment to Micron Electronics' articles of incorporation and bylaws, the increase in the size of the Micron Electronics board of directors and the election of the three directors described in this joint proxy statement/prospectus;

     - no governmental entity shall have enacted a law, regulation or order that has the effect of making the merger illegal;

     - the representations and warranties of each of us in the merger agreement must be true and correct;

     - we must have complied in all material respects with our agreements in the merger agreement;

     - no material adverse effect with respect to the HostPro business or Interland shall have occurred;

     - all consents and approvals, which if not obtained would have a material adverse effect on the combined company and its subsidiaries, must have been obtained; and

     - the employment agreement by and between Micron Electronics and Kenneth Gavranovic dated April 22, 2001 will be in effect. Mr. Gavranovic will become the vice chairman and chief technical officer of the combined company under this agreement.

     If either Micron Electronics or Interland waives any conditions, Micron Electronics and Interland will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from shareholders is appropriate.

VOTES REQUIRED FOR APPROVAL

     The holders of a majority of the outstanding shares of Interland common stock must approve the merger and approve and adopt the merger agreement. Interland shareholders are entitled to cast one vote per share of Interland common stock owned as of July 2, 2001, the record date for the meeting. A group of shareholders of Interland has agreed to vote an aggregate of approximately 38% of the outstanding Interland common stock, determined as of the record date, in favor of approval of the merger and approval and adoption of the merger agreement. Directors and executive officers of Interland collectively beneficially owned an aggregate of approximately 34% of the outstanding Interland common stock as of the record date.

     Micron Electronics' shareholders will be asked to approve the following proposals:

     - The issuance of Micron Electronics common stock in the merger with Interland;

     - An amendment to Micron Electronics' articles of incorporation;

     - An amendment to Micron Electronics' bylaws;

     - An increase in the size of the Micron Electronics' board of directors;
       and

     - The election of three additional directors to Micron Electronics' board of directors.

     The holders of a majority of the total shares of Micron Electronics common stock represented in person or by proxy at the meeting must approve the proposals submitted for approval at the Micron Electronics meeting. Micron Technology, a shareholder of Micron Electronics that beneficially owned approximately 61% of the outstanding Micron Electronics common stock as of the record date, has agreed to vote in favor of approval of the proposals. Micron Technology, together with the directors and executive officers of Micron Electronics, collectively beneficially owned 62% of the outstanding shares of Micron Electronics common stock as of the record date for the Micron Electronics meeting.

     The section of this joint proxy statement/prospectus entitled "The Merger and Related Transactions" beginning on page 43, describes the proposed merger in greater detail. For Micron Electronics shareholders, the section of this joint proxy statement/prospectus entitled "Additional Matters Being Submitted to a Vote of Only Micron Electronics Shareholders" beginning on page 109, describes the other proposals to be voted upon at the Micron Electronics meeting.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated by the mutual written consent of each of the boards of directors of Micron Electronics and Interland.

     In addition, subject to qualifications, the merger agreement may be terminated by either of the parties under any of the following circumstances:

     - if the merger is not completed by November 30, 2001, so long as the action or failure to act by the terminating party was not the principal cause of the merger not being completed and the action or failure to act was not a breach of the merger agreement;

     - if an injunction or order is issued by a governmental entity prohibiting the merger and is final and not appealable;

     - if the Interland shareholders do not approve and adopt the merger agreement; however, Interland may not terminate the agreement if the failure to obtain shareholder approval resulted from its breach of the merger agreement or the breach of the voting agreement described in the section entitled "Related Agreements -- Voting agreement" by any party to the agreement other than Micron Electronics;

     - if the Micron Electronics shareholders do not approve the proposals to be voted upon by them in this joint proxy statement/prospectus; however, Micron Electronics may not terminate the agreement if the failure to obtain shareholder approval resulted from its breach of the merger agreement; or

     - if the conditions to completion of the merger would not be satisfied (1) because of a breach of an agreement in the merger agreement by the other, or (2) because a representation or warranty of the other in the merger agreement becomes untrue, and that breach or inaccuracy is not cured by the party making that representation within 30 days, if the inaccuracy is curable.

     Micron Electronics may terminate the merger agreement if any of the following "TRIGGERING EVENTS" occurs:

     - Interland's board of directors withdraws or changes its recommendation to its shareholders in favor of the approval of the merger and approval and adoption of the merger agreement;

     - Interland fails to include in this joint proxy statement/prospectus the recommendation of its board of directors in favor of the approval of the merger and adoption and approval of the merger agreement;

     - Interland's board of directors fails to reaffirm its recommendation of the merger upon the request of Micron Electronics after an Acquisition Proposal involving Interland has been publicly announced;

     - Interland's board of directors approves or publicly recommends an Acquisition Proposal involving Interland;

     - Interland enters into a letter of intent or other similar document or agreement relating to an Acquisition Proposal involving Interland;

     - Interland breaches its non-solicitation obligations or breaches the provisions of the merger agreement relating to the holding of the Interland shareholder meeting; or

     - any tender or exchange offer by a person not affiliated with Micron Electronics relating to securities of Interland commences and Interland does not recommend the rejection of that tender offer or exchange offer.

     Additionally, Interland may terminate the merger agreement if the Net Available Cash is less than $100.0 million at the closing of the merger unless Micron Electronics shall have advanced more than $10.0 million under the bridge loan agreement described in greater detail below.

     For a more complete description of the manner in which the merger agreement may be terminated, see the sections entitled "The Merger
Agreement -- Termination of the merger agreement" on page 83 and "Related Agreements -- Bridge loan and security agreement" on page 89.

TERMINATION FEE

     Micron Electronics would be entitled to a termination fee of $3.5 million if the merger agreement is terminated upon the occurrence of the triggering events summarized above, which would be increased to up to $5.6 million to the extent that Interland borrows funds from Micron Electronics under the bridge loan agreement. Interland would also be obligated to pay the termination fee in the event that the merger agreement is terminated under other provisions of the merger agreement. If the merger agreement is terminated due to Micron Electronics' failure to obtain the appropriate approval of its shareholders, Interland would be entitled to a termination fee of $3.5 million.

     For a more complete description of the payment of the termination fee, see the section entitled "The Merger Agreement -- Termination fee" on page 85.

RELATED AGREEMENTS

Voting agreement

     In connection with the merger agreement, Micron Electronics, Micron Technology and some Interland shareholders entered into a voting agreement. This agreement requires those Interland shareholders to vote an aggregate of 17,994,964 shares of Interland common stock held by them in favor of the merger and against any proposal made in opposition to or in competition with the merger. These shares constituted approximately 38% of Interland's outstanding common stock in the aggregate as of the record date. Additionally, under this voting agreement, Micron Technology agreed to vote the 58,622,863 shares of Micron Electronics common stock that it beneficially holds in favor of the issuance of Micron Electronics common stock in the merger, the amendments to the Micron Electronics articles of incorporation and bylaws, the increase in the size of the Micron Electronics board of directors and the election of directors. These shares constituted approximately 61% of Micron Electronics' outstanding common stock as of the record date.

     For a more complete description of this voting agreement, please refer to the section entitled "Related Agreements -- Voting agreement" on page 87. The voting agreement is attached to this document as Annex E, and you are encouraged to read it in its entirety.

Amended and restated registration rights agreement

     In the merger agreement, Interland agreed to use its best efforts to cause the parties to the current Interland registration rights agreement to amend and restate that agreement. This amended and restated agreement will require Micron Electronics to file a registration statement with the Securities and Exchange Commission registering for public resale at least 25% of the registrable securities upon the request by parties to this agreement who own at least 50% of these registrable securities of Micron Electronics common stock. In addition, the parties to this agreement will be entitled to "piggyback" registration rights.

     For a more complete description of this amended and restated registration rights agreement, please refer to the section entitled "Related
Agreements -- Amended and restated registration rights agreement" on page 88.

MTI registration rights agreement

     In connection with the merger agreement, Micron Electronics, Interland and Micron Technology entered into a registration rights agreement under which Micron Electronics granted Micron Technology registration rights with respect to the shares of Micron Electronics common stock that Micron Technology owns. Micron Technology is entitled to require Micron Electronics to register its shares of Micron Electronics common stock on its request and it will also be entitled to "piggyback" registration rights.

     For a more complete description of this MTI registration rights agreement, please refer to the section entitled "Related Agreements -- The MTI registration rights agreement" on page 88.

Shareholder agreement

     In connection with the merger agreement, Micron Electronics, Joel J. Kocher, the chairman and chief executive officer of Micron Electronics, and some Interland shareholders entered into a shareholder agreement. Under this agreement, Mr. Kocher and those Interland shareholders who will hold an aggregate of approximately 12% of the combined company's outstanding shares of common stock, assuming an exchange ratio of 0.8610, agreed not to sell the corresponding number of shares of Micron

Electronics common stock that they will own as a result of the merger for a period of nine months after the closing of the merger, subject to limited exceptions.

     For a more complete description of this shareholder agreement, please refer to the section entitled "Related Agreements -- Shareholder agreement" on page 88.

MTI shareholder agreement

     In connection with the merger agreement, Micron Electronics and Micron Technology entered into the MTI shareholder agreement in which Micron Technology agreed not to sell any shares of Micron Electronics common stock beneficially held by it for a period of nine months after the closing of the merger, subject to limited exceptions. Micron Technology also agreed not to acquire additional voting securities of Micron Electronics common stock or beneficial ownership of Micron Electronics common stock for a period of 18 months after the closing of the merger, subject to limited exceptions. The MTI shareholder agreement also includes a grant by Micron Technology to Micron Electronics of an option to purchase at prevailing market prices some of the shares of Micron Electronics common stock held by Micron Technology.

     For a more complete description of this MTI shareholder agreement, please refer to the section entitled "Related Agreements -- MTI shareholder agreement" on page 88.

Bridge loan and security agreement

     In connection with the merger agreement, Micron Electronics entered into a bridge loan and security agreement with Interland. Under the terms of the bridge loan and security agreement, if the closing of the merger has not occurred prior to June 30, 2001, Micron Electronics has agreed to advance up to $10.0 million in the aggregate to Interland between June 30, 2001 and August 30, 2001. If the closing of the merger has not occurred prior to August 30, 2001, the loan may be increased up to a maximum amount of $20.0 million, provided in each case, that Interland is not primarily responsible for the delay of closing. Interland does not expect to borrow any funds under the bridge loan and security agreement given the anticipated closing schedule.

     For a more complete description of this bridge loan and security agreement, please refer to the section entitled "Related Agreements -- Bridge loan and security agreement" on page 89.

EMPLOYMENT AGREEMENT

     It is a condition to closing that the employment agreement by and between Micron Electronics and Kenneth Gavranovic dated April 22, 2001 will be in effect. Mr. Gavranovic will become the vice chairman and chief technical officer of the combined company under this agreement.

     For a more complete description of this employment agreement assumption and amendment, please refer to the section entitled "Related
Agreements -- Employment agreement assumption and amendment" on page 89.

OPINION OF MICRON ELECTRONICS' FINANCIAL ADVISOR

     In connection with the merger, the board of directors of Micron Electronics received an opinion from CIBC World Markets Corp. as to the fairness, to the holders of Micron Electronics common stock from a financial point of view, of the exchange ratio provided for in the merger. We have attached the full text of CIBC World Markets' written opinion dated March 22, 2001 as Annex B to this joint proxy statement/prospectus. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. CIBC World Markets' opinion is addressed to the board of directors of Micron Electronics and relates only to the fairness of the exchange ratio from a financial point of view. The opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to the board of directors or any shareholder as to any matters relating to the proposed merger.

     For a more complete description of the opinion of the CIBC World Markets, please refer to the section entitled "The Merger and Related
Transactions -- Opinion of Micron Electronics' financial advisor" on page 51. The opinion of CIBC World Markets is attached to this document as Annex B.

OPINION OF INTERLAND'S FINANCIAL ADVISOR

     In connection with the merger, the board of directors of Interland received an opinion from Bear, Stearns & Co. Inc. that the exchange ratio is fair, from a financial point of view, to holders of Interland common stock. We have attached the full text of Bear Stearns' written opinion dated March 23, 2001 as Annex C to this joint proxy statement/prospectus. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. Bear Stearns' opinion is addressed to the board of directors of Interland and relates only to the fairness of the exchange ratio from a financial point of view. The opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to the board of directors or any shareholder as to any matters relating to the proposed merger.

     For a more complete description of the opinion of Bear Stearns, please refer to the section entitled "The Merger and Related Transactions -- Opinion of Interland's financial advisor" on page 57. The opinion of Bear Stearns is attached to this document as Annex C.

ACCOUNTING TREATMENT OF THE MERGER

     Micron Electronics intends to account for the merger as a "purchase" for financial accounting purposes.

     For a more complete description of the accounting treatment of the merger, see the section entitled "The Merger and Related Transactions -- Accounting treatment of the merger" on page 73.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     When considering the recommendations of Micron Electronics' and Interland's boards of directors, you should be aware that some of the Micron Electronics' and Interland's shareholders, directors and officers have interests in the merger that are different from, or are in addition to, yours. As a result, persons or entities could be more likely to vote to approve, and recommend the approval of, the proposals in this joint proxy statement/prospectus than if they did not hold these interests.

     For a more complete description of these interests, see the section entitled "The Merger and Related Transactions -- Interests of certain persons in the merger" on page 67.

ANTITRUST APPROVAL REQUIRED TO COMPLETE THE MERGER

     Under the Hart-Scott-Rodino Antitrust Improvements Act, the merger may not be consummated until 30 days after the filing of information with the Federal Trade Commission and the U.S. Department of Justice. Micron Electronics and Interland furnished the required information as of April 11, 2001. The requisite waiting period with the U.S. Department of Justice and the Federal Trade Commission has expired. Other than the filing of this information and the merger documents, Micron Electronics and Interland believe that the merger requires no approval by any federal, state or other agency. However, the U.S. Department of Justice or the Federal Trade Commission, as well as any foreign regulatory agency or government, state or private person, may challenge the merger at any time before or after its completion.

     For a more complete description of the antitrust issues in connection with the merger, see the section entitled "The Merger and Related
Transactions -- Regulatory filings and approvals required to complete the merger" on page 73.

RESTRICTIONS ON THE ABILITY TO SELL MICRON ELECTRONICS STOCK

     All shares of Micron Electronics common stock received by Interland shareholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of either of us under the Securities Act. However, Mr. Kocher and a group of Interland shareholders who will hold approximately

12% of the combined company's outstanding shares of common stock, assuming an exchange ratio of 0.8610, agreed not to sell the shares of Micron Electronics common stock that they will beneficially hold for a period of nine months after the closing, subject to limited exceptions. Additionally, Micron Technology, which will own approximately 43% of the outstanding common stock of the combined company, assuming an exchange ratio of 0.8610, agreed not to sell any shares of Micron Electronics common stock beneficially held by it for a period of nine months after the closing of the merger, subject to limited exceptions.

     For a more complete description of transfer restrictions applicable to our affiliates, see the section entitled "The Merger and Related
Transactions -- Restrictions on sales of shares by affiliates of Interland and Micron Electronics" on page 73.

COMPARATIVE MARKET PRICE INFORMATION

     Shares of both Micron Electronics and Interland common stock are listed on the Nasdaq National Market. On March 22, 2001, the last full trading day prior to the public announcement of the proposed merger, the last trade in Micron Electronics' common stock closed at $3.44 per share, and the last trade in Interland's common stock closed at $1.75 per share. On July 2, 2001, Micron Electronics' common stock closed at $1.61 per share, and Interland's common stock closed at $1.27 per share. We urge you to obtain current market quotations.

     For a more complete description of market price information see the section entitled "Comparative Per Share Market Price Data" on page 98.

FORWARD-LOOKING STATEMENTS IN THIS JOINT PROXY STATEMENT/PROSPECTUS

     This joint proxy statement/prospectus and the documents incorporated into this joint proxy statement/prospectus by reference contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include statements with respect to Micron Electronics' and Interland's financial condition, results of operations and business and on the expected impact of the merger on financial performance of the combined company. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements.

     These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. See the section entitled "Statements Regarding Forward-Looking Information" on page 154.

     This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this joint proxy statement/prospectus, including the merger agreement, which is attached as Annex A, the opinion of CIBC World Markets Corp., which is attached as Annex B, the opinion of Bear, Stearns & Co. Inc., which is attached as Annex C, the exchange ratio adjustment schedule, which is attached as Annex D, the voting agreement, which is attached as Annex E, the proposed amendment to Micron Electronics' articles of incorporation, which is attached as Annex F and the proposed amendment to Micron Electronics' bylaws, which is attached as Annex G.

     In addition, important business and financial information about Micron Electronics is incorporated into this joint proxy statement/prospectus by reference. See "Documents Incorporated By Reference In This Joint Proxy Statement/Prospectus" on page 1. You may obtain the information incorporated into this joint proxy statement/prospectus by reference without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 1.

                        MICRON ELECTRONICS AND INTERLAND

                SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED
                             FINANCIAL INFORMATION

     The following selected unaudited pro forma combined condensed financial information has been prepared to give effect to the merger, to be accounted for using the purchase method of accounting. The total estimated purchase price of the merger has been allocated on a preliminary basis to assets and liabilities based on management's best estimates of their fair value with the excess cost over the net assets acquired allocated to goodwill. The adjustments to the unaudited pro forma combined condensed financial information are subject to change pending a final analysis of the total purchase price and the fair value of the assets and liabilities assumed. The impact of these changes could be material.

     The selected unaudited pro forma combined condensed balance sheet as of March 1, 2001 gives effect to the merger as if it had occurred on March 1, 2001, and combines the historical consolidated balance sheet of Micron Electronics as of that date and the historical consolidated balance sheet of Interland as of March 31, 2001.

     The selected unaudited pro forma combined condensed statement of operations for the year ended August 31, 2000 combines the historical consolidated statement of operations of Micron Electronics for the year ended August 31, 2000 with the historical consolidated statement of operations of Interland for the twelve months ended September 30, 2000. The unaudited pro forma combined condensed statement of operations for the six month period ended March 1, 2001, combines the historical consolidated statement of operations of Micron Electronics for the six months ended March 1, 2001 with the historical consolidated statement of operations of Interland for the six months ended March 31, 2001.

     The selected unaudited pro forma combined condensed financial information is based on estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during this period. This unaudited pro forma combined financial information is based upon the respective historical consolidated financial statements of Micron Electronics and Interland and related notes thereto, included in this joint proxy statement/prospectus or incorporated by reference and should be read in conjunction with those statements and the related notes.

PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME DATA:

                                                       SIX MONTHS ENDED      YEAR ENDED
                                                        MARCH 1, 2001      AUGUST 31, 2000
                                                       ----------------    ---------------
Revenues from continuing operations..................      $ 49,266           $  60,559
Loss from continuing operations......................       (75,294)           (121,060)
Loss from continuing operations per share, basic and
  diluted............................................         (0.55)              (0.88)

PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA:

                                                                MARCH 1, 2001
                                                                -------------
Total assets................................................      $549,353
Total debt..................................................        15,668
Shareholders' equity........................................       459,734

      MICRON ELECTRONICS' SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected historical consolidated statement of income data for the years ended August 31, 2000, September 2, 1999 and September 3, 1998, and the historical consolidated balance sheet data as of August 31, 2000 and September 2, 1999 have been derived form Micron Electronics' audited consolidated financial statements and related notes included elsewhere in this joint proxy statement/ prospectus. Micron Electronics has adopted plans to dispose of its PC Systems and SpecTek business segments, which are reported separately as discontinued operations. See the note entitled "Discontinued Operations" in Micron Electronics' consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The selected historical consolidated statement of income data below reflects the results of Micron Electronics' continuing operations, the Web hosting business of HostPro.

     In fiscal 2000, Micron Electronics acquired two Web and application hosting companies and in fiscal 1999, Micron Electronics acquired one Web and application hosting company and one Internet access company. These acquisitions are reflected in the financial statements of Micron Electronics as of the date of acquisition. See the note entitled "Acquisitions" in Micron Electronics' consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

     The information contained below should be read together with "Micron Electronics' Management's Discussion and Analysis of Financial Condition and Results of Operations" and Micron Electronics' consolidated financial statements and related notes included elsewhere in this joint proxy statement/ prospectus and incorporated by reference. Results of operations for the periods presented are not necessarily indicative of results of operations for future periods.

                             SIX MONTHS ENDED                                     YEAR ENDED
                         -------------------------   --------------------------------------------------------------------
                          MARCH 1,      MARCH 2,     AUGUST 31,   SEPTEMBER 2,   SEPTEMBER 3,   AUGUST 28,    AUGUST 29,
                            2001          2000          2000          1999           1998          1997          1996
                         -----------   -----------   ----------   ------------   ------------   -----------   -----------
                         (UNAUDITED)   (UNAUDITED)                                              (UNAUDITED)   (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
  OF INCOME DATA:
Revenues from
  continuing
  operations...........   $ 27,992      $ 11,310      $ 32,862      $    464       $     --      $     --      $     --
Income (loss) from
  continuing
  operations...........    (18,082)       (3,725)      (26,192)        5,187          5,081         2,733           514
Income (loss) from
  continuing operations
  per share:
  Basic................   $  (0.19)     $  (0.04)     $  (0.27)     $   0.05       $   0.05      $   0.03      $   0.01
  Diluted..............   $  (0.19)     $  (0.04)     $  (0.27)     $   0.05       $   0.05      $   0.03      $   0.01

                                     MARCH 1,     AUGUST 31,   SEPTEMBER 2,   SEPTEMBER 3,   AUGUST 28,    AUGUST 29,
                                       2001          2000          1999           1998          1997          1996
                                    -----------   ----------   ------------   ------------   -----------   -----------
                                    (UNAUDITED)                               (UNAUDITED)    (UNAUDITED)   (UNAUDITED)
                                                                      (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Total assets......................   $382,566      $563,920      $502,826       $452,414      $419,270      $297,280
Total debt........................        852         1,971         9,993         14,183        18,375        17,110
Shareholders' equity..............    340,726       506,580       458,499        416,894       365,571       228,460

          INTERLAND'S SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following selected consolidated historical financial data of Interland as of December 31, 2000 and 1999 and the consolidated statements of operations data for the years ended December 31, 2000, 1999 and 1998, are derived from Interland's audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus, which have been audited by Arthur Andersen LLP, independent public accountants. The consolidated statement of operations data for the period from inception (September 18, 1997) to December 31, 1997 are derived from Interland's consolidated financial statements not appearing in this joint proxy statement/prospectus, which have been audited by Arthur Andersen, LLP, independent public accountants. The consolidated statements of operations data for the three months ended March 31, 2001 and 2000, and the consolidated balance sheet data as of March 31, 2001, are derived from unaudited consolidated financial statements. Interland prepared the unaudited information on the same basis as the audited consolidated financial statements and included all adjustments, consisting only of normal recurring adjustments, that Interland considered necessary for a fair presentation of the financial position and operating results as of this date and for these periods. These historical results are not necessarily indicative of results to be expected in any future period, and results for the three months ended March 31, 2001 are not necessarily indicative of results to be expected for the full fiscal year.

                                                                                                         FOR THE PERIOD
                             THREE MONTHS ENDED MARCH 31,            YEAR ENDED DECEMBER 31,             FROM INCEPTION
                             -----------------------------   ---------------------------------------   (SEPT. 18, 1997) TO
                                 2001            2000           2000          1999          1998          DEC. 31, 1997
                             -------------   -------------   -----------   -----------   -----------   -------------------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS
  DATA:
Revenues...................   $    10,866     $     6,268    $    34,263   $     9,121   $     1,387       $         5
Costs and expenses:
  Cost of revenues.........        11,549           6,288         33,494         7,054         1,022                --
  Sales and marketing......         4,833           5,580         38,653         7,901         1,803                --
  General and
    administrative.........         8,559           4,854         24,076         9,944           768               119
  Depreciation and
    amortization...........         2,924             587          6,304           992           115                --
                              -----------     -----------    -----------   -----------   -----------       -----------
Total operating expenses...        27,865          17,309        102,527        25,891         3,708               119
                              -----------     -----------    -----------   -----------   -----------       -----------
Operating loss.............       (16,999)        (11,041)       (68,264)      (16,770)       (2,321)             (114)
Other income (expense).....           123             252          1,308           (14)          (18)               --
                              -----------     -----------    -----------   -----------   -----------       -----------
Net loss...................       (16,876)        (10,789)       (66,956)      (16,784)       (2,339)             (114)
Preferred stock beneficial
  conversion and
  dividends................            --            (551)        (5,996)       (9,559)           --                --
                              -----------     -----------    -----------   -----------   -----------       -----------
Net loss applicable to
  common shareholders......   $   (16,876)    $   (11,340)   $   (72,952)  $   (26,343)  $    (2,339)      $      (114)
                              ===========     ===========    ===========   ===========   ===========       ===========
Basic and diluted net loss
  per common share.........   $     (0.36)    $     (0.47)   $     (2.14)  $     (1.23)  $     (0.13)      $     (0.01)
                              ===========     ===========    ===========   ===========   ===========       ===========
Shares used in computing
  net loss per share.......    46,723,585      23,936,326     34,125,579    21,461,161    18,316,449        17,631,191
                              ===========     ===========    ===========   ===========   ===========       ===========

                                                                                                         FOR THE PERIOD
                             THREE MONTHS ENDED MARCH 31,            YEAR ENDED DECEMBER 31,             FROM INCEPTION
                             -----------------------------   ---------------------------------------   (SEPT. 18, 1997) TO
                                 2001            2000           2000          1999          1998          DEC. 31, 1997
                             -------------   -------------   -----------   -----------   -----------   -------------------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER FINANCIAL DATA:
Adjusted EBITDA(1).........   $   (11,690)    $    (9,049)   $   (55,851)  $   (12,220)  $    (2,206)      $      (114)
Net cash used in operating
  activities...............   $   (17,196)    $    (2,060)   $   (37,393)  $    (2,247)  $       (30)      $      (110)
Net cash used in investing
  activities...............   $    (5,019)    $    (7,785)   $   (39,939)  $    (8,752)  $    (1,102)      $        (2)
Net cash (used in)/
  provided by financing
  activities...............   $    (1,034)    $     4,274    $   109,136   $    34,803   $     1,811       $       139
Number of Web sites........        88,571          61,443         86,010        46,094        10,611                 0
Number of customers........        54,260          36,469         52,162        27,173         6,796                 0
Average annual revenue per
  customer.................   $       816     $       792    $       828   $       540   $       408       $         0

-------------------------
(1) Adjusted EBITDA consists of net loss excluding interest income (expense), net, and depreciation and amortization, as further adjusted to exclude non-cash stock compensation expense and non-cash operating expenses incurred as a result of the issuance of equity securities in connection with strategic relationships in the total amount of $0, $3.6 million and $6.1 million for the years ended December 31, 1998, 1999, and 2000, respectively, and $1.4 million and $2.4 million for the three months ended March 31, 2000 and 2001, respectively. Adjusted EBITDA does not represent funds available for discretionary use and is not intended to represent cash flow from operations as measured under generally accepted accounting principles. Adjusted EBITDA should not be considered as an alternative to net loss or net cash used in operating activities, but may be useful to investors as an indication of operating performance. Interland's calculations of Adjusted EBITDA may not be consistent with similarly titled calculations used by other companies.

                                                                             DECEMBER 31,
                                                              MARCH 31,   ------------------
                                                                2001        2000      1999
                                                              ---------   --------   -------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................   $ 9,648    $ 25,836   $13,566
Total assets................................................    84,836     106,835    35,976
Notes payable and capital lease obligations--long-term......     8,068       9,180     2,406
Total shareholders' equity..................................    40,514      55,119    17,495

         COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

     The following tables reflect (1) the historical loss from continuing operations and book value per share of Micron Electronics common stock and the historical net loss and book value per share of Interland common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger, and (2) the equivalent historical net loss from continuing operations and book value per share attributable to the 0.8610 shares of Micron Electronics common stock that is anticipated to be received for each share of common stock of Interland.

     The information presented in the following tables should be read in conjunction with the unaudited pro forma combined condensed consolidated financial information included elsewhere in this joint proxy statement/prospectus, the historical financial statements and related notes of Micron Electronics that are incorporated by reference or included in this document and the historical financial statements of Interland that are included in this document.

                                                                                       YEAR ENDED
                                                                  SIX MONTHS ENDED     AUGUST 31,
                                                                    MARCH 1, 2001         2000
                                                                  -----------------    ----------

    MICRON ELECTRONICS

    Historical per common share data:

      Loss from continuing operations per share -- basic and
         diluted................................................       $(0.19)           $(0.27)

      Book value per common share(1)............................       $ 3.52            $ 5.24

                                                                                       YEAR ENDED
                                                               THREE MONTHS ENDED     DECEMBER 31,
                                                                 MARCH 31, 2001           2000
                                                               -------------------    ------------

    INTERLAND

    Historical per common share data:

      Net loss per share -- basic and diluted................        $(0.36)             $(2.14)

      Book value per common share(1).........................        $ 0.86              $ 1.16

                                                                SIX MONTHS ENDED      YEAR ENDED
                                                                 MARCH 1, 2001      AUGUST 31, 2000
                                                                ----------------    ---------------

    COMBINED PRO FORMA

    Combined pro forma per share data:

      Loss from continuing operations per share -- basic and
         diluted..............................................       $(0.55)            $(0.88)

      Loss from continuing operations per equivalent Interland
         share -- basic and diluted(2)........................       $(0.47)             (0.76)

      Book value per common share(1)..........................       $ 3.34

      Book value per equivalent Interland common share(2).....       $ 2.88

-------------------------
(1) The historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at August 31, 2000 and March 1, 2001 for Micron Electronics and at December 31, 2000 and March 31, 2001 for Interland. The combined pro forma book value per share is computed by dividing pro forma shareholders' equity by the pro forma number of shares of common stock outstanding at March 1, 2001 of 137.6 million.

(2) The Interland equivalent pro forma combined per share amounts are calculated by multiplying the combined pro forma share amounts by the assumed exchange ratio of 0.8610.

                                  RISK FACTORS

     The merger involves a high degree of risk. Also, by voting in favor of the merger, Interland's shareholders will be choosing to invest in Micron Electronics common stock. An investment in Micron Electronics common stock involves a high degree of risk. Both Micron Electronics' and Interland's shareholders should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this document, in deciding whether to vote for the merger. The risks described below are not the only risks Micron Electronics and Interland face. Additional risks that either company is unaware of or that it currently believes are immaterial may become important factors that affect the combined company's business. Any of these risks could result in serious harm to the combined company's business, operating results and financial condition. The trading price of Micron Electronics common stock could decline due to any of these risks, and you may lose all or part of your investment.

     This document contains and incorporates by reference forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. Forward-looking statements are based on current expectations that involve a number of uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Please see the section entitled "Statements Regarding Forward-Looking Information" on page 154.

                      RISKS RELATED TO THE PROPOSED MERGER

CHANGES IN THE TRADING PRICE OF MICRON ELECTRONICS COMMON STOCK OR INTERLAND COMMON STOCK WILL NOT AFFECT THE EXCHANGE RATIO.

     The exchange ratio will not be adjusted for fluctuations in the trading price of Micron Electronics common stock or Interland common stock. As a result, the specific dollar value of Micron Electronics common stock that Interland shareholders will receive upon the completion of the merger will depend on the market value of Micron Electronics common stock at the time of the merger. The share price of Micron Electronics common stock is subject to price fluctuations in the market and has experienced significant volatility. Micron Electronics cannot predict the market price for its common stock at any time before or after the merger closes. You are strongly encouraged to obtain current market quotations of Micron Electronics and Interland common stock, which are quoted on the Nasdaq National Market.

IF MICRON ELECTRONICS DOES NOT MAINTAIN SPECIFIED CASH BALANCES, THE EXCHANGE RATIO FOR THE SHARES OF INTERLAND TO BE EXCHANGED IN THE MERGER WILL BE ADJUSTED OR THE MERGER COULD BE TERMINATED.

     The exchange ratio of 0.8610 shares of Micron Electronics common stock for each outstanding share of Interland common stock will be increased if the cash and cash equivalents of Micron Electronics, less any reserves related to Micron Electronics' PC Systems or SpecTek businesses -- the Net Available Cash -- are less than $200.0 million at the time of the merger closing. The exchange ratio could increase to as high as 2.3676 shares of Micron Electronics common stock for each share of Interland common stock, if the Net Available Cash balance drops below $10.0 million. A schedule of the possible adjustments to the exchange ratio has been included as Annex D to this joint proxy statement/prospectus. If the exchange ratio is increased, holders of Interland stock would receive more shares of Micron Electronics stock in the merger, which would dilute the current holders of Micron Electronics common stock.

     In addition, if the Net Available Cash amount is less than $100.0 million at the merger closing, then Interland will have the right to terminate the merger agreement. However, this termination right may not be exercised by Interland if it has been advanced more than $10.0 million by Micron Electronics under a bridge loan and security agreement entered into in connection with the merger agreement.

MICRON ELECTRONICS DOES NOT CURRENTLY EXPECT THAT ITS SHAREHOLDERS WILL RECEIVE A DISTRIBUTION OF CASH.

     The merger agreement provides that to the extent that Micron Electronics has cash and cash equivalents greater than $200.0 million, less specified liabilities at the time of the closing of the merger, the record holders of Micron Electronics common stock as of the close of trading on the closing date of the merger may be entitled to receive pro rata payments of that cash. Micron Electronics does not currently expect that any distribution will be made. In addition, the merger agreement provides that those holders may also be entitled to receive distributions of any net proceeds to Micron Electronics from the sale of its PC Systems business. Micron Electronics may under specified circumstances share in proceeds received, if any, after payment of specified liabilities or reserves by GTG PC if GTG PC sells or liquidates that business within three years of the closing of the sale to GTG PC. Micron Electronics cannot assure you that any distribution to Micron Electronics' shareholders will be made from these proceeds. Even if Micron Electronics has excess cash or if there are any proceeds from the sale of the PC Systems business, the distribution of these funds is subject to a number of restrictions. The former Interland shareholders will not be entitled to receive any of these cash distributions. See "The Merger and Related Transactions -- Potential cash payment to Micron Electronics' shareholders" on page 69 for a further description of this payment right.

IF THE COSTS OF DISPOSING OF MICRON ELECTRONICS' NON-HOSTING BUSINESSES, OR IF MICRON ELECTRONICS' UNKNOWN COSTS AND LIABILITIES AFTER THE MERGER ARE GREATER THAN ESTIMATED, THE SHAREHOLDERS OF INTERLAND COULD BE DISPROPORTIONATELY HARMED BY ANY DISTRIBUTION OF CASH OR SALES PROCEEDS BY MICRON ELECTRONICS TO ITS CURRENT SHAREHOLDERS.

     Any cash that may be received by Micron Electronics shareholders will depend upon estimates of the costs of disposing of the PC Systems business and of other costs associated with, or liabilities related to, the portions of Micron Electronics' business other than its Web hosting business. These costs and liabilities will include estimates and will be based on generally accepted accounting principles, and the actual costs incurred by Micron Electronics after the merger may differ, perhaps significantly, from these estimates. The current Interland shareholders will not participate in any of these cash distributions. If Micron Electronics underestimates these costs and makes cash payments to the Micron Electronics shareholders based on these underestimated costs, the Interland shareholders could be disproportionately harmed.

IF MICRON ELECTRONICS DOES NOT SUCCESSFULLY INTEGRATE THE OPERATIONS AND PERSONNEL OF INTERLAND IN A TIMELY MANNER, THIS WILL DISRUPT THE COMBINED COMPANY'S BUSINESS AND COULD NEGATIVELY AFFECT ITS OPERATING RESULTS.

     Micron Electronics' acquisition of Interland involves risks related to the integration and management of Interland's operations and personnel with those of HostPro. The integration of Micron Electronics and Interland will be a complex, time consuming and expensive process and may disrupt the businesses of both companies if not completed in a timely and efficient manner. After the merger, the combined company must operate as a combined organization utilizing common information and telecommunication systems, operating procedures, financial controls and human resources practices.

     Micron Electronics and Interland may encounter substantial difficulties, costs and delays involved in integrating their operations, including:

     - potential incompatibility of business cultures;

     - perceived adverse changes in business focus;

     - potential conflicts in marketing or other important relationships;

     - potential operating inefficiencies and increased costs associated with having and integrating different information and telecommunications systems currently used by each of HostPro and Interland;

     - potential decline in the level of customer service and customer satisfaction; and

     - the loss of key employees and diversion of the attention of management from other ongoing business concerns.

     Micron Electronics' headquarters are located in Boise, Idaho, while Interland's headquarters are located in Atlanta, Georgia. The combined company will be headquartered in Atlanta, Georgia. Micron Electronics' integration of Interland's operations and personnel may be difficult due to the geographic distance between the two companies. In addition, Micron Electronics has completed a number of acquisitions of hosting companies and is still in the process of completing the integration of these businesses. This could make the integration of Micron Electronics and Interland more difficult. If this integration effort is not successful, then results of operations could be adversely affected, employee morale could decline, key employees could leave and customers could cancel existing orders or choose not to place new ones. In addition, the attention and effort devoted to the integration of the two companies will significantly divert management's attention from other important issues, such as expansion of the combined company's customer base, which could negatively affect the business and operating results of the combined company.

THE BENEFITS OF THE MERGER MAY BE LOWER THAN EXPECTED AND THE COSTS ASSOCIATED WITH THE MERGER COULD BE HIGHER THAN EXPECTED, WHICH COULD HARM THE FINANCIAL RESULTS OF THE COMBINED COMPANY AND CAUSE A DECLINE IN THE VALUE OF MICRON ELECTRONICS COMMON STOCK.

     Micron Electronics and Interland expect to realize cost reductions due to synergies created by merging the two companies in areas such as integration and expansion of nationwide technical support capabilities over a larger customer base, integration of information and telecommunication systems, marketing the larger combined business, elimination of excess data center capacity and economies of scale for the combined company's telecommunications costs. Although Micron Electronics and Interland expect that they will realize cost synergies with the merger, we cannot state the amount with any certainty. Micron Electronics and Interland estimate that they will incur direct transaction costs of approximately $7.7 million associated with the merger. Micron Electronics expects to incur additional costs associated with the consolidation and integration of the companies' products and operations. Micron Electronics cannot accurately estimate these costs at this time. If the total costs of the merger and related consolidation and integration exceed estimates, or if the cost synergies of the merger are less than expected, the financial results of the combined company would suffer. Any shortfall in anticipated operating results of the combined company could cause the market price of Micron Electronics common stock to decline. In addition, the market price of Micron Electronics common stock could decline significantly if Micron Electronics does not experience the business benefits of the merger as quickly or in as great an amount as securities analysts expect.

THE MERGER COULD HARM KEY CUSTOMER AND THIRD-PARTY RELATIONSHIPS.

     The proposed merger could harm relationships with customers and other third parties with whom HostPro and Interland do business. For example, the continuance of HostPro's and Interland's customer relationships is generally based on continued customer goodwill and satisfaction rather than long-term orders or other contractual commitments. Customers might postpone or cancel sales orders for the combined company's services if they perceive that customer services and support would decline as a result of the merger. Any changes in customer relationships could harm the combined company's business. HostPro's and Interland's customers and other third parties may, in response to the announcement of the merger, delay or defer decisions concerning using the combined company as their service provider.

MICRON ELECTRONICS WILL INCUR SIGNIFICANT ACCOUNTING CHARGES RELATING TO THE ACQUISITION OF INTERLAND, WHICH WILL DELAY PROJECTED ACHIEVEMENT OF PROFITABILITY FOR THE WEB HOSTING BUSINESS.

     Micron Electronics will account for the acquisition of Interland using the purchase method of accounting. Under the purchase method, the purchase price of Interland will be allocated to the assets acquired and liabilities assumed from Interland. As a result, based on an approximate purchase price of $125.2 million, Micron Electronics expects to record approximately $80.2 million of intangible assets and goodwill from the Interland acquisition on its balance sheet, which will result in annual amortization expense of approximately $25.9 million in fiscal 2002. These charges will delay projected achievement of profitability for the combined company.

MICRON ELECTRONICS PRO FORMA ACCOUNTING FOR THE INTERLAND MERGER MAY CHANGE.

     Micron Electronics has allocated the total estimated purchase price for the Interland merger on a preliminary basis for pro forma presentation purposes to assets and liabilities based on Micron Electronics' current best estimates of the fair value of these assets and liabilities, with the excess costs over the net assets acquired allocated to goodwill and other intangible assets. This allocation is subject to change pending a final analysis of the fair values of the assets acquired and reported liabilities assumed. The impact of these changes could, for example, reduce the combined company's reported future earnings or otherwise have a material, negative impact on Micron Electronics' future results of operations.

THE MERGER COULD RESULT IN EMPLOYEES AT MICRON ELECTRONICS AND INTERLAND DECIDING TO LEAVE THEIR EMPLOYMENT BEFORE AND AFTER COMPLETION OF THE MERGER.

     After the merger, integration of the businesses of HostPro and Interland could result in changes in the culture and operations of both companies that could cause the combined company to lose key employees. The success of the combined company will depend in part upon its ability to attract and retain highly skilled technical, managerial and sales and marketing personnel. The loss of key employees at any Interland or HostPro office could adversely impact Interland's or HostPro's overall financial results, which could have a negative impact on the operating results of the combined company after the merger. Competition for such personnel is intense. After the merger, the combined company may not be able to hire or retain the necessary personnel to complete the integration process and implement its business strategy. In addition, the combined company may need to pay higher compensation for employees than it currently expects.

IF MEMBERS OF HOSTPRO'S OR INTERLAND'S MANAGEMENT LEAVE, THE POTENTIAL BENEFITS OF THE MERGER MAY NOT BE REALIZED AND COULD ADVERSELY AFFECT THE COMBINED COMPANY'S OPERATING RESULTS.

     The combined company will be managed by top executives from Micron Electronics, HostPro and Interland. Success of the merger will depend, in significant part, on the continued services of HostPro's and Interland's senior management personnel and of its key technical and sales personnel. Micron Electronics and Interland experience strong competition for these personnel in the Web hosting industry, and Interland and HostPro have lost some senior management and sales personnel to competitors. If members of the combined company's anticipated management were to terminate their employment with HostPro or Interland, the ability of the combined company to manage its business and workforce after the merger would be harmed and its operations could be disrupted, and the benefits that the combined company anticipates from the merger could be prevented or deferred. While Micron Electronics and Interland have employment agreements with some members of their senior management, they cannot assure you that any incentives included as part of these agreements will be sufficient to retain these employees.

FAILURE TO COMPLETE THE MERGER COULD HARM MICRON ELECTRONICS' AND INTERLAND'S STOCK PRICES AND EACH COMPANY'S FUTURE BUSINESS AND OPERATIONS.

     The merger is subject to several closing conditions, including approval by Interland's and Micron Electronics' shareholders, and we cannot assure you that the merger will be successfully completed. In the event that the merger is not successfully completed, Interland and Micron Electronics may be subject to a number of material risks, including the following:

     - Interland may be required to pay Micron Electronics a termination fee of up to $5.6 million if Micron Electronics or Interland terminates the merger agreement because Interland breached the agreement;

     - Micron Electronics may be required to pay Interland a termination fee of up to $3.5 million, if Interland or Micron Electronics terminates the merger agreement because Micron Electronics' shareholders have not approved the proposals to be voted upon by them at the Micron Electronics special meeting;

     - If Interland borrows under the bridge loan and security agreement, it will be required to immediately repay loans of up to $20.0 million that may be borrowed from Micron Electronics if the merger closing does not occur;

     - the trading price of Micron Electronics common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed; and

     - costs related to the proposed merger, such as legal, accounting and financial advisory fees and employee retention bonuses, must be paid by each of the parties, even if the merger is not completed.

     If the merger is not completed, either company may be unable to restore the status of its business as it existed prior to the announcement of the merger. Furthermore, if the merger is not completed and Interland's board of directors determines to seek another merger or business combination, it may not be able to find a partner willing to pay an equivalent or more attractive price than that which would have been paid in the merger with Micron Electronics.

HOSTPRO CUSTOMERS MAY REACT ADVERSELY TO MICRON ELECTRONICS' PLANS TO CHANGE THE NAME OF ITS WEB HOSTING BUSINESS AND THE COMBINED COMPANY TO "INTERLAND."

     To the extent that existing customers of HostPro identify with the "HostPro" brand name or do not identify with the "Interland" brand name, those customers could choose to terminate their relationships with HostPro. A significant loss of customers could adversely affect the operating results of the combined company.

                     RISKS RELATED TO THE COMBINED COMPANY

HOSTPRO AND INTERLAND HAVE INCURRED LOSSES SINCE INCEPTION, AND WE EXPECT THE COMBINED COMPANY TO INCUR LOSSES FOR AT LEAST THE NEXT TWO YEARS.

     Both HostPro and Interland incurred net losses and losses from operations for each period from inception through the first six months of fiscal 2001. As of March 1, 2001, HostPro had accumulated net losses of approximately $43.0 million, and as of March 31, 2001, Interland had accumulated net losses of approximately $103.1 million. Neither company has achieved profitability to date, and we do not expect the combined company to generate positive cash flow from operations for at least one year. Operating expenses could increase as a result of expanding and adapting network infrastructure, increasing sales and marketing efforts, broadening customer support capabilities, integrating the Interland and HostPro businesses and expanding administrative resources in anticipation of future growth. To the extent that increases in expenses are not offset by increased revenues, the results of operations and financial condition of the combined business would be materially adversely affected. Even if the combined company achieves profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

MICRON ELECTRONICS' HISTORICAL FINANCIAL INFORMATION WILL NOT BE REPRESENTATIVE OF ITS FUTURE RESULTS.

     Given Micron Electronics' plans to sell its non-hosting businesses, its historical financial information contained in previous filings with the Securities and Exchange Commission will not be representative of its future operating results. Including the operations of the non-hosting businesses -- which are now classified as discontinued operations in Micron Electronics' financial statements -- HostPro's revenues represented less than 3% for fiscal 2000, and less than 5% for the second quarter of fiscal 2001, of Micron Electronics' total revenues. HostPro's costs and expenses, which are reflected in Micron Electronics' financial statements as continuing operations of Micron Electronics, include allocations of infrastructure costs

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associated with HostPro's use of or benefit from centralized corporate services provided by Micron Electronics, including:

     - information technology;

     - telecommunications;

     - accounting, tax and treasury;

     - human resources;

     - legal; and

     - insurance.

     Accordingly, the historical financial information of HostPro included or incorporated by reference in this joint proxy statement/prospectus does not necessarily reflect what HostPro's financial position, results of operations and cash flows would have been had HostPro been a separate entity during the periods presented. As a result, you should not rely upon this historical financial information as an indication of the future financial results of the HostPro business or the combined company.

HOSTPRO AND INTERLAND HAVE LIMITED OPERATING HISTORIES AND THEIR BUSINESS MODELS ARE STILL EVOLVING, WHICH MAKES IT DIFFICULT TO EVALUATE THE PROSPECTS OF THE COMBINED ENTITY AND THE BENEFITS OF THE MERGER TO MICRON ELECTRONICS AND INTERLAND.

     HostPro's and Interland's limited operating histories make evaluating their business operations and prospects difficult. HostPro was grown, in part, through the acquisition of four separate hosting and Internet service provider companies during the period from August 1999 through March 2000. Interland commenced operations in September 1997. HostPro's and Interland's range of service offerings have changed since their inception and their business models are still new and developing. Because some of HostPro's and Interland's services are new, the market for them is uncertain. As a result, the revenue and income potential of the combined company's business and the potential benefits of the merger may be difficult to evaluate.

THE COMBINED COMPANY'S QUARTERLY OPERATING RESULTS MAY FLUCTUATE AND ITS FUTURE REVENUES AND PROFITABILITY ARE UNCERTAIN.

     HostPro's and Interland's past operating results have been subject to fluctuations, on a quarterly and an annual basis. The combined company may also experience significant fluctuations in quarterly and annual operating results due to a wide variety of factors. Because of these fluctuations, comparisons of operating results from period to period are not necessarily meaningful and should not be relied upon as an indicator of future performance. Factors that may cause operating results to fluctuate include, but are not limited to:

     - demand for and market acceptance of the combined company's services;

     - introductions of new products or services or enhancements by the combined company and its competitors;

     - technical difficulties or system downtime affecting the Internet generally or the combined company's hosting operations specifically;

     - the mix of products and services sold by the combined company or its competitors;

     - customer retention;

     - the timing and success of the combined company's advertising and marketing efforts and introductions of new services to customers of the combined company's resellers;

     - the timing and magnitude of capital expenditures, including construction costs relating to the expansion of operations;
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

     - increased competition in the Web hosting and applications hosting markets;

     - changes in the combined company's pricing policies and the pricing policies of its competitors;

     - gains or losses of key strategic relationships; and

     - other general and industry-specific economic factors.

     The combined company cannot provide any assurances about the extent to which it will be successful in achieving any plans to increase the size of its customer base, the amount of services it offers or the amount, if any, of increase in revenues it will experience during the next fiscal year, or beyond. In addition, a relatively large portion of the combined company's expenses will be fixed in the short-term, and therefore its results of operations will be particularly sensitive to fluctuations in revenues. Also, if the combined company is unable to continue using third-party products in its services offerings in the future, its service development costs could increase significantly.

THE COMBINED COMPANY WILL OPERATE IN A NEW AND EVOLVING MARKET WITH UNCERTAIN PROSPECTS FOR GROWTH AND MAY NOT BE ABLE TO SUSTAIN GROWTH IN ITS CUSTOMER BASE.

     The market for Web hosting and applications hosting services for small- and medium-sized businesses has only recently begun to develop and is evolving rapidly. The combined company's future growth, if any, will depend upon the willingness of small- and medium-sized businesses to outsource Web hosting and applications hosting services, its ability to increase its average revenue per customer and its ability to retain customers. The market for the combined company's services may not develop further, consumers may not widely adopt its services and significant numbers of businesses or organizations may not use the Internet for commerce and communication. If this market fails to develop further or develops more slowly than expected, or if the combined company's services do not achieve broader market acceptance, it will not be able to grow its customer base. In addition, the combined company must be able to differentiate itself from its competition through its service offerings and brand recognition. These activities may be more expensive than the combined company anticipates, and it may not be successful in differentiating itself, achieving market acceptance of its services or selling additional services to its existing customer base.

THE STOCK PRICE OF THE COMBINED COMPANY MAY BE VOLATILE.

     The market price of Micron Electronics' common stock has experienced a significant decline in recent months. The price has been and is likely to continue to be highly volatile due to several factors, such as:

     - the combined company does not experience the benefits of the merger as quickly as anticipated, or at all, or the costs of or operational difficulties arising from the merger are greater than anticipated;

     - the impact of the merger on the combined company's financial results is not in line with the expectations of financial analysts;

     - variations in actual and anticipated operating results;

     - changes in earnings estimates by analysts;

     - variations in actual and anticipated operating results of customers or competitors;

     - material reductions in spending by customers;

     - announcements by the combined company or its competitors regarding new products and services introductions;

     - the volatility inherent in stocks within the sectors within which the combined company conducts business;

     - general decline in economic conditions; and

     - reductions in the volume of trading in the combined company's common stock.

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

     The occurrence of any of these factors could have an immediate and significant adverse effect on the trading price of the common stock of the combined company in any given period. In addition, stock markets, particularly the Nasdaq National Market, have experienced extreme price and volume fluctuations, and the market prices of securities of technology companies, especially Internet-related companies, have declined significantly in recent months. Some of these declines have been unrelated to the operating performance of such companies. Fluctuations or declines such as these could continue to affect the market price of Micron Electronics' common stock in the future. Substantial sales of Micron Electronics' common stock could also cause the stock price to decline.

     In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and could divert Micron Electronics' management's attention and resources.

THE CUSTOMER BASE OF THE COMBINED COMPANY INCLUDES A SIGNIFICANT NUMBER OF BUSINESSES THAT CURRENTLY FACE INCREASING DIFFICULTY IN OBTAINING FUNDING TO SUPPORT THEIR OPERATIONS.

     Many of Micron Electronics' and Interland's customers are businesses, including Internet-based businesses, that have traditionally been initially funded by venture capital firms and then through public securities offerings. Funding alternatives for these businesses have become more limited than in the past. Many of these customers have ceased or reduced their operations, and it has become increasingly difficult for the combined company to collect revenues from these businesses. If the market for technology and Internet-based businesses is not supported by the private and public investors who have funded these customers, the combined company faces the risk that these customers may cease, curtail or limit Web site operations. If this continues to occur, the combined company could experience a loss of revenue associated with these customers and will then have to increase sales to other businesses using the Internet in order to preserve and grow revenue. If the combined company is successful in increasing sales to other businesses, it will incur the expenses associated with these new customers, such as sales and marketing expenses, including commissions, and implementation costs. As a result, to preserve and grow revenue, the combined company will have to increase sales by substantially more than the amount of lost revenue.

MICRON ELECTRONICS' TRANSITION TO A COMPANY FOCUSED SOLELY ON WEB HOSTING REPRESENTS A SIGNIFICANT TRANSITION FROM ITS HISTORIC BUSINESS, AND MICRON ELECTRONICS' DISPOSAL OF ITS NON-HOSTING BUSINESSES COULD ADVERSELY AFFECT ITS OPERATING RESULTS.

     On March 23, 2001, Micron Electronics announced plans to sell its non-hosting businesses. Micron Electronics' plans to become a company focused solely on the Web hosting industry represent a significant transition from the business it has conducted to date. This transition will result in an approximate reduction of 82% in the number of Micron Electronics' employees and a significant reduction in the levels of revenues and operating income historically experienced by Micron Electronics. Micron Electronics cannot assure you that it will be able to complete this transition successfully. Efforts to fulfill this planned transition have placed, and are expected to continue to place, a significant strain on Micron Electronics' management team and have diverted, and are expected to continue to divert, the attention of management from the day-to-day operations of its businesses, including the Web hosting business.

MICRON ELECTRONICS COULD INCUR LIABILITIES IN THE FUTURE RELATING TO ITS PC SYSTEMS BUSINESS.

     Micron Electronics could incur liabilities relating to its PC Systems business under the terms of its agreement to sell that business to GTG PC. Micron Electronics will retain specified liabilities, including liabilities for taxes arising prior to the closing of the transaction, litigation arising prior to the closing date, some of which are described in this "risk factors" section, as well as liabilities for some accounts payable and other agreements. Micron Electronics is also obligated to indemnify the purchaser and its affiliated entities for any breaches of its representations, warranties or covenants contained in the agreement for a period of two years, or the applicable statute of limitations for some liabilities. This indemnification obligation could be as high as $10.0 million or, in some limited circumstances, $30.0 million. Accordingly, in the future, the combined company could be required to make payments with
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

respect to the PC Systems business, which could adversely affect the future results of operations of the combined company.

MICRON ELECTRONICS MAY HAVE ADDITIONAL LIABILITIES FOR SALES AND USE TAXES.

     During the third quarter of 1997, Micron Electronics began to collect and remit applicable sales or use taxes in nearly all states. It is a party to agreements with nearly all states, which generally limit its liability, if any, for non-remittance of sales and use taxes prior to such agreements' effective dates. Micron Electronics previously accrued a liability for the estimated settlement cost of issues related to sales and use taxes not covered by these agreements. The combined company's management believes the resolution of any matters relating to the non-remittance of sales or use taxes will not materially affect its business, financial position, results of operations and cash flows. This potential liability will remain with Micron Electronics even though it has agreed to sell its PC Systems business.

HOSTPRO'S OPERATING EXPENSES AS A PERCENTAGE OF REVENUE MAY INCREASE AS A RESULT OF THE SALE OF THE PC SYSTEMS BUSINESS.

     HostPro currently relies on the PC Systems business to provide some of its internal operating systems, such as internal network and telephone support, payroll systems and accounting systems. A portion of the costs of operating these systems has been allocated to HostPro for financial reporting purposes. These systems were transferred in connection with the sale of the PC Systems business, and, as a result, HostPro will be required to obtain alternative sources for these systems, following a transition period during which the PC Systems business will continue to provide support. If these transition services do not extend until HostPro is able to integrate its systems with those of Interland, or if HostPro is otherwise required to obtain comparable services at higher costs, its operating results could be adversely affected.

THE COMBINED COMPANY MAY NOT EFFECTIVELY EXECUTE ITS STRATEGY AND AS A RESULT, OTHERS MAY SEIZE THE MARKET OPPORTUNITY THAT IT HAS IDENTIFIED.

     If the combined company fails to execute its strategy in a timely or effective manner, its competitors may be able to seize the opportunity it has identified to address the Web hosting needs of small- and medium-sized businesses. The combined company's business strategy is complex and requires that it successfully and simultaneously complete many tasks, and the failure to complete any one of these may jeopardize its strategy as a whole. Execution of its strategy may be more difficult because the management team for the combined company will not have worked together as a team prior to the merger closing. In order to be successful, the combined company will need to:

     - market its services and build its brand name effectively;

     - provide reliable and cost-effective services that can be expanded to meet the demands of its customers;

     - develop new products and services;

     - continue to grow its infrastructure to accommodate additional customers and increased use of its network bandwidth;

     - expand its channels of distribution and its international operations;

     - continue to respond to competitive developments;

     - influence and respond to emerging industry standards and other changes;
       and

     - attract, retain and motivate qualified personnel.

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

MICRON TECHNOLOGY WILL BE A SIGNIFICANT SHAREHOLDER OF THE COMBINED COMPANY FOLLOWING THE MERGER AND WILL THEREFORE BE ABLE TO EXERT SIGNIFICANT INFLUENCE OVER MATTERS REQUIRING SHAREHOLDER APPROVAL AND COULD AFFECT THE MARKET PRICE OF THE STOCK OF THE COMBINED COMPANY IF IT WERE TO SELL A SUBSTANTIAL AMOUNT OF ITS SHARES.

     As of the record date, Micron Technology owned approximately 61% of Micron Electronics' outstanding common stock. After the completion of the planned merger, Micron Technology will own approximately 43% of the outstanding common stock of Micron Electronics. In addition, two of Micron Electronics' current directors are also directors of Micron Technology, including Steven R. Appleton, Chairman and Chief Executive Officer of Micron Technology. Under the terms of agreements with Micron Electronics, Micron Technology has agreed, among other things, not to sell any of its shares for a period of at least nine months following the merger. In addition, Micron Electronics has rights to repurchase shares owned by Micron Technology up to the number that would reduce Micron Technology's ownership to 25% of Micron Electronics' outstanding shares. So long as Micron Technology continues to own a substantial portion of Micron Electronics' outstanding common stock, Micron Technology will have the ability to exert significant influence over matters requiring shareholder approval, including the election of directors, and potentially could control the management and corporate policies of the combined company. The level of Micron Technology's ownership of Micron Electronics' common stock may also limit the combined company's ability to complete future equity financing.

THE COMBINED COMPANY FACES INTENSE COMPETITION.

     The Web hosting and applications hosting markets are highly competitive and are becoming more so. There are few substantial barriers to entry, and the combined company expects that it will face additional competition from existing competitors and new market entrants in the future. The combined company may not have the resources, expertise or other competitive factors to compete successfully in the future. Many of the combined company's competitors may have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than it does. As a result, these competitors may be able to:

     - develop and expand their network infrastructures and service offerings more rapidly;

     - adapt to new or emerging technologies and changes in customer requirements more quickly;

     - take advantage of acquisition and other opportunities more readily; and

     - devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than the combined company can.

     In an effort to gain market share, some of the combined company's competitors have offered, and may in the future offer, Web hosting services similar to Micron Electronics and Interland at lower prices or with incentives not matched by the combined company, including free start-up and domain name registration, periods of free service, low-priced Internet access or free software. In addition, some of the combined company's competitors may be able to provide customers with additional benefits, including reduced communications costs, which could reduce the overall costs of their services relative to the combined company. The combined company may not be able to reduce the pricing of its services or offer incentives in response to the actions of its competitors without harming its business. Because of the fierce competition in the Web hosting and applications hosting industry, the number of competitors could lead to a surplus in service providers, leading to further reductions in the prices of services. Micron Electronics and Interland also believe that the market in which the combined company competes is likely to consolidate further in the near future, which could result in increased price and other competition that could damage its business.

     Current and potential competitors in the market include Web hosting service providers, applications hosting providers, Internet service providers, telecommunications companies, large information technology firms that provide a wide array of information technology services and computer hardware suppliers. The combined company's competitors may operate in one or more of these areas and include companies such
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

as Concentric Network Corporation, an XO Communications, Inc. company, Data Return Corp., Digex Corporation, Digital Island, EarthLink, Inc., Exodus Communications, Inc., Interliant, NTT Verio Inc., and Navisite, Inc. In addition, large diversified companies such as Intel Corporation, Dell Computer Corporation, International Business Machines Corporation and AT&T Corporation have entered or indicated their intent to enter into some of these markets, which will intensify the competition.

THE COMBINED COMPANY'S ABILITY TO SUCCESSFULLY MARKET ITS SERVICES COULD BE SUBSTANTIALLY IMPAIRED IF IT IS UNABLE TO DEPLOY NEW INTERNET APPLICATIONS OR IF NEW INTERNET APPLICATIONS DEPLOYED BY IT PROVE TO BE UNRELIABLE, DEFECTIVE OR INCOMPATIBLE.

     The combined company cannot assure you that it will not experience difficulties that could delay or prevent the successful development, introduction or marketing of Internet application services in the future. The combined company may also experience difficulties that could delay or prevent the successful development, introduction or marketing of these services. If any newly introduced Internet applications suffer from reliability, quality or compatibility problems, market acceptance of the combined company's services could be greatly hindered and its ability to attract new customers could be adversely affected. The combined company cannot assure you that new applications deployed by it will be free from any reliability, quality or compatibility problems. If the combined company incurs increased costs or is unable, for technical or other reasons, to host and manage new Internet applications or enhancements of existing applications, its ability to successfully market its services could be substantially impaired. In addition, we cannot assure you that any new services or applications will be accepted by customers.

IMPAIRMENT OF THE COMBINED COMPANY'S INTELLECTUAL PROPERTY RIGHTS COULD NEGATIVELY AFFECT THE REPUTATION OF ITS BUSINESS OR COULD ALLOW COMPETITORS TO MINIMIZE ANY ADVANTAGE THAT THE COMBINED COMPANY'S PROPRIETARY TECHNOLOGY MAY GIVE TO US.

     Micron Electronics and Interland rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect proprietary rights in their services. In particular, Interland relies on trademark laws to protect its rights in the name "Interland" which will be the name of the combined company following the merger. Interland has filed trademark registration applications in the U.S. that even if granted, may not fully protect the combined company's ability to use these trademarks in all areas of the U.S. In addition, Interland has spent, and expects to continue to invest in the future, significant amounts to build brand recognition of the Interland name. The combined company could lose the return on this significant marketing investment if it were to lose or be restricted in the use of the Interland name to market its services. Third parties may object to its use of some of its trademarks, service marks, trade names, slogans or other devices, which could require that those indicia be changed or altered. Currently, neither Micron Electronics nor Interland have patented technology that would preclude or inhibit competitors from entering the Web hosting market that they serve. While they believe that they may file patent applications on particular aspects of their technology, they cannot be sure that they will receive any patents. Micron Electronics and Interland have entered into confidentiality and other agreements with their employees and contractors, including agreements in which the employees and contractors assign their rights in inventions to the respective companies. Micron Electronics and Interland have also entered into nondisclosure agreements with their suppliers, distributors and some customers in order to limit access to and disclosure of their proprietary information. These contractual arrangements or the other steps they have taken to protect our intellectual property may not prove sufficient to prevent illegal use of their technology or to deter independent third-party development of similar technologies.

     Policing unauthorized use of products, methods of operation or trademarks and fully protecting our proprietary rights is difficult, and Micron Electronics and Interland cannot guarantee that the steps they have taken to protect their proprietary rights will be adequate. Further, Micron Electronics is currently, and may in the future, be involved in legal disputes relating to the validity or alleged infringement of its, or of a third party's, intellectual property rights, including suits related to the PC Systems business. Micron Electronics and Interland expect that participants in the Web hosting market will be increasingly subject to infringement claims as the number of services and competitors in the combined company's industry segment grows. Intellectual property litigation is typically extremely costly and can be disruptive to the combined company's business operations by diverting the attention and energies of management and key technical personnel. In addition, any adverse decisions could subject the combined company to significant liabilities, require it to seek licenses from others, prevent it from manufacturing, using, licensing or selling particular products and services, or cause severe disruptions to its operations or the markets in which it competes, any one of which could dramatically impact its business and results of operations.

     The laws of some foreign countries may not protect the combined company's services or intellectual property rights to the same extent, as do the laws of the United States. For example, there may be potential conflicts with the use of the Interland name in other countries. Micron Electronics and Interland do not know what the impact of being unable to use the Interland name in other countries may be, although this inability may cause the combined company to incur significant additional expenses to build brand recognition in those countries.

THE COMBINED COMPANY WILL FACE RISKS RELATING TO MICRON ELECTRONICS' EXISTING LITIGATION.

     Micron Electronics is defending a consumer class action lawsuit filed in the Federal District Court of Minnesota based on the alleged sale of defective computers. No class has been certified in the case. The case involves a claim that Micron Electronics sold computer products with a defect that may cause errors when information is written to a floppy disk. Substantially similar lawsuits have been filed against other major computer manufacturers. The case is currently in the early stages of discovery, and Micron Electronics is therefore unable to estimate total expenses, possible loss or range of loss that may ultimately be connected with the matter. This potential liability will remain with Micron Electronics even though it sold the PC Systems business.

     Periodically, Micron Electronics is made aware that technology it uses may infringe on intellectual property rights held by others. Resolution of these claims could have a material adverse effect on future results of operations and could require changes in the products or processes of the combined company.

IF THE COMBINED COMPANY ACQUIRES ADDITIONAL COMPANIES, PRODUCTS OR TECHNOLOGIES, IT MAY FACE RISKS SIMILAR TO THOSE THAT MICRON ELECTRONICS CURRENTLY FACES IN CONNECTION WITH THE MERGER.

     As part of Micron Electronics' strategy to grow its HostPro business, it has made a number of acquisitions and investments, and the combined company may continue to pursue acquisitions of businesses or assets that it believes are complementary to its business. The combined company will be required to record material goodwill and other intangible assets in the likely event the purchase price of the acquired businesses exceeds the fair value of the net assets acquired. This has resulted in significant amortization charges that may increase in future periods as the combined company continues Micron Electronics' acquisition strategy. The acquired businesses may not achieve the revenues and earnings anticipated to be achieved by the combined company. If the combined company acquires another company, it will likely face the same risks, uncertainties and disruptions as discussed above with respect to Micron Electronics' merger with Interland. For example, the combined company may not be able to successfully assimilate the additional personnel, operations, acquired technology and products into its business. Furthermore, the combined company may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to existing shareholders. As a result, there could be a material adverse effect on its future financial condition and results of operations. Micron Electronics and Interland cannot assure you of the timing or size of future acquisitions, or the effect future acquisitions may have on the combined company's operating results.

IF MICRON ELECTRONICS' RECENT WEB HOSTING ACQUISITIONS ARE NOT PERCEIVED AS SUCCESSFUL, THIS MIGHT CAUSE A DECLINE IN ITS STOCK PRICE.

     Micron Electronics recently acquired several companies in order to develop and expand its Web hosting business, including LightRealm, Worldwide International Publishing Corporation, NetLimited, Inc. and Micron Internet Services. Many of these companies are in the early stages of their development and have unproven business models. The combined company might not realize the anticipated benefits of these or other acquisitions to the extent that it anticipates, or at all. If the anticipated benefits from these acquisitions are not achieved, the combined company's stock price could decline.

INTERLAND'S RECENT GROWTH STRAINED ITS RESOURCES, AND CHALLENGED ITS ABILITY TO MANAGE GROWTH AND MAINTAIN THE QUALITY OF ITS SERVICES AND OPERATIONS AND CONTROL ITS COSTS EFFECTIVELY, AND THE COMBINED COMPANY WILL FACE SIMILAR CHALLENGES.

     Interland has been experiencing a period of rapid expansion of its customer base and number of employees. This growth has placed a significant strain on the financial, management, operational and other resources of Interland. If the growth rate of the combined company continues at this pace, it will likely strain the resources of the combined company. In addition, the combined company will face the challenge of managing relationships with a growing number of third parties with whom Interland developed relationships to complement its service offerings and increase its indirect sales efforts. If this growth continues, the combined company's ability to manage its further growth effectively will require it to:

     - enhance management information systems and forecasting procedures;

     - further develop its operating, administrative, financial, billing, and accounting systems and controls;

     - maintain close coordination among its engineering, accounting, finance, marketing, sales and operations organizations;

     - expand the training and managing of its employee base; and

     - expand its finance, administrative and operations staff.

     The failure to manage its growth effectively could adversely affect the quality of its services, business and financial condition. The combined company may not be able to maintain the quality of its operations, to control its costs and to expand its internal systems in order to support its desired growth.

IF THE COMBINED COMPANY IS UNABLE TO EXPAND ITS NETWORK INFRASTRUCTURE CAPACITY, THEN IT MAY NOT BE ABLE TO MEET INCREASING DEMAND, AND COULD LOSE CUSTOMERS AND MAY BE UNABLE TO SUSTAIN OR INCREASE ITS REVENUES.

     The combined company must continue to expand and adapt its network infrastructure to meet the increase in the number of users and the amount of information they wish to transport and to meet changing customer requirements. The expansion and adaptation of the combined company's telecommunications and hosting facility infrastructure will require substantial financial, operational and management resources as it negotiates for access to telecommunications systems with existing and other network infrastructure suppliers. Significant and rapid expansion of its network due to increased usage will place additional stress upon its network hardware, traffic management systems and hosting facilities. The ability of the combined company's network to connect and manage a substantially larger number of customers at high transmission speeds is as yet unknown. In addition, the combined company's ability to expand its network while maintaining superior performance is unknown. As customers' bandwidth usage increases, the combined company will need to make additional investments in its infrastructure to maintain adequate data transmissions speeds, the availability of which may be limited and the cost of which may be significant. Additional network capacity may not be available from third-party suppliers as it is needed by the combined company. As a result, its network may not be able to achieve or maintain a sufficiently high capacity of data transmission, especially if customer usage increases. Any failure on its part to achieve or maintain high-capacity data transmission could significantly reduce consumer demand for its services and adversely affect its business.

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IF THE COMBINED COMPANY IS UNABLE TO OBTAIN SUFFICIENT TELECOMMUNICATIONS
NETWORK CAPACITY AT REASONABLE COSTS, IT MAY NOT BE ABLE TO PROVIDE SERVICES AT PRICES ACCEPTABLE TO ITS CUSTOMERS, THEREBY REDUCING DEMAND FOR ITS SERVICES.

     The success of the combined company will depend upon the capacity, ease of expansion, reliability and security of its network infrastructure, including the capacity leased from its telecommunications network suppliers. HostPro's and Interland's network currently delivers service through Cable & Wireless, McLeod, Qwest, Electric Lightwave, Genuity, Worldcom, Level 3, XO, Sprint and Touch America. Some of these suppliers are also competitors. Its operating results depend, in part, upon the pricing and availability of telecommunications network capacity from a limited number of providers. If capacity is not available to the combined company as its customers' usage increases, its network may not be able to achieve or maintain sufficiently high data transmission capacity, reliability or performance. In addition, its business would suffer if its network suppliers increased the prices for their services and the combined company were unable to pass along any increased costs to its customers. Any failure on the combined company's part or the part of our third-party suppliers to achieve or maintain high data transmission capacity, reliability or performance could significantly reduce customer demand for its services, damage its business reputation and increase its costs.

THE COMBINED COMPANY WILL DEPEND ON ITS RESELLER SALES CHANNEL TO MARKET AND SELL MANY OF ITS SERVICES. THE COMBINED COMPANY WILL NOT CONTROL ITS RESELLERS, AND IF IT FAILS TO DEVELOP OR MAINTAIN GOOD RELATIONS WITH RESELLERS, IT MAY NOT ACHIEVE THE GROWTH IN CUSTOMERS AND REVENUES THAT IT EXPECTS.

     An element of the strategy for growth of the combined company is to further develop the use of third parties who resell Interland's and HostPro's services. Many of these resellers are Web development or Web consulting companies that also sell Interland's and HostPro's Web hosting services, but that generally do not have established customer bases to which they can market the combined company's services. While neither HostPro nor Interland is currently dependent on any one reseller to generate a significant level of business, both companies have benefited from business generated by the reseller channel. Although HostPro and Interland attempt to provide their resellers with incentives such as price discounts on services that the resellers seek to resell at a profit, the failure of the combined company's services to be commercially accepted in some markets, whether as a result of a reseller's performance or otherwise, could cause Interland's and HostPro's current resellers to discontinue their relationships with the combined company, and we may not be successful in establishing additional reseller relationships as needed.

THE COMBINED COMPANY WILL BE SUBJECT TO CHANGES IN TECHNOLOGY AND INDUSTRY STANDARDS.

     In the Web and applications hosting industry, service providers must keep pace with evolving technologies in order to offer relevant, sophisticated services on a timely basis to meet rapidly changing customer demands. The combined company's future success will depend, in part, upon its ability to offer services that incorporate leading technologies, address the increasingly sophisticated and varied needs of its current and prospective Web and applications hosting customers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The market for Web hosting services is characterized by rapidly changing and unproven technologies, evolving industry standards, changes in customer needs, emerging competition and frequent introductions of new services. To be successful, the combined company must continually improve the performance, features and reliability of its services, including our proprietary technologies, and modify its business strategies accordingly. The combined company could also incur substantial costs if it needs to modify its services or infrastructure in order to adapt to these changes. Technological advances may have the effect of encouraging some current or future customers to rely on in-house personnel and equipment to furnish the services that HostPro and Interland currently provide. If it is unable to maintain the compatibility of its services with products offered by its vendors, it could lose or fail to attract customers.

     The combined company's management believes that its ability to compete successfully also depends upon the continued compatibility of its services with products offered by various vendors. Enhanced or newly developed third-party products may not be compatible with our infrastructure, and such products
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

may not adequately address the needs of its customers. Although the combined company currently intends to support emerging standards, industry standards may not be established, and, even if they are established, it may not be able to conform to these new standards in a timely fashion in order to maintain a competitive position in the market. The combined company's failure to conform to the prevailing standard, or the failure of a common standard to emerge, could cause the combined company to lose customers or fail to attract new customers. In addition, products, services or technologies developed by others could render the combined company's services noncompetitive or obsolete.

THE COMBINED COMPANY'S ABILITY TO ATTRACT CUSTOMERS IS DEPENDENT ON THE RELIABLE PERFORMANCE AND GROWTH OF USE OF THE INTERNET.

     Use of the Internet for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has recently begun to increase rapidly. The adoption of the Internet for information retrieval and exchange, commerce and communications, particularly by those enterprises that have historically relied upon alternative means of information gathering, commerce and communications, generally requires the adoption of a new medium of conducting business and exchanging information. If the Internet as a commercial or business medium fails to develop further or develops more slowly than expected, the combined company would not be able to grow its customer base as quickly as desired and its customers would be less likely to require more complex, higher revenue services from it.

     As a Web and applications hosting company, the success of the combined company will depend in large part on continued growth in the use of the Internet. The lack of continued growth in the usage of the Internet would adversely affect its business because it would not gain additional customers and its existing customers might not have any further use for our services. Internet usage and growth may be inhibited for a number of reasons, such as:

     - inadequate network infrastructure;

     - security concerns;

     - uncertainty of legal and regulatory issues concerning the use of the Internet;

     - inconsistent quality of service;

     - lack of availability of cost-effective, reliable, high-speed service; and

     - failure of Internet use to expand internationally.

     If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, or its performance and reliability may decline. For example, Web sites have experienced interruptions in service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently, use of the Internet as a commercial or business medium could in the future grow more slowly or decline.

THE COMBINED COMPANY IS VULNERABLE TO SYSTEM FAILURES, WHICH COULD HARM ITS REPUTATION, CAUSE ITS CUSTOMERS TO SEEK REIMBURSEMENT FOR SERVICES, AND CAUSE ITS CUSTOMERS TO SEEK ANOTHER PROVIDER FOR SERVICES.

     The combined company must be able to operate the systems that manage its network around the clock without interruption. The combined company's operations will depend upon its ability to protect its network infrastructure, equipment and customer files against damage from human error, fire, earthquakes, hurricanes, floods, power loss, telecommunications failures, sabotage, intentional acts of vandalism and similar events. Although both HostPro and Interland have attempted to build redundancy into their networks, their networks are currently subject to various points of failure. For example, a problem with one of their routers, or devices that move information from one computer network to another, or switches could cause an interruption in the services they provide to a portion of their customers. In the past, both HostPro and Interland have experienced periodic interruptions in service. In addition, failure of any of their telecommunications providers to provide the data communications capacity they require, as a result
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

of human error, a natural disaster or other operational disruption, could result in interruptions in services. Any future interruptions could:

     - cause customers or end users to seek damages for losses incurred;

     - require the combined company to replace existing equipment or add redundant facilities;

     - damage the reputation of the combined company for reliable service;

     - cause existing customers to cancel their contracts; or

     - make it more difficult for the combined company to attract new customers.

     Both HostPro and Interland offer some of their customers a 99.9% service level warranty. Under these policies, Interland and HostPro guarantee that those customers' Web sites will be available at least 99.9% of the time in each calendar month for as long as the customer is using its Web hosting services. If the combined company were to experience widespread system failures, it could incur significant costs under those warranties.

THE COMBINED COMPANY'S DATA CENTERS AND NETWORKS MAY BE VULNERABLE TO SECURITY BREACHES.

     A significant barrier to electronic commerce and communications is the need for secure transmission of confidential information over public networks. Some of both HostPro's and Interland's services rely on security technology licensed from third parties that provides the encryption and authentication necessary to effect the secure transmission of confidential information. Despite the design and implementation of a variety of network security measures by both HostPro and Interland, unauthorized access, computer viruses, accidental or intentional actions and other disruptions could occur. In the past, both HostPro and Interland have experienced, and in the future the combined company may experience, delays or interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. In addition, inappropriate use of the network by third parties could also potentially jeopardize the security of confidential information, such as credit card and bank account numbers stored in our computer systems. These security problems could result in our liability and could also cause the loss of existing customers and potential customers. In addition, third parties could interfere with the operation of our customers' Web sites through intentional attacks including causing an overload of traffic to these Web sites.

     Although the combined company intends to continue to implement industry-standard security measures, third parties may be able to overcome any measures that we implement. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive and the efforts to address such problems could result in interruptions, delays or cessation of service to our customers, and harm our reputation and growth. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet, especially as a means of conducting commercial transactions.

DISRUPTION OF THE COMBINED COMPANY'S SERVICES CAUSED BY UNKNOWN SOFTWARE DEFECTS COULD HARM ITS BUSINESS AND REPUTATION.

     The service offerings of both HostPro and Interland depend on complex software, including proprietary software tools and software licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. The combined company may not discover software defects that affect its new or current services or enhancements until after they are deployed. Although neither HostPro nor Interland have experienced any material software defects to date, it is possible that defects may occur in the software. These defects could cause service interruptions, which could damage its reputation or increase its service costs, cause it to lose revenue, delay market acceptance or divert its development resources.

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

PROVIDING SERVICES TO CUSTOMERS WITH CRITICAL WEB SITES AND WEB-BASED APPLICATIONS COULD POTENTIALLY EXPOSE THE COMBINED COMPANY TO LAWSUITS FOR CUSTOMERS' LOST PROFITS OR OTHER DAMAGES.

     Because the Web hosting and applications hosting services of HostPro and Interland are critical to many of their customers' businesses, any significant interruption in the services provided by the combined company could result in lost profits or other indirect or consequential damages to both HostPro's and Interland's customers as well as negative publicity and additional expenditures to correct the problem for the combined company. Although the standard terms and conditions of both HostPro's and Interland's customer contracts disclaim liability for any such damages, a customer could still bring a lawsuit against them claiming lost profits or other consequential damages as the result of a service interruption or other Web site or application problems that the customer may attribute to them. A court might not enforce any limitations on HostPro's or Interland's liability, and the outcome of any lawsuit would depend on the specific facts of the case and legal and policy considerations even if the combined company believes it would have meritorious defenses to any such claims. In these cases, the combined company could be liable for substantial damage awards. Damage awards might exceed its liability insurance by unknown but significant amounts, which would seriously harm its business.

THE COMBINED COMPANY COULD FACE LIABILITY FOR INFORMATION DISTRIBUTED THROUGH ITS NETWORK.

     The law relating to the liability of on-line services companies for information carried on or distributed through their networks is currently unsettled. On-line services companies could be subject to claims under both United States and foreign law for defamation, negligence, copyright or trademark infringement, violation of securities laws or other theories based on the nature and content of the materials distributed through their networks. Several private lawsuits seeking to impose such liability upon other entities are currently pending against other companies. In addition, organizations and individuals have sent unsolicited commercial e-mails from servers hosted by service providers to massive numbers of people, typically to advertise products or services. This practice, known as "spamming," can lead to complaints against service providers that enable such activities, particularly where recipients view the materials received as offensive. The combined company may, in the future, receive letters from recipients of information transmitted by its customers objecting to such transmission. Although the combined company prohibits its customers by contract from spamming, it cannot assure you that its customers will not engage in this practice, which could subject it to claims for damages.

     In addition, the combined company may become subject to proposed legislation that would impose liability for or prohibit the transmission over the Internet of some types of information. Other countries may also enact legislation or take action that could impose liability on the combined company or cause it not to be able to operate in those countries. The imposition upon it and other on-line services of potential liability for information carried on or distributed through its systems could require the combined company to implement measures to reduce its exposure to this liability, which may require it to expend substantial resources, or to discontinue service offerings. The increased attention focused upon liability issues as a result of these lawsuits and legislative proposals also could affect the growth of Internet use.

THE COMBINED COMPANY'S BUSINESS MAY BE IMPACTED BY GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES.

     Only a small body of laws and regulations currently applies specifically to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, however, laws and regulations with respect to the Internet may be adopted at federal, state and local levels, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. The combined company cannot fully predict the nature of future legislation and the manner in which government authorities may interpret and enforce. As a result, the combined company and its customers could be subject to potential liability under future legislation, which in turn could have a material adverse effect on the combined company's business. For example, if legislation were adopted in the U.S. or internationally that makes transacting business over the Internet less favorable or otherwise curtails the growth of the Internet, the combined company's business would
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

suffer. The adoption of laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for the combined company's services or increase the cost of doing business or in some other manner harm its business.

     In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. These laws generally pre-date the advent of the Internet and related technologies and, as a result, do not consider or address the unique issues of the Internet and related technologies. Changes to laws intended to address these issues could create uncertainty in the marketplace that could reduce demand for the combined company's services or increase the cost of doing business as a result of costs of litigation or increased service delivery costs, or could in some other manner have a material adverse effect on its business.

     In addition, because the combined company's services are available over the Internet virtually worldwide, and because it will facilitate sales by customers to end users located in multiple states and foreign countries, jurisdictions may claim that the combined company is required to qualify to do business as a foreign corporation in those states or that it have a permanent establishment in the foreign country.

THE COMBINED COMPANY'S INTERNATIONAL OPERATIONS ARE SUBJECT TO RISKS.

     HostPro and Interland derived approximately 18% and 9% of their revenues from international sales for the quarter ended March 1, 2001 and March 31, 2001. International sales will most likely represent a significant percentage of the combined company's revenues. International business is subject to a number of special risks, including:

     - different regulatory requirements;

     - different privacy, censorship and liability standards and regulations;

     - less protective intellectual property laws;

     - different technology standards;

     - unexpected changes in, or imposition of, regulatory requirements;

     - tariffs and other barriers and restrictions;

     - general geopolitical risks such as political and economic instability,

     - hostilities among countries and changes in diplomatic and trade relationships; and

     - other factors beyond the control of the combined company.

SUBSTANTIAL FUTURE SALES OF SHARES BY SHAREHOLDERS COULD NEGATIVELY AFFECT OUR STOCK PRICE.

     If shareholders of the combined company sell substantial amounts of Micron Electronics common stock in the public market after the merger, the market price of Micron Electronics common stock could decline. Under the shareholder agreement, Mr. Kocher and some Interland shareholders agreed not to sell their shares of Micron Electronics common stock, representing approximately 12% of the outstanding common stock of the combined company, assuming an exchange ratio of 0.8610, for a period of nine months after the closing of the merger, subject to limited exceptions. Additionally, Micron Technology, who will own approximately 43% of the outstanding common stock of the combined company, assuming an exchange ratio of 0.8610, agreed not to sell any shares of Micron Electronics common stock beneficially held by it for a period of nine months after the closing of the merger, subject to limited exceptions. As a result, after these lockup provisions expire, approximately 55% of the outstanding common stock of the combined company, assuming an exchange ratio of 0.8610, will be eligible for sale in the public market subject to volume limitations under Rule 144 of the Securities Act. Furthermore, these shareholders will have the right to require the combined company to register their shares for sale pursuant to an existing registration rights agreement.

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

                     THE MICRON ELECTRONICS SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE OF MICRON ELECTRONICS' MEETING

     A special meeting of shareholders of Micron Electronics will be held at the Embassy Suites Hotel, 267 Marietta Street in Atlanta, Georgia, at 11:00 a.m., Eastern time, on August 6, 2001. At the meeting, shareholders at the close of business on July 2, 2001 will be asked to:

          1. Approve the issuance of shares of Micron Electronics common stock in the merger. The merger agreement is attached as Annex A to this joint proxy statement/prospectus.

          2. Approve an amendment to Micron Electronics' articles of incorporation increasing the authorized number of shares of capital stock to 200,000,000 and changing the name Micron Electronics, Inc. to "Interland, Inc." upon the closing of the merger. The proposed amendment is attached as Annex F to this joint proxy statement/prospectus.

          3. Approve an amendment to Micron Electronics' bylaws to:

           - provide that all directors shall hold office for a period of at least two years after the closing of the merger;

           - permit the removal of directors only for "cause" during the two year period following the closing of the merger;

           - effective after the expiration of the two-year period after the closing of the merger, change the term of all directors to an indefinite term, and permit their removal with or without cause; and

           - authorize the board of directors to decrease the size of the board in the future.

        The proposed amendment is attached as Annex G to this joint proxy statement/prospectus.

          4. Increase the size of the Micron Electronics board of directors to eight (8) members.

          5. Elect three additional directors to the Micron Electronics board of directors. Micron Electronics will present the following nominees for election as directors:

                                  Kenneth Gavranovic
                                  Gregg A. Mockenhaupt
                                  Robert T. Slezak

          6. Transact any other business that may properly come before the meeting or any adjournment.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Micron Electronics common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were 96,856,165 shares of Micron Electronics common stock outstanding and entitled to vote, held of record by approximately 2,462 shareholders, although Micron Electronics has been informed that there are approximately 30,000 beneficial owners.

VOTE REQUIRED

     Holders of Micron Electronics' common stock are entitled to one vote for each share held as of the record date. Approval of each of the proposals requires the affirmative vote of a majority of the shares present, in person or by proxy, at the meeting. Under the voting agreement, Micron Technology agreed to vote its shares, which constitute approximately 61% of Micron Electronics' outstanding common stock as of the record date, in favor of the proposals.

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

SHARE OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     On the record date, directors, executive officers and affiliates of Micron Electronics as a group beneficially owned 59,844,688 shares of Micron Electronics common stock. These shares constituted approximately 62% of all of the outstanding Micron Electronics common stock as of the record date.

VOTES NEEDED FOR A QUORUM, EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

     A majority of all votes eligible to be cast will be required to establish a quorum for the transaction of business at the meeting. Shares that are voted "FOR", "AGAINST", "WITHHOLD" or "ABSTAIN" are treated as being present at the meeting for the purpose of establishing a quorum and are also treated as shares entitled to vote at the meeting with respect to a matter. Abstentions will have the same effect as voting against a proposal. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but these non-votes will not be counted for the purpose of determining the number of votes cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

EXPENSES OF PROXY SOLICITATION

     Micron Electronics will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Micron Electronics or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, Micron Electronics will request that brokers, custodians, nominees and other record holders of Micron Electronics shares forward copies of the proxy and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. In these cases, Micron Electronics will reimburse the record holders for their reasonable expenses if they ask Micron Electronics to do so.

VOTING OF PROXIES

     The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Micron Electronics board of directors for use at the meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Micron Electronics. All properly signed proxies that Micron Electronics receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the issuance of Micron Electronics stock in the merger and for the other proposals submitted by Micron Electronics. A proxy may be revoked by any of the following methods:

     - a written instrument delivered to Micron Electronics stating that the proxy is revoked;

     - a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the meeting; or

     - attendance at the Micron Electronics meeting and voting in person.

     Please note, however, that if a shareholder's shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the meeting, the shareholder must bring to the meeting a letter from the broker, bank or other nominee confirming that shareholder's beneficial ownership of the shares.

OTHER BUSINESS; ADJOURNMENTS

     The Micron Electronics board of directors is aware of no other matters, except for those incidental to the conduct of the meeting, that are to be presented to shareholders for formal action at the meeting. If, however, any other matters properly come before the meeting or any postponement, adjournment, or adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

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

     Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether a quorum exists, without further notice other than by an announcement at the meeting.

NO APPRAISAL RIGHTS

     Holders of Micron Electronics common stock are not entitled to dissenters' rights or appraisal rights with respect to the proposals to be considered at the meeting.

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

                         THE INTERLAND SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE OF INTERLAND'S MEETING

     The special meeting of the shareholders of Interland will be held at 9:00 a.m., Eastern time, on August 6, 2001, at Interland Corporate Headquarters located at 303 Peachtree Center Avenue, Suite 500 in Atlanta, Georgia. At the meeting, the shareholders will be asked:

          1. To approve the merger of Imagine Acquisition Corporation, a wholly owned subsidiary of Micron Electronics, Inc. with and into Interland, Inc. and approve and adopt a merger agreement with Micron Electronics. The merger agreement relating to the proposed merger is included as Annex A to the attached joint proxy statement/prospectus. In the merger, Micron Electronics will issue 0.8610 shares of common stock for each share of outstanding Interland common stock, subject to adjustments.

          2. To consider such other matters as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE, OUTSTANDING SHARES, AND QUORUM REQUIREMENTS

     Only shareholders of record at the close of business on July 2, 2001, are entitled to notice of and to vote in person or by proxy at the annual meeting. As of that date, approximately 47,420,078 shares of Interland common stock, no par value per share, were issued and outstanding and entitled to vote at the annual meeting. The presence of a majority of such shares is required, in person or by proxy, to constitute a quorum for the conduct of business at the annual meeting.

VOTE REQUIREMENTS

     Each share of common stock is entitled to one vote on any matter submitted for vote by the shareholders. A majority of the total votes represented by the outstanding shares of Interland common stock on the record date are necessary to approve the merger and approve and adopt the merger agreement. Broker non-votes and abstentions will have the same effect as a vote against the merger and the merger agreement. Under a voting agreement, some Interland shareholders agreed to vote an aggregate of approximately 38% of Interland's outstanding common stock in favor of the merger and the merger agreement.

SHARES BENEFICIALLY OWNED BY INTERLAND DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS AS OF THE RECORD DATE

     On the record date, directors, executive officers and other principal shareholders of Interland and their affiliates beneficially owned, and were entitled to vote, 23,277,093 shares of Interland common stock, or approximately 49% of the outstanding shares.

VOTING OF PROXIES

     Proxies in the accompanying form, duly executed and returned as instructed, and not revoked, will be voted at the special meeting. Interland shareholders may revoke any proxy given pursuant to this solicitation at any time prior to the voting of the proxy by delivery of a subsequently dated proxy, by written notification to Interland's secretary, or by personally withdrawing a proxy at the special meeting and voting in person.

     Proxies that are executed, but that do not contain any specific instructions, will be voted for approval of the merger and approval and adoption of the merger agreement and in the discretion of the persons appointed as proxies on any other matter that may properly come before the special meeting or any postponement, adjournment or adjournments thereof, including any vote to postpone or adjourn the meeting.

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

EXPENSES OF PROXY SOLICITATION

     Interland will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Interland or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, Interland will request that brokers, custodians, nominees and other record holders of Interland shares forward copies of the proxy and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. In these cases, Interland will reimburse the record holders for their reasonable expenses if they ask Interland to do so.

OTHER BUSINESS; ADJOURNMENTS

     The Interland board of directors is aware of no other matters, except for those incidental to the conduct of the meeting, that are to be presented to shareholders for formal action at the meeting. If, however, any other matters properly come before the meeting or any postponement, adjournment, or adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

     Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether a quorum exists, without further notice other than by an announcement at the meeting.

NO APPRAISAL RIGHTS

     Under Georgia law, holders of Interland common stock are not entitled to dissenters' rights or appraisal rights with respect to the merger.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

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

                      THE MERGER AND RELATED TRANSACTIONS

     This section of the joint proxy statement/prospectus describes aspects of the proposed merger and the merger agreement. While Micron Electronics and Interland believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents to which you are referred carefully for a more complete understanding of the merger. In addition, Micron Electronics incorporates important business and financial information about it into this joint proxy statement/ prospectus by reference. See "Documents Incorporated by Reference in this Joint Proxy Statement/ Prospectus" on page 1. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 1.

BACKGROUND OF THE MERGER

     Early in 2000, management of Interland and Micron Electronics had engaged in informal general discussions. In November 2000, Interland reinitiated those discussions, regarding the possibility of a strategic relationship between the two companies. On December 15, 2000, Micron Electronics and Interland entered into a confidentiality agreement.

     During the last two weeks of December 2000 and throughout the month of January 2001, discussions continued, primarily between the chief executive officers of the companies, regarding a potential business combination between the two companies.

     At a meeting of the Interland board of directors on January 16, 2001, strategic alternatives were discussed, including potential additional investments by current strategic partners. At the meeting, representatives of Bear, Stearns & Co. Inc., financial advisor to Interland, made a presentation to the Interland board of directors regarding current equity market conditions, which generally indicated that raising additional capital would be difficult at best for the foreseeable future. The Interland board was also advised by Interland's legal counsel, Kilpatrick Stockton LLP, of its fiduciary duties in considering a merger with Micron Electronics. Immediately after this board meeting, the executive management of Interland and Micron Electronics intensified their discussions regarding a potential combination.

     On January 17, 2001, in Los Angeles, California, executive officers of Micron Electronics met with executive officers of Interland to discuss a possible business combination.

     On January 22, 2001, a telephonic meeting was held with executive officers and the financial advisors and legal counsel of both Micron Electronics and Interland during which the broad strategic goals of a potential business combination of the two companies were discussed. It was resolved at this meeting to schedule a meeting of the parties to further investigate and discuss the potential business combination.

     On January 23, 2001, the Micron Electronics board of directors held a meeting by teleconference during which they discussed the potential Interland transaction and authorized Micron Electronics' executive management to proceed with further analysis and due diligence. The Micron Electronics' board was also advised by Micron Electronics' legal counsel, Fenwick & West LLP and Dorsey & Whitney LLP, of its fiduciary duties in considering the merger with Interland.

     On January 24, 2001, in Dallas, Texas, Messrs. Kocher, Cavender, and Stewart of Micron Electronics and representatives of CIBC World Markets Corp., financial advisor to Micron Electronics, met with Messrs. Gavranovic, Gill and Covington of Interland, and representatives of Bear Stearns to discuss the terms of a potential business combination between Micron Electronics and Interland. At this meeting, the executives of both companies made detailed presentations regarding their areas of operation. In addition, the structure, economic terms and other material conditions of a potential combination were discussed in a preliminary manner. This meeting concluded without agreement between the parties with respect to price or other financial terms.

     The status of discussions with Micron Electronics, including the results of this meeting, were reported to the Interland board of directors at its meeting on January 31, 2001. After receiving this report and discussing the general financial condition and strategic direction of the company, the Interland board of directors approved the formal engagement of Bear Stearns as its financial advisor to identify and evaluate, and conduct an appropriate search for, strategic transactions for the company.

     In the period from just prior to the January 31, 2001 Interland board meeting until the execution of the merger agreement with Micron Electronics, Bear Stearns assisted Interland in developing a list of prospective purchasers of, or investors in, Interland and then contacted those entities, and in some cases engaged in discussions regarding the possibility of a strategic transaction with Interland. By March 1, 2001, Bear Stearns or officers of Interland had made contact with 21 parties other than Micron Electronics, provided confidential information regarding Interland to 11 of these other parties and engaged in discussions with two of these other parties regarding a potential transaction.

     On February 1, 2001, the Micron Electronics board of directors held a meeting by teleconference and discussed the possibility of entering into a transaction with Interland, including discussions regarding the appropriate valuation ranges for Interland, and approved the delivery of a non-binding preliminary letter of interest to Interland.

     A preliminary letter of interest was received by Interland from Micron Electronics during the first week of February 2001, but several of its proposed material terms were unacceptable to Interland. A revised letter of interest was presented to Interland during the second week of February. Although the parties had not reached agreement on many of the material terms addressed in the revised letter, management of both parties agreed that it was appropriate for both to continue with more thorough due diligence while attempting to resolve the issues on which there continued to be disagreement. During the latter half of February 2001, both companies engaged in extensive legal, operational and financial due diligence investigations of the other.

     On February 14, 2001, the Micron Electronics board of directors held a regularly scheduled meeting and discussed further the possibility of entering into a transaction with Interland. The Micron Electronics board discussed prospects for maintaining cash at designated levels at the time of the anticipated closing of any merger with Interland and the possibility that the proposed exchange ratio would be adjusted if cash and cash equivalents fell below a specified level. The Micron Electronics board also discussed the advisability of a contingent distribution of cash to Micron Electronics shareholders in the event net cash as of the merger closing or Net Proceeds from any sale of the PC Systems business exceeded specified levels and the means of adjusting that value fairly if Micron Electronics' cash as of the merger closing was less than projected.

     On February 20, 2001, in Atlanta, Georgia, a group of the executive officers of Micron Electronics and representatives of CIBC World Markets met with a group of the officers of Interland and representatives of Bear Stearns, to discuss the terms for a potential business combination between Micron Electronics and Interland. This meeting concluded without agreement between the parties with respect to price or other financial terms.

     From February 20 through 21, 2001, Micron Electronics' human resources, technical and legal personnel, Micron Electronics' outside legal counsel and accounting advisor as well as representatives of CIBC World Markets, conducted a due diligence investigation of Interland in Atlanta. From February 21 through 24, 2001, a group of officers of Interland, representatives of Interland's legal counsel and accounting advisor and representatives of Bear Stearns, conducted a due diligence investigation of Micron Electronics in Boise, and Nampa, Idaho. On February 26 and 27, 2001, executive officers of Interland and representatives of Bear Stearns conducted a due diligence investigation of the HostPro business in Seattle, Washington and Los Angeles, California.

     On March 2, 5, and 6, 2001, Messrs. Kocher and Cavender from Micron Electronics and Mr. Gill and Ms. Stevens from Interland discussed the value of potential cost reductions and other benefits arising from the proposed transaction. These discussions concluded without further discussion between the parties with respect to price or other financial terms.

     A first draft of the merger agreement was delivered by Micron Electronics to Interland on February 27, 2001, containing details on many of the merger terms that had previously been discussed between the parties. Between February 27 and March 11, 2001, executive officers of Interland and Interland's financial and legal advisors continued to negotiate and discuss points of disagreement with Micron Electronics and its legal and financial advisors, resolving many open issues.

     At a special meeting of the Interland board of directors on the evening of Sunday, March 11, 2001, management, legal counsel and the financial advisors to Interland reported on the material terms of the merger agreement and the significant points of negotiations between the parties that remained unresolved at that time. Bear Stearns and members of Interland management also updated the Interland board of directors on the status of the company's strategic alternatives, including the possibility of raising capital from strategic partners. While it was reported that some of Interland's strategic partners had indicated a general interest in potentially making additional, noncontrol investments in Interland, these discussions were at a preliminary stage and would take substantial additional time to bring to closure. Bear Stearns and management updated the Interland board of directors on the status of contacts with prospective strategic partners.

     They also reported on an oral indication of interest in a merger with Interland that had been expressed by one of the entities contacted by Bear Stearns. It was agreed that the indication of interest from this other company should be pursued and that Interland should cooperate in every reasonable manner to provide the information needed to allow this entity to decide whether to make a formal offer.

     From March 16 through 22, 2001, Micron Electronics and Interland were engaged in negotiations on key transaction terms and documents. During this period, issues under discussion included Micron Electronics' concerns about: the method of calculating and adjusting the proposed exchange ratio; Interland's request for a covenant or closing condition giving comfort that Micron Electronics would sell or exit, or announce its intention to sell or exit, its PC Systems business prior to the merger closing; the calculation of any distributions of the Net Proceeds from the sale of the PC Systems business that could be made to the shareholders of Micron Electronics; details of the pre-closing bridge loan requested by Interland and the interplay of the loan provisions with the merger agreement; the composition and structure of the board of directors of the combined company; and the acceleration of vesting as to some Interland options.

     Management of Interland and its financial advisors met with representatives of the other company on March 16, 2001, to discuss the financial condition of Interland and a potential combination of the two companies. On March 20, 2001, the other company delivered to Interland a written indication of interest to engage in a merger pursuant to which each Interland share of common stock would be exchanged for common stock of the other company valued based on a trailing 30-day market average, which was equal to approximately $2.20 per Interland share as of March 21, 2001. The offer was expressly conditioned upon completion of business, legal, and accounting due diligence by the other company, which its chief executive officer had orally indicated would take at least 10 days. The indication of interest was expressly nonbinding. Interland, in consultation with its legal counsel and financial advisors, communicated on the day of receipt of this letter with the chief executive officer of the other company to inquire as to whether the due diligence investigation period could be shortened and as to whether the price that was discussed in the letter could be increased. The response was that the price mentioned in the letter not only would not be increased but was subject to downward revision if the stock price of the other company eroded between that time and the time of the signing of a definitive agreement and that the due diligence period would more likely significantly exceed the estimate of 10 days that had been previously communicated.

     At the same time, Interland confirmed with the chief executive officer of Micron Electronics its understanding that Micron Electronics' position was that a delay in reaching agreement about a proposed business combination beyond March 23, 2001 would result in Micron Electronics terminating all discussions. Interland considered this comment in the context of the overall negotiations and concluded that to give the other company the time needed for a full due diligence investigation would raise a substantial possibility that Micron Electronics would terminate discussions with Interland. Even more importantly, Interland believed that it was very uncertain that a binding agreement with the other company would ever be entered into. This belief was based in part on Interland's prior dealings with the other company. These factors caused management of Interland to tentatively conclude, subject to confirmation by its board of directors, that it would not be in its shareholders' best interests to risk losing the Micron Electronics transaction, which had been more fully investigated by both sides and was on the verge of being signed, in order to give the other company more time to perform its due diligence investigation and possibly negotiate a potential merger.

     The Micron Electronics board of directors met on March 22, 2001, to discuss various aspects of the proposed transaction with Interland, including the principal transaction terms and other issues that had not yet been resolved during the course of the negotiations. During the meeting, the Micron Electronics board of directors also reviewed management's and counsel's due diligence reports on Interland, received a presentation from CIBC World Markets on the financial aspects of the proposed transaction. Following this presentation, CIBC World Markets delivered its oral opinion to the Micron Electronics board of directors, which was subsequently confirmed in writing, to the effect that, as of that date and based upon qualifications, assumptions and other matters set forth in the written opinion, the proposed exchange ratio of
0.8610 provided for in the merger agreement was fair, from a financial point of view, to the holders of Micron Electronics common stock. Based upon these discussions, the board of directors authorized Micron Electronics' management to proceed with the proposed transaction, specifying an exchange ratio of 0.8610 shares of Micron Electronics common stock for each share of Interland common stock, subject to adjustment under specified circumstances. The parties and their respective legal representatives continued to negotiate over the next several hours to resolve open issues, including details regarding the potential cash payment to the Micron Electronics shareholders, the adjustment of the exchange ratio if Micron Electronics were to be unable to maintain cash at designated levels at the time of the anticipated closing of any merger with Interland, closing conditions, and some of the specific terms of the transaction documents. Micron Electronics' board of directors then reconvened and approved the final terms of the merger agreement and the related transaction agreements. Also during this period, Micron Electronics and Ken Gavranovic negotiated the terms of an employment agreement to become effective if the merger closes.

     On March 22, 2001, the Interland board of directors also met to consider the proposed transaction with Micron Electronics. This meeting reconvened in the early morning hours of Friday, March 23, 2001. At the meeting, the Interland board was given an update on negotiations with Micron Electronics regarding the merger agreement and related agreements and the material terms of these documents were reviewed. In addition, the Interland board reviewed management's and counsel's due diligence reports on Micron Electronics.

     At the same meeting, Bear Stearns representatives gave updates to the Interland board of directors regarding the efforts undertaken to contact potentially interested parties and how these communications had not resulted in any real possibility of an alternative transaction. The discussions with the other company and its written indication of interest were reported to and discussed by Interland's board of directors. Bear Stearns then made a presentation to the Interland board of directors regarding the proposed transaction and addressed issues associated with potential alternative strategies for Interland. Following this presentation, Bear Stearns delivered its oral opinion to the Interland board of directors, which was subsequently confirmed in writing, to the effect that, as of that date and based upon certain other qualifications, assumptions, limitations and other matters which would be set forth in the written opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to Interland's common shareholders.

     Micron Electronics and Interland then executed the merger agreement and the related agreements at approximately 6:30 a.m., Eastern time, and shortly thereafter publicly announced the proposed merger.

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

MICRON ELECTRONICS' REASONS FOR THE MERGER

     The board of directors of Micron Electronics has determined that the issuance of shares of Micron Electronics provided for in the merger is fair to, and in the best interests of, Micron Electronics and its shareholders. Accordingly, the Micron Electronics board recommends that its shareholders vote for the issuance of the Micron Electronics common stock in the merger, for the amendment to its articles of incorporation to increase the number of authorized shares of common stock and change the name of Micron Electronics to Interland, Inc., for the amendments of its bylaws, for increasing the size of the Micron Electronics' board of directors to eight members and for the election of three new directors.

     Micron Electronics' board consulted with Micron Electronics' senior management as well as its legal counsel and financial advisors in reaching its decision. The following are among the reasons why the Micron Electronics' board believes that the merger will benefit Micron Electronics:

     - the acquisition of Interland will provide the opportunity to strengthen HostPro's position within the small and medium enterprise market. The combination of the two companies will enable the combined company to become a leading provider of business-class hosting to this market, with one of the broadest portfolios of managed hosting and value-added services;

     - Micron Electronics had begun the process of transforming itself from a traditional PC manufacturer to an Internet-focused company over two years ago. The merger will enable Micron Electronics to focus its resources on the growth opportunities of the Web hosting business rather than the mature PC Systems business.

     - the addition of Interland's Atlanta data center will provide the combined company with a nationwide infrastructure. A data center presence on both the east and west coasts, along with nationwide technical support capabilities, will enable the combined company to provide more services to customers, such as content mirroring, facilities disaster recovery, and the ability to expand hours of customer service operations;

     - Interland has developed strategic distribution channel relationships with companies such as Verizon, International Profit Associates and Road Runner. These channel partners, along with broader product offerings, will provide the combined company an opportunity to accelerate sales growth;

     - the belief that the combined company can take advantage of the benefits of an integrated management team, streamlined operations and strengthened infrastructure; and

     - management's belief that the consolidation of the hosting industry will enable businesses with substantial resources and scale to effectively compete in the future in cost structure and service offerings.

     In the course of its deliberations, the Micron Electronics board, with Micron Electronics senior management, reviewed and considered a number of other factors relevant to the merger. In particular, the Micron Electronics board considered, among other things:

     - information concerning the parties' respective businesses, prospects, financial performance and condition, operations and present and planned service offerings;

     - prospects of increasing revenues after the merger;

     - the costs expected to be incurred in connection with the merger, in future quarters, including merger-related costs and potential costs or charges to combine operations;

     - reports from senior management as to the results of the due diligence investigation of Interland and as to the merits, risks and strategic importance of the merger;

     - current market conditions and historical trading information with respect to both companies' common stock;

     - the opinion of CIBC World Markets delivered March 22, 2001, that, as of such date, the exchange ratio is fair, from a financial point of view, to the holders of Micron Electronics common stock;

     - comparable merger transactions; and

     - the terms and conditions of the merger agreement taken as a whole.

     The Micron Electronics board also considered a variety of potentially negative factors in deliberating the merits of the proposed merger, including but not limited to:

     - the uncertainty of Interland's future revenues;

     - the potential dilutive effect of the issuance of Micron Electronics stock in the merger;

     - the risk that relationships with customers would be disrupted in implementing the merger and the potential detrimental impact on revenues;

     - risks associated with the closing condition that Micron Electronics enter an agreement to sell or begin to exit its PC Systems business prior to the merger closing, particularly in light of the amount of historic revenues contributed by the PC Systems business to Micron Electronics;

     - risks of making the pre-closing bridge loan to Interland, especially if the merger fails to close;

     - the risk of an upward adjustment to the exchange ratio in favor of Interland if there is a shortfall in Micron Electronics' projected cash at the merger closing;

     - the risk that the contemplated cash distribution to Micron Electronics' shareholders resulting from net Excess Cash at the merger closing or receipt of Net Proceeds from a sale of the PC Systems business would be zero;

     - the difficulty of managing separate operations at different geographic locations;

     - the risk that key technical and management personnel of Interland might not be retained after the merger;

     - the possibility that some of the benefits sought to be obtained through the merger may not be realized; and

     - the other risks described under "Risk Factors" above.

     The Micron Electronics board of directors concluded that, on balance, the potential benefits to Micron Electronics and its shareholders of the merger outweighed the risks associated with the merger.

     The Micron Electronics board of directors does not intend the discussion of information and factors that it considered to be exhaustive, but believes the discussion includes the material factors that it considered. In view of the complexity and wide variety of information and factors, both positive and negative, that it considered in connection with its evaluation of the merger, the Micron Electronics board of directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination. In addition, individual members of the Micron Electronics board of directors may have given different weight to different factors.

RECOMMENDATION OF THE MICRON ELECTRONICS BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF MICRON ELECTRONICS BELIEVES THAT THE MERGER AND THE MERGER AGREEMENT, THE ISSUANCE OF THE SHARES OF MICRON ELECTRONICS COMMON STOCK IN THE MERGER, THE AMENDMENT OF THE ARTICLES OF INCORPORATION AND BYLAWS, THE INCREASE IN THE SIZE OF THE MICRON ELECTRONICS BOARD OF DIRECTORS AND THE ELECTION OF THE NOMINEES FOR DIRECTOR ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, MICRON ELECTRONICS AND ITS SHAREHOLDERS. IN CONNECTION WITH THE MERGER, THE MICRON ELECTRONICS' BOARD UNANIMOUSLY RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE "FOR" THE PROPOSALS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

     In considering the recommendation of the Micron Electronics board of directors with respect to the proposals, you should be aware that some directors and officers of Micron Electronics have interests in the merger that are different from, or are in addition to, the interests of Micron Electronics shareholders generally. Please see the section entitled "The Merger and Related Transactions -- Interests of certain persons in the merger" on page 67.

INTERLAND'S REASONS FOR THE MERGER

     In the latter half of 2000, dramatic changes in the capital markets made debt and equity financing more difficult to obtain, particularly for Internet and technology-based companies such as Interland. Interland's growth strategy from its founding had been to build market share as quickly as possible, which entailed incurring significant operating losses. The impact of operating losses on Interland's cash position is demonstrated by its cash position of $96.4 million on July 31, 2000 after its July 2000 initial public offering, as compared to $78.6 million at September 30, 2000 and $56.3 million at December 31, 2000.

     Given the sensitivity of Interland's growth strategy to the continued availability of additional capital, Interland's management determined in the fall of 2000 that, in conjunction with its efforts to accelerate the company's pathway to profitability, it would be prudent to proceed to fully consider and pursue any financing or other strategic alternatives that might be available to enhance shareholder value. At a meeting of Interland's board of directors on March 22 - 23, 2001, the directors present at the meeting voted to enter into the merger agreement and to recommend that Interland's shareholders vote to approve the merger and approve and adopt the merger agreement.

     The decision of the Interland directors to enter into the merger agreement, and to recommend that Interland shareholders approve the merger and approve and adopt the merger agreement, was the result of their careful consideration of a range of strategic alternatives, including the pursuit of a long-term independent business strategy for Interland.

     In the course of reaching its decision to adopt the merger agreement, the Interland board of directors consulted with:

     - Interland's management, regarding the business and financial condition of Interland, trends and competitors in the Web and applications hosting industry, Interland management's due diligence investigation of Micron Electronics' business and the terms and other conditions of the proposed merger;

     - Bear Stearns, Interland's financial advisor, regarding the financial aspects of the proposed transaction and the fairness, from a financial point of view, to holders of Interland common stock of the exchange ratio in the merger; and

     - Interland's legal counsel regarding the proposed terms of the transaction and the obligations of the members of the Interland board in its consideration of the proposed transaction.

     In reaching its decision, the Interland board considered the following information and positive factors:

     - the risks associated with continuing to execute Interland's strategic growth plan as an independent entity as an alternative to the merger, including, among others, risks associated with remaining independent amidst industry-wide slowdown, consolidation and competition;

     - the difficulties in pursuing additional debt or equity financing and the potential for substantial dilution in light of recent disruptions in the capital markets, particularly at a time when additional financing is increasingly necessary for Interland to pursue its growth strategy and business plan, in conjunction with Micron Electronics' strong liquidity position and ability to provide a $10.0 - 20.0 million loan prior to the closing of the merger, which would be particularly important if volatile capital market conditions continue;

     - the combination of the similar operations and strategy of the HostPro business with Interland's operations to create a broader company with extended reach, greater financial, human and technological resources, and because of the depth of its resources, enhanced future operating flexibility and increased opportunity for growth;

     - the possibility of achieving substantial operational synergies and economies of scale through the combination of Interland's sales force with Micron Electronics' national data center network, the opportunity to eliminate operational and administrative redundancies, and increased purchasing power with equipment and internet connectivity providers;

     - the ability of the combined companies to withstand operating losses pending execution of their business strategies following the merger, given their combined financial condition including the low debt levels;

     - the financial and other terms and conditions of the merger agreement and the merger, including the contractual grant of proportionate representation of Interland shareholders on the board of directors of Micron Electronics following the closing and the provision for an interim loan to Interland by Micron Electronics after June 30, 2001 if the merger has not closed by that time;

     - the opportunity for the holders of Interland common stock to receive a premium over the trading value of Interland common stock on March 22, 2001, the last day of trading before the announcement of the merger, while at the same time allowing these shareholders to participate in a larger and more diversified company and, as shareholders of the combined company, to benefit from any future growth of the combined company;

     - the exchange ratio, which will enable the Interland shareholders to own at least approximately 30% of the outstanding stock of the combined company following the merger;

     - the oral opinion, subsequently confirmed in writing, of Bear Stearns delivered March 23, 2001, that, as of such date, the exchange ratio is fair, from a financial point of view, to holders of Interland common stock (see the section entitled "Opinion of Interland's financial advisor");

     - the ability of the board of directors to continue to receive unsolicited inquiries and proposals regarding other potential business combinations, negotiate and give information to third parties making such unsolicited proposals, and subject to the satisfaction of specified conditions, in the exercise of its fiduciary duties, withdraw or modify its recommendation to the Interland shareholders regarding the merger and, if Interland shareholders were then to reject the merger, enter into an agreement with respect to a more favorable transaction with a third party, subject to the payment of a termination fee to Micron Electronics;

     - the ability to complete the merger as a reorganization for United States federal income tax purposes in which Interland shareholders generally will not recognize any gain or loss, except for any gain or loss recognized in connection with cash received for a fractional share of Micron Electronics' common stock;

     - the headquarters of the combined company will be in Atlanta, Georgia, for a period of at least 18 months after the closing of the merger; and

     - the adoption of the Interland name by Micron Electronics following the merger and the survival and possible growth of the Interland brand.

     The Interland directors also considered potentially negative factors relating to the merger, including:

     - the possibility that other transactions by Micron Electronics could delay or inhibit the completion of the merger, including Micron Electronics' possible sale of the PC Systems business prior to the closing, or commencement of the wind down of the PC Systems business by that date to satisfy Interland's closing condition, and the sale of SpecTek;

     - the possibility that costs associated with the Micron Electronics' operation or sale of or exit from the PC Systems business could result in Micron Electronics having substantially less cash available than anticipated upon the closing of the merger, which could jeopardize the combined company's ability to adequately fund its operations;

     - the possibility that the settlement of existing litigation, claims or assessments against Micron Electronics could result in a material use of existing cash, which could inhibit the combined company's ability to adequately fund its operations;

     - the difficulties and risks in integrating the two geographically and operationally diverse companies from technological, operational, marketing, and administrative perspectives; and

     - the interests of some executive officers and directors, including Ken Gavranovic becoming the vice chairman and chief technical officer of the combined company upon the closing of the merger and the acceleration of vesting of stock options of some of the officers and directors of Interland.

     Based in part on (1) the oral opinion presented by Bear Stearns to the Interland board of directors during its meeting, indicating that subject to the conditions, assumptions and limitations contained in their opinion, the proposed exchange ratio was fair, from a financial point of view, to the Interland shareholders and (2) the Interland board of directors' belief that the transaction with Micron Electronics was an attractive offer that would in all likelihood be lost if Interland pursued the possibility of an offer by the other company, the Interland board of directors determined that in its view the merger with Micron Electronics offered the best value reasonably available for Interland's shareholders at that time, and then approved the merger agreement and the ancillary agreements and recommended that it be approved and adopted by the shareholders of Interland.

     Interland's board of directors concluded that the potential benefits of the merger to Interland and its shareholders outweighed the risks associated with the merger. Interland's board of directors does not intend the foregoing discussion of information and factors that it considered to be exhaustive, but believes the discussion includes the material factors that it considered. In view of the complexity and wide variety of information and factors, both positive and negative, that it considered in connection with its evaluation of the merger, Interland's board of directors did not find it practicable to quantify or otherwise assign relative or specific weights to the specific factors that it considered in reaching its determination. In addition, individual members of the Interland board of directors may have given different weight to different factors.

RECOMMENDATION OF THE INTERLAND BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF INTERLAND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF INTERLAND AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

     In considering the recommendation of the board of directors of Interland with respect to the merger agreement and merger, you should be aware that some directors and officers of Interland have interests in the merger that are different from, or are in addition to, the interests of the shareholders of their company generally. Please see the section titled "The Merger and Related Transactions -- Interests of certain persons in the merger" on page 67.

OPINION OF MICRON ELECTRONICS' FINANCIAL ADVISOR

     Micron Electronics engaged CIBC World Markets to act as its exclusive financial advisor in connection with the merger. In connection with this engagement, Micron Electronics requested that CIBC World Markets evaluate the fairness, from a financial point of view, to the holders of Micron Electronics common stock of the exchange ratio provided for in the merger. On March 22, 2001, at a meeting of the board of directors of Micron Electronics held to evaluate the merger, CIBC World Markets rendered an oral opinion, which opinion was confirmed by delivery of a written opinion dated March 22, 2001, to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Micron Electronics common stock.

     The full text of CIBC World Markets' written opinion dated March 22, 2001, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex
B. CIBC World Markets' opinion is addressed to the board of directors of Micron Electronics and relates only to the fairness of the exchange ratio from a financial point of view. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to any matters relating to the merger. The summary of CIBC World Markets' opinion described below is qualified in its entirety by reference to the full text of its opinion. Holders of Micron Electronics common stock are urged to read the opinion carefully in its entirety.

     In arriving at its opinion, CIBC World Markets:

     - reviewed the merger agreement;

     - reviewed audited financial statements of Micron Electronics for the fiscal years ended August 31, 1999 and August 31, 2000 and unaudited financial statements for the three-month period ended November 30, 2000 and audited financial statements of Interland for fiscal years ended December 31, 1998 and December 31, 1999 and unaudited financial statements for the nine-month period ended September 30, 2000;

     - reviewed unaudited financial statements of Interland for the three-month period ended December 31, 2000;

     - reviewed and discussed with the managements of Micron Electronics and Interland internal financial forecasts prepared by Micron Electronics and Interland management relating to Micron Electronics and Interland and certain other financial and business information relating to Micron Electronics and Interland;

     - reviewed historical market prices and trading volume for Micron Electronics common stock and Interland common stock;

     - held discussions with the senior managements of Micron Electronics and Interland with respect to the businesses and prospects for future growth of Micron Electronics and Interland;

     - reviewed and analyzed certain publicly available financial data for certain companies CIBC World Markets deemed comparable to Micron Electronics and Interland;

     - reviewed and analyzed certain publicly available information for transactions that CIBC World Markets deemed comparable to the merger;

     - performed discounted cash flow analyses of Micron Electronics and Interland using certain assumptions of future performance provided to or discussed with CIBC World Markets by the managements of Micron Electronics and Interland;

     - reviewed public information concerning Micron Electronics and Interland; and

     - performed such other analyses and reviewed such other information as CIBC World Markets deemed appropriate.

     In rendering its opinion, CIBC World Markets relied on and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information that Micron Electronics, Interland and their respective employees, representatives and affiliates provided to CIBC World Markets. With respect to internal forecasts relating to Micron Electronics and Interland, all of which were prepared by and reviewed and discussed with the managements of Micron Electronics and Interland, respectively, CIBC World Markets assumed, at the discretion of the managements of Micron Electronics and Interland, without independent verification or investigation, that the forecasts were prepared on bases reflecting the best available estimates and judgments as to the future financial condition and operating results of Micron Electronics and Interland. With respect to estimated costs related to sales or dispositions of assets of Micron Electronics, CIBC World Markets relied solely upon estimates of

Micron Electronics management. In rendering its opinion, CIBC World Markets assumed that the exchange ratio at the time of the closing will be 0.8610, without any adjustments whether because of cash shortfalls, high reserves related to the PC Systems or SpecTek businesses or any other reason. CIBC World Markets assumed with Micron Electronics' consent that, in the course of obtaining the necessary regulatory or third party approvals for the merger, no limitations, restrictions or conditions will be imposed that would have a material adverse effect on Micron Electronics, Interland or the contemplated benefits to Micron Electronics of the merger.

     In light of the anticipated dispositions of the SpecTek and PC Systems businesses, CIBC World Markets based its analysis of the value of Micron Electronics solely on the value of the HostPro business, plus an assumed $200 million in cash at closing, without adding or deducting any additional amounts for the value or potential liabilities of the SpecTek or PC Systems businesses. CIBC World Markets did not make or obtain any independent evaluations or appraisals of the assets or liabilities of Micron Electronics, Interland or affiliated entities. CIBC World Markets expressed no opinion as to Micron Electronics' or Interland's underlying valuation, future performance or long-term viability, or the price at which Micron Electronics common stock would trade at the time of or after announcement or consummation of the merger. CIBC World Markets' opinion was necessarily based on the information available to CIBC World Markets and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets as of the date of its opinion. Although subsequent developments may affect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion. Micron Electronics imposed no other instructions or limitations on CIBC World Markets with respect to the investigations made or the procedures followed by it in rendering its opinion.

     This summary is not a complete description of CIBC World Markets' opinion to the board of directors of Micron Electronics or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. CIBC World Markets believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying CIBC World Markets' analyses and opinion.

     In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond Micron Electronics' and Interland's control. No company, transaction or business used in the analyses as a comparison is identical to Micron Electronics, Interland or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

     The estimates contained in CIBC World Markets' analysis and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CIBC World Markets' analyses and estimates are inherently subject to substantial uncertainty.

     The type and amount of consideration payable in the merger was determined through negotiation between Micron Electronics and Interland and the decision to enter into the merger was solely that of the board of directors of Micron Electronics. CIBC World Markets' opinion and financial analyses were only one of many factors considered by the board of directors of Micron Electronics in its evaluation of the merger and should not be viewed as determinative of the views of the Micron Electronics board of directors or management with respect to the merger or the exchange ratio provided for in the merger.

     The following is a summary of the material financial analyses underlying CIBC World Markets' opinion to the board of directors of Micron Electronics in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand CIBC World Markets' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CIBC World Markets' financial analyses.

Implied exchange ratio analysis

     Using the results derived for Micron Electronics and Interland from the "Selected companies analysis," "Selected precedent transactions analysis," "Discounted cash flow analysis" and "Contribution analysis" described below, CIBC World Markets calculated an implied exchange ratio reference range for each analysis. CIBC World Markets then compared the implied exchange ratio reference range derived from each analysis to the exchange ratio provided for in the merger. This analysis indicated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio in the merger of 0.8610x:

                                                              IMPLIED EXCHANGE RATIO RANGE
                                                              ----------------------------
Interland selected companies analysis with control
  premium/Micron Electronics selected companies analysis....       0.8508x - 1.2986x
Interland selected precedent transactions analysis /Micron
  Electronics selected companies analysis...................       0.6082x - 0.9284x
Interland discounted cash flow analysis/Micron Electronics
  discounted cash flow analysis.............................       0.5533x - 1.0904x
Contribution analysis.......................................       0.5682x - 0.8604x

     The "Selected companies analysis," "Selected precedent transactions analysis," "Discounted cash flow analysis" and "Contribution analysis" performed by CIBC World Markets for purposes of its "Implied exchange ratio analysis" are described below:

Selected companies analysis

     CIBC World Markets compared financial and stock market information for Interland and the following five selected publicly held companies in the Web hosting industry:

         WEB HOSTING
         - Data Return Corporation
         - Digex Inc.
         - Globix Corp.
         - Interliant, Inc.
         - NaviSite, Inc.

     CIBC World Markets compared financial and stock market information for Micron Electronics and the following nineteen publicly held companies in the Web hosting industry, connectivity industry or PC hardware industry:

          WEB HOSTING
          - Data Return Corporation
          - Digex, Incorporated
          - Globix Corporation
          - Interland, Inc.
          - Interliant, Inc.
          - NaviSite, Inc.

          - Applied Theory Corporation
          - CAIS Internet, Inc.
          - Genuity Inc.
          - Pilot Network Services, Inc.
          - PSINet Inc.
          - Savvis Communications Corporation
          - VIA NET.WORKS, Inc.

          PC HARDWARE
          - Apple Computer, Inc.
          - Compaq Computer Corporation
          - Dell Computer Corporation
          - Gateway, Inc.
          - Hewlett-Packard Company
          - International Business Machines Corporation

     CIBC World Markets reviewed enterprise values as multiples of estimated calendar years 2001 and 2002 revenues. All multiples were based on closing stock prices as of March 21, 2001. Estimated financial data for the selected companies were based on publicly available research analysts' estimates as of that date. Estimated financial data for Micron Electronics and Interland were based on internal forecasts prepared by Micron Electronics and Interland management, respectively.

     For Interland, CIBC World Markets applied a range of selected multiples derived from the selected companies of estimated calendar years 2001 and 2002 revenue to corresponding financial data of Interland in order to derive implied equity reference ranges for Interland. This analysis indicated an implied equity reference range for Interland of approximately $2.08 to $2.84 per share. CIBC World Markets also applied a control premium of 40% to this reference range to approximate a takeover valuation. The control premium used was on the low end of the range of takeover premiums in the selected precedent transactions analysis. Applying a control premium indicated an implied equity reference range for Interland of approximately $2.91 to $3.98 per share.

     For Micron Electronics, CIBC World Markets valued each constituent business of Micron Electronics separately: Web hosting, connectivity and hardware resale, to account for the fact that each business was being valued at substantially different multiples of revenue in the market. CIBC World Markets applied a range of selected multiples derived from the Web hosting, connectivity and PC hardware groups of selected companies of estimated calendar years 2001 and 2002 revenue to corresponding financial data of the Web hosting component of Micron Electronics' business, the connectivity component and the PC hardware resale component. CIBC World Markets multiplied the PC hardware multiples by 10% to account for the lower margin realized by hardware resellers as compared to hardware manufacturers. The resulting enterprise values of the three constituent businesses were then added together, which indicated an implied equity reference range for Micron Electronics of $3.06 to $3.42 per share.

     Selected precedent transactions analysis. CIBC World Markets reviewed the purchase prices and implied transaction multiples in the following 13 selected transactions in the Web hosting industry:

                       ACQUIROR                                     TARGET
                       --------                                     ------
- Metromedia Fiber Network, Inc.                        SiteSmith, Inc.
- Allegiance Telecom, Inc.                              Virtualis Systems, Inc.
- Exodus Communications, Inc.                           GlobalCenter Inc.
- WorldCom, Inc.                                        Intermedia Communications Inc.
- SBC Communications Inc.                               InQuent Inc.
- InterNAP Network Services Corporation                 CO Space, Inc.
- NTT Communications Corporation                        Verio, Inc.
- Nextlink Communications Inc.                          Concentric Network Corporation
- McLeodUSA Incorporated                                Splitrock Services Inc.
- Concentric Network Corporation                        9 Net Avenue, Inc.
- Firstworld Communications Inc.                        Slip.net, Inc.
- Qwest Communications International Inc.               Icon CMT Corp.
- Verio, Inc.                                           Hiway Technologies Inc.

     CIBC World Markets reviewed transaction values in the selected transactions as a multiple of one-year forward and two-year forward revenue. All multiples for the selected transactions were based on publicly available information at the time of announcement of the particular transaction. These multiples were then discounted by 90% to account for currently depressed market conditions in the Web hosting industry, where many companies from the selected companies analysis were trading at over a 90% discount to the 52-week high of their respective trading ranges. Estimated financial data for Interland was based on internal forecasts prepared by Interland management. CIBC World Markets then applied a range of selected multiples derived from the selected transactions of one-year forward and two-year forward revenue to corresponding financial data of Interland in order to derive implied equity reference ranges for Interland. This analysis indicated an implied equity reference range for Interland of approximately $2.08 to $2.84 per share.

Discounted cash flow analysis

     CIBC World Markets performed separate discounted cash flow analyses for each of Micron Electronics and Interland to estimate the present value of the unlevered, after-tax free cash flows that Micron Electronics and Interland each could generate over fiscal years 2001 through 2005. Estimated financial data for Micron Electronics and Interland were based on internal forecasts prepared by Micron Electronics and Interland management, respectively, which CIBC World Markets reviewed and discussed with the managements of Micron Electronics and Interland. CIBC World Markets calculated a range of estimated EBITDA terminal values by applying terminal value multiples ranging from 10.0x to 12.0x to Micron Electronics' and Interland's projected fiscal year 2005 EBITDA. The present value of the cash flows and terminal values were calculated using a discount rate of 25% to 30%. This analysis indicated an implied equity reference range for Micron Electronics of approximately $8.69 to $11.53 per share and an implied equity reference range for Interland of approximately $6.38 to $9.47 per share.

Contribution analysis

     CIBC World Markets analyzed the relative contributions of Micron Electronics and Interland to the combined company's fiscal 2000 and estimated fiscal years 2001 and 2002 Web hosting revenue. Estimated financial data for Micron Electronics and Interland were based on internal forecasts prepared by Micron Electronics and Interland management, respectively, which CIBC World Markets reviewed and discussed with the managements of Micron Electronics and Interland. This analysis indicated implied contribution reference ranges of approximately 77.9% to 70.0% pro forma equity ownership for Micron Electronics and approximately 22.1% to 30.0% pro forma equity ownership for Interland, as compared to the pro forma equity ownership in the combined company immediately upon consummation of the merger for the holders of Micron Electronics common stock of approximately 70% and for the holders of Interland common stock of approximately 30%.

Other factors

     In rendering its opinion, CIBC World Markets also reviewed and considered other factors, including:

     - selected research analysts' reports for Micron Electronics and Interland, including stock price estimates of those analysts;

     - the 52-week historical trading ranges for Micron Electronics common stock and Interland common stock;

     - the relationship between movements in Micron Electronics common stock and Interland common stock, movements in the common stock of selected companies in the Web hosting industry and movements in the Nasdaq National Market Index; and

     - the potential pro forma financial impact of the merger on Micron Electronics and Interland based on internal forecasts prepared by Micron Electronics and Interland management, respectively, which CIBC World Markets reviewed and discussed with the managements of Micron Electronics and Interland.

Miscellaneous

     Micron Electronics selected CIBC World Markets based on CIBC World Markets' reputation, expertise and familiarity with Micron Electronics and its business. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. CIBC World Markets has in the past provided services to Micron Technology unrelated to the merger, for which services CIBC World Markets has received compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade the securities of Micron Electronics and Interland for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

     Micron Electronics has agreed to pay CIBC World Markets for its financial advisory services upon consummation of the merger an aggregate fee equal to a percentage of the total consideration, including liabilities assumed, payable in the merger. It is currently estimated that the aggregate fee payable to CIBC World Markets will be approximately $2.6 million. In addition, Micron Electronics has agreed to reimburse CIBC World Markets for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

OPINION OF INTERLAND'S FINANCIAL ADVISOR

Overview

     Interland engaged Bear, Stearns & Co. Inc. as its financial advisor based on Bear Stearns' experience and expertise in similar transactions. Bear Stearns is an internationally recognized investment banking firm. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     At the March 23, 2001 meeting of the Interland board of directors, Bear Stearns rendered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date and based on upon qualifications, assumptions, limitations and other matters set forth in the written opinion, the exchange ratio provided for in the agreement was fair, from a financial point of view, to holders of Interland common stock.

     The full text of Bear Stearns' written opinion, which sets for the assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference. The summary of the Bear Stearns opinion set forth below is qualified in its entirety by reference to the full text of the opinion. INTERLAND SHAREHOLDERS ARE URGED TO READ THE BEAR STEARNS OPINION IN ITS ENTIRETY. In reading the discussions of the Bear Stearns opinion set forth below, Interland shareholders should be aware that the opinion:

     - was provided to the Interland board of directors for its benefit and use in connection with its consideration as to whether the exchange ratio was fair, from a financial point of view, to the shareholders of Interland;

     - did not constitute a recommendation to the board of directors of Interland in connection with the merger;

     - did not constitute a recommendation to any holders of Interland common stock as to how to vote in connection with the merger;

     - did not address Interland's underlying business decision to pursue the merger, the relative merits of the merger as compared to alternative business strategies that might exist for Interland or the effects of any other transaction in which Interland might engage; and

     - did not express any opinion as to the price or range of prices at which the shares of common stock of Interland and Micron Electronics would trade subsequent to the announcement of the restructuring and the merger or as to the price or range of prices at which the shares of common stock of Micron Electronics may trade subsequent to the consummation of the restructuring and the merger.

     Although Bear Stearns evaluated the fairness, from a financial point of view, of the exchange ratio to the shareholders of Interland, the exchange ratio itself was determined at arms-length negotiations. Bear Stearns provided advice to Interland during the course of such negotiations as requested by the Board of Directors. Interland did not provide specific instructions to, or place any procedures to be followed or factors to be considered by, Bear Stearns in performing its analyses or providing its opinion.

     In arriving at its opinion, Bear Stearns, among other things:

     - reviewed the merger agreement between Interland and Micron Electronics;

     - reviewed Interland's (1) Annual Report for the year ended December 31, 2000, (2) Registration Statement on Form S-1 which became effective on July 24, 2000 and the Prospectus contained therein, (3) unaudited financial results for the two months ended February, 28, 2001 and (4) reports on Form 8-K for the year ended December 31, 2000 and through March 23, 2001;

     - reviewed Micron Electronics' (1) Annual Report for the year ended August 31, 2000, (2) Quarterly Report on Form 10-Q for the period ended November 30, 2000, (3) unaudited financial results for the two months ended January 31, 2001 and (4) reports on Form 8-K for the three years ended December 31, 2000 and through March 23, 2001;

     - reviewed certain operating and financial information, including projections for the three years ending December 31, 2003, prepared and provided to Bear Stearns by Interland's management relating to Interland's business and prospects on a standalone basis;

     - reviewed certain operating and financial information, including projections for the three years ending August 31, 2003, prepared and provided to Bear Stearns by Micron Electronics' management relating to Micron Electronics' business and prospects on a standalone basis giving effect to the restructuring;

     - reviewed certain estimates of cost savings and other combination benefits expected to result from the merger, prepared and provided to Bear Stearns by Interland's management;

     - met with certain members of the senior management of Interland and Micron Electronics to discuss each company's respective business, operations, historical and projected financial results and future prospects;

     - reviewed the historical prices, trading multiples and trading volumes of the common stock of Interland and Micron Electronics;

     - reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Interland and Micron Electronics;

     - reviewed the terms of recent merger and acquisition transactions of companies which Bear Stearns deemed generally comparable to Interland;

     - reviewed the pro forma financial results, financial condition and capitalization of Micron Electronics on a pro forma basis giving effect to the restructuring and merger; and

     - conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

     In preparing its opinion, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the financial projections and estimated combination benefits, provided to Bear Stearns by Interland and Micron Electronics. With respect to the financial projections and estimated combination benefits, Bear Stearns assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Interland and Micron Electronics as to the expected future performance of Interland and Micron Electronics on a standalone basis and of Micron Electronics on a pro forma basis giving effect to the restructuring and the merger. Bear Stearns further assumed the accuracy of and relied upon information provided by Micron Electronics' management relating to (1) cost estimates relating to effecting the restructuring, (2) the impact of the restructuring on Micron Electronics' financial statements and projections and
(3) the timing of the restructuring. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the financial projections, synergy estimates and information relating to the restructuring provided to Bear Stearns, and Bear Stearns further relied upon the assurances of the senior managements of Interland and Micron Electronics that they are unaware of any facts that would make the information, financial projections, synergy estimates and information relating to the restructuring provided to Bear Stearns incomplete or misleading.

     In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities of Interland and Micron Electronics, nor was Bear Stearns furnished with any such appraisals. Bear Stearns assumed that the merger will:

     - qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; and

     - be consummated without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Interland and Micron Electronics on a standalone basis or on Micron Electronics on a pro forma basis giving effect to the restructuring and the merger.

     The following is a brief summary of the material valuation, financial and comparative analyses considered by Bear Stearns in connection with the rendering of its opinion. This summary does not purport to be a complete description of the analyses underlying the Bear Stearns opinion.

     Bear Stearns' opinion is necessarily based on economic, market and other conditions, and the information made available to Bear Stearns, as of the date of the opinion. In performing its analyses, Bear Stearns made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bear Stearns,

Interland and Micron Electronics. Any estimates contained in the analyses performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Summary of reviews and analyses

     The following is a summary of the material reviews and financial and valuation analyses presented by Bear Stearns to Interland's board of directors at its meeting held on March 23, 2001. In order to understand fully the reviews and financial valuation analyses used by Bear Stearns, any information presented in tabular format must be read together with the text of each summary. The tables alone do not represent a complete description of any such reviews or financial and valuation analyses.

Situation analysis

     Bear Stearns updated the Interland board of directors on various recent developments in the U.S. capital markets and the telecom sector. Bear Stearns also reviewed the solicitation efforts it had undertaken relating to a potential sale of Interland, which efforts culminated in the agreement to merge with Micron Electronics.

     U.S. capital markets overview. Bear Stearns reviewed the current state of the U.S. equity and debt capital markets and observed that the U.S. equity markets have been extremely challenging over the past year and particularly since September 1, 2000. Bear Stearns noted that U.S. equity markets have experienced high levels of volatility with rapid and extreme changes in valuations. Specifically, Bear Stearns observed that the Nasdaq composite index closed at 4,234.33 on September 1, 2000 and closed at 1,890.91 at March 16, 2001, a decline of 55.3%. In addition, U.S. issuances of equity and equity-linked securities for the telecom sector declined from $1.7 billion in March 2000 to virtually none in March 2001. Similarly, the U.S. market conditions for high yield and investment grade debt were also very difficult in 2000, but have experienced some recovery during the first part of 2001. The spread over U.S. Treasurys (i.e., the difference between average yields on U.S. Treasurys and average yield-to-worst levels for high yield bonds) fell from 941 basis points in mid-December 2000 to 791 basis points on March 16, 2001. Bear Stearns noted, however, that the high yield market continues to remain closed for smaller, first-time issuers.

     Telecom sector overview. Bear Stearns noted that stock prices across various sub-sectors of the telecommunications and data services sectors had declined substantially over the past year, and particularly since September 1, 2000. Since September 1, 2000, indicies of Web hosting companies, integrated communications providers/competitive local exchange carriers and the long-distance carriers had declined approximately 85.3%, 52.4% and 38.8%, respectively. Bear Stearns further noted that many of Interland's competitors, generally the smaller, more capital-constrained Web hosting companies, had seen their stock prices trade down to "distressed" levels. Such stock price declines had been driven by missed earnings targets for the third and fourth quarters of 2000, reduced guidance for 2001 financial targets and by the lack of access to debt or equity capital markets for all but the highest quality issuers.

     Bear Stearns further noted that GST Telecommunications, Inc., ICG Communications, Inc. and NorthPoint Communications Group, Inc. each had filed for Chapter 11 bankruptcy protection in recent months and that many other new entrant providers of telecommunications services were on the brink of a severe liquidity crisis as of mid-March 2001.

     Summary of Interland solicitation efforts. Bear Stearns reviewed the efforts it had undertaken related to a potential sale of Interland. Bear Stearns noted that it had contacted 22 public companies about the sale of, or business combination with, Interland, and the only parties that expressed any interest were Micron Electronics and one other party (see section entitled "Background of the Merger" above).

     Business and financial overviews. Bear Stearns conducted a review of the historical and projected financial results and financial condition of Interland and Micron Electronics on a stand-alone basis and of Micron Electronics on a pro forma basis giving effect to the restructuring and the merger.

     Interland. Bear Stearns reviewed Interland's recent historical operating and financial results and projected operating and financial results through December 31, 2003. Bear Stearns observed that since July 2000, at the time of Interland's initial public offering, Interland management had made significant reductions to its estimates for revenue and earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, for the 2001-2003 period. Bear Stearns noted further that Interland's actual revenue and EBITDA performance for the two-month period ended February 28, 2001 was below such recently reduced revenue and EBITDA estimates referenced above. Bear Stearns also observed that Interland was not fully funded based on its most recent projections, and that, given recent financial and operating performance was below management estimates, an even greater amount of capital may be needed sooner than currently anticipated. Bear Stearns reviewed Interland's potential short-term and long-term funding sources and noted that Interland would likely be unable to secure adequate financing for its current business plan from external sources given current U.S. capital markets.

     Micron Electronics. Bear Stearns reviewed Micron Electronics' recent historical operating and financial results and projected operating and financial results through August 31, 2003, in each case giving effect to the restructuring. Bear Stearns noted that Micron Electronics' actual operating and financial results for the two-month period ended January 31, 2001 were relatively consistent with Micron Electronics' estimated results for such period. Bear Stearns also noted that, based on operating projections and on cost estimates relating to the restructuring provided by Micron Electronics management, Micron Electronics would have more than adequate cash balances to fund its current business plan.

     Micron Electronics pro forma for the merger. Bear Stearns reviewed the projections of Interland and Micron Electronics (giving effect to the restructuring) and also the combination of cost savings and benefits that were expected to result from the merger. Bear Stearns noted that such projections provided by Interland's and Micron Electronics' management had roughly similar projected revenue growth rates, profit margins and mix of revenue. Bear Stearns further noted that expected cost savings provided by Interland management totaled approximately $10.5 million for the third and fourth quarters of 2001 and approximately $33.8 million for 2002, while expected one-time costs to achieve such synergies were expected to total approximately $14.5 million. Bear Stearns noted the significant improvement in Micron Electronics' projected profitability and cash position as a result of such estimated cost savings as compared to the sum of the two company's projections excluding the estimated cost savings.

Financial and valuation analyses

     Hypothetical pro forma trading valuation analysis. Bear Stearns calculated a range of implied trading values per Interland common share on a pro forma basis giving effect to the merger, the restructuring and the exchange ratio. Bear Stearns chose a range of enterprise values of $180.0 million to $280.0 million for Interland and Micron Electronics combined on a pro forma basis. Such enterprise value range implies a range of enterprise value/2001 estimated revenue multiples for Micron Electronics on a pro forma basis of approximately 1.23x to 1.91x, which compared to 1.47x for Interland on a standalone basis, 1.94x for Data Return Corp., 2.49x for Globix Corp. and a mean of 1.47x for the smaller Web hosting companies based on closing stock prices as of March 20, 2000 (see "Analysis of comparable publicly traded Web hosting companies" below).

     After subtracting total debt and adding excess cash balances relating to both Interland and Micron Electronics, as well as certain other adjustments, Bear Stearns derived an aggregate net equity value for Micron Electronics on a pro forma basis giving effect to the merger and the restructuring. Bear Stearns then calculated a range of Micron Electronics pro forma per share equity values by dividing such aggregate net equity value by the number of Micron Electronics fully diluted common shares that would be outstanding subsequent to the merger based on the exchange ratio. Bear Stearns then calculated the range of implied Interland per share values by multiplying such Micron Electronics pro forma per share equity values by the exchange ratio, and also compared such implied per share equity values for Interland to Interland's closing stock price of $1.66 per share on March 20, 2001. A summary of such hypothetical pro forma trading valuation analysis is provided in the table below.

                      PRO FORMA VALUES PER INTERLAND SHARE

                                                  HYPOTHETICAL RANGE OF MICRON ELECTRONICS
                                                       PRO FORMA ENTERPRISE VALUES(1)
                                                  ----------------------------------------
                                                  $180.0     $200.0     $240.0     $280.0
                                                  -------    -------    -------    -------
IMPLIED 2001 REVENUE MULTIPLE...................    1.23x      1.36x      1.64x      1.91x
PRO FORMA COMBINED EQUITY VALUE(2)..............  $335.3     $356.1     $396.1     $436.1
VALUE PER MICRON ELECTRONICS COMMON SHARE(3)....  $ 2.40     $ 2.54     $ 2.83     $ 3.11
VALUE PER INTERLAND COMMON SHARE(4).............  $ 2.06     $ 2.19     $ 2.43     $ 2.68
% Premium to March 20, 2001 closing price.......    24.7%      32.1%      46.9%      61.8%

-------------------------
(1) Dollars in millions, except per share data.
(2) Represents enterprise value less total debt and plus excess cash of the combined companies. Micron Electronics' cash contribution based on estimated $200.0 million at closing.
(3) Represents pro forma combined equity value divided by the number of fully diluted Micron Electronics common shares to be outstanding subsequent to merger based on the exchange ratio.
(4) Value per Micron Electronics common share multiplied by the exchange ratio of 0.8610.

     Bear Stearns then calculated a range of implied Interland per share equity values giving effect to the combination benefits discussed above (see "Micron Electronics pro forma for the merger" above). Bear Stearns calculated such values based on an estimated range of annual EBITDA synergies at intervals up to and including $30.0 million, which annual EBITDA synergies Bear Stearns capitalized at a multiple of 10.0x. The range of implied Interland per share equity values based on such EBITDA synergies, and the premiums of such values to Interland's closing stock price of $1.66 per share on March 20, 2001, is provided in the table below.

        PRO FORMA VALUES PER INTERLAND SHARE INCLUDING EBITDA SYNERGIES

                                      HYPOTHETICAL RANGE OF MICRON ELECTRONICS
                                           PRO FORMA ENTERPRISE VALUES(1)
                                      ----------------------------------------
      ASSUMED ANNUAL SYNERGIES         $180       $200       $240       $280
      ------------------------        -------    -------    -------    -------
$ 0.0...............................   $2.06      $2.19      $2.43      $2.68
  7.5...............................    2.44       2.56       2.80       3.05
 15.0...............................    2.90       3.02       3.26       3.50
 22.5...............................    3.35       3.47       3.70       3.94
 30.0...............................    3.79       3.91       4.14       4.37

                                      HYPOTHETICAL RANGE OF MICRON ELECTRONICS
                                           PRO FORMA ENTERPRISE VALUES(1)
                                      ----------------------------------------
      ASSUMED ANNUAL SYNERGIES         $180       $200       $240       $280
      ------------------------        -------    -------    -------    -------
$ 0.0...............................    24.7%      32.1%      46.9%      61.8%
  7.5...............................    47.1       54.5       69.3       84.0
 15.0...............................    74.8       82.1       96.7      111.1
 22.5...............................   102.2      109.3      123.6      137.8
 30.0...............................   128.9      136.1      150.0      164.0

-------------------------
(1) Dollars in millions, except per share data.

     Implied and current valuations and trading multiples. Bear Stearns reviewed the aggregate net equity and enterprise values of Interland based on (1) Interland's closing stock price and 20-day average stock price as of March 20, 2001 and (2) the implied pro forma per share equity values giving effect to the merger (assuming no synergies) (see "Hypothetical pro forma trading valuation analysis" above). In addition, Bear Stearns compared such per share values to Interland's recent trading prices and also calculated implied multiples of enterprise value/estimated revenue for 2001 and 2002. These analyses are summarized in the table below.

                    SUMMARY VALUATIONS AND IMPLIED MULTIPLES

                                                 INTERLAND
                                      -------------------------------   HYPOTHETICAL RANGE OF MICRON ELECTRONICS
                                                           20-DAY            PRO FORMA ENTERPRISE VALUES(1)
                                          CLOSE           AVERAGE       -----------------------------------------
                                      MARCH 20, 2001   MARCH 20, 2001     $180       $200       $240       $280
                                      --------------   --------------   --------   --------   --------   --------
INTERLAND STOCK PRICES.....               $1.66            $ 1.89        $ 2.06     $ 2.19     $ 2.43     $ 2.68
INTERLAND NET EQUITY
  VALUE....................               $79.5            $ 90.9        $ 99.2     $105.1     $116.9     $128.7
INTERLAND ENTERPRISE
  VALUE(2).................               $95.4            $106.7        $115.0     $120.9     $132.7     $144.5
PREMIUM/(DISCOUNT) TO:
Closing Price on
  03/20/01.................  $ 1.66         0.0%             14.2%         24.7%      32.1%      46.9%      61.8%
20-Day Average.............    1.89       (12.5)              0.0           9.1       15.6       28.6       41.6
52 Week High Price.........   12.00       (86.2)            (84.2)        (82.8)     (81.8)     (79.7)     (77.7)
52 Week Low Price..........    1.38        20.5              37.6          50.2%      59.1%      77.0%      94.9%
ENTERPRISE VALUE/TOTAL
  REVENUE(2)
LQA........................                2.29x             2.56x         2.76x      2.90x      3.19x      3.47x
2001E......................                1.47              1.64          1.77       1.86       2.04       2.22
2002E......................                0.73              0.81          0.88       0.92       1.01       1.10

-------------------------
(1) Dollars in millions, except per share data.
(2) Enterprise value represents equity value plus debt and less excess cash.

     Bear Stearns noted that the aforementioned range of implied pro forma equity values per Interland common share represented meaningful premia versus Interland's closing stock price and 20-day average stock price as of March 20, 2001 and its 52-week low closing stock price of $1.38 per share on March 16, 2001.

     Analysis of comparable publicly traded Web hosting companies. Bear Stearns analyzed selected historical and projected operating information, stock market performance data and valuation multiples for Interland and implied valuation multiples for Micron Electronics on a pro forma basis giving effect to the merger and the restructuring (see "Hypothetical pro forma trading valuation analysis" and "Implied and current valuations and trading multiples" above). Bear Stearns then compared such data to that of certain publicly traded Web hosting companies deemed by Bear Stearns to be comparable to Interland. Specifically, Bear Stearns calculated enterprise value/estimated 2001 revenue multiples and enterprise value/estimated 2002 revenue multiples based on closing stock prices as of March 20, 2001 for such comparable Web hosting companies. Such values and multiples were based on publicly available information, including estimates published in third-party Wall Street research reports. These comparable companies and their respective trading multiples are set forth in the table below.

             COMPARABLE TRADING MULTIPLES -- WEB HOSTING COMPANIES

                                                                ENTERPRISE VALUE(1)
                                                          --------------------------------
                                                          2001 ESTIMATED    2002 ESTIMATED
                                                             REVENUE           REVENUES
                                                          --------------    --------------
LARGER WEB HOSTING COMPANIES
  Exodus................................................       3.63x             2.19x
  Digex.................................................       3.11              1.95

     HIGH...............................................       3.63X             2.19X
     MEAN...............................................       3.37              2.07
     LOW................................................       3.11              1.95
SMALLER WEB HOSTING COMPANIES
  Globix................................................       2.49x             1.45x
  Data Return...........................................       1.94              1.23
  Navisite..............................................       0.83              0.45
  Interliant............................................       0.63              0.43

     HIGH...............................................       2.49X             1.45X
     MEAN...............................................       1.47              0.89
     LOW................................................       0.63              0.43

-------------------------
(1) Represents net equity value plus market value of debt as of March 20, 2001, less excess cash.

     Bear Stearns noted that Interland and Micron Electronics on a pro forma basis were more comparable to the smaller Web hosting companies, which companies, in general, had lower aggregate stock market capitalizations and lower levels of historical and projected revenue. Such smaller comparable companies also were, in general, more capital constrained and had recent stock price declines greater than those incurred by the larger Web hosting companies.

     No company utilized in the peer group comparison is identical to Interland or Micron Electronics on a pro forma basis and, accordingly, Bear Stearns' analysis of comparable companies necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors which would necessarily affect the relative values of Interland and Micron Electronics on a pro forma basis versus the companies to which they were compared.

     Relative contribution analysis. Bear Stearns also performed an analysis of the relative contributions by Micron Electronics (as adjusted for the restructuring) and Interland to the pro forma combined company with respect to revenue, EBITDA without combination benefits and EBITDA with combination benefits over the 2001 to 2003 period. Bear Stearns' relative contribution analysis was based upon projections provided by both Interland and Micron Electronics management. Bear Stearns then compared the analysis referenced above to the relative contributions to combined enterprise value by Interland and Micron Electronics. Based on the range of hypothetical Micron Electronics pro forma enterprise values and the number of Micron Electronics common shares to be issued to the Interland shareholders based on the exchange ratio, Interland would retain approximately 52.5% - 65.7% of the combined enterprise value and

Micron Electronics would retain 47.5% - 34.3% of the combined enterprise value. The relative contribution analysis is summarized in the table below.

                         RELATIVE CONTRIBUTION ANALYSIS

                                                              HYPOTHETICAL RANGE OF MICRON ELECTRONICS
                                                              ----------------------------------------
                                                                   PRO FORMA ENTERPRISE VALUES(1)
                                                              ----------------------------------------
                                                               $180       $200       $240       $280
                                                              -------    -------    -------    -------
INTERLAND...................................................    65.7%      62.0%      56.5%      52.5%
MICRON ELECTRONICS..........................................    34.3       38.0       43.5       47.5
                                                               -----      -----      -----      -----
                                                               100.0%     100.0%     100.0%     100.0%

                                                               EBITDA WITHOUT     EBITDA WITH
                                                                COMBINATION       COMBINATION
                                            REVENUE               BENEFITS        BENEFITS(2)
                                    -----------------------    --------------    --------------
                                    2001     2002     2003     2002     2003     2002     2003
                                    -----    -----    -----    -----    -----    -----    -----
INTERLAND.........................   44.3%    43.5%    44.5%    33.3%    49.2%    18.2%    39.4%
MICRON ELECTRONICS................   55.7     56.5     55.5     66.7     50.8     36.5     40.8
SYNERGIES.........................     --       --       --       --       --     45.3     19.8
                                    -----    -----    -----    -----    -----    -----    -----
                                    100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%

-------------------------
(1) Dollars in millions.

(2) Assumes EBITDA synergies of $33.8 million in 2002 and 2003.

     Bear Stearns noted that the relative contribution analysis was consistently favorable to Interland. Specifically, the portion of Micron Electronics' pro forma enterprise value retained by Interland's shareholders (i.e., 52.5% - 65.7% of the total) was well in excess of Interland's relative contribution to revenue (44.3% - 44.5% of the total), to EBITDA without synergies (33.3% - 49.2%) and to EBITDA with synergies (18.2% - 39.4%).

     Selected precedent mergers and acquisitions transactions. Bear Stearns reviewed selected precedent mergers and acquisitions involving companies that, like Interland, provide Web hosting services. Bear Stearns made specific reference to two directly comparable transactions in the "shared" Web hosting space -- Nippon Telephone and Telegraph Corp.'s acquisition of Verio, Inc. in May 2000 and XO Communication, Inc.'s acquisition of Concentric Network Corp. in January 2000. However, these transactions were substantially larger than the merger ($6.4 billion and $2.7 billion, respectively) and were announced in early and mid-2000, when the Nasdaq composite index was substantially higher than current levels. In addition, Verio was acquired in a cash transaction. Other transactions were either not directly comparable (e.g., Exodus Communications Inc.'s acquisition of GlobalCenter Inc. (collocation) and WorldCom, Inc.'s acquisition of Intermedia Communications Inc./Digex, Inc. (managed Web hosting)) or were announced when the Web hosting industry was in a different stage of development (e.g., Metromedia Fiber Network, Inc./AboveNet Communications Inc. in June 1999 and Verio/Hiway

Technologies, Inc. in November 1998). The following table summarizes certain relevant statistics for the precedent transactions in the Web hosting sector.

                       PRECEDENT MERGERS AND ACQUISITIONS

                                                                                 ENTERPRISE
                                                                               VALUE/REVENUE
                                                                               MULTIPLE PAID
                                                                                  BASED ON
                                                                             ------------------
                                                                             CURRENT    CURRENT
ANNOUNCEMENT DATE                       ACQUIRER/TARGET                       YEAR      YEAR +1
-----------------                       ---------------                      -------    -------
February 15, 2001    WorldCom/Intermedia...................................     5.4x       4.5x
September 28,
  2000               Exodus/Global Center..................................    28.9       12.3
May 28, 2000         NTT/Verio.............................................    15.5        9.4
January 10, 2000     XO/Concentric.........................................     8.4        5.0
June 22, 1999        MetroMedia/AboveNet...................................      NA         NA
November 17, 1998    Verio/Hiway Technologies..............................     6.1         NA

     Bear Stearns noted that none of the precedent mergers and acquisitions transactions above are identical to the merger. Bear Stearns further noted that the analysis of precedent transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of Interland versus the acquisition value of any other comparable company in general and the transactions above in particular.

Other considerations

     The preparation of a fairness opinion is a complex process that involves various judgments and determinations as to the most appropriate and relevant methods of financial and valuation analysis and the application of those methods to the particular circumstances. The opinion is, therefore, not necessarily susceptible to partial analysis or summary description. Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all of the analyses and factors, would create a misleading and incomplete view of the processes underlying its opinion. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion. In arriving at its opinion, Bear Stearns did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgments based upon its experience in providing such opinions and on then-existing economic, monetary, market and other conditions as to the significance of each analysis and factor. In performing its analyses, Bear Stearns, at Interland's direction and Interland's consent, made numerous assumptions with respect to industry performance, general business conditions and other matters, many of which are beyond the control of Interland or Bear Stearns. Any assumed estimates implicitly contained in Bear Stearns' opinion or relied upon by Bear Stearns in rendering its opinion do not necessarily reflect actual values or predict future results or values. Any estimates relating to the value of the business or securities do not purport to be appraisals or to necessarily reflect the prices at which companies or securities may actually be sold.

     Interland's board of directors retained Bear Stearns based upon Bear Stearns' qualifications, experience and expertise. Bear Stearns is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Bear Stearns has previously rendered investment banking services to Interland and has received customary fees for rendering these services. In the ordinary course of its business, Bear Stearns may actively trade the equity securities of Interland and Micron Electronics for its own account and for the accounts of its customers and, accordingly, at any time may hold a long or short position in such securities.

     Pursuant to an engagement letter, Interland agreed to pay to Bear Stearns a total advisory fee of $2.5 million upon completion of the merger. Of this amount, $0.5 million was payable upon Bear Stearns rendering its fairness opinion to Interland's board of directors on March 23, 2001. In addition, Interland agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by Bear Stearns in connection with the merger, including the reasonable fees and disbursements to its legal counsel. Interland has also agreed to indemnify Bear Stearns against specific liabilities in connection with its engagement, including liabilities under the Federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     When considering the recommendations of Micron Electronics' and Interland's boards of directors, you should be aware that the directors and officers of Micron Electronics and Interland and Micron Technology and some shareholders of Interland have interests in the merger and have arrangements that are different from, or are in addition to, those of Micron Electronics and Interland shareholders generally. As a result, these directors, officers and shareholders could be more likely to vote in favor of recommending the merger agreement and the merger than if they did not hold these interests. The boards of directors of Micron Electronics and Interland were aware of these interests and took these interests into account in approving the merger and the transactions contemplated by the merger documents. These interests include:

     - Acceleration of Interland stock options. Under the terms of the Interland Stock Incentive Plan and specific option grants to several executive officers, key employees and non-employee directors of Interland, unvested options to purchase 1,373,918 shares of Interland common stock will immediately vest upon the completion of the merger. The following tables show the number of unvested Interland options held by executive officers and non-employee directors that will vest and become exercisable as a result of the merger:

                                          NUMBER OF UNVESTED OPTIONS THAT
    INTERLAND EXECUTIVE OFFICER         WILL VEST AS A RESULT OF THE MERGER
    ---------------------------         -----------------------------------
H. Christopher Covington                108,000
Jeffrey L. Ehrlich                      175,000
Nicholas Farsi                          125,000
Kenneth Gavranovic                      108,000
David N. Gill                           201,000
Maryjane Stevens                        48,600
Mark Alexander                          197,000

                                          NUMBER OF UNVESTED OPTIONS THAT
  INTERLAND NON-EMPLOYEE DIRECTOR       WILL VEST AS A RESULT OF THE MERGER
  -------------------------------       -----------------------------------
Frederick W. Field                      32,702
Clyde A. Heintzelman                    30,339
William E. Whitmer                      31,127

     - Acceleration of Interland restricted stock. Upon the merger, shares of Interland restricted stock subject to a right of repurchase owned by each of Interland's directors and executive officers will be exchanged for Micron Electronics common stock, subject to the same restrictions. This right to repurchase with respect to two-thirds of the restricted stock holdings of Christopher Covington and David Gill, officers of Interland, will vest upon the merger, and the remainder will vest six months after the merger. As of July 2, 2001, Mr. Covington held 75,000 unvested shares of restricted stock and Mr. Gill held 300,000 unvested shares of restricted stock. Furthermore, restricted stock held by some other officers of Interland will fully vest if they are terminated without cause within six months after the merger.

     - Board memberships and employment. Assuming the proposal to elect three new directors to the Micron Electronics board of directors is approved by Micron Electronics' shareholders, three new directors will become members of the board of directors of Micron Electronics to fill newly created director positions. Two of these new directors have been selected by Interland, and one will have been selected jointly by Micron Electronics and Interland. In addition, some executive officers of Interland will become executive officers of Micron Electronics, including Kenneth Gavranovic, who will become vice chairman and chief technology officer of Micron Electronics. Mr. Gavranovic and Micron Electronics have entered into an employment agreement assumption and amendment that will be effective upon the completion of the merger. Under this agreement, Mr. Gavranovic's annual salary will be increased to $300,000, but automatic increases contained in his original employment agreement with Interland will be removed. Micron Electronics anticipates that it will enter into employment contracts on customary terms with some executive officers and other employees of Interland, although currently it has not done so.

     - Registration rights. Under the MTI registration rights agreement, Micron Technology, which will own approximately 42% of the outstanding common stock of Micron Electronics after the merger, has been granted registration rights with respect to the shares of Micron Electronics common stock that it owns. Micron Technology will be entitled to require Micron Electronics to register its shares of Micron Electronics common stock and will also be entitled to "piggyback" registration rights.

       Additionally, under the amended and restated registration rights agreement, Micron Electronics will be required to file a registration statement registering for public resale at least 25% of the registrable securities that are held by parties to this agreement who own at least 50% of these registrable securities common stock. Interland has agreed to use its best efforts to cause some of its shareholders to become parties to this agreement, upon which the MTI registration rights agreement would terminate. Micron Electronics will only be required to effect one registration in any six-month period. In addition, the parties to this agreement will also be entitled to "piggyback" registration rights.

       For a further description of these registration rights see "Related Agreements -- Amended and restated registration rights agreement" on page 88 and "Related Agreements -- MTI registration rights agreement" on page 88.

     - Indemnification; insurance. Micron Electronics and Interland directors and executive officers have customary rights to indemnification under indemnification agreements. The merger agreement provides that, upon completion of the merger, Micron Electronics will indemnify and hold harmless, and provide advancement of expenses to, all directors and officers of Interland in their capacities as such:

      -- to the same extent they were indemnified or had the right to advancement of expenses as of the date of completion of the merger, under Interland's articles of incorporation, bylaws and indemnification agreements with any directors, officers and employees of Interland; and

      -- to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the completion of the merger.

      The merger agreement also provides that, upon completion of the merger, Micron Electronics will procure, for a period of five years after completion of the merger, the comparable coverage as the directors' and officers' liability insurance and fiduciary liability insurance maintained by Interland.

     - Loan guarantee. Interland has guaranteed obligations of Mr. Gavranovic to Bear Stearns to repay a $3.4 million loan. Mr. Gavranovic has entered into an agreement with Interland under which he has agreed to promptly repay Interland any amounts that Interland may pay under that guarantee. Micron Electronics will assume the rights and obligations of the guarantee at the effective time of the merger. This loan is secured by a lien on all the shares of Interland owed by Mr. Gavranovic, and salary, severance pay, or other amounts payable to Mr. Gavranovic may be offset against the loan.

STRUCTURE OF THE MERGER

     In the merger, Interland and a wholly owned subsidiary of Micron Electronics will merge, and as a result, Interland will survive the merger and become a wholly owned subsidiary of Micron Electronics. Each outstanding share of Interland common stock will be exchanged for 0.8610 shares of Micron Electronics common stock. The exchange ratio cannot be decreased. In the event that Micron Electronics' "Net Available Cash" is less than $200.0 million, less the amount of any loans made to Interland by Micron Electronics under the bridge loan and security agreement, as of the closing, the exchange ratio will be increased as provided in the schedule attached as Annex D. The exchange ratio could increase to as high as 2.3676 shares of Micron Electronics common stock for each share of Interland common stock if the Net Available Cash balance drops below $10.0 million.

     NET AVAILABLE CASH is the cash and cash equivalents of Micron Electronics, including any amounts to be received by Micron Electronics for tax refunds, at the time of the merger closing, less any reserves for all liabilities of Micron Electronics related to the operations of its PC Systems or SpecTek businesses or the sale, transfer, disposition or winding down and cessation of operations of either business, or any other liabilities of Micron Electronics to the extent not related to its HostPro business.

     The merger agreement contains a procedure for calculating Net Available Cash that involves Micron Electronics and an independent accounting firm making the initial determination, with Interland having the right to dispute this determination through its independent accounting firm. If necessary, a final determination will be made by a third independent accounting firm. This determination of the Net Available Cash must be completed at the time of the closing of the merger.

     Net Available Cash at the time of the merger closing will reflect the continued funding of the operations of the HostPro business through the closing, as well as the impact of the transactions involving the sale of the PC Systems and SpecTek businesses. The net proceeds of approximately $43.2 million from the sale of the SpecTek assets and the land, building and intellectual property to Micron Technology are not reflected in the financial statements of Micron Electronics as of March 1, 2001 included in this document. Based on the final terms of the agreement to sell the PC Systems business and actual operating results during the third fiscal quarter of 2001, Micron Electronics contributed $76.5 million cash to GTG PC.

     Net Available Cash at the time of the merger closing will depend on a variety of factors that will occur between the date of this joint proxy statement/prospectus and the merger closing, including the timing of the merger closing. Therefore, Micron Electronics cannot predict or estimate with any certainty the amount of Net Available Cash at the time of the merger closing, and as a result Micron Electronics cannot predict whether the exchange ratio will remain at 0.8610 or will be increased as provided in the schedule attached as Annex D. We encourage you to review Annex D for examples of how the exchange ratio could be adjusted according to the amount of Net Available Cash at the time of the merger closing.

TREATMENT OF OPTIONS AND WARRANTS

     Options and warrants to purchase Interland common stock will be exchanged for options or warrants, as the case may be, to purchase shares of Micron Electronics common stock according to the exchange ratio.

NO FRACTIONAL SHARES

     No certificate or scrip representing fractional shares of Micron Electronics common stock will be issued in connection with the merger. Instead, Interland's shareholders will receive cash, without interest, in lieu of a fraction of a share of Micron Electronics common stock.

POTENTIAL CASH PAYMENT TO MICRON ELECTRONICS' SHAREHOLDERS

     To the extent that Micron Electronics has Excess Cash at the closing of the merger, or Net Proceeds from the disposition of the PC Systems business within three years of the closing of the merger, the

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holders of Micron Electronics common stock of record as of the close of trading on the closing date of the merger, will be entitled to receive pro rata cash payments of any Excess Cash and of any additional Net Proceeds. Interland shareholders will not be entitled to receive any distributions of Excess Cash or Net Proceeds. Based on its current estimates, Micron Electronics believes it will not have Excess Cash at the closing of the merger. In addition, Micron Electronics cannot assure you that it will receive any Net Proceeds, or that if any Net Proceeds are received by Micron Electronics, that they would be sufficient to result in a cash payment to Micron Electronics' shareholders. However, in the event it will have Excess Cash or Net Proceeds, any payments are subject to the following restrictions:

     - Any Excess Cash or Net Proceeds received prior to the six-month anniversary of the closing will be held in escrow for six months following the closing of the merger. These amounts will be used to pay any liabilities that do not relate to the HostPro business and that arise before the end of that six-month escrow period;

     - At the end of the six-month period, a special committee of the board of directors of Micron Electronics, will determine if Micron Electronics has any liabilities relating to its former non-hosting businesses. The determination of this amount is subject to the approval by Micron Technology, or any person that Micron Technology designates to represent the pre-closing date Micron Electronics shareholders. If the special committee and the representative are unable to agree on these amounts, the merger agreement provides for specific dispute resolution procedures;

     - No payments of Excess Cash will be made after the third anniversary of the closing of the merger, regardless of whether Excess Cash is received after the three-year period. Additionally, Micron Electronics would not be entitled to receive Net Proceeds after the third anniversary of the closing of the sale of the PC Systems business;

     - For administrative convenience, payments of Excess Cash or Net Proceeds may be deferred by Micron Electronics, in its sole discretion, until the aggregate amount of any payments is equal to or greater than $10.0 million;

     - The right to receive any cash payments is granted to these shareholders individually, is not transferable and will not attach to or trade with the common stock of Micron Electronics and will not be represented by any certificate, document or other instrument; and

     - A record date will be set as of the close of trading on the date of the closing of the merger, but immediately prior to the merger closing in connection with the potential cash payments of Excess Cash or Net Proceeds.

     EXCESS CASH is the amount of cash and cash equivalents shown on Micron Electronics' audited closing date balance sheet, less:

     - The amount of any liabilities on that closing date balance sheet relating to businesses other than the Web hosting business; and

     - An amount equal to $200.0 million plus the amount of any decrease in the reserves for non-hosting business liabilities originally reflected on the post-closing balance sheet, reflected in Micron Electronics financial statements after the closing date of the merger and which have been audited by PricewaterhouseCoopers LLP.

     NET PROCEEDS are net proceeds received by Micron Electronics from the sale of its PC Systems business, after provision for taxes, payment of commissions, payment of indebtedness required to be incurred in connection with the sale, deduction of any amounts as a reserve or credit against the purchase price. In the event of a sale of, or initial public offering of securities with respect to, the PC Systems business within three years of the closing of the sale of the PC Systems business, Micron Electronics would be entitled to receive a percentage of any proceeds available only after payment of liabilities and transaction costs and payment of a specified return to the investors in GTG PC Holdings. This percentage decreases each year until the third year, after which time Micron Electronics will not be entitled to any proceeds.
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COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed no later than the time when all of the conditions to completion of the merger are satisfied or waived, including approval of the merger and approval and adoption of the merger agreement by the shareholders of Interland, approval of the issuance of shares of Micron Electronics common stock in the merger and the amendment to Micron Electronics' articles of incorporation and bylaws, increase in the size of the Micron Electronics board of three directors and election of directors by the shareholders of Micron Electronics. The merger will become effective upon both the filing of a certificate of merger with the State of Delaware and the filing of articles of merger with the State of Georgia.

EXCHANGE OF INTERLAND STOCK CERTIFICATES FOR MICRON ELECTRONICS STOCK
CERTIFICATES

     When the merger is completed, Micron Electronics' exchange agent will mail to Interland shareholders a letter of transmittal and instructions for use in surrendering Interland stock certificates in exchange for Micron Electronics stock certificates. When an Interland shareholder delivers its Interland stock certificates to the exchange agent along with an executed letter of transmittal, the Interland stock certificates will be canceled and the shareholder will receive Micron Electronics stock certificates representing the number of full shares of Micron Electronics common stock to which the shareholder is entitled under the merger agreement. Interland shareholders should not submit their Interland stock certificates for exchange unless and until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

     Micron Electronics will only issue Interland shareholders a Micron Electronics stock certificate or a check instead of a fractional share in a name in which the surrendered Interland stock certificate is registered. If any Interland shareholder wishes to have a certificate or check issued in another name, the shareholder must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that it paid any applicable stock transfer taxes. If any Interland shareholder has lost its stock certificate, that shareholder will be required to furnish an affidavit of loss and a bond in addition to the documents accompanying the letter of transmittal to receive the corresponding Micron Electronics stock certificate.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the material federal income tax consequences of the merger to Micron Electronics, Interland and their shareholders. This discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. The IRS could adopt positions contrary to those set forth below. In addition, future legislative, judicial, or administrative changes or interpretations could adversely affect the accuracy of these statements and conclusions. These changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to Micron Electronics, Interland and their respective shareholders. This discussion assumes that you hold your Micron Electronics or Interland shares as capital assets within the meaning of section 1221 of the Code. This discussion does not address all federal income tax considerations that may be relevant to you in light of your particular circumstances. For example, this discussion does not address the federal income tax consequences of the merger to the following classes of shareholders:

     - dealers in securities;

     - foreign persons;

     - financial institutions;

     - tax-exempt organizations;

     - insurance companies;

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     - Interland shareholders who acquired their Interland shares through stock option or stock purchase programs or in other compensatory transactions; and

     - Interland shareholders who hold their Interland shares as part of a straddle, conversion, or other integrated transaction.

     In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws. Finally, the discussion does not address the tax consequences of transactions occurring prior to or after the merger, whether or not these transactions are in connection with the merger, including, without limitation, the exercise of options or rights to purchase Interland shares in anticipation of the merger. ACCORDINGLY, MICRON ELECTRONICS AND INTERLAND SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

Federal income tax consequences to Interland shareholders

     The merger will qualify as a reorganization for federal income tax purposes under section 368(a) of the Code. As a reorganization, the merger will have the following federal income tax consequences to the Interland shareholders, subject to the limitations and qualifications referred to in this section:

     - You will not recognize gain or loss on the exchange of your Interland shares for shares of Micron Electronics common stock in the merger, except as discussed below with respect to cash received in lieu of fractional shares of Micron Electronics common stock.

     - If you receive cash in lieu of a fractional share of Micron Electronics common stock, you will be treated as if you actually received a fractional share, and that share was subsequently redeemed by Micron Electronics. You should recognize gain or loss with respect to the cash you receive in lieu of a fractional share measured by the difference between the amount of cash you receive and your tax basis in the fractional share. Generally, your gain or loss will be capital gain or loss and will be long-term capital gain or loss if you have held your Interland shares for more than one year as of the closing date of the merger.

     - You must transfer the tax basis in your Interland shares to the Micron Electronics common stock, including fractional shares, you receive in the merger. After any fractional shares are treated as redeemed, the aggregate tax basis in the Micron Electronics common stock you receive in the merger will equal the aggregate tax basis in the Interland shares you surrendered, reduced by any basis allocable to fractional shares in exchange for which you receive cash.

     - The holding period for the Micron Electronics common stock you receive in the merger will include the period during which you held the Interland shares you exchanged for Micron Electronics common stock.

     Even if the merger qualifies as a reorganization, you will recognize gain to the extent that you receive any shares of Micron Electronics common stock in exchange for services or property other than solely Interland shares. All or a portion of this gain could be taxable as ordinary income. You will also recognize gain to the extent you are treated as receiving consideration other than Micron Electronics common stock in exchange for Interland shares.

Federal income tax consequences to Micron Electronics shareholders

     You will not recognize gain or loss as a result of the merger, and the tax basis in your Micron Electronics shares will not change as a result of the merger.

Federal income tax consequences to Micron Electronics and Interland

     Micron Electronics, including its merger subsidiary, and Interland will not recognize gain or loss as a result of the merger.

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ACCOUNTING TREATMENT OF THE MERGER

     Micron Electronics intends to account for the merger as a purchase for financial reporting and accounting purposes. After the merger, the results of operations of Interland will be included in the consolidated financial statements of Micron Electronics. The purchase price, or, the aggregate merger consideration, will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of Interland acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents some transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods end or expire. We have filed the required information and materials with the Department of Justice and the Federal Trade Commission and the waiting period under that Act has expired.

     The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws. Other persons could also take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under the antitrust laws.

     Neither of us is aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, compliance with applicable corporate law of Delaware and Georgia and rules of the Nasdaq National Market.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF INTERLAND AND MICRON
ELECTRONICS

     The shares of Micron Electronics common stock issued in the merger will be freely transferable under the Securities Act, except for shares of Micron Electronics common stock issued to any person who is an affiliate of either of Micron Electronics or Interland. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of Micron Electronics or Interland and may include some of their officers and directors, as well as their principal shareholders. Affiliates may not sell their shares of Micron Electronics common stock acquired in the merger except under:

     - an effective registration statement under the Securities Act covering the resale of those shares;

     - an exception under paragraph (d) of Rule 145 under the Securities Act; or

     - any other applicable exemption under the Securities Act.

LISTING ON THE NASDAQ NATIONAL MARKET OF MICRON ELECTRONICS COMMON STOCK TO BE ISSUED IN THE MERGER

     It is a condition to the closing of the merger that the shares of Micron Electronics common stock to be issued in the merger be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

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ABSENCE OF APPRAISAL RIGHTS

     Holders of Interland common stock do not have dissenters' appraisal rights under Georgia law in connection with the merger. Likewise, holders of Micron Electronics common stock do not have dissenters' appraisal rights under Minnesota law in connection with the merger.

DELISTING AND DEREGISTRATION OF INTERLAND COMMON STOCK AFTER THE MERGER

     If the merger is completed, the Interland common stock will be delisted from the Nasdaq National Market and its registration under the Exchange Act will be terminated.

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                              THE MERGER AGREEMENT

     This section of the document describes the merger agreement. While we believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement is attached to this document as Annex A and we urge you to carefully read this document in its entirety.

REPRESENTATIONS AND WARRANTIES

     Each of us each made substantially similar representations and warranties in the merger agreement regarding aspects of our businesses, financial condition, structure and other facts pertinent to the merger. Each of us made representations to the other, including representations as to:

     - corporate organization, good standing and qualification to do business;

     - its and its subsidiaries' ownership interests in other entities;

     - its and its subsidiaries' charter documents and bylaws;

     - capitalization;

     - authority to enter into the merger agreement;

     - required consents, waivers and approvals;

     - regulatory approvals required to complete the merger;

     - the effect of the merger on outstanding obligations;

     - filings and reports with the Securities and Exchange Commission;

     - financial statements;

     - absence of changes in Interland's or the HostPro business, as applicable, since the most recent financial statements;

     - taxes;

     - title to owned and leased properties;

     - intellectual property and infringement of intellectual property of others;

     - compliance with applicable laws;

     - permits required to conduct business and compliance with those permits;

     - litigation with respect to the applicable company;

     - employment matters;

     - labor matters;

     - employee benefit plans;

     - hazardous material activities and environmental liabilities;

     - agreements, contracts and commitments;

     - brokers' and finders' fees in connection with the merger;

     - insurance;

     - information supplied by the applicable company in this document and the related registration statement;

     - approval by the board of directors of the applicable company;

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     - the fairness opinion received by the applicable company from its financial advisor;

     - with respect to Interland, the inapplicability of antitakeover and other laws and its rights agreement to the merger;

     - with respect to Interland, the identity of its affiliates and transactions with related parties;

     - supplier and customer relationships;

     - product and service quality; and

     - continuity of computer network operations.

     Micron Electronics' representations and warranties exclude the effects of the disposition, sale or wind-down of the PC Systems business, the transfer of the SpecTek business, some intellectual property and real estate to Micron Technology, and any related reduction in workforce or termination of supplier relationship, or any changes in Micron Electronics' financial condition, results of operation, expenses, asset or liabilities directly resulting from any of these events, which we refer to as the "Micron Electronics' contemplated changes."

     The representations and warranties in the merger agreement are complicated and are not easily summarized. We urge you to read the articles of the merger agreement entitled "Representations and Warranties of Company," and "Representations and Warranties of Parent and Merger Sub" carefully.

CONDUCT OF EACH COMPANY'S BUSINESS BEFORE THE CLOSING OF THE MERGER

Interland

     Interland has agreed that until the closing of the merger or the termination of the merger agreement, or unless Micron Electronics consents in writing, Interland and its subsidiaries will each carry on its business in the usual, regular and ordinary course, pay its debts and taxes when due and pay or perform other material obligations when due. Interland has also agreed to use its commercially reasonable efforts consistent with past practices and policies to:

     - preserve intact its present business organization;

     - keep available the services of its present officers and employees; and

     - preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

     Interland has also agreed that until the closing of the merger or the termination of the merger agreement, or unless Micron Electronics consents in writing, Interland and each of its subsidiaries will conduct its business in compliance with specific restrictions relating to the following:

     - waiving restrictions on, accelerating or modifying the terms of or payment for options granted or restricted stock purchased under its stock plans, or repricing of or authorizing cash payments for stock options granted under its stock plans;

     - granting any severance or termination pay except under written agreements in effect when the merger agreement was executed or in an amount not to exceed three months' salary of the terminated person;

     - transferring or licensing intellectual property other than non-exclusive licenses granted in the ordinary course of business;

     - declaring or paying dividends or making other distributions with respect to its capital stock;

     - purchasing or redeeming shares of its capital stock except repurchases of unvested shares in connection with employee terminations;

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     - issuing securities other than

      -- grants of options to purchase no more than 1,000,000 shares of Interland common stock with respect to newly hired employees, promotions of existing employees, or as part of Interland's annual stock option grant program with no individual grants or awards to exceed 250,000 shares per person without the approval of Micron Electronics' chairman of the board of directors;

      -- issuances of Interland common stock upon exercise of outstanding options and warrants on the date of the merger agreement; or

      -- issuances under Interland's employee stock purchase plan and 401(k) plan;

     - amending its charter or bylaws;

     - acquiring or agreeing to merge with, or acquiring the assets of, or making equity investments in, other entities;

     - selling, leasing, licensing, encumbering or disposing of property or assets that are material to the business of Interland;

     - incurring or guaranteeing indebtedness other than in the ordinary course of business, under existing credit facilities or under equipment financing;

     - adopting or amending any employee benefit plan;

     - entering into any employment contract other than offer letters and letter agreements in the ordinary course of business;

     - paying any special bonus or increasing the pay of its directors, officers, employers or consultants other than in the ordinary course of business;

     - making any material capital expenditures other than those contained in Interland's capital budget approved prior to the date of the merger agreement and except for capital leases consistent with past practice;

     - entering into, modifying, terminating or amending contracts or waiving, releasing or assigning any material rights under the contract in a manner that could reasonably be expected to materially adversely affect Interland;

     - entering into any agreement regarding the acquisition, distribution or licensing of Interland's intellectual property other than in the ordinary course of business;

     - materially revaluing its assets or changing accounting practices except as required under generally accepted accounting practices; or

     - materially changing the pricing of the fees for its services.

Micron Electronics

     Micron Electronics has agreed that until the closing of the merger, or unless Interland consents in writing and except for the Micron Electronics' contemplated changes, Micron Electronics and its subsidiaries will each:

     - carry on its business in the usual, regular and ordinary course;

     - collect its receivables in the ordinary course consistent with past practice;

     - pay its payables, debts and taxes when due; and

     - subject to taking actions necessary to manage down the costs of implementing the Micron Electronics' contemplated changes and pay or perform other material obligations when due.

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     Micron Electronics has also agreed to use its commercially reasonable efforts consistent with past practices and policies to:

     - preserve intact its present business organization relating to its HostPro business;

     - keep available the services of its present officers and employees relating to its HostPro business; and

     - preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings relating to its HostPro business.

     Micron Electronics has also agreed that until the closing of the merger, or unless Interland consents in writing and except for the Micron Electronics' contemplated changes, Micron Electronics and each of its subsidiaries will conduct its business in compliance with specific restrictions relating to the following:

     - waiving restrictions on, accelerating or modifying the terms of or payment for options granted, or restricted stock purchased under its stock plans, or repricing of or authorizing cash payment for stock options granted under its stock plans with respect to employees of the HostPro business;

     - with respect to its HostPro business or its employees, adopting any new severance plan or granting any severance or termination pay except under written agreements in effect when the merger agreement was executed, in an amount not to exceed two months' salary of the terminated person;

     - entering into any agreement regarding the acquisition, distribution or licensing of any material intellectual property, other than non-exclusive licenses in the ordinary course of business, that are material to the HostPro business;

     - declaring or paying dividends or making other distributions with respect to its capital stock;

     - purchasing or redeeming shares of its capital stock except repurchases of unvested shares in connection with employee terminations;

     - issuing securities other than

      -- grants of options to purchase no more than 1,500,000 shares of Micron
         Electronics common stock with respect to newly hired employees, promotions of existing employees or as part of Micron Electronics' annual grant program;

      -- issuances required to implement the Micron Electronics' contemplated changes;

      -- issuances of Micron Electronics common stock upon exercise of outstanding options or warrants on the date of the merger agreement; or

      -- issuances under its employee stock purchase plan or issuances under its 401(k) plan;

     - amending its or its subsidiaries' charter documents or bylaws;

     - acquiring or agreeing to merge with, or acquiring the assets of, or making equity investments in, other entities without the consent of Interland;

     - selling, leasing, licensing, encumbering or disposing of property or assets that are material to its HostPro business;

     - incurring or guaranteeing indebtedness except in the ordinary course of business or under existing credit facilities in the ordinary course of business;

     - adopting or amending any employee benefit plan with respect to its HostPro business except as required by law or as contemplated by the merger agreement;

     - entering into any employment contract with respect to its Web hosting business other than offer letters or letter agreements in the ordinary course of business consistent with past practice;

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     - paying any special bonus on special remuneration to any director or employee, or increasing the salaries or wage rates or fringe benefits with respect to its HostPro business for its directors, officers, employees or consultants other than in the ordinary course of business;

     - making any material capital expenditures other than those contained in Micron Electronics' capital budget approved prior to the date of the merger agreement;

     - entering into, modifying, terminating or amending contracts or waiving, releasing or assigning any material rights under the contract in a manner that could reasonably be expected to materially adversely affect its HostPro business, except for severance arrangements for its employees associated with its PC Systems business;

     - entering into any agreement regarding the acquisition, distribution or licensing of intellectual property related to its HostPro business other than in the ordinary course of business;

     - materially changing the pricing of the fees for its services related to its HostPro business; or

     - changing accounting practices except as required under generally accepted accounting principles.

     The agreements related to the conduct of the companies' business in the merger agreement are complicated and not easily summarized. We urge you to read the sections of the merger agreement entitled "Conduct Prior to the Effective Time" carefully.

NO OTHER NEGOTIATIONS

     Until the merger is completed or the merger agreement is terminated, Interland has agreed not to take any of the following actions directly or indirectly:

     - solicit or initiate the making, submission or announcement of any Acquisition Proposal, as defined below;

     - participate in any discussions or negotiations regarding any Acquisition Proposal;

     - furnish any non-public information with respect to any Acquisition Proposal;

     - take any other action to facilitate any inquiries or the making of any Acquisition Proposal;

     - engage in discussions with any person with respect to any Acquisition Proposal except as to the existence of these prohibitions;

     - approve, endorse or recommend any Acquisition Proposal; or

     - enter into any letter of intent or similar document or any contract, agreement or commitment relating to any Acquisition Proposal.

     However, if Interland receives an unsolicited, written, bona fide Acquisition Proposal that its board of directors reasonably concludes, based on written advice of a financial advisor of national standing, may constitute a Superior Offer, as defined below, Interland may furnish non-public information regarding it and may enter into discussions with the person or group who has made that Acquisition Proposal, if:

     - neither Interland nor its representatives have violated the provisions otherwise restricting its negotiations with third parties or its furnishing non-public information to third parties;

     - Interland's board of directors concludes in good faith, after consultation with its outside legal counsel, that this action is required for the board of directors to meet its fiduciary obligations to Interland's shareholders under applicable law;

     - prior to furnishing non-public information to, or entering into any discussions with, a party making the Acquisition Proposal, Interland gives Micron Electronics written notice of the Acquisition Proposal, including the identity of the party making the Acquisition Proposal and the material terms and conditions of the Acquisition Proposal;

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     - Interland gives Micron Electronics at least three business days' advance notice of its intent to furnish non-public information or enter into discussions; and

     - Interland furnishes the non-public information to Micron Electronics at the same time that Interland furnishes this information to the party making the Acquisition Proposal and the information furnished to the other party is subject to an agreement requiring the confidential treatment of that information on terms at least as restrictive as those governing the confidential information of Interland provided to Micron Electronics.

     Interland has agreed to inform Micron Electronics as promptly as practicable as to any Acquisition Proposal, request for non-public information that Interland reasonably believes would lead to an Acquisition Proposal or inquiry that Interland reasonably should believe would lead to an Acquisition Proposal. Interland has also agreed to inform Micron Electronics as to the identity of the party making the Acquisition Proposal, request or inquiry, and the material terms of the Acquisition Proposal, request or inquiry. Interland also has agreed to keep Micron Electronics informed as promptly as practicable in all material respects as to the status and details of any Acquisition Proposal, request or inquiry.

     An ACQUISITION PROPOSAL is any offer or proposal by a third party relating to:

     - the acquisition or purchase of more than a 20% interest in the total outstanding voting securities of Interland or any of its subsidiaries;

     - any tender offer or exchange offer, that, if consummated, would result in any person or group beneficially owning 20% or more of the total outstanding voting securities of Interland or any of its subsidiaries;

     - any merger, consolidation, business combination or similar transaction involving Interland under which shareholders of Interland immediately prior to the acquisition hold less than 80% of the equity interest in the resulting entity;

     - any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, or acquisition or disposition of more than 50% of the assets of Interland; or

     - any liquidation or dissolution of Interland.

     A SUPERIOR OFFER with respect to Interland is an unsolicited, bona fide written proposal made by a third party to complete any of the following transactions:

     - a merger or consolidation involving Interland under which the shareholders of Interland immediately preceding the transaction hold less than 50% of the equity interest in the surviving entity of the transaction; or

     - the acquisition by any person or group, including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving Interland, directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Interland on terms that the board of directors of Interland determines, in its reasonable judgment, based on the written advice of a financial advisor of national standing, to be more favorable to Interland's shareholders than the terms of the merger. An offer will not be a Superior Offer if any financing required to complete the transaction is not committed and it is not likely, in the reasonable judgment of Interland's board of directors, based on the advice of a financial advisor of national standing, to be obtained on a timely basis.

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     Interland's board of directors may, without breaching the merger agreement, withhold, withdraw, amend or modify its recommendation in favor of the merger proposal if:

     - a Superior Offer is made to Interland and is not withdrawn;

     - Interland provides written notice to Micron Electronics, including the identity of the party making the Superior Offer and specifying the material terms and conditions of the Superior Offer;

     - Micron Electronics does not, within five business days after receiving this written notice, make an offer that the board of directors of Interland determines by majority vote in its good faith judgment, based on written advice of a financial advisor of national standing, to be at least as favorable to Interland's shareholders as the Superior Offer;

     - Interland's board of directors concludes in good faith, after consultation with its outside legal counsel, that, in light of the Superior Offer, the withholding, withdrawal, amendment or modification of its recommendation is required for the board of directors to comply with its fiduciary obligations to Interland's shareholders under applicable law; and

     - Interland has not violated the provisions in the merger agreement related to the restrictions on its negotiations with third parties, its furnishing non-public info to third parties or related to calling shareholder meetings or soliciting proxies.

     Interland also agreed to provide Micron Electronics with prior notice of any meeting of its board of directors at which Interland's board of directors is reasonably expected to consider any Acquisition Proposal to determine whether it is a Superior Offer. Even if the board of directors' recommendation is withheld, withdrawn, amended or modified, Interland must nevertheless hold and convene the shareholders meeting with respect to the proposed merger with Micron Electronics.

PUBLIC DISCLOSURE

     Each of Micron Electronics and Interland will consult with the other and, to the extent practicable, agree before issuing any press release or making any public statement with respect to the merger, the merger agreement, or any Acquisition Proposal.

EMPLOYEE BENEFIT PLANS

     Micron Electronics and Interland will work together to agree upon mutually acceptable employee benefit and compensation arrangements. Interland will terminate its severance, separation, retention and salary continuation plans, programs or arrangements prior to the effective time of the merger, subject to limited exceptions.

CONDITIONS TO CLOSING THE MERGER

Conditions for each of Micron Electronics and Interland

     Each of Micron Electronics' and Interland's obligations to complete the merger are subject to the satisfaction or waiver of each of the following conditions before closing the merger:

     - the shareholders of Interland must approve the merger and approve and adopt the merger agreement;

     - the proposals to be voted upon at the Micron Electronics special meeting of shareholders shall have been approved by Micron Electronics shareholders;

     - all other actions necessary to elect the three nominees for election to the Micron Electronics board shall have occurred;

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     - the registration statement of which this joint proxy statement/prospectus is a part shall be declared effective and no stop order suspending its effectiveness or the effectiveness of this joint proxy/ prospectus shall have been issued; and

     - no governmental entity shall have enacted or issued any law, regulation or order that has the effect of making the merger illegal, or otherwise prohibiting the closing of the merger.

Additional conditions for Interland to complete the merger

     Interland's obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

     - Micron Electronics' and Imagine Acquisition Corporation's representations and warranties must be true and correct at and as of the date the merger is to be completed as if made at and as of that time, except:

      -- representations and warranties that address matters only as of a particular date, which must be true and correct, or true and correct as of that date; or

      -- where the failure to be true and correct would not have a material adverse effect, defined below, on Micron Electronics or its HostPro business;

     - Micron Electronics must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it at or before closing the merger;

     - no material adverse effect with respect to Micron Electronics' HostPro business shall have occurred since March 22, 2001 and be continuing;

     - Micron Electronics shall have taken all action necessary to appoint to Micron Electronics' board of directors the two individuals nominated by Interland, and a third individual mutually agreed upon by Micron Electronics and Interland;

     - Micron Electronics shall have entered into an agreement to employ Ken Gavranovic and appointed him vice chairman of the combined company; and

     - Micron Electronics and Micron Technology, the majority shareholder of Micron Electronics prior to the merger, shall have entered into the MTI shareholder agreement.

Additional conditions for Micron Electronics to complete the merger

     Micron Electronics' obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

     - Interland's representations and warranties must be true and correct as of the date the merger is to be completed as if made at and as of that time, except

      -- representations and warranties that address matters only as of a particular date, which must be true and correct, or true and correct as of that date; or

      -- where the failure to be true and correct would not have a material adverse effect, defined below, on Interland;

     - Interland must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Interland at or before the closing of the merger;

     - no material adverse effect with respect to Interland shall have occurred since March 22, 2001 and be continuing;

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     - there shall not be instituted or pending any action or proceeding by a governmental entity seeking to:

      -- restrain or prohibit the ownership or operation by Micron Electronics of all or any portion of Interland's business or for Micron Electronics to dispose of any of its or Interland's business or assets;

      -- seeking to impose limitations on the ability of Micron Electronics to exercise full ownership rights of the Interland stock; or

      -- seeking to require Micron Electronics to divest the shares of Interland common stock;

     - all required approvals and consents shall have been obtained unless the failure would not have a material adverse effect on the combined companies and the approvals and consents shall be on terms that are not reasonably likely to have a material adverse effect on the combined company;

     - Ken Gavranovic shall have accepted employment with Micron Electronics and appointment as its vice chairman;

     - specified shareholders of Interland shall have entered into the shareholder agreement with Micron Electronics and Micron Technology; and

     - all options to purchase shares of stock of HostPro, Inc., a wholly owned subsidiary of Micron Electronics, shall have been converted into options to purchase shares of Micron Electronics common stock.

     A MATERIAL ADVERSE EFFECT is defined to be any change, event, violation, inaccuracy, circumstance or effect that is, or is reasonably likely to be, adverse to the business, assets, capitalization, financial condition, operations or results of operations of an entity taken as a whole with its subsidiaries. A material adverse effect does not include a change, event, circumstance, violation, inaccuracy or effect that results from:

     - changes in general economic conditions;

     - changes affecting the company's industry generally, so long as the change does not affect the entity in a substantially disproportionate manner;

     - changes in the market price of Micron Electronics or Interland common stock;

     - the announcement of the merger or the transactions contemplated by the merger agreement; or

     - with respect to Micron Electronics:

      -- the sale or continued operation of its PC Systems business or the SpecTek business; or

      -- the failure of Net Available Cash to equal or exceed $200.0 million at the closing of the merger.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to closing the merger, whether before or after the requisite shareholder approval:

     - by mutual written consent authorized by the boards of directors of Micron Electronics and Interland;

     - by either Micron Electronics or Interland, if the merger is not completed by November 30, 2001, except that the right to terminate the merger agreement under this provision is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or by November 30, 2001, and this action or failure to act constitutes a breach of the merger agreement;

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     - by either Micron Electronics or Interland, if a governmental authority has issued an order, decree or ruling or taken any other action that is final and nonappealable, having the effect of permanently enjoining, restraining or prohibiting the merger;

     - by either Micron Electronics or Interland, if the merger is not approved by the shareholders of Interland, except that the right to terminate the merger agreement under this provision is not available to Interland where the failure to obtain shareholder approval was caused by an action or failure to act by Interland that constitutes a material breach of the merger agreement, or a breach of the voting agreement by any party other than Micron Electronics;

     - by either Micron Electronics or Interland if the proposals submitted to the Micron Electronics shareholders for the Micron Electronics special meeting of shareholders shall not have been approved by Micron Electronics' shareholders, except that the right to terminate the merger agreement under this provision is not available to Micron Electronics if the failure to obtain shareholder approval was caused by an action or failure to act by Micron Electronics that constitutes a material breach of the merger agreement;

     - by Micron Electronics at any time prior to the approval of the merger and approval and adoption of the merger agreement by the required vote of shareholders of Interland, if a Triggering Event, as described below, occurs;

     - by Interland, on the one hand, or Micron Electronics, on the other, upon a breach of any representation, warranty, covenant or agreement on the part of the other in the merger agreement, or if any of the other's representations or warranties are or become untrue, so that the corresponding condition to closing would not be met. However, if the breach or inaccuracy is curable by the other through the exercise of its commercially reasonable efforts, and the other continues to exercise commercially reasonable efforts, then the other may not terminate the merger agreement if the breach or inaccuracy is cured within 30 days after delivery of the notice of breach or inaccuracy; or

     - by Interland if the Net Available Cash at closing is less than $100.0 million, less the amount of the aggregate bridge loan amount made to Interland under to the bridge loan and security agreement further described under "Related Agreements -- Bridge loan and security agreement," provided particular conditions do not occur. This termination right will not be available to Interland if more than $10.0 million has been advanced to Interland under the bridge loan and security agreement.

     A TRIGGERING EVENT will occur if:

     - Interland's board of directors withdraws or amends or modifies in a manner adverse to Micron Electronics its unanimous recommendation in favor of the approval of the merger and adoption and approval of the merger agreement;

     - Interland fails to include in this joint proxy statement/prospectus the unanimous recommendation of its board of directors in favor of the approval of the merger and the adoption and approval of the merger agreement;

     - Interland's board of directors fails to reaffirm its unanimous recommendation in favor of the approval of the merger and the adoption and approval of the merger agreement within 10 business days after Micron Electronics requests in writing that this recommendation be reaffirmed at any time after the public announcement of an Acquisition Proposal;

     - Interland's board of directors or any committee of the board approves or publicly recommends any Acquisition Proposal;

     - Interland enters into a letter of intent or agreement accepting an Acquisition Proposal;

     - Interland materially breaches the provisions of the merger agreement restricting its negotiation with third parties or provision of non-public information or the provisions of the merger agreement relating to holding the Interland's shareholders meeting; or
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     - if a tender or exchange offer relating to the securities of Interland is commenced by a person or entity unaffiliated with the Micron Electronics, and Interland does not send to its shareholders within 10 business days after the tender or exchange offer is first commenced a statement disclosing that Interland recommends rejection of the tender or exchange offer.

TERMINATION FEE

     Interland will be obligated to pay Micron Electronics a termination fee equal to $3.5 million, plus an amount equal to the amount of any outstanding amounts under the bridge loan up to $2.1 million, if Micron Electronics terminates the merger agreement at any time prior to approval of the merger by Interland's shareholders because a Triggering Event has occurred. This termination fee is in addition to repaying the aggregate bridge loan amount under the terms of the bridge loan and security agreement further described under "Related Agreements -- Bridge loan and security agreement."

     If the merger agreement is terminated by either Interland or Micron Electronics because the required approval of the merger by Interland's shareholders was not obtained, or Micron Electronics terminates the merger agreement due to a breach of a representation, warranty, covenant or agreement of Interland, Interland is obligated to pay the termination fee described in the previous paragraph, in the event that:

     - prior to termination of the merger agreement an Acquisition Proposal was publicly announced; and

     - within 12 months of the termination of the merger agreement, Interland:

      -- completes an Acquisition, as defined below; or

      -- enters into an agreement providing for an Acquisition, and that Acquisition is later consummated with the person with whom the agreement was entered into or an affiliate of that person, regardless of when it closes.

     Micron Electronics is obligated to pay Interland a termination fee equal to $3.5 million if, due to the failure to obtain the approval of the proposals to be voted upon at the Micron Electronics special meeting of shareholders by the shareholders of Micron, the merger agreement is terminated and an Acquisition Proposal is publicly announced prior to the termination of the merger agreement, and within 12 months of the termination of the merger agreement, Micron
Electronics:

     - completes an Acquisition; or

     - enters into an agreement providing for an Acquisition and that Acquisition is later consummated with the person with whom the agreement was entered into or an affiliate of that person, regardless of when it closes.

     Any transaction contemplated by the merger agreement as well as the Micron Electronics' contemplated changes are excluded from the definition of Acquisition as it relates to Micron Electronics.

     An ACQUISITION is any of the following:

     - a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the applicable company in which the applicable company's shareholders immediately preceding the transaction hold less than 50% of the aggregate equity interests in the surviving entity of the transaction;

     - a sale or other disposition of assets representing in excess of 50% of the aggregate fair market value of the applicable company's business; or

     - the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by the company, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the applicable company.

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AMENDMENT, EXTENSION AND WAIVER OF THE MERGER AGREEMENT

     Any party to this agreement may amend the merger agreement before closing the merger by execution of a written instrument signed by each party, provided that the party complies with applicable state law regarding resolicitation of shareholder votes in amending the agreement. Either of the parties may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

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                               RELATED AGREEMENTS

     This section of the joint proxy statement/prospectus describes agreements related to the merger agreement including the voting agreement, amended and restated registration rights agreement, MTI registration rights agreement, shareholder agreement, MTI shareholder agreement and bridge loan and security agreement. While we believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you. The following descriptions are qualified by the terms of the actual agreements, which are included in Micron Electronics' filings with the Securities and Exchange Commission that are incorporated by reference into this document.

VOTING AGREEMENT

     In connection with the execution of the merger agreement, Micron Electronics, Micron Technology and some Interland shareholders entered into a voting agreement, under which:

     - some Interland shareholders agreed to vote an aggregate of 17,994,964 shares of Interland common stock held by them, constituting an aggregate of approximately 38% of Interland's outstanding common stock as of the record date, in favor of the approval of the merger and the approval and adoption of the merger agreement and any other actions contemplated by the merger agreement and any actions required in furtherance of the merger. They also agreed to vote against any proposal made in opposition to, or in competition with, the merger or any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Interland under the merger agreement or of the shareholders under the voting agreement. Each of those Interland shareholders executed an irrevocable proxy to this effect with respect to the shares subject to the voting agreement.

     - Micron Technology agreed to vote the 58,622,863 shares of Micron Electronics common stock beneficially held by it, constituting approximately 61% of Micron Electronics' outstanding common stock as of the record date:

      -- in favor of the approval of the merger and approval and adoption of the approval of the merger agreement;

      -- in favor of the issuance of Micron Electronics common stock in the merger;

      -- in favor of the amendment to Micron Electronics' articles of incorporation to increase the authorized number of shares of Micron Electronics capital stock to 200 million and change the name of Micron Electronics to "Interland, Inc.";

      -- in favor of the amendments to the bylaws to amend the term of the directors and authorize the board to decrease the size of the board;

      -- in favor of the proposal to increase the size of the Micron Electronics board to eight members;

      -- in favor of the appointment of the new directors; and

      -- against approval of any proposal made in opposition to or in competition with the merger, including acquisitions of Micron Electronics, or any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or of Micron Electronics under the merger agreement or of Micron Technology under the voting agreement.

     Micron Technology and those Interland shareholders also agreed not to offer for sale, transfer or otherwise dispose of, or enter into any contract, option or other arrangement to offer for sale, transfer or otherwise dispose of any of their shares of Micron Electronics or Interland, as the case may be. To the extent that Micron Technology or any of those Interland shareholders was a party to an agreement to transfer their shares of Micron Electronics or Interland common stock, as of the date of the Merger Agreement, that shareholder has agreed not to transfer its shares unless the transferee agrees to be bound under the terms of the voting agreement.

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AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

     In connection with the execution of the merger agreement, Interland agreed to use its best efforts to cause the parties to its existing registration rights agreement to amend and restate that registration rights agreement. This agreement will require Micron Electronics to file a registration statement registering for public resale at least 25% of the registrable securities that are held by the former Interland shareholders that are parties to this agreement and Micron Technology, or a lesser percentage provided the aggregate offering price exceeds $5.0 million, upon request by those shareholders. Micron Electronics will only be required to effect one registration in any six-month period. In addition, the parties to this agreement holding registrable securities will be entitled to "piggyback" registration rights so as to be able to include their shares of Micron Electronics common stock in a registration statement filed by Micron Electronics.

MTI REGISTRATION RIGHTS AGREEMENT

     In connection with the execution of the merger agreement, Micron Electronics, Interland and Micron Technology entered into an MTI registration rights agreement under which Micron Electronics granted Micron Technology registration rights with respect to the shares of Micron Electronics common stock that Micron Technology owns. This agreement will require Micron Electronics to file a registration statement registering for public resale at least 25% of the shares of Micron Electronics common stock that are beneficially owned by Micron Technology, or a lesser percentage provided the aggregate offering price exceeds $5.0 million, upon the request of Micron Technology. Micron Electronics will only be required to effect one registration in any six-month period. In addition, Micron Technology will be entitled to "piggyback" registration rights so as to be able to include its shares of Micron Electronics common stock in a registration statement filed by Micron Electronics. This agreement will be replaced by the amended and restated registration rights agreement upon its execution as discussed above.

SHAREHOLDER AGREEMENT

     In connection with the execution of the merger agreement, Micron Electronics, Joel J. Kocher and some Interland shareholders entered into a shareholder agreement. Under this agreement, Mr. Kocher and several Interland shareholders who will hold approximately 12% of the combined company's outstanding shares of capital stock assuming an exchange ratio of 0.8610, agreed not to sell the corresponding number of shares of Micron Electronics common stock that they will own or receive in the merger, for a period of nine months after the closing of the Merger. This agreement is subject to some exceptions, which include but are not limited to, transfers:

     - to Micron Electronics;

     - in a public offering of Micron Electronics securities;

     - in response to a third party tender offer or exchange offer;

     - in a merger or consolidation; or

     - under a plan of liquidation approved by Micron Electronics.

     In addition, these shareholders are also permitted to transfer shares of Micron Electronics common stock to any other person provided that the person agrees to be bound by this shareholder agreement.

MTI SHAREHOLDER AGREEMENT

     In connection with the execution of the merger agreement, Micron Electronics and Micron Technology entered into a MTI shareholder agreement. Under this agreement Micron Technology agreed not to sell any shares of Micron Electronics common stock beneficially held by it, for a period of nine

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months after the closing of the merger. This agreement is subject to some exceptions, which include but are not limited to, transfers:

     - to Micron Electronics;

     - in a public offering of Micron Electronics securities;

     - in response to a third party tender offer or exchange offer;

     - in a merger or consolidation; or

     - under to a plan of liquidation approved by Micron Electronics.

     In addition, Micron Technology is also permitted to transfer shares of Micron Electronics common stock to any other person provided that the person agrees to be bound by these resale restrictions of this MTI shareholder agreement. Assuming an exchange ratio of 0.8610, Micron Technology will hold approximately 43% of the outstanding shares of the combined company.

     Micron Technology also agreed not to acquire additional voting securities of Micron Electronics common stock or beneficial ownership of Micron Electronics common stock for a period of 18 months after the closing of the merger, subject to specific exceptions. Micron Technology also granted to Micron Electronics an option to purchase, at any time after the closing of the merger until two years after the closing of the merger, all outstanding shares of Micron Electronics common stock held by Micron Technology in excess of 25% of Micron Electronics' outstanding capital stock. The purchase price for this option will be the average of the closing prices of the securities on a national securities exchange or the Nasdaq National Market over the 20 trading day period ending two days prior to the purchase of the stock under this option. The MTI shareholder agreement also provides that Micron Technology will have the right to receive information with respect to Micron Electronics so long as Micron Technology holds at least 5% of the outstanding voting stock of Micron Electronics.

BRIDGE LOAN AND SECURITY AGREEMENT

     In connection with the execution of the merger agreement, Micron Electronics entered into a bridge loan and security agreement with Interland. Under the terms of this agreement, if the closing of the merger has not occurred prior to June 30, 2001, Micron Electronics has agreed to advance up to an aggregate principal amount of $10.0 million to Interland between June 30, 2001 and August 30, 2001.

     In addition, if the closing of the merger has not occurred prior to August 31, 2001, Micron Electronics has agreed to advance up to an aggregate principal amount of $20.0 million, including all amounts previously advanced under this agreement, until the earlier to occur of:

     - the closing of the merger; or

     - the termination of the merger agreement.

     Interest accrues on amounts advanced under the bridge loan and security agreement at the rate of 10% per year. Loans made under this agreement will be secured by all the assets of Interland. These loans must also be repaid regardless of whether the merger is completed. Interland does not expect to borrow any funds under the bridge loan and security agreement given the anticipated closing schedule.

EMPLOYMENT AGREEMENT ASSUMPTION AND AMENDMENT

     In connection with the execution of the merger agreement, Micron Electronics and Kenneth Gavranovic, the current chairman and chief executive officer of Interland, agreed to assume and amend the employment agreement dated December 2, 1999, entered into by and between Interland and Kenneth Gavranovic. Mr. Gavranovic will be employed as vice chairman and chief technical officer of the combined company and will receive a base salary of $300,000 per year.

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          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial information has been prepared to give effect to the merger, to be accounted for using the purchase method of accounting. The total estimated purchase price of the merger has been allocated on a preliminary basis to assets and liabilities based on management's best estimates of their fair value with the excess cost over the net assets acquired allocated to goodwill. The adjustments to the unaudited pro forma combined condensed financial information are subject to change pending a final analysis of the total purchase price and the fair value of the assets and liabilities assumed. The impact of these changes could be material.

     The unaudited pro forma combined condensed balance sheet as of March 1, 2001 gives effect to the merger as if it had occurred on March 1, 2001, and combines the historical consolidated balance sheet of Micron Electronics as of that date and the historical consolidated balance sheet of Interland as of March 31, 2001.

     The unaudited pro forma combined condensed statement of operations for the year ended August 31, 2000 combines the historical consolidated statement of operations of Micron Electronics for the year ended August 31, 2000 with the historical consolidated statement of operations of Interland for the twelve months ended September 30, 2000. The unaudited pro forma combined condensed statement of operations for the six month period ended March 1, 2001, combines the historical consolidated statement of operations of Micron Electronics for the six months ended March 1, 2001 with the historical consolidated statement of operations of Interland for the six months ended March 31, 2001. Because the following pro forma information is based on historical financial information as of those dates, the pro forma financial information does not reflect the transactions that occurred subsequent to those dates -- specifically, the closing of the sale of each of Micron Electronics' SpecTek business in April 2001 and the PC Systems business in May 2001. See Note 3 below for further information.

     The unaudited pro forma combined condensed financial information is based on estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during this period. This unaudited pro forma combined financial information is based upon the respective historical consolidated financial statements of Micron Electronics and Interland and related notes thereto, included in this joint proxy statement/prospectus or incorporated by reference and should be read in conjunction with those statements and the related notes.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

                                                              HISTORICAL
                                                   --------------------------------
                                                       MICRON
                                                    ELECTRONICS        INTERLAND
                                                   --------------    --------------
                                                       AS OF             AS OF          PRO FORMA       PRO FORMA
                                                   MARCH 1, 2001     MARCH 31, 2001    ADJUSTMENTS      COMBINED
                                                   --------------    --------------    -----------      ---------
ASSETS
Cash and cash equivalents........................     $133,059         $  33,065        $               $166,124
Liquid investments...............................       64,906                --                          64,906
Restricted cash..................................           --             3,888                           3,888
Receivables, net.................................       17,676             1,177                          18,853
Deferred income taxes............................       21,402                --                          21,402
Other current assets.............................        1,598             6,164           (1,620)(a)      6,142
                                                      --------         ---------        ---------       --------
  Total current assets...........................      238,641            44,294           (1,620)       281,315
Property, plant and equipment, net...............       47,360            39,306            3,329(a)      89,995
Goodwill and intangibles, net....................       75,129               409           80,242(a)     155,780
Investments -- held to maturity..................        7,250                --                           7,250
Other assets.....................................        8,757               827                           9,584
Net assets of discontinued operations............        5,429                --                           5,429
                                                      --------         ---------        ---------       --------
  Total assets...................................     $382,566         $  84,836        $  81,951        549,353
                                                      ========         =========        =========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses............     $ 14,459         $  14,063        $   4,500(a)    $ 35,422
                                                                                            2,400(a)
Current debt.....................................          852             6,748                           7,600
Deferred revenue.................................        4,812            13,835           (5,413)(a)     13,234
                                                      --------         ---------        ---------       --------
  Total current liabilities......................       20,123            34,646            1,487         56,256
Long term debt...................................           --             8,068                           8,068
Deferred income taxes............................       12,427                --                          12,427
Other liabilities................................        9,290             1,608            1,970(a)      12,868
                                                      --------         ---------        ---------       --------
  Total liabilities..............................       41,840            44,322            3,457         89,619
                                                      --------         ---------        ---------       --------
Shareholders' equity:
Common stock.....................................          969           145,887         (145,887)(a)      1,377
                                                                                              408(a)
Additional capital...............................      135,995                --          120,323(a)     256,318
Warrants.........................................           --            18,280          (18,280)(a)         --
Deferred costs...................................           --           (20,584)          20,584(a)      (1,723)
                                                                                           (1,723)(a)
Retained earnings (accumulated deficit)..........      203,762          (103,069)         103,069(a)     203,762
                                                      --------         ---------        ---------       --------
  Total shareholders' equity.....................      340,726            40,514           78,494        459,734
                                                      --------         ---------        ---------       --------
  Total liabilities and shareholders' equity.....     $382,566         $  84,836        $  81,951       $549,353
                                                      ========         =========        =========       ========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              HISTORICAL
                                                    -------------------------------
                                                       MICRON
                                                     ELECTRONICS       INTERLAND
                                                    -------------    --------------
                                                           SIX MONTHS ENDED
                                                    -------------------------------     PRO FORMA       PRO FORMA
                                                    MARCH 1, 2001    MARCH 31, 2001    ADJUSTMENTS      COMBINED
                                                    -------------    --------------    -----------      ---------
Revenues..........................................    $ 27,992          $ 21,274        $               $ 49,266
Cost of revenues..................................      18,724            22,654          (2,953)(d)      38,885
                                                                                             275(b)
                                                                                             185(b)
                                                      --------          --------        --------        --------
  Gross margin....................................       9,268            (1,380)          2,493          10,381
Costs and expenses:
  Sales, marketing and technical support..........      18,251            15,409           3,888(d)       42,217
                                                                                           4,606(b)
                                                                                              63(b)
  General and administrative......................      19,096            15,268           4,583(d)       39,079
                                                                                             132(b)
  Depreciation and amortization...................          --             5,518          (5,518)(d)          --
  Goodwill amortization...........................       3,562                --           6,931(b)       10,493
  Other expense (income), net.....................         536                --                             536
                                                      --------          --------        --------        --------
  Total costs and expenses........................      41,445            36,195          14,685          92,325
                                                      --------          --------        --------        --------
Operating loss....................................     (32,177)          (37,575)        (12,192)        (81,944)
Other.............................................       1,618                --                           1,618
Interest income, net..............................       4,407               625                           5,032
                                                      --------          --------        --------        --------
Loss from continuing operations before taxes......     (26,152)          (36,950)        (12,192)        (75,294)
Income tax benefit................................       8,070                --          (8,070)(e)          --
                                                      --------          --------        --------        --------
Loss from continuing operations...................    $(18,082)         $(36,950)       $(20,262)       $(75,294)
                                                      ========          ========        ========        ========
Loss from continuing operations per share:
  Basic and diluted...............................    $  (0.19)         $  (0.79)                       $  (0.55)
Number of shares used in per share calculations:
  Basic and diluted...............................      96,734            46,724          40,767(c)      137,501
                                                                                         (46,724)(c)

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      HISTORICAL
                                         ------------------------------------
                                             MICRON
                                           ELECTRONICS         INTERLAND
                                         ---------------   ------------------
                                                 TWELVE MONTHS ENDED
                                         ------------------------------------    PRO FORMA       PRO FORMA
                                         AUGUST 31, 2000   SEPTEMBER 30, 2000   ADJUSTMENTS      COMBINED
                                         ---------------   ------------------   -----------      ---------
Revenues...............................     $ 32,862            $ 27,697         $               $  60,559
Cost of revenues.......................       24,335              25,407           (5,551)(d)       49,315
                                                                                    4,754(b)
                                                                                      370(b)
                                            --------            --------         --------        ---------
  Gross margin.........................        8,527               2,290              427           11,244
Costs and expenses:
  Sales, marketing and technical
     support...........................       26,157              31,208            6,408(d)        73,111
                                                                                    9,213(b)
                                                                                      125(b)
  General and administrative...........       23,640              21,590            3,273(d)        51,470
                                                                                    2,967(b)
  Depreciation and amortization........                            4,130           (4,130)(d)
  Goodwill amortization................        4,920                  --           13,863(b)        18,783
  Other expense (income), net..........          634                  --                               634
                                            --------            --------         --------        ---------
  Total costs and expenses.............       55,351              56,928           31,719          143,998
                                            --------            --------         --------        ---------
Operating loss.........................      (46,824)            (54,638)         (31,292)        (132,754)
Other..................................         (592)                 --                              (592)
Interest income, net...................       11,476                 810                            12,286
                                            --------            --------         --------        ---------
Loss from continuing operations before
  taxes................................      (35,940)            (53,828)         (31,292)        (121,060)
Income tax benefit.....................        9,748                  --           (9,748)(e)           --
                                            --------            --------         --------        ---------
Loss from continuing operations........     $(26,192)           $(53,828)        $(41,040)       $(121,060)
                                            ========            ========         ========        =========
Loss from continuing operations per
  share:
  Basic and diluted....................     $  (0.27)           $  (1.99)                        $   (0.88)
Number of shares used in per share
  calculations:
  Basic and diluted....................       96,447              27,058           40,767(c)       137,214
                                                                                  (27,058)(c)

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

NOTE 1. UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

     The pro forma combined condensed balance sheet gives effect to the merger as if it had occurred on March 1, 2001 with respect to the balance sheet of Micron Electronics or on March 31, 2001, with respect to the balance sheet of Interland.

     On March 23, 2001, Micron Electronics announced it would acquire all the outstanding common stock of Interland by issuing 0.8610 shares of Micron Electronics common stock in exchange for each share of Interland common stock. In addition, Micron Electronics will issue options and warrants to purchase shares of Micron Electronics common stock in exchange for each issued and outstanding Interland option and warrant using the ratio of 0.8610 shares of Micron Electronics for each share of Interland. The exchange ratio could be adjusted as provided in the merger agreement. The following adjustments have been reflected in the unaudited pro forma combined condensed balance sheet:

          (a) To record common stock, options and warrants issued to the shareholders of Interland, the elimination of Interland equity and the application of purchase accounting.

     Under purchase accounting, the total purchase price will be allocated to Interland's assets and liabilities based on their fair values as required by Accounting Principles Board Opinion No. 16, Business Combinations. The allocations are subject to valuations as of the date of the consummation of the merger. The amounts and components of the estimated purchase price along with the preliminary allocation of the estimated purchase price to net assets purchased are presented below.

     The assumed total purchase price of approximately $125.2 million consists of approximately 40.8 million shares of Micron Electronics' common stock assumed to be issued with an estimated fair value of $112.7 million, 9.6 million vested and unvested stock options and warrants with an estimated fair value of $8.1 million, and estimated direct transaction costs of approximately $4.5 million. The 40.8 million shares of Micron Electronics common stock to be issued is based upon 47,348,585 shares of Interland common stock outstanding at March 31, 2001 at the exchange ratio of 0.861. The fair value of Micron Electronics' common stock was determined as the average market price from March 21, 2001 to March 27, 2001, which includes two trading days prior and two trading days subsequent to the public announcement of the merger. The fair value of the common stock options and warrants were estimated using the Black Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 4.5%, expected lives of 3.5 and 3.1 years, respectively, expected dividend rate of 0%, and volatility of 76%.

Purchase Price

                                                         (IN THOUSANDS)
Common stock...........................................     $    408
Additional paid-in capital.............................      112,273
Fair value of options and warrants.....................        8,050
Transaction costs......................................        4,500
                                                            --------
                                                            $125,231
                                                            ========

     The total purchase price will be allocated to assets acquired, including tangible and intangible assets, and liabilities assumed based on the fair value of such assets and liabilities on the date of acquisition. A valuation of the intangible assets, fixed assets and deferred revenue is being conducted by an independent third-party appraisal company and is expected to be completed prior to closing. In addition, management is in the process of assessing and formulating its integration plans, which are expected to include employee separations and eliminations of duplicate facilities. The finalization of these plans could result in a material

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                        FINANCIAL STATEMENTS (CONTINUED)

change to the estimated accrual for elimination of duplicate resources and related costs. While the exact amount is not known management currently estimates the amount to be approximately $2.4 million.

Allocation of Purchase Price

Net historical book value of assets acquired, net of
  liabilities assumed..................................     $ 40,514
Excess of fair value of property, plant and equipment
  over historical book value...........................        3,329
Adjust historical deferred revenue and related costs to
  fair value:
  Other current assets.................................       (1,620)
  Deferred revenue.....................................        5,413
  Other liabilities....................................       (1,970)
Accrual for elimination of duplicate resources and
  related costs........................................       (2,400)
Deferred costs relating to warrant agreements..........        1,723
Intangible assets:
  Workforce in place...................................        7,400
  Interland's tradename................................        4,800
  Reseller arrangements................................        1,000
  Technology in place..................................       12,000
  Goodwill.............................................       55,042
                                                            --------
Net assets acquired....................................     $125,231
                                                            ========

     The actual allocation of the purchase price will depend upon the composition of Interland's net assets on the closing date and Micron Electronics' evaluation of the fair value of the net assets as of that date. Additionally, as discussed elsewhere in this proxy statement/prospectus, the exchange ratio of 0.861 shares of Micron Electronics common stock for each share of Interland common stock could be adjusted as provided in the merger agreement in the event that Micron Electronics' cash and cash equivalents, including any amounts to be received by Micron Electronics for tax refunds, less the amount of any liabilities and related reserves that do not relate to its HostPro business are less than $200 million minus the amount of any bridge loan made by Micron Electronics to Interland as of the closing of the merger. Consequently, the purchase price and the actual allocation of the purchase price will differ from that presented above.

NOTE 2. UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

     The unaudited pro forma combined condensed statement of operations gives effect to the merger as if it had occurred at the beginning of the periods presented.

     The following adjustments have been reflected in the unaudited pro forma combined condensed statement of operations:

          (b) Adjustment to record additional depreciation on revalued property, plant and equipment, deferred costs relating to warrant agreements and amortization of goodwill and intangible assets resulting from the allocation of the purchase price. The pro forma adjustment assumes goodwill, other

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                        FINANCIAL STATEMENTS (CONTINUED)

     intangible assets and deferred costs will be amortized on a straight-line basis over the following estimated lives:

Workforce in place..........................................          3.0 years
Technology in place.........................................          1.5 years
Interland trade name........................................          4.0 years
Reseller agreements.........................................  0.75 to 2.3 years
Goodwill....................................................          4.0 years
Deferred costs..............................................   2.3 to 4.4 years

     The ultimate lives assigned will be determined at the date of acquisition based on the facts and circumstances existing at that date.

          (c) To reflect the estimated shares of Micron Electronics' common stock to be issued as consideration for the merger and to eliminate Interland weighted average shares.

          (d) To reclassify certain amounts to conform with Micron Electronics' presentation.

          (e) To eliminate Micron Electronics' income tax benefit. It is assumed that the combined entity will not meet the requirements to recognize the benefit of net operating losses as income from the discontinued operations will not be available to offset losses from continuing operations in future periods.

NOTE 3. NET ASSETS OF DISCONTINUED OPERATIONS

     The sale of the PC Systems and SpecTek businesses are described more fully elsewhere in this joint proxy statement/prospectus.

     Consistent with accounting for discontinued operations, Micron Electronics recorded an estimate of future operating losses from the PC Systems business between March 2, 2001 and May 31, 2001, the expected completion date of the sale, and an estimate of the loss on disposal of the discontinued operation. This estimated loss recorded in the second fiscal quarter ended March 1, 2001 was $147.5 million. Based on the closing of the sale on May 31, 2001 and on operating results through the third quarter, the revised estimated loss is $181.9 million, the difference of which will be recognized during the third quarter of 2001. Management believes that these estimates are reasonable; however, they are based on preliminary data and are subject to revision.

     On March 22, 2001, Micron Electronics entered into a Purchase Agreement to sell all assets primarily used by SpecTek and certain land, buildings and intellectual property assets to MTI. This disposal of this business will be recorded during Micron Electronics' third fiscal quarter of 2001.

     The net assets of discontinued operations consists of the assets and liabilities of the discontinued operations, including estimated future operating losses and loss on disposal, as of March 1, 2001.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                        FINANCIAL STATEMENTS (CONTINUED)

     A summary of the net assets of discontinued operations as of March 1, 2001 follows:

                                                           PC SYSTEMS    SPECTEK       TOTAL
                                                           ----------    --------    ---------
ASSETS
Cash and equivalents...................................    $  84,202     $     --    $  84,202
Receivables............................................      104,123       38,430      142,553
Inventories............................................       16,281       29,764       46,045
Other current assets...................................        9,524           --        9,524
Property, plant and equipment, net.....................      130,241       34,913      165,154
Other assets...........................................        7,551          469        8,020
                                                           ---------     --------    ---------
Total assets...........................................      351,922      103,576      455,498
                                                           ---------     --------    ---------

LIABILITIES
Accounts payable and accrued expenses..................      147,959      128,323      276,282
Other liabilities......................................       20,668          219       20,887
                                                           ---------     --------    ---------
Total liabilities......................................      168,627      128,542      297,169
                                                           ---------     --------    ---------
Provision for losses, before tax benefit...............      152,900           --      152,900
                                                           ---------     --------    ---------
Net assets of discontinued operations..................    $  30,395     $(24,966)   $   5,429
                                                           =========     ========    =========

     Subsequent to March 1, 2001, based on the closing of the sale of the PC Systems business, the estimated loss from discontinued operations was increased approximately $34.4 million.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

     Micron Electronics common stock has been traded on the Nasdaq National Market under the symbol MUEI since April 10, 1995. Interland common stock has been traded on the Nasdaq National Market under the symbol ILND since July 25, 2000, the date of Interland's initial public offering.

     The following table sets forth, for the quarters indicated, the high and low sale prices per share of Micron Electronics common stock and Interland common stock as reported on the Nasdaq National Market.

                                                              MICRON ELECTRONICS
                                                                 COMMON STOCK
                                                              ------------------
                                                               HIGH        LOW
                                                              -------    -------
Fiscal Year Ended August 31, 1999:
  First Quarter.............................................  $24.75     $13.38
  Second Quarter............................................   22.63      11.25
  Third Quarter.............................................   13.13       9.38
  Fourth Quarter............................................   12.03       9.00
Fiscal Year Ended August 31, 2000:
  First Quarter.............................................  $13.75     $ 9.56
  Second Quarter............................................   13.31       9.81
  Third Quarter.............................................   20.69       8.19
  Fourth Quarter............................................   14.44       9.19
Fiscal Year Ending August 31, 2001:
  First Quarter.............................................  $14.44     $ 5.25
  Second Quarter............................................    5.00       3.03
  Third Quarter.............................................    4.00       1.50
  Fourth Quarter (through July 2)...........................    1.84       1.11

                                                                 INTERLAND
                                                               COMMON STOCK
                                                              ---------------
                                                               HIGH      LOW
                                                              ------    -----
Fiscal Year Ended December 31, 2000:
  Third Quarter (beginning July 25, 2000)...................  $12.00    $6.19
  Fourth Quarter............................................    8.63     1.75
Fiscal Year Ending December 31, 2001:
  First Quarter.............................................  $ 3.75    $1.06
  Second Quarter............................................    1.88     0.83
  Third Quarter (through July 2)............................    1.27     1.24

     The following table sets forth the closing prices per share of Micron Electronics common stock and Interland common stock as reported on the Nasdaq National Market on (1) March 22, 2001, the business day preceding public announcement that Micron Electronics and Interland had entered into the merger agreement and (2) July 2, 2001, the last full trading day for which closing prices were available at the time of the printing of this joint proxy statement/prospectus.

     This table also sets forth the equivalent price per share of Interland common stock on those dates. The equivalent price per share is equal to the closing price of a share of Micron Electronics common stock on that date multiplied by 0.8610, the number of shares of Micron Electronics common stock to be issued in exchange for each share of Interland common stock, subject to adjustment under specific circumstances described in the merger agreement.

                                                                                     EQUIVALENT
                                              INTERLAND        MICRON ELECTRONICS     PER SHARE
                                             COMMON STOCK         COMMON STOCK          PRICE
                                           ----------------    ------------------    -----------
March 22, 2001...........................       $1.75                $3.44              $2.96
July 2, 2001.............................       $1.27                $1.61              $1.39

     Micron Electronics and Interland believe that Interland common stock presently trades on the basis of the value of the Micron Electronics common stock expected to be issued in exchange for the Interland common stock in the merger, discounted primarily for the uncertainties associated with the merger.

     Apart from the factors described in publicly disclosed information concerning Micron Electronics that is included or incorporated by reference in this joint proxy statement/prospectus, Micron Electronics cannot state with certainty what factors account for changes in the market price of the Micron Electronics common stock.

     Interland shareholders are advised to obtain current market quotations for Micron Electronics common stock and Interland common stock. No assurance can be given as to the market prices of Micron Electronics common stock or Interland common stock at any time before the consummation of the merger or as to the market price of Micron Electronics common stock at any time after the merger. The exchange ratio will not be adjusted to compensate Interland shareholders for decreases in the market price of Micron Electronics common stock that could occur before the merger becomes effective. In the event the market price of Micron Electronics common stock decreases or increases prior to the consummation of the merger, the value of the Micron Electronics common stock to be received in the merger in exchange for Interland common stock would correspondingly decrease or increase.

     Micron Electronics and Interland have never paid cash dividends on their shares of capital stock. Under the merger agreement, each of Micron Electronics and Interland has agreed not to pay cash dividends pending the consummation of the merger, without written consent of the other. If the merger is not consummated, the Interland board of directors presently intends that it would continue its policy of retaining all earnings to finance the expansion of its business. The Micron Electronics board of directors presently intends to retain all earnings for use in its business and has no present intention to pay cash dividends before or after the merger.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                      MICRON ELECTRONICS COMMON STOCK AND
                             INTERLAND COMMON STOCK

     This section of the joint proxy statement/prospectus describes differences between Micron Electronics common stock and Interland common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you, including the articles of incorporation and bylaws of each company. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the differences between Micron Electronics common stock and Interland common stock. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 1.

     Micron Electronics is incorporated in the State of Minnesota and Interland is incorporated in the State of Georgia. Shareholders of Interland will hold Micron Electronics common stock rather than Interland common stock. Therefore, the rights of these shareholders will be governed by Minnesota law, and the provisions of the Micron Electronics articles of incorporation and bylaws, rather than the Interland articles of incorporation and the Interland bylaws.

POWER TO CALL SPECIAL MEETING OF SHAREHOLDERS

     Georgia law permits a special meeting of shareholders to be called by:

     - the board of directors or the persons authorized to do so by the articles or bylaws; or

     - the written demand or demands delivered to the corporation of holders of at least 25%, or such other percentage as may be provided in the articles or bylaws, of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

     The Interland bylaws provide that the chairman of the board of directors or the president may call a special meeting at any time. However, the president or the secretary must call a special meeting either when directed by the board of directors or at the written request of shareholders owning at least 25% of the outstanding shares entitled to vote at the meeting.

     Minnesota law permits special meetings to be called by the chief executive officer, chief financial officer, two or more directors, a person authorized in the articles or bylaws to call special meetings, or a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote. A special meeting for the purpose of considering any action to facilitate or effect a business combination, however, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. The Micron Electronics bylaws do not differ from the Minnesota statute.

ACTIONS BY WRITTEN CONSENT OF SHAREHOLDERS

     Under Georgia law, action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action or, if so provided in the articles, by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted. The action must be evidenced by one or more written consents bearing the date of signature and describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the corporation for inclusion in the minutes or filing with the corporate records.

     Under Minnesota law, any action which may be taken at a meeting may be taken without a meeting by written consent signed by all of the shareholders entitled to vote on that action. Unless the written action provides otherwise, it becomes effective when signed by all those shareholders.

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INSPECTION OF SHAREHOLDER LIST

     Georgia law provides that a shareholders' list must be available for inspection by any shareholder, or such person's agent or attorney at the time and place of the meeting.

     Minnesota law provides that a shareholder, beneficial owner or a holder of a voting trust certificate of a publicly held corporation has, upon written demand stating the purpose, a right at any reasonable time to examine and copy the corporation's share register and other corporate records reasonably related to the stated purpose and described with reasonable particularity in the written demand upon demonstrating the stated purpose to be proper.

SHAREHOLDER VOTING ON BUSINESS COMBINATIONS

Statutory mergers

     Under Georgia law, unless the articles of incorporation, the bylaws, or the board of directors requires a greater vote or a vote by voting groups, the plan of merger or share exchange to be authorized must be approved by (1) a majority of all the votes entitled to be cast on the plan by all shares entitled to vote on the plan, voting as a single voting group; and (2) a majority of all the votes entitled to be cast by holders of the shares of each voting group entitled to vote separately on the plan as a voting group by the articles of incorporation.

     Action by the shareholders of the surviving corporation on a plan of merger or by the shareholders of the acquiring corporation in a share exchange, is not required if:

     - the articles of incorporation of the surviving or acquiring corporation will not differ from its articles before the merger or share exchange;

     - each share of stock of the surviving or acquiring corporation outstanding immediately before the effective date of the merger or share exchange is to be an identical outstanding or reacquired share immediately after the merger or share exchange; and

     - the number and kind of shares outstanding immediately after the merger or share exchange, plus the number and kind of shares issuable as a result of the merger or share exchange and by the conversion of securities issued pursuant to the merger or share exchange, or the exercise of rights and warrants issued pursuant to the merger or share exchange, will not exceed the total number and kind of shares of the surviving or acquiring corporation authorized by its articles of incorporation immediately before the merger or share exchange.

     Under Minnesota law the plan of merger shall be submitted at a meeting to the shareholders of each constituent corporation. At the meeting, a vote of the owners must be taken on the proposed plan. The plan of merger is adopted when approved by the holders of a majority of all shares entitled to vote.

     Submission of a plan of merger to a vote at a meeting of shareholders of a surviving corporation is not required if:

     - the articles of the corporation will not be amended in the transaction;

     - each holder of shares of the corporation that were outstanding immediately before the effective time of the transaction will hold the same number of shares with identical rights immediately thereafter;

     - the voting power of the outstanding shares of the corporation entitled to vote immediately after the merger, plus the voting power of the shares of the corporation entitled to vote issuable on conversion of or on the exercise of rights to purchase, securities issued in the transaction, will not exceed by more than 20%, the voting power of the outstanding shares of the corporation entitled to vote immediately before the transaction; and

     - the number of participating shares of the corporation immediately after the merger, plus the number of participating shares of the corporation issuable on conversion of, or on the exercise of

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       rights to purchase, securities issued in the transaction, will not exceed by more than 20% the number of participating shares of the corporation immediately before the transaction.

Sale of assets

     Both Georgia and Minnesota law require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

CLASS VOTING

     Georgia law requires that mergers be approved by a majority of all the votes entitled to be cast by holders of the shares of each voting group entitled to vote separately on the plan as a voting group by the articles of incorporation.

     In addition, Georgia law as well as Minnesota law provides that shares of a class or series not otherwise entitled to vote on the merger are entitled to vote on a plan of merger if the plan contains a provision that, if contained in a proposed amendment to the articles of incorporation, would require action by that class or series of shares voting as a separate group on the proposed amendment.

SHAREHOLDER APPROVAL OF BUSINESS COMBINATIONS

     Georgia regulates business combinations with interested shareholders. The restrictive period for these transactions is five years, with limited exceptions. The requirements of this part of the Georgia Business Corporation Code do not apply to business combinations of a corporation unless the bylaws of the corporation specifically provide that all of such requirements are applicable to the corporation. The bylaws of Interland are silent regarding these requirements.

     Minnesota law provides that an issuing public corporation may not engage in any business combination or aid a subsidiary in doing so for a four-year period following the interested shareholder's share acquisition date unless the combination is approved prior to that date by a board committee of the issuing public corporation.

CUMULATIVE VOTING

     In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting.

     Georgia law provides that shareholders do not have a right to cumulate their votes for directors unless the articles so provide. If the articles so provide a shareholder may cumulate votes in the election of directors if the meeting notice or Proxy Statement accompanying the notice states that cumulative voting will be in effect or upon proper notice of his or her intention to do so. The Interland bylaws state that shareholders do not have a right to cumulate their votes for directors.

     Minnesota law provides that unless the articles do not permit cumulative voting, shareholders may cumulate their votes in the election of directors by giving written notice of intent to do so to any officer before the meeting, or to the presiding officer at the meeting at which the election is to occur. The Micron Electronics articles provide that there shall be no cumulative voting by the shareholders of the corporation.

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SHAREHOLDER DERIVATIVE SUITS

     Under Georgia law, a shareholder may not commence or maintain a derivative proceeding unless the shareholder:

     - was a shareholder of the corporation at the time of the act or omission complained of or became a shareholder through transfer by operation of law from one who was a shareholder at that time; and

     - fairly and adequately represents the interests of the corporation in enforcing the right of the corporation.

     In order to commence a derivative proceeding the shareholder must first make a written demand on the corporation to take suitable action and wait 90 days from the date the demand was made or until the demand is rejected by the corporation or unless irreparable injury would result to the corporation by waiting for the expiration of the 90 day period.

     Minnesota law provides no specific statutory provisions dealing with shareholder derivative suits.

DISSENTERS' RIGHT OF APPRAISAL

     Under Georgia law and Minnesota law, a shareholder of a corporation participating in some major corporate transactions may, under varying circumstances, be entitled to dissenters' right of appraisal under which such shareholder may receive cash in the amount of the fair market value of the shares held by such shareholder in lieu of the consideration such shareholder would otherwise receive in the transaction. The fair market value of the shares is determined by either a court or an agreement between the corporation and the shareholder. The limitations on the availability of dissenters' rights under Georgia law are different from those under Minnesota law.

     There is no right of dissent in Georgia in favor of the holder of shares of any class or series that, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless specified requirements are met.

     Under Minnesota law, unless the articles, the bylaws, or a resolution approved by the board of directors otherwise provide, if the shareholder's shares are not entitled to be voted on the merger, the right to obtain payment does not apply to a shareholder of the surviving corporation in a merger, with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger.

DIVIDENDS AND REPURCHASES OF SHARES

     Under Georgia law there are no specific statutory provisions dealing with dividend sources. Georgia law provides that no distribution may be made if, after giving it effect either:

     - the corporation would not be able to pay its debts as they become due in the usual course of business; or

     - the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

     In addition, Georgia law generally provides that a corporation may acquire its own shares.

     The Interland bylaws provide that distributions upon the shares of the corporation may by declared by the board of directors at any regular or special meeting, pursuant to law. Before payment of any distribution, there may be set aside out of any funds of the corporation available for dividends such sum as the directors, in their absolute discretion, think proper as a reserve.

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     Under Minnesota law, permissible sources for the payment of dividends are not specified in the statute. Minnesota law provides that distributions may be made only if the corporation will be able to pay its debts in the ordinary course of business after doing so. A determination that the corporation will be able to pay such debts is presumed to be proper if such determination is made on the basis of financial information prepared in accordance with accounting or other methods reasonable under the circumstances.

     A corporation may also acquire its own shares, subject to the statutory restrictions on corporate distributions and share purchases from five-percent beneficial owners.

     The Micron Electronics bylaws state that the board may declare dividends whenever and in such amounts as it deems advisable.

SIZE OF THE BOARD OF DIRECTORS

     Under Georgia law a board of directors must consist of one or more individuals, with the number specified or fixed in accordance with the articles or bylaws. The articles or bylaws may authorize the shareholders or the board of directors to fix or change the number or may establish a variable range for the size of the board of directors by fixing a minimum and maximum number of directors. If a variable range is established, the number of directors may be fixed or changed from time to time, within the minimum and maximum, by the shareholders or, if the articles or bylaws so provide, the board of directors. The Interland bylaws set the number of directors at not less than five nor more than fifteen, the number to be determined from time to time by resolution of Interland's board of directors or shareholders.

     Under Minnesota law a corporation must have one or more directors. The number is set in the manner provided in the bylaws or articles of incorporation and may be changed by amendment to or in the manner provided in the articles or bylaws. The Micron Electronics bylaws provide that the number of directors will be established by resolution of the shareholders subject to the authority of the board of directors to increase or decrease the number of directors as permitted by law. If the proposed amendment to the Micron Electronics' bylaws is approved, the Micron Electronics board will be authorized to reduce its size.

CLASSIFIED BOARD OF DIRECTORS

     A classified board of directors is one in which a particular number of directors, but not necessarily all, are elected on a rotating basis each year.

     Georgia law permits the articles or bylaws of a corporation to provide for a classified board of directors, under which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The Interland articles and bylaws provide for a classified board of directors.

     Minnesota law provides that directors may be divided into classes as provided in the articles or bylaws. A fixed term of a director must not be longer than five years. If the proposed amendment to the Micron Electronics' bylaws is approved, the Micron Electronics board members will have terms of at least two years from one closing date of the merger, with an indefinite term after that time. Neither the Micron Electronics articles nor the Micron Electronics bylaws provide for a classified board of directors.

REMOVAL OF DIRECTORS

     Under Georgia law, the shareholders may remove directors with or without cause unless the articles or a bylaw adopted by the shareholders provides that directors may be removed only for cause. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that director. If cumulative voting is authorized, a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director's removal. If cumulative voting is not authorized, a director may be removed only by a majority of the votes entitled to be cast. If the directors have staggered terms, they may be removed only for cause, unless the articles or a bylaw adopted by the shareholders provides otherwise.
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     The Interland bylaws state that the shareholders may remove any director only for cause by the vote of shareholders representing a majority of the issued and outstanding capital stock entitled to vote for the election of directors.

     Under Minnesota law, unless the articles, bylaws or a shareholder control agreement provide otherwise, a director may be removed at any time, with or without cause, if (1) the director was named by the board of directors to fill a vacancy, (2) the shareholders have not elected directors in the interval between the time of the appointment to fill a vacancy and the time of the removal, and
(3) a majority of the remaining directors present affirmatively vote to remove the director. Directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote at an election of directors. A director who was elected solely by the holders of a class or series of shares, as stated in the articles or bylaws, may be removed only by the affirmative vote of the holders of a majority of the voting power of all shares of that class or series entitled to vote at an election of that director. However, in the case of a corporation having cumulative voting, unless the entire board of directors is removed simultaneously, no directors may be removed if the votes cast against their removal would be sufficient if cumulatively voted to elect them.

     Micron Electronics current bylaws mirror the Minnesota statute. If the proposed amendment to Micron Electronics' bylaws is approved, directors may not be removed except for cause, for a period of two years following the closing of the merger.

DIRECTORS' COMMITTEES

     Under Georgia law, unless the articles or bylaws provide otherwise, a board of directors may create committees and appoint board members to serve on them. To the extent specified by the board of directors or in the articles or bylaws, each committee may exercise the authority of the board of directors. A committee may not, however:

     - approve or propose to shareholders action that is required to be approved by shareholders;

     - fill vacancies on the board of directors or on any of its committees;

     - amend the articles, except that, as authorized by a resolution adopted by the board of directors, a committee may amend the articles of incorporation to fix the designations, preferences, limitations and relative rights of shares or to change the number of shares in a series, but not below the number of such shares then issued;

     - adopt, amend or repeal bylaws; or

     - approve a plan of merger not requiring shareholder approval.

     The Interland bylaws specifically give the board of directors authority to create committees and appoint directors to serve on them.

     Under Minnesota law, the board of directors by resolution approved by a majority of the board of directors, may establish committees having the authority of the board of directors in the management of the business of the corporation. Committees are subject at all times to the direction and control of the board of directors. Committee members must be natural persons and need not be directors. The Micron Electronics bylaws allow the establishment of committees on the vote of a majority of the board of directors.

TRANSACTIONS INVOLVING OFFICERS OR DIRECTORS

     Under Georgia law a director's conflicting interest transaction with respect to a corporation means a transaction effected or proposed to be effected by the corporation (or a subsidiary of the corporation or any other entity in which the corporation has a controlling interest) respecting which a director of the corporation has a conflicting interest. A director's conflicting interest transaction may not be enjoined, set aside, or give rise to an award of damages or other sanctions, on the ground of an interest in the

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transaction of the director or any person with whom or which he has a personal, economic, or other association if:

     - The transaction received the affirmative vote of a majority (but not less than two) of those qualified directors on the board of directors or on a duly empowered committee thereof who voted on the transaction with either required disclosure to them; or

     - If a majority of the votes entitled to be cast by the holders of all qualified shares were cast in favor of the transaction after notice to the shareholders describing the director's conflicting interest transaction, the director who has the conflicting interest informs the secretary of the number, and the identity of persons holding or controlling the vote, of all shares that to the knowledge of the director are beneficially owned (or the voting of which is controlled) by the director or by a related person of the director, or both, and the required disclosure is made to the shareholders who voted on the transaction (to the extent the information was known to them).

     An officer's conflicting interest transaction under Georgia law is defined as any transaction, other than a director's conflicting interest transaction, between a corporation (or a subsidiary of the corporation or any other entity in which the corporation has a controlling interest) and one or more of its officers or between a corporation and a related person of an officer. An officer's conflicting interest transaction may not be enjoined, set aside, or give rise to an award of damages or other sanctions, in an action by a shareholder or by or in the right of the corporation, on the ground of an interest in the transaction of the officer or any person with whom or which he has a personal, economic, or other association, if:

     - The transaction was approved by the board of directors after required disclosure;

     - The transaction was approved by the shareholders after required disclosure; or

     - The transaction, judged in the circumstances at the time of commitment, is established to have been fair to the corporation.

     Minnesota law provides that a corporation may, with the affirmative vote of a majority of directors present, lend money to, guarantee an obligation of, become a surety for, or otherwise financially assist a person if:

     - the transaction is in the usual course of business;

     - is with or for the benefit of a related organization, an organization in which the corporation has a financial interest, an organization with which the corporation has a business relationship, or an organization to which the corporation has the power to make donations, any of which relationships constitute consideration sufficient to make the financial assistance so approved enforceable against the corporation;

     - is with, or for the benefit of, an officer or other employee of the corporation or a subsidiary, and may reasonably be expected, in the board's judgment, to benefit the corporation; or

     - whether or not any separate consideration has been paid or promised to the corporation, has been approved

        - by the holders of two-thirds of the voting power of the shares entitled to vote that are owned by persons other than the interested person(s), or

        - by the unanimous affirmative vote of the holders of all outstanding shares whether or not entitled to vote.

     The Micron Electronics bylaws mirror the Minnesota statute and provide that the loan, guarantee, surety contract or other financial assistance may be with or without interest, and may be unsecured, or may be secured in the manner as a majority of the directors approve, including, without limitation, a pledge of or other security interest in the shares of the corporation.

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INDEMNIFICATION AND LIMITATION OF LIABILITY

     Under Georgia law a corporation may indemnify an individual made a party to a proceeding conducted himself in good faith and because such person is or was a director. The corporation may indemnify against liability incurred in the proceeding if the director conducted himself in good faith and reasonably believed that his conduct was in the corporation's best interests, and that in the case of any criminal proceeding, the director had no reasonable cause to believe the conduct was unlawful. The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the necessary standard of conduct. A corporation can indemnify a director against reasonable expenses incurred by such person in connection with the proceeding. A corporation may not indemnify a director in connection with:

     - a proceeding by or in the right of the corporation, except for reasonable expenses required in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or

     - any other proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

     A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

     A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if the director delivers to the corporation a written affirmation of the director's good faith belief that he or she has met the relevant standard of conduct or that the proceeding involves conduct for which liability has been eliminated under the articles and the director undertakes to repay any funds if it is determined that the director is not entitled to indemnification.

     As well, a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation of who, while a director, officer, employee or agent of the corporation serves at the corporation's request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity against liability asserted against or incurred by such individual in that capacity or arising from the person's status, regardless of whether the corporation otherwise would have power to indemnify the individual against the same liability.

     Georgia law also provides that a corporation may, by a provision in its articles or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification or pay for or reimburse expenses consistent with Georgia law. Any provision that obligates the corporation to provide indemnification to the fullest extent permitted by law shall be deemed to obligate the corporation to advance funds to pay for or reimburse expenses in accordance with Georgia law to the fullest extent permitted by law, unless the provision specifically provides otherwise. Such a provision shall not obligate the corporation to indemnify or advance expenses to a director or a predecessor of the corporation, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided. A corporation may, by a provision in its articles, limit any of the rights to indemnification or advance for expenses.

     The Interland bylaws mirror the Georgia statute. The bylaws provide that every officer or director, to the extent that he has been successful in defense of any proceeding to which he was a party because he is or was an officer or director of the corporation, shall be indemnified by the corporation against reasonable expenses.

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     Minnesota law provides that unless the articles or bylaws provide otherwise, a corporation must indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person. A director may be indemnified in connection with a proceeding so long as the director:

     - has not been indemnified by another organization for the same judgments, penalties, fines, settlements or expenses;

     - acted in good faith;

     - received no improper personal benefit;

     - with respect to criminal proceedings, had no reasonable cause to believe the conduct was unlawful; and

     - reasonably believed the conduct to be in or not opposed to the best interests of the corporation.

     A director made or threatened to be made a party to a proceeding is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses incurred by the person in advance of the final disposition of the proceeding.

     As well, under Minnesota law indemnification insurance may be purchased and maintained whether or not the corporation would have been required to indemnify the person under the statute.

     The Micron Electronics articles provide that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

     - any breach of the director's duty of loyalty to the corporation or its shareholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under sections 302A.559 or 80A.23 of the Minnesota Statutes;

     - any transaction from which the director derived an improper personal benefit; or

     - any act or omission occurring prior to the date when this Article became effective.

DISSOLUTION

     Under Georgia law and Minnesota law a corporation may be dissolved upon adoption of a resolution by the board and a vote by the holders of a majority of all shares entitled to vote at a meeting called for such purpose.

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                    ADDITIONAL MATTERS BEING SUBMITTED TO A
                  VOTE OF ONLY MICRON ELECTRONICS SHAREHOLDERS

                                 PROPOSAL NO. 2

               APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION

     Micron Electronics' articles of incorporation currently authorize Micron Electronics to issue up to 150,000,000 shares of common stock. This proposal would amend the articles of incorporation to authorize Micron Electronics to issue up to 200,000,000 shares of capital stock and change the name Micron Electronics, Inc. to "Interland, Inc." upon the closing of the merger. The larger number of authorized shares of common stock provided for in this proposal will provide Micron Electronics the certainty and flexibility necessary to undertake various types of transactions, including financings, increases in the shares reserved for issuance pursuant to stock incentive plans, or other corporate transactions not yet determined.

     In order for the board of directors to be able to respond to future circumstances with a reasonable degree of flexibility, Micron Electronics must have a sufficient number of authorized shares to cover any stock dividends or other transactions. There are currently 150 million shares authorized and approximately 97 million issued and outstanding shares of Micron Electronics' common stock and approximately 22 million shares reserved for issuance under Micron Electronics' stock plans. In addition, based on an assumed exchange ratio of 0.8610 and 47,420,078 shares of Interland common stock outstanding as of July 2, 2001, Micron Electronics will issue approximately 40,828,687 shares in the merger, excluding options and warrants to purchase Interland common stock to be assumed in the merger. Under the proposed amendment to the articles of incorporation, the additional shares of common stock would be available for issuance without further shareholder action, unless shareholder action is otherwise required by Minnesota law or the rules of any stock exchange or automated quotation system on which the common stock may then be listed or quoted. Micron Electronics has no current plans to issue the remainder of the additional authorized shares, other than shares that could be issued in connection with any additional stock options granted under its 2001 Equity Incentive Plan, 1995 Stock Option Plan or its Employee Stock Purchase Plan.

     Based on the number of shares of common stock outstanding and reserved as of July 2, 2001, the proposed increase in the number of authorized shares of capital stock from 150,000,000 to 200,000,000 would result in approximately 159,684,852 shares of common stock being issued, outstanding and reserved, which includes approximately 22,000,000 shares of common stock reserved for issuance upon exercise of options outstanding and equity awards to be granted under Micron Electronics' equity compensation plans, and 40,828,687 shares of common stock reserved for issuance in the merger, excluding options and warrants to purchase Interland common stock to be assumed in the merger. Although Micron Electronics currently has no agreements or understandings with respect to any other material acquisitions, the increase in the authorized number of shares of common stock will provide Micron Electronics with additional flexibility with regard to any future acquisitions.

     The additional shares of common stock that would become available for issuance if the proposed amendment were adopted could also be used by Micron Electronics to oppose a hostile takeover attempt or delay or prevent changes of control of Micron Electronics or changes in or removal of management of Micron Electronics. For example, without further shareholder approval, the board of directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current board of directors. Although the current proposal to increase the number of authorized shares of common stock has been prompted by business and financial considerations, not by the threat of any attempt to accumulate shares or otherwise gain control of Micron Electronics, shareholders nevertheless should be aware that approval of the proposal could facilitate future efforts by Micron Electronics to deter or prevent changes of control of Micron Electronics, including transactions that are favored by a majority of the independent shareholders or in which the shareholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.

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     Micron Electronics' articles of incorporation and bylaws contain provisions that could have an anti-takeover effect, including the following:

     - Micron Electronics' shareholders may only take action at a meeting or by written consent;

     - Micron Electronics' board of directors must be given advance notice regarding shareholder-sponsored proposals for consideration at annual meetings and for shareholder nominations for the election of directors;

     - vacancies on the board of directors may be filled until the next annual meeting of shareholders only by majority vote of the directors then in office; and

     - special meetings of shareholders may only be called by the Chairman of the Board, the President or by the board of directors, or a shareholder holding 10% of the outstanding stock, except that a shareholder must hold 25% of the outstanding stock to call a special meeting that relates to a business combination.

     In addition, the authority granted by Micron Electronics' articles of incorporation to the board of directors to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions of any class or series of Micron Electronics' preferred stock could be used for anti-takeover purposes. The proposal to increase the number of authorized shares of common stock, however, is not part of any plan to adopt a series of amendments having an anti-takeover effect, and Micron Electronics' management presently does not intend to propose anti-takeover measures in future proxy solicitations.

     Under the terms of the merger agreement, Micron Electronics agreed to change its name to "Interland, Inc." upon closing of the merger in order to capitalize on the brand equity Interland has built in the Web hosting market.

       THE MICRON ELECTRONICS BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENT
               TO MICRON ELECTRONICS' ARTICLES OF INCORPORATION.

                                 PROPOSAL NO. 3

                    AMENDMENT TO MICRON ELECTRONICS' BYLAWS

     Micron Electronics board members currently serve for terms of one year and generally may be removed with or without cause by the shareholders of Micron Electronics, or in some instances, by the Micron Electronics board.

     This proposal would amend the bylaws as follows:

     - Provide that all directors shall hold office for a period of at least two years after the closing of the merger;

     - Permit the removal of directors only for "cause" during the two-year period following the closing of the merger;

     - Effective after the expiration of the two-year period after the merger, change the term of all directors to an indefinite term, and permit their removal with or without cause; and

     - Authorize the board of directors to decrease the size of the board in the future.

     If this proposal is approved, the term of all current directors of Micron Electronics will be extended for an additional year.

     These amendments are being proposed to comply with the provisions of the merger agreement that require that these changes to the bylaws be approved by Micron Electronics' shareholders as a condition to closing the merger.

  THE MICRON ELECTRONICS BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENT TO MICRON
                              ELECTRONICS' BYLAWS.

                                 PROPOSAL NO. 4

         INCREASE IN THE SIZE OF MICRON ELECTRONICS' BOARD OF DIRECTORS

     Micron Electronics' bylaws currently permit the number of directors comprising the board to be established by resolution of the shareholders of Micron Electronics. Micron Electronics' board of directors is currently fixed at five directors.

     This proposal would increase the size of the Micron Electronics' board of directors to eight members.

     This increase is being proposed to comply with the provisions of the merger agreement that require that the Micron Electronics board be increased to eight directors as a condition to closing the merger.

  THE MICRON ELECTRONICS BOARD RECOMMENDS A VOTE "FOR" INCREASING THE SIZE OF
                MICRON ELECTRONICS' BOARD OF DIRECTORS TO EIGHT.

                                 PROPOSAL NO. 5

                             ELECTION OF DIRECTORS

     It is also a condition to closing the merger that three new directors are added to the Micron Electronics' board of directors. Two of these nominees were selected by Interland and one was selected jointly by Micron Electronics and Interland.

     The nominees and some information about them are set forth below:

           NAME OF NOMINEE              AGE                     PRINCIPAL OCCUPATION
           ---------------             -----                    --------------------
Kenneth Gavranovic...................     30   Chairman and Chief Executive Officer
                                               Interland, Inc.
Gregg A. Mokenhaupt..................     30   Managing Director
                                               Crest Communications Holdings, LLC
Robert T. Slezak.....................     43   Independent Consultant

KENNETH GAVRANOVIC

     Mr. Gavranovic has served as the chairman of the board of directors of Interland since March 2000, chief executive officer of Interland since December 1999, a director of Interland since September 1997, and is one of Interland's co-founders. From December 1999 to January 2001, Mr. Gavranovic also served as Interland's president. During his eleven years of technology-related entrepreneurial experience, Mr. Gavranovic served as vice president with Worldwide Internet Publishing Corporation, a Web hosting company that he co-founded, from 1995 to 1997. From 1992 to 1994, he founded and served as vice president with Interactive Media Solutions, a telecommunications software company. Mr. Gavranovic is a member of the executive committee and compensation committee of the Interland board of directors.

GREGG A. MOCKENHAUPT

     Mr. Mockenhaupt has served as a director of Interland since December 1999. Since March 1996, Mr. Mockenhaupt has served as a managing director of Crest Communications Holdings, LLC, a private investment firm that was formed in 1996 to focus on communications-related investments and which is the manager of Crest Communications Partners, L.P. and Crest Entrepreneurs Fund, L.P. Before joining Crest in March 1996, Mr. Mockenhaupt was an associate in the mergers & acquisitions group of Smith Barney Inc. from June 1994 to March 1996. Mr. Mockenhaupt currently serves on several private company boards of directors. Mr. Mockenhaupt received a B.S. in economics from the Wharton School of the University of Pennsylvania. Mr. Mockenhaupt is a member of the executive committee, compensation committee and audit committee of the Interland board of directors.

ROBERT T. SLEZAK

     Robert T. Slezak served as chief financial officer of Ameritrade Holding Corporation from October 1989 to November 1999, managing the accounting, finance, tax, mergers and acquisitions, and regulatory reporting functions of this on-line brokerage. Mr. Slezak serves on the boards of Ameritrade, Matrix Bancorp, Inc., and BAM! Entertainment, Inc. He is a member of the American Institute of Certified Public Accountants and guest lectures at Creighton University and the University of Nebraska.

THE MICRON ELECTRONICS BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE
                                   NOMINEES.

OTHER MICRON ELECTRONICS BUSINESS

     The Micron Electronics board of directors does not presently intend to bring any other business before the meeting, and, so far as is known to the board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting those proxies.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

           MICRON ELECTRONICS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This section contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. Forward-looking statements are based on current expectations that involve a number of uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Please see the section entitled "Statements Regarding Forward-Looking Information" on page 154.

     All quarterly references are to Micron Electronics' fiscal periods ended May 31, 2001, March 1, 2001, and June 1, 2000. All yearly references are Micron Electronics' fiscal years ended August 31, 2000, September 2, 1999, and September 3, 1998, unless otherwise indicated. The fiscal years ended August 31, 2000 and September 2, 1999 contained fifty-two weeks, compared to fifty-three weeks for the fiscal year ended September 3, 1998. Certain reclassifications have been made in the following discussion and analysis to present results of operations on a consistent basis.

OVERVIEW

     Micron Electronics and its subsidiaries have historically provided a variety of computer products and related services through the PC Systems, SpecTek, and HostPro business segments. Micron Electronics has discontinued its PC Systems business, its computer manufacturing business, and SpecTek, its memory products business. See the footnote entitled "Discontinued Operations" to the consolidated financial statements of Micron Electronics included elsewhere in this joint proxy statement/prospectus. As a result, following the disposition of these business segments, Micron Electronics will be exclusively a Web hosting company.

     Micron Electronics was originally established April 7, 1995 through the merger of three businesses: Micron Computer, Inc., Micron Custom Manufacturing Services, Inc. and ZEOS International, LTD. HostPro, Micron Electronics' continuing operation, was formed through the acquisition and integration of four companies during 1999 and 2000. On August 2, 1999, Micron Electronics acquired 100% of the outstanding stock of NetLimited, Inc. d.b.a. "HostPro", a Web and applications hosting provider. On September 2, 1999, Micron Electronics acquired the property and equipment of Micron Internet Services, formerly a division of Micron Technology, a provider of dedicated, nationwide dial-up and broadband Internet access, virtual private network solutions, and e-commerce services. On December 14, 1999 Micron Electronics acquired LightRealm, Inc., a Kirkland, Washington-based Web and applications hosting and Internet access company serving small- and medium-size businesses. On March 16, 2000, Micron Electronics acquired Worldwide International Publishing Corporation, a Boca Raton, Florida-based Web hosting company that also served small- and medium-size businesses.

     HostPro offers a broad range of business-to-business Internet products and services including managed dedicated hosting services, colocation and connectivity services, electronic commerce, application hosting, and other Web hosting products. With data centers in Los Angeles, California; Seattle, Washington; Moses Lake, Washington; Boca Raton, Florida; and Boise, Idaho, Micron Electronics provides these services to primarily small- and medium-sized businesses. Micron Electronics' business is rapidly evolving and has a limited operating history. As a result, Micron Electronics believes that period-to-period comparisons of its revenue and operating results, including its cost of revenue and operating expenses as a percentage of total revenue, are not meaningful and should not be relied upon as indicators of future performance. Micron Electronics does not believe that its historical growth rates are an indication of its future results.

     Revenues are primarily generated by providing shared and dedicated hosting, colocation hosting, connectivity and equipment sales to customers. Revenues are recognized as the services are provided. Hosting contracts generally are for service periods ranging from 1 to 12 months and typically require up-front fees. These fees, including set-up fees for hosting services, are deferred and recognized ratably over the customers expected service period. Other revenues are primarily the sale of equipment to customers.

     Cost of revenues is mainly comprised of compensation and related expenses for data center and provisioning operations, Internet connectivity and other related telecommunications expense, and depreciation and amortization of capital and intangible assets related to data center equipment and operations.

     Micron Electronics' operating expenses consist of:

     - Sales, marketing and technical support, which is mainly comprised of compensation costs and costs associated with technical support and marketing Micron Electronics' products and services. Compensation costs include salaries and related benefits, commissions and bonuses. Micron Electronics' marketing expenses include the costs of direct mail, advertising and other mass market programs; and

     - General and administrative, which is mainly comprised of compensation and related expenses, occupancy costs, and depreciation and amortization of capital and intangible assets related to the engineering, development and administrative functions.

     Micron Electronics intends to invest heavily in sales and marketing, the continued development of its network infrastructure and technology, and engineering and development for future product expansion. Micron Electronics expects to expand its operations and workforce, including its network operations, technical support, and administrative resources. In addition, Micron Electronics intends to continue to expand and develop new sales channels and relationships. Micron Electronics' future success is dependent upon its ability to achieve profitability prior to the depletion of cash reserves and to raise funds, after, if needed. While Micron Electronics currently believes that it has adequate resources to maintain planned operations for at least one year from the balance sheet date, Micron Electronics cannot assure you that HostPro will be profitable in the future under its current Web and application hosting model or that adequate funding will be available to allow it to continue operations subsequent to the one-year time period. Micron Electronics does not expect HostPro to generate positive cash flow from operations for at least one year.

DISCONTINUED OPERATIONS

PC Systems

     At the end of the second fiscal quarter of 2001, Micron Electronics announced it had adopted a plan to discontinue the operations of its PC Systems business segment, which is being accounted for as discontinued operations in accordance with Accounting Principles Board Opinion No. 30, or APB No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." On April 30, 2001, Micron Electronics entered into a definitive agreement to sell its PC Systems business to GTG PC Holdings, LLC, or GTG PC, an affiliate of the Gores Technology Group. Under the terms of the agreement, GTG PC will receive assets which include $70 million in cash, and assume specified liabilities of the PC Systems business. Micron Electronics is required to meet specified working capital requirements based on the net assets and liabilities to be transferred to GTG PC. An additional cash contribution may be required if Micron Electronics does not meet these working capital requirements.

     Micron Electronics will retain all liabilities of the PC Systems business not assumed by GTG PC, including, for example, liabilities for taxes arising prior to the closing of the transaction, employee termination and related expenses, and any contingent liabilities arising prior to the closing date. In addition, Micron Electronics has agreed for a period of three years not to compete with the PC Systems business, and for two years, to not solicit or hire prior employees of the company PC Systems business. For a transition period after the closing of the purchase, the purchaser agreed to provide some information technology, financial, telecommunications and human resources services to Micron Electronics at its cost plus 10% during the first four months after closing, and at its cost plus 25% for the following two months.

     For a period of two years following the closing of the purchase, or for the applicable statute of limitations with respect to taxes and government contracts, Micron Electronics is obligated to indemnify the purchaser and affiliated entities for any breaches of the representations, warranties or covenants contained in the agreement. The agreement provides that the maximum aggregate liability of Micron Electronics for indemnification under the agreement is $10.0 million, or, in some limited circumstances, $30.0 million.

     The agreement also provides that Micron Electronics would potentially be entitled to receive a percentage of any proceeds in the event the PC Systems business is sold or has an initial public offering of its securities within three years of the closing of the purchase. Micron Electronics would receive a payment only after the repayment of transaction costs, repayment of debt and capital contributions, payment of a specified amount of cash to GTG PC and obligations under employee incentive programs.

     Consistent with accounting for discontinued operations, Micron Electronics recorded an estimate of future operating losses from the discontinued operation between March 2, 2001 and May 31, 2001, the expected completion date of the sale, and an estimate of the loss on disposal of the discontinued operation. This estimated loss recorded in the second fiscal quarter of 2001 was $147.5 million. Based on the final terms of the agreement to sell the PC Systems business, the revised estimated loss is approximately $170.5 million. Micron Electronics believes that these estimates are reasonable, however they are based on preliminary data and are subject to revision.

     The personal computer industry is highly competitive, with competition based primarily upon brand name recognition, performance, price, reliability and service and support. Market conditions coupled with consumer preferences and concerns during the phase-out period are difficult to predict. Micron Electronics cannot assure you that changes in market conditions, supply and demand, consumer preferences or price stability will not have a material adverse effect on its estimated operating loss during the phase-out period.

SpecTek

     At the end of its second fiscal quarter of 2001, Micron Electronics announced it adopted a plan to discontinue the operations of its SpecTek business segment, which is accounted for as discontinued operations in accordance with APB No. 30. Under the terms of the amended and restated component recovery agreement, effective September 2, 1999, as amended, Micron Technology exercised its rights to purchase the assets of the SpecTek business. On March 22, 2001, Micron Electronics entered into a purchase agreement to sell all assets primarily used by SpecTek and some land, buildings and intellectual property assets to Micron Technology. Under the terms of the purchase agreement, Micron Electronics transferred the land, buildings and intellectual property to Micron Technology on March 22, 2001. The assets used by SpecTek were transferred to Micron Technology on April 5, 2001. Micron Electronics has leased back a portion of the land and buildings from Micron Technology and has also been granted a license to use the intellectual property. The estimated proceeds from the sale of assets under the purchase agreement are $136.0 million, less $92.0 million of inter-company accounts payable to Micron Technology. Micron Electronics received $18.0 million of cash in excess of the historical cost of the land, buildings, and intellectual property. This amount will be recorded, net of tax, as an increase in additional paid in capital during the third fiscal quarter of 2001.

     Micron Electronics anticipates that SpecTek will provide income from its operations through the disposal date of April 5, 2001. Income earned by SpecTek during this period will be recognized in the third fiscal quarter of 2001. Micron Electronics continued to purchase components from Micron Technology through April 5, 2001, under the terms of the component recovery agreement. The cost to obtain components from Micron Technology during the phase-out period was 90% of pre-tax income attributable to the sale of such components. Based on the terms of the purchase agreement, and in accordance with APB 30, no estimated loss on disposal was recorded for the sale of SpecTek in the second fiscal quarter of 2001.

RESULTS OF CONTINUING OPERATIONS

     Micron Electronics consolidated financial information presents the net effect of discontinued operations separate from the results of Micron Electronics' continuing operations. Historical financial information has been reclassified to present consistently the discontinued operations, and the discussion and analysis that follows generally focuses on continuing operations.

     The loss from continuing operations for fiscal 2000 was $26.2 million, or $0.27 per basic and diluted share, on net sales of $32.9 million, compared to income from continuing operations of $5.2 million and $5.1 million, or $0.05 and $0.05 per basic and diluted share, for fiscal 1999 and 1998, respectively. The results of continuing operations in fiscal 1999 includes the operating activities of NetLimited, Inc. for one month, the period from the date of acquisition to the end of the fiscal year. Additionally, in fiscal years 1999 and 1998, net income from continuing operations resulted primarily from the interest income from corporate cash, cash equivalents and liquid investments, partially offset by general corporate expenses not directly attributable to the discontinued operations.

     A discussion of interim periods subsequent to the fiscal year ended August 31, 2000 are not included in this joint proxy statement/prospectus as they are described in Micron Electronics' most recent quarterly report on Form 10-Q, which has been incorporated into this joint proxy statement/prospectus by reference.

Revenues

                                                                      YEAR ENDED
                                                         ------------------------------------
                                                         AUGUST 31,   SEPTEMBER 2,   MARCH 1,
                                                            2000          1999         1998
                                                         ----------   ------------   --------
                                                                    (IN THOUSANDS)
Hosting revenues.......................................   $18,555         $464         $ --
Connectivity revenues..................................     9,051           --           --
Other revenues.........................................     5,256           --           --
                                                          -------         ----         ----
Total revenues.........................................   $32,862         $464         $ --
                                                          =======         ====         ====

     Growth in hosting revenues has been achieved through acquisitions occurring in fiscal 1999 and 2000 and by new customer growth and upgrading services to existing customers. Excluding the effect of acquisitions, sequential fiscal 2000 quarterly hosting growth was 29.9% in the first fiscal quarter, 28.8% in the second fiscal quarter, 24.8% in the third fiscal quarter and 17.3% in the fourth fiscal quarter. The breakdown of fiscal 2000 hosting revenues is as follows: shared hosting revenues were 83.6%; dedicated hosting revenues were 13.1%; and colocation hosting revenues were 3.3% of the total revenues. Micron Electronics has focused on increasing its higher-end hosting services and ended the fiscal year with the number of dedicated, managed and unmanaged servers in excess of 930.

     The growth in connectivity revenues was driven through acquisitions and by new customer growth.

     Micron Electronics maintained over 114,000 paid hosted Web sites, 57,000 paid hosting accounts and 39,000 Internet access accounts at the end of fiscal 2000.

     On March 26, 2001, Micron Electronics entered into an agreement to sell substantially all of its consumer dial-up accounts for between $4.0 and $5.0 million. Revenue from these accounts was approximately 18.6% of total revenues for fiscal 2000. The sale of these accounts is not expected to have a substantial impact on operating income. Micron Electronics expects that these accounts will be transferred by August 2001.

Cost of revenues

     Cost of revenues was 74.1% of total revenues for fiscal 2000. HostPro's cost of revenues percentage increased to 76.8% in the last half of fiscal 2000, from 68.8% in the first half of the year, primarily due to additional costs incurred to expand its information technology infrastructure, related support costs and completion of its expansion of data center facilities.

Operating expenses

     Sales, marketing and technical support. Sales, marketing and technical support expenses were 79.6% of revenues for fiscal 2000. Significant components of sales, marketing and technical support costs during fiscal 2000 were advertising costs of $13.1 million, sales personnel and related costs of $7.1 million and technical support costs of $4.9 million.

     General and administrative. General and administrative expenses were 71.9% of revenues for the fiscal year 2000. Significant components of general and administrative costs during fiscal 2000 were personnel costs of $6.7 million, amortization of intangible assets of $4.2 million, professional and consulting fees of $2.4 million and lease costs of $1.4 million.

     Goodwill amortization. Goodwill amortization increased as a result of the acquisitions of the Web and application hosting and Internet access companies which occurred in August of 1999 and in 2000.

     Other expense, net. In 1999, other expense, includes a $1.0 million charge for the write-off of purchased in-process research and development, which resulted from the acquisition of HostPro. An independent appraiser through an analysis using a risk adjusted cash flow model determined the fair value of HostPro's technology. The analysis estimated future cash flows derived from the technology or products incorporating the technology. These cash flows were discounted taking into account the life expectancy of the technology and risks related to existing and future markets. Technology was segregated into that which was determined to be completed, those currently technologically feasible but that may require adjustments or relatively minor enhancements, and in-process, technologies that require additional research and development efforts to reach technological feasibility. Estimated future cash flows associated with in-process research and development were discounted considering risks and uncertainties related to the viability, stage of completion, work required to establish feasibility, and to the completion of products the Company would ultimately market. The analysis resulted in the allocation of $1.0 million of purchase price to in-process research and development. In management's opinion, the acquired in-process research and development had not yet reached a stage where feasibility, delivery or product features were certain and had no alternative future use. As a result, acquired in-process research and development was charged to expense.

Earnings Before Income Taxes, Depreciation and Amortization, or EBITDA

     Micron Electronics' EBITDA consists of its loss from continuing operations before net interest, income taxes, depreciation, amortization including amortization of non-cash compensation costs, and loss on equity investments. EBITDA was a loss of $30.7 million for fiscal 2000. The EBITDA loss in fiscal 2000 resulted from the acquisition and ongoing operations of the Web hosting business and includes increased expenditures needed to support Micron Electronics growth in operations, including salaries and benefits for additional employees, network costs, rent, and other costs related to the increase in the number of its data centers as well as increased sales, technical support, and general and administrative expenses. Although EBITDA should not be used as an alternative to operating loss or net cash provided by (used for) operating activities, investing activities or financing activities, each as measured under generally accepted accounting principles, Micron Electronics' management believes that EBITDA is an additional meaningful measure of performance.

Loss on equity investments

     The loss on equity investments represents Micron Electronics' equity share of the losses of Bird on a Wire, Inc., or BOAW. On April 24, 2001, BOAW entered into non-binding letter of intent to sell its assets. After repaying BOAW liabilities, Micron Electronics will receive the net proceeds, if any. Micron Electronics anticipates that it will record a loss on disposal of BOAW of approximately $2.1 million in the third fiscal quarter of 2001.

Interest income, net

     Interest income, net consists of interest income earned on Micron Electronics' invested cash and liquid investments.

Income tax provision

     The provision for income taxes in fiscal 2000 is based on an effective tax rate of 27%, which reflects the federal statutory rate, the net effect of state taxes, municipal interest and non-deductible goodwill amortization. The effective rate in 1999 of 30% reflects the federal statutory rate, the net effect of state taxes, municipal interest and the effect of a $1.0 million charge for the write-off of purchased in-process research and development, which resulted from the acquisition of HostPro. The effective tax rate in 1998 of 38% reflects the federal statutory rate, the net effect of state taxes and municipal interest.

LIQUIDITY AND CAPITAL RESOURCES

     As of August 31, 2000, Micron Electronics had $326.0 million in cash, cash equivalents and liquid investments. This represents a decrease of $12.4 million compared to the prior year. Principal sources of liquidity, from continuing operations, in fiscal 2000 were $260.7 million of proceeds from maturing investments, $4.2 million from the issuance of common stock and $2.3 million from a capital contribution from MTI. We generated $0.4 million of cash from operating activities during fiscal 2000. In addition, other principal uses of cash during fiscal 2000 were $58.3 million relating to the acquisitions of Lightrealm and WIPC, $7.0 million for the investment in BOAW, $245.9 million of purchases of held to maturity investments and $36.9 million for purchases of property, plant and equipment and expansion of the data center facilities of Micron Electronics. Discontinued operations generated $91.9 million of cash during the fiscal year, primarily related to the operations of SpecTek.

     The SpecTek and PC Systems dispositions will have a material impact on Micron Electronics liquidity in fiscal 2001. Under the amended and restated component recovery agreement effective September 2, 1999, as amended, Micron Technology has exercised its rights to purchase the assets of the SpecTek business. On March 22, 2001, Micron Electronics entered into a purchase agreement to sell all assets primarily used by SpecTek and some land, buildings and intellectual property assets to Micron Technology. Micron Electronics anticipates that the proceeds from completion of the transaction contemplated in the purchase agreement will be approximately $43.2 million, in the third fiscal quarter of 2001.

     SpecTek has been Micron Electronics' only profitable segment and its only source of positive cash flows, excluding interest income. HostPro does not expect to generate positive cash flow from its operations for at least one year. However, Micron Electronics expects to have adequate cash reserves to fund operations during this period. Micron Electronics' future success is dependent upon its ability to achieve profitability prior to the depletion of cash reserves and to raise funds, thereafter, if needed. Micron Electronics cannot provide assurance that HostPro will be profitable in the future under its current Web and application hosting model or that adequate funding will be available to allow Micron Electronics to continue operations subsequent to the one-year time period.

     On April 30, 2001, Micron Electronics entered into a definitive agreement to sell its PC Systems business to GTG PC Holdings, LLC, an affiliate of the Gores Technology Group. Under the terms of the agreement to sell its PC Systems business, GTG PC will receive the assets, which include $70 million in cash, and assume specified liabilities of the PC Systems business. Micron Electronics is required to meet specified working capital requirements based on the net assets and liabilities to be transferred to GTG PC. An additional cash contribution may be required if Micron Electronics does not meet these working capital requirements.

     On March 28, 2001, Micron Electronics terminated its unsecured credit agreement with a group of financial institutions, which provided borrowings up to $100.0 million. Micron Electronics had no borrowings under this agreement. Micron Electronics may obtain a new credit agreement for a smaller amount.

     At August 31, 2000, Micron Electronics had commitments of $19.0 million for the expansion and upgrading of facilities and equipment and $19.0 million for infrastructure software projects. Micron Electronics anticipates making capital expenditures for continuing operations in excess of $22.0 million and for discontinued operations in excess of $34.0 million during fiscal 2001.

     Micron Electronics expects its future working capital requirements to increase and it believes that currently available cash, cash equivalents and liquid investments will be sufficient to fund its operations through fiscal 2001.

             RECENT DEVELOPMENTS WITH RESPECT TO MICRON ELECTRONICS

     On June 21, 2001, Micron Electronics announced results for its third fiscal quarter of 2001. Excluding discontinued operations, Micron Electronics' revenue for the quarter ended May 31, 2001, was $15.4 million compared to $10.2 million in the quarter ended June 1, 2000. Micron Electronics' loss from continuing operations was $9.1 million, or $0.09 per diluted share, in the quarter ended May 31, 2001, compared to a loss of $8.3 million, or $0.09 per diluted share, in the quarter ended June 1, 2000. Micron Electronics believes this unaudited information reflects all adjustments, consisting of only normal recurring adjustments that it considers necessary for a fair presentation of the information for the periods presented. These results may not be indicative of future performance.

     On May 31, 2001, Micron Electronics sold its PC Systems business to GTG PC. Under the terms of the agreement, GTG PC received assets, which included approximately $76.5 million in cash, and assumed specified liabilities of the PC Systems business. Micron Electronics is required to meet certain working capital requirements based on the net assets and liabilities transferred to GTG PC. When Micron Electronics announced its planned sale of the PC Systems business to GTG PC, it had anticipated that the cash transfer to GTG PC would be $70.0 million. The difference consists primarily of reimbursements made for liabilities assumed by GTG PC that, in accordance with the original terms, were to be retained by Micron Electronics. The final determination of the working capital transferred to GTG PC is subject to audit. Any adjustment to the working capital transferred could result in an additional cash payment by Micron Electronics to GTG PC.

     At the end of its second fiscal quarter of 2001, consistent with accounting for discontinued operations, Micron Electronics recorded an estimate of future operating losses from the discontinued operation between March 2, 2001 and May 31, 2001, the expected completion date of the sale, and an estimate of the loss on disposal of the discontinued operation. This estimated loss recorded in the second fiscal quarter of 2001 was $147.5 million. Based on the final terms of the agreement to sell the PC Systems business and operating results during the third quarter of 2001, the revised estimated loss is $181.9 million, the difference of which will be recognized during the third quarter of 2001.

     Micron Electronics retained all liabilities of the PC Systems business not assumed by GTG PC, including, for example, liabilities for taxes arising prior to the closing of the transaction, employee termination and related expenses, and any litigation arising prior to the closing date. In addition, Micron Electronics has agreed for a period of three years not to compete with the PC Systems business, and for two years, to not solicit or hire prior employees of the PC Systems business. For a transition period after the closing of the purchase, the purchaser agreed to provide some information technology, financial, telecommunications and human resources services to Micron Electronics at its cost plus 10% during the first four months after closing, and at its cost plus 25% for the following two months.

     For a period of two years following the closing of the purchase, or for the applicable statute of limitations with respect to taxes and government contracts, Micron Electronics is obligated to indemnify the purchaser and affiliated entities for any breaches of the representations, warranties or covenants contained in the agreement. The agreement provides that the maximum aggregate liability of Micron Electronics for indemnification under the agreement is $10.0 million, or, in some limited circumstances, $30.0 million.

     The agreement also provides that Micron Electronics will be entitled to receive a percentage of any proceeds in the event the PC Systems business is sold or has an initial public offering of its securities within three years of the closing of the purchase. Micron Electronics would receive a payment only after the repayment of transaction costs, repayment of debt and capital contributions, payment of a specified amount of cash to GTG PC and obligations under employee incentive programs. If Micron Electronics receives this payment, the beneficial holders of Micron Electronics stock immediately prior to the closing of the merger may be entitled to receive a distribution from the payment, but the current Interland shareholders would not be entitled to participate in the distribution.

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                          MICRON ELECTRONICS' BUSINESS

OVERVIEW

     Micron Electronics historically operated three business segments: PC Systems, HostPro and SpecTek. The operations of SpecTek were transferred to Micron Technology, Micron Electronics' parent company, on April 5, 2001. On May 31, 2001, Micron Electronics sold its PC Systems business to GTG PC. As a result of the disposition of the SpecTek and PC Systems businesses, the operations of HostPro constitute the business of Micron Electronics.

     Micron Electronics, through its HostPro subsidiary, is a leading Web hosting company that offers a broad range of business-to-business Internet products and services, including managed dedicated hosting services, co-location and connectivity services, electronic commerce services, application hosting, and other Web hosting products. HostPro offers hosting of applications written for many platforms, with the security, control panels, support, reliability, and high bandwidth necessary to meet the mission-critical business needs of customers worldwide. Micron Electronics operates data centers in Los Angeles, California; Seattle, Washington; Moses Lake, Washington; Boca Raton, Florida; and Boise, Idaho, HostPro that provide Web and application hosting products and services specifically designed to meet the needs of small- and medium-sized businesses. Micron Electronics manages more than 114,000 paid hosted Web sites and more than 57,000 paid hosting accounts.

     HostPro was formed through the integration of four companies purchased by Micron Electronics during 1999 and 2000. These include NetLimited, Inc., which was doing business as HostPro, LightRealm, Inc., Worldwide Internet Publishing Company, and Micron Internet Services.

     On March 26, 2001 HostPro entered into an agreement to sell substantially all of its consumer dial-up accounts for between $4.0 and $5.0 million. Revenue from these accounts was approximately 18.6% of revenues from continuing operations for fiscal 2000. The sale of these accounts is not expected to have a substantial impact on operating income. HostPro expects that these accounts will be transferred by August 2001.

PC SYSTEMS BUSINESS AND SPECTEK BUSINESS

     Micron Electronics' PC Systems business developed, marketed, manufactured, sold and supported a range of high performance desktop and notebook systems and network servers under the micronpc.com and NetFRAME brand names and sold, resold, and supported a variety of additional peripherals, software and services. These systems used microprocessors manufactured by Intel Corporation and Applied Micro Devices and were assembled to order with differing memory and storage configurations as well as various operating systems and application software. The PC Systems business also offered under the micronpcplus.com brand name a variety of hardware components and peripherals that complimented Micron Electronics' desktop and notebook systems and network servers, including monitors, modems, graphics cards, accelerators, CD-ROM and DVD drives.

     Micro Electronics' SpecTek business processed and marketed various grades of memory products under the SpecTek brand name in either component or module form. Memory components were obtained from Micron Technology and its joint venture affiliates, tested and graded to their highest level of functionality. Higher-grade components meeting industry specifications were available for use in memory modules for computer systems. Some lower grade components were used in nonstandard memory modules or sold to strategic OEM customers for use in specific applications.

     Micron Electronics' annual report on Form 10-K for the fiscal year ended August 31, 2000 includes a more detailed discussion of these two discontinued businesses.

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HOSTPRO'S SERVICES

     HostPro offers Web hosting and connectivity services designed to specifically address the needs of small- to medium-sized businesses. These services include:

     - Shared hosting;

     - Dedicated hosting;

     - Colocation hosting;

     - Applications hosting; and

     - Internet connectivity.

     Currently, most of HostPro's hosting revenues are generated from recurring monthly fees. The remainder is derived from one-time-set-up fees for installation. HostPro currently sells its services under agreements having terms of one to 12 months. Most of its customer agreements may be canceled within the first 30 days.

Shared hosting

     Shared hosting services range from entry-level starter packages and business e-commerce shared Web hosting products. Starter packages are designed for Web sites with relatively low volumes of traffic and provide access to the Internet with minimal costs. HostPro's products are scalable solutions that make it simple to upgrade to more full-featured services. HostPro's shared hosting packages are designed to minimize the cost for customers by providing hosting services for multiple customers on a single shared server, spreading the cost of the service over many users. The majority of HostPro's customers currently use its shared hosting services.

     The services are hosted in data centers, which feature full network redundancy with multiple Internet backbone connections designed to ensure availability 24 hours per day, every day of the year. HostPro's services also feature easy to use control panels and extensive on-line documentation that allow customers to easily control their own applications. HostPro's business e-commerce shared Web hosting packages also feature secure servers, redundant systems, daily backups, and uninterrupted operations along with other important electronic commerce services including basic services such as, server disk space and e-mail addresses, Secure Socket Layer encryption for electronic commerce transactions, shopping carts and database technology to conduct product and service sales on-line. Through HostPro's other business relationships, its customers can also obtain merchant account and on-line payment processing services.

     HostPro has recently introduced a new shared hosting product, Freedom, which offers features and benefits, including a significantly expanded ability for the customer to administer the server, which until now have only been available on more expensive dedicated hosting products. In addition, Freedom features include the ability to host multiple Web sites, configure multiple shell users, unlimited e-mail accounts, Microsoft Web development tools, and electronic commerce capabilities.

Dedicated hosting

     In contrast to a shared hosting environment, which hosts multiple customers on one server, dedicated hosting employs one or more servers dedicated to a single customer. Dedicated hosting provides a customer with superior uptime, server access, the ability to use custom applications, greater security and higher levels of technical support. HostPro provides both managed and unmanaged dedicated hosting services. For dedicated managed hosting services, HostPro monitors administers and trouble-shoots the software that operates the client server. For unmanaged dedicated hosting services, the customer administers the server remotely, with HostPro providing the hardware monitoring and network and hardware support. Dedicated hosting services are targeted for Web sites or that generally require sophisticated databases for critical application needs or typically experience high user traffic volumes. HostPro's managed services are targeted to those who need the complex services required for mission-

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critical Web sites, but do not want to administer their own data center. The dedicated services come with proprietary control panel technology, which enables customers to setup and maintain Web sites on the server.

     HostPro offers dedicated Web hosting services for major computer platforms including Microsoft NT and Windows, Linux and Sun systems.

Colocation hosting

     Customers using HostPro' colocation services own their own hardware, software and network equipment and house them within its data center facilities. The customers install, manage, upgrade and maintain the security of their Web sites. Colocation services provide customers with a secure data center environment and reliable network connectivity, while allowing customers with advanced in-house Internet expertise to control and maintain their own equipment and Web sites.

Application hosting

     Applications hosting are Web-enabled business applications that are offered to customers over the Internet. HostPro currently provides outsourced services to its customers using Microsoft's Outlook 2000. HostPro anticipates expanding its applications hosting offerings in the future.

Business connectivity

     HostPro provides dedicated digital subscriber line Internet connections for businesses. Through the use of multiple Internet addresses and email accounts, entire offices can be connected. HostPro also provides frame relays for businesses that want to connect their computer networks to the Internet.

     During the six month period ended March 1, 2001, HostPro derived approximately 47.6% of its revenues from shared services, 14.2% from dedicated services, 3.7% from colocation hosting, 1.0% from applications hosting and 19.9% from Internet connectivity revenues. The balance of the revenues was generated primarily from the sale of hardware to customers.

SALES AND MARKETING

     HostPro markets its services primarily through its direct sales force, as well as through a variety of other indirect channels.

Sales force

     HostPro's sales team responds to incoming inquiries about its services and generates sales leads through direct outbound contact with potential customers. HostPro has sales personnel located in Seattle, Washington, Los Angeles, California, Boise, Idaho and Boca Raton, Florida. These sales teams focus on selling its higher-value solutions, including dedicated managed hosting and colocation services to customers. As of May 3, 2001, HostPro had 76 members of its sales team.

Resellers and private label relationships

     HostPro offers its services through its network of resellers, which include over 1,600 resellers, large channel and private label relationship partners. By using these resellers, HostPro believes it can reach a larger customer audience than it would otherwise be able to reach through using only an internal sales force. HostPro's resellers include system integrators, value added hardware and software resellers, Web developers and Web consulting companies.

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

Other sales and distribution channels

     HostPro also generates new customer leads through Internet marketing and direct customer on-line registrations through HostPro's Web site. In addition, HostPro generates new customers through referrals, both from existing customers and other industry referrals.

Marketing

     HostPro markets its products and services through a variety of means, including the HostPro Web sites, print advertising in Internet-related trade publications and other periodicals, as well as radio and on-line advertising. Other marketing activities include, direct mail campaigns, participation in industry events and affiliate relationships, including cooperative marketing with related services. The HostPro marketing team also is involved with product and service strategy and definition, pricing, competitive analysis, product launch, channel program management and product life cycle management.

CUSTOMERS

     HostPro typically provide hosting services directly to end user customers. However, HostPro also provide hosting services to Web developers, Web consulting firms and other organizations that bundle HostPro's services with a product or service they provide to their end user customers. As of March 1, 2001, the HostPro business had over 58,900 customers. No customer has accounted for more than 10% of HostPro's revenues.

RESEARCH AND DEVELOPMENT

     Micron Electronics believes that the future success of the HostPro business will depend in large part on its ability to maintain and enhance its services and to develop new services that achieve market acceptance.

     The Internet is characterized by rapid technological developments, frequent new application introductions and evolving industry standards. The emerging nature of this market and its rapid evolution will require that Micron Electronics continually improve the HostPro services, particularly in response to competing offerings. It must also introduce new services or enhancements as quickly as possible. The success of a service introduction depends on several factors, including proper definition of new services, timely completion and introduction of new services, differentiation of new services from those of competitors and market acceptance. Micron Electronics may not be successful in developing and marketing new services that respond to competitive and technological developments and changing customer needs. In addition, other technological changes could render existing services obsolete or require Micron Electronics to make substantial expenditures to adapt the services.

CUSTOMER SERVICE AND SUPPORT

     Micron Electronics believes that a high level of customer support is integral to HostPro's success. HostPro provides customers with 24 hour a day direct access to over 180 customer care and technical support personnel. HostPro uses a variety of proactive monitoring services, trouble-ticketing systems and on-line trouble management systems, which allow HostPro to rapidly identify, remedy and track service interruptions. In HostPro's network operations center, the health of servers, software, networks and security duties managed by HostPro are managed through a centralized server-monitoring system.

NETWORK INFRASTRUCTURE, TECHNOLOGY AND OPERATIONS

     To provide a secure and reliable hosting environment, HostPro has constructed a managed infrastructure, consisting of redundant Internet communications backbone, enterprise management software and an advanced network. HostPro's five data centers located in Los Angeles, California, Boise, Idaho, Boca Raton, Florida, and Seattle and Moses Lake, Washington have been designed to provide superior availability and reliability for its customers.

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Data centers

     The data centers include:

     - state-of-the-art network operations centers that are managed and monitored 24 hours per day, every day of the year;

     - centralized and local monitoring of all critical systems;

     - redundant network hardware;

     - parallel-redundant backup power generators that have redundant capacity and allow maintenance to be performed on the system with little risk of a power outage;

     - fire suppressions systems;

     - cooling systems that include independent full grade mechanical systems;
       and

     - security, including security guards and video monitoring and entry restriction via access devices.

Proprietary technology

     HostPro has developed various proprietary technologies that are designed to address the back-end processing and customer interface components of its services, allowing customers to order, change and manage their Web hosting accounts easily regardless of their level of technical expertise. HostPro's auto-provision technology lets customers modify their Web sites from the Internet without having to contact HostPro's support staff. This technology provides HostPro the opportunity to achieve greater operational efficiencies and empowers the customer by allowing them to change passwords, protect specific directories, and create database sources without HostPro technical support assistance.

Connectivity

     HostPro connects to high-capacity, Internet connectivity backbones, offering some of the fastest transport speeds currently available. HostPro's facilities offer neutral access to a variety of tier-one carriers and service providers for connectivity. Carriers and providers can deliver a complete spectrum of products, scalability and connectivity levels. HostPro also offers 10/100 megabyte and gigabit Ethernet server access to local area network; multiple global, tier-one IP carriers for backbone infrastructure; and multiple and redundant Internet connections using load balancing to ensure traffic flow.

COMPETITION

     The Web hosting and applications hosting markets are highly competitive and are becoming more so. There are few substantial barriers to entry, and Micron Electronics expects that HostPro will face additional competition from existing competitors and new market entrants in the future. Micron Electronics may not have the resources, expertise or other competitive factors to compete successfully in the future. Many competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than Micron Electronics. As a result, these competitors may be able to:

     - develop and expand their network infrastructures and service offerings more rapidly;

     - adapt to new or emerging technologies and changes in customer requirements more quickly;

     - take advantage of acquisition and other opportunities more readily; and

     - devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than Micron Electronics.

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     Micron Electronics' current and potential competitors in the hosting market include:

     - Web hosting service providers;

     - applications hosting providers;

     - Internet service providers;

     - telecommunications companies;

     - large information technology firms that provide a wide array of information technology services; and

     - computer hardware suppliers.

     Competitors of HostPro may operate in one or more of these areas and include companies such as Concentric Network Corporation, an XO Communications, Inc. company, Data Return Corp., Digex Corporation, Digital Island, EarthLink, Inc., Exodus Communications, Inc., Interliant, NTT Verio Inc., and Navisite, Inc. In addition, several large diversified companies, such as Intel Corporation, Dell Computer Corporation, International Business Machines Corporation and AT&T Corporation, have entered or indicated their intent to enter into the e-services market, which will intensify the competition.

     In an effort to gain market share, some competitors of HostPro have offered similar Web hosting services at lower prices or with incentives not matched by HostPro, including free start-up and domain name registration, periods of free service, low-priced Internet access or free software. In addition, some competitors may be able to provide customers with additional benefits, including reduced communications costs, which could reduce the overall costs of their services relative to those of HostPro. Micron Electronics may not be able to reduce the pricing of the HostPro services or offer incentives in response to the actions of competitors without harming the HostPro business. Because of the fierce competition in the Web hosting and applications hosting industry, the number of competitors could lead to a surplus in service providers, leading to further reductions in the prices of services. Micron Electronics also believes that the hosting market is likely to consolidate further in the near future, which could result in increased price and other competition that could damage the HostPro business.

     Micron Electronics believes that the primary competitive factors in the hosting market include price, customer service and ease of use, particularly at the lower end of the market, and reliability and expertise, or reputation for delivering complex hosting solutions drives the purchase decision for higher value services at the higher end of the market. Micron Electronics believes that its HostPro business competes favorably with respect to these factors.

     Micron Electronics may not be able to maintain the competitive position of HostPro against current or potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources. Competitors with these greater resources may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, distributors, resellers or content services or other strategic partners.

INTELLECTUAL PROPERTY

     HostPro relies on a combination of trademark, service mark, copyright and trade secret laws and contractual restrictions to establish and protect its proprietary rights. Micron Electronics does not own any patents with respect to the HostPro business. Micron Electronics also requires its employees, consultants and independent contractors to enter into agreements containing, among other things, non-disclosure provisions. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Micron Electronics' means of protecting its proprietary rights may not be adequate.

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights, particularly in the software and Internet industries. Micron Electronics could become subject to intellectual property infringement claims as the number of its competitors grows and the HostPro services overlap with competitive offerings. These claims, even if not meritorious, could be
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expensive and divert management's attention from operating the company. If
Micron Electronics became liable to third parties for infringing their intellectual property rights, it could be required to pay a substantial damage award and to develop noninfringing technology, obtain a license or cease selling the products that contain the infringing intellectual property. Micron Electronics may be unable to develop noninfringing technology or obtain a license on commercially reasonable terms, if at all.

     HostPro licenses or leases most technologies used in its business. If these technology suppliers become subject to third-party infringement claims, they may be unable or unwilling to continue to license their technology. The loss of technology licenses could require Micron Electronics to seek to obtain substitute technologies of lower quality or performance standards and any replacement technology may not be available on commercially reasonable terms, or at all.

GOVERNMENT REGULATION

     HostPro is not currently subject to direct federal, state or local government regulation, other than regulations that apply to businesses generally. Due to the increasing popularity and use of the Internet, however, laws and regulations with respect to the Internet may be adopted at federal, state and local levels, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. Micron Electronics cannot predict the nature of future legislation and the manner in which government authorities may interpret and enforce. As a result, HostPro or its customers could be subject to potential liability under future legislation, which in turn could have a material adverse effect on the HostPro business, results of operations and financial condition. For example, if legislation were adopted in the U.S. or internationally that makes transacting business over the Internet less favorable or otherwise curtails the growth of the Internet, HostPro's business would suffer. The adoption of any such laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for HostPro's services or increase the cost of doing business or in some other manner harm HostPro's business.

     In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. These laws generally pre-date the advent of the Internet and related technologies and, as a result, do not consider or address the unique issues of the Internet and related technologies. Changes to laws intended to address these issues could create uncertainty in the marketplace that could reduce demand for HostPro's services or increase the cost of doing business as a result of costs of litigation or increased service delivery costs, or could in some other manner have a material adverse effect on HostPro's business.

     In addition, because HostPro's services are available over the Internet virtually worldwide, and because it facilitates sales by customers to end users located in multiple states and foreign countries, such jurisdictions may claim that HostPro is required to qualify to do business as a foreign corporation in each such state or that HostPro has a permanent establishment in each such foreign country.

EMPLOYEES

     As of April 19, 2001, HostPro had 581 employees, of which 101 were sales and marketing, 25 were in information technology, 342 were in customer service, engineering and technical support and 113 were in finance and administration. None of its employees are represented by a labor union, and management believes that employee relations are good.

FACILITIES

     HostPro leases several facilities which includes 25,600 square feet of data center and office space in Boise, Idaho, 34,300 square feet of data center and office space in Los Angeles, California, 4,200 square feet of data center space in Moses Lake, Washington, 43,800 square feet of office space in Bellevue, Washington, 45,000 square feet of data center and other available space in Tukwila, Washington,

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1,200 square feet of data center space in Seattle, Washington and 12,000 square feet of data center and office space in Boca Raton, Florida.

LEGAL PROCEEDINGS

     Micron Electronics is currently a party to various legal actions arising out of the normal course of business, none of which is expected to have a material adverse effect on the combined company's business.

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               INTERLAND MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Interland provides a broad range of Web hosting and applications hosting and other related Web-based business solutions specifically designed to meet the needs of small and medium-sized businesses. Interland's business is rapidly evolving and it has limited operating history. As a result, Interland believes that period-to-period comparisons of its revenue and operating results, including its cost of revenue and other operating expenses as a percentage of total revenue, are not meaningful and should not be relied upon as indicators of future performance. Interland does not believe that its historical growth rates are an indication of future results.

     Currently, Interland derives a substantial majority of its revenues from shared and dedicated hosting and managed services. Interland also derives revenue from applications hosting and consulting services. Interland's strategy is to grow its customer base and revenues by marketing value-added services to small and medium-sized businesses. Interland expects that its number of customer accounts will grow rapidly, and that the revenue from the sale of higher margin services, such as dedicated hosting and managed services, will increase more rapidly than its base shared hosting revenue. Currently, most of its hosting revenues are generated from recurring monthly fees. The remainder is derived from one-time-set-up fees for installation. Interland currently sells its services under agreements having terms of three months to two years. Most of its customer agreements may be canceled within the first thirty days. For shared servers, Interland receives payment in advance typically for the full contract amount by direct charges to credit or debit cards. Interland recognizes all revenues, including set-up fees, ratably over the term of the contract.

     Interland's expenses consist of:

     - cost of revenue, which is mainly comprised of compensation and related expenses for technical operations, Internet connectivity and other related telecommunications expense, and operating lease expense related to its data center;

     - sales and marketing, which is mainly comprised of compensation costs and costs associated with marketing its products and services. Compensation costs include salaries and related benefits, commissions and bonuses. Interland's marketing expenses include the costs of direct mail, advertising and other mass-market programs;

     - general and administrative, which is mainly comprised of compensation and related expenses, occupancy costs, and non-cash stock compensation expense, which relates to stock and options granted at exercise prices less than the fair market value of its common stock at the time of grant; and

     - depreciation and amortization of property and equipment.

     Interland has incurred significant losses and experienced negative cash flow from operations since its inception and, as of March 31, 2001 and December 31, 2000, had an accumulated deficit of approximately $103.1 million and $86.2 million, respectively. Interland intends to continue to invest in sales and marketing and the continued development of its network infrastructure and technology. Interland expects to expand its operations and workforce, including its network operations, technical support, and administrative resources in response to sales growth. In addition, Interland intends to continue to expand its existing inside and outside sales force to develop new sales channels and relationships. Interland expects to continue to incur substantial losses through 2002, if not longer. Interland's ability to achieve profitability and positive cash flow from operations will be dependent upon its ability to grow its revenues and achieve operating efficiencies.

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RESULTS OF OPERATIONS

     The following table shows percentage of revenue data for the years ended December 31, 1998, 1999, and 2000 and three months ended March 31, 2000 and 2001:

                                                THREE MONTHS ENDED
                                                    MARCH 31,          YEAR ENDED DECEMBER 31,
                                                ------------------    --------------------------
                                                 2001       2000       2000      1999      1998
                                                -------    -------    ------    ------    ------
Revenues....................................     100.0%     100.0%     100.0%    100.0%    100.0%
Operating expenses:
  Cost of revenue...........................     106.3      100.3       97.7      77.3      73.6
  Sales and marketing.......................      44.5       89.0      112.8      86.6     130.0
  General and administrative................      78.7       77.4       70.3     109.0      55.4
  Depreciation and amortization.............      26.9        9.4       18.4      11.0       8.3
                                                ------     ------     ------    ------    ------
Operating loss..............................    (156.4)    (176.1)    (199.2)   (183.9)   (167.3)
  Interest income...........................       7.0        5.6        8.5       2.3       0.1
  Interest expense..........................      (5.9)      (1.6)      (4.7)     (2.4)     (1.4)
                                                ------     ------     ------    ------    ------
     Net loss...............................    (155.3)%   (172.1)%   (195.4)%  (184.0)%  (168.6)%
                                                ======     ======     ======    ======    ======

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000

Revenues

     Interland's revenues increased $4.6 million, or 73.4%, to $10.9 million during the three months ended March 31, 2001 from $6.3 million during the three months ended March 31, 2000. This increase was due mainly to internal growth of its business and the number of customer served. The number of Web sites increased from 61,442 at March 31, 2000 to 88,571 at March 31, 2001.

Cost of revenue

     Interland's cost of revenue increased $5.3 million, or 83.7%, to $11.5 million, or 106.3% of revenue, during the three months ended March 31, 2001 from $6.3 million, or 100.3% of revenue during the three months ended March 31, 2000, due to the growth of its business and related expenses, including $2.7 million in increased salary expense related to an increase in the number of data center and customer service personnel, $1.5 million increase in operating lease expense, $500,000 increase in Internet connection costs, and a $400,000 increase in non-cash compensation. The non-cash expense largely related to deferred expenses associated with Interland's strategic relationships with Microsoft, VeriSign, and Verizon. Interland anticipates that costs of revenues will increase in absolute dollars, but decline as a percentage of revenues as it continues to grow, and achieve a more cost-effective scale of operations.

Sales and marketing

     Sales and marketing expenses decreased $747,000 to $4.8 million, or 44.5% of revenue, during the three months ended March 31, 2001 from $5.6 million, or 89.0% of revenue during the three months ended March 31, 2000. This decrease was due to a $2.6 million decrease in marketing communications expense, offset by an increase in salary expense of $1.5 million from a higher number of sales personnel. Interland expects its sales and marketing expenditures to increase in absolute amount, but remain somewhat stable as a percentage of revenues over the remaining three quarters of 2001.

General and administrative

     General and administrative expense increased $3.7 million to $8.6 million, or 78.7% of revenue, during the three months ended March 31, 2001 from $4.9 million, or 77.4% of revenue during the three months ended March 31, 2000. The main factors contributing to this increase included $2.3 million of non-recurring costs related to the shut-down of its European subsidiary, a $560,000 increase in salary expense,

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and a $560,000 increase in non-cash compensation related to the granting of stock options in 2000 to employees at prices less than fair market value. Interland expects its general and administrative expenses to increase in the future, after normalizing for the one-time European shutdown expense, but decline as a percentage of revenues as it grows, and achieves a more cost-effective scale of operations.

Depreciation and amortization

     Depreciation and amortization expense increased $2.3 million to $2.9 million, or 26.9% of revenue during the three months ended March 31, 2001 from $587,000, or 9.4% of revenue during the three months ended March 31, 2000, as a result of Interland's investment in a new data center in Atlanta.

Interest income (expense), net

     Interest income (expense), net consists primarily of interest income on Interland's cash and cash equivalent balances less interest expense on its capital lease obligations. Interest earned on its cash and cash equivalents increased $416,000 to $767,000, or 7.0% of revenue during the three months ended March 31, 2001 from $350,000, or 5.6% of revenue during the three months ended March 31, 2000. This increase was primarily due to the completion of an initial public offering on July 25, 2000, which resulted in higher cash balances available for investment. During the three months ended March 31, 2001 and 2000, respectively, Interland incurred interest expense in the amount of $643,000 and $99,000 on capital lease obligations.

Income taxes

     No provision for federal income taxes has been recorded as Interland has incurred net operating losses from inception through March 31, 2001. As of December 31, 2000, Interland had approximately $77 million of federal net operating loss carry-forwards available to offset future taxable income, which expire in varying amounts beginning in 2013. Interland has recorded a valuation reserve for all its net deferred tax benefit in the three-month periods ended March 31, 2001 and 2000 due to uncertainty that it will generate sufficient taxable income during the carry-forward period to realize the benefit of its net deferred tax asset.

Net loss

     Interland's net loss increased $6.1 million to $16.9 million during the three months ended March 31, 2001 from $10.8 million during the three months ended March 31, 2000. Interland's net loss increased mainly as a result of increased cost of revenue and general and administrative expense. These expense increases were partially offset by an increase in revenue of $4.6 million and a decrease in sales and marketing expenses of $747,000.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 2000 AND 1999

Revenues

     Interland's revenues increased $25.2 million, or 276.7%, to $34.3 million during the year ended December 31, 2000 from $9.1 million during the year ended December 31, 1999. This increase was due mainly to internal growth of its business, the number of customers served, and the shift in the mix of its business between shared and dedicated customers. During the years ended December 31, 2000 and 1999, Interland derived 60.6% and 75.9% of revenues from its shared services, 25.1% and 9.8% of revenues from dedicated services and 14.3% and 14.3% of revenues from applications hosting and professional services, respectively. The number of Web sites increased from 46,094 at December 31, 1999 to 86,010 at December 31, 2000. International revenues contributed approximately 10% and 7.5% of Interland's total revenues for the years ended December 31, 2000 and 1999, respectively.

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Cost of revenue

     Interland's cost of revenue increased $26.4 million to $33.5 million, or 97.7% of revenue, during the year ended December 31, 2000 from $7.1 million, or 77.3% of revenue during the year ended December 31, 1999, due to the growth of its business and related expenses, including $11.1 million in increased salary expense related to a significant increase in the number of data center and customer support personnel, non-cash expense of $3.2 million, increased telecommunication and Internet connection costs of $1.1 million, increased operating lease expense of $2.8 million, increased license fees for third-party products used in delivering its services of $2.5 million, and increased engineering consulting fees of $1.5 million. The non-cash expense largely relates to deferred expenses associated with Interland's strategic relationships with Microsoft, VeriSign, and Verizon. The increase in cost of revenue as a percentage of revenue was partially attributable to Interland incurring these costs in anticipation of growth and in advance of revenues. Interland anticipates that costs of revenues will increase in absolute dollars, but decline as a percentage of revenues as it continues to grow, and achieve a more cost-effective scale of operations.

Sales and marketing

     Sales and marketing expenses increased $30.8 million to $38.7 million, or 112.8% of revenues, during the year ended December 31, 2000 from $7.9 million, or 86.6% of revenues, during the year ended December 31, 1999. This increase was due mainly to a $5.1 million increase in salary expense from a higher number of sales personnel and a $24.4 million increase in advertising expense. Interland expects its sales and marketing expenditures to decrease in both absolute dollars and as a percentage of revenue in 2001.

General and administrative

     General and administrative expense increased $14.2 million to $24.1 million, or 70.3% of revenue, during the year ended December 31, 2000 from $9.9 million, or 109.0% of revenue, for the year ended December 31, 1999. The main factors contributing to this increase include an increase in salary expense of $7.6 million, a $900,000 increase in rent and a $1.9 million increase in consulting and professional fees. Interland expects its general and administrative expenses in absolute dollars to increase in the future but decline as a percentage of revenues as it grows, and achieves a more cost-effective scale of operations.

     Interland also recorded non-cash deferred stock compensation expense of $9.0 million and $4.5 million for the years ended December 31, 2000 and 1999, respectively, in connection with the grant of restricted stock and options and issuance of common stock to consultants and employees. In the case of stock option grants, this amount represents the difference between the fair market value of Interland's common stock (as calculated consistent with applicable accounting principles) and the exercise price of the options granted on the dates the options were granted. In those cases where common stock was issued, this amount represents the fair market value of Interland's common stock on the date of issuance as determined by its board of directors. This amount is included as a reduction of shareholders' equity and is being amortized ratably over the vesting period of the options and restricted stock, which range from 18 months to three years. For the years ended December 31, 2000 and 1999, respectively, Interland recorded $2.9 million and $3.6 million in non-cash stock compensation expense, as general and administrative expense.

Depreciation and amortization

     Depreciation and amortization expenses increased $5.3 million to $6.3 million, or 18.4% of revenues, during the year ended December 31, 2000 from $1.0 million during the year ended December 31, 1999, as a result of Interland's investment in a new data center in Atlanta.

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

Interest income (expense), net

     Interest income (expense), net consists primarily of interest income on Interland's cash and cash equivalent balances less interest expense on its capital lease obligations. Interest earned on its cash and cash equivalents increased $2.7 million during the year ended December 31, 2000 from $206,000 during the year ended December 31, 1999. This increase was primarily due to the completion of an initial public offering on July 25, 2000, which resulted in higher cash balances available for investment. During the year ended December 31, 2000, Interland incurred interest expense in the amount of $1.6 million on capital lease obligations.

Income taxes

     No provision for federal income taxes has been recorded as Interland has incurred net operating losses from inception through December 31, 2000. As of December 31, 2000, Interland had approximately $77.0 million of federal net operating loss carry-forwards available to offset future taxable income which expire in varying amounts beginning in 2013. Interland has recorded a valuation reserve for all its net deferred tax benefit in the years ended December 31, 2000 and 1999 due to uncertainty that it will generate sufficient taxable income during the carry-forward period to realize the benefit of its net deferred tax asset.

Net loss

     Interland's net loss increased $50.2 million to $67.0 million during the year ended December 31, 2000 from $16.8 million during the year ended December 31, 1999. Interland's net loss increased mainly as a result of increased cost of revenue, sales and marketing, and general and administrative expense. These expense increases were partially offset by an increase in revenue of $25.2 million to $34.3 million during the year ended December 31, 2000 from $9.1 million during the year ended December 31, 1999.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1999 AND 1998

Revenues

     Interland's revenues increased $7.7 million, or 557.6%, to $9.1 million during the year ended December 31, 1999 from $1.4 million during the year ended December 31, 1998. This increase was mainly due to the growth of the business and number of customers served. The number of Web sites increased from 10,611 at December 31, 1998 to 46,094 at December 31, 1999. Approximately 42% of Interland's fiscal 1999 revenue was recognized in the fourth quarter.

Cost of revenue

     Interland's cost of revenue increased $6.0 million to $7.0 million, or 77.3% of revenue, during the year ended December 31, 1999 from $1.0 million, or 73.6% of revenue during the year ended December 31, 1998, due to the growth of the business and related expenses, including increased salary costs of $3.2 million related to additional systems and customer support personnel, increased telecommunication and Internet connection costs of $1.3 million, and increased license fee payments of $655,000.

Sales and marketing

     Sales and marketing expenses increased $6.1 million to $7.9 million, or 86.6% of revenues, during the year ended December 31, 1999 from $1.8 million, or 130.0% of revenues during the year ended December 31, 1998. This increase was largely due to a $1.8 million increase in salary expense due to an increase in the number of sales personnel at higher compensation levels and increased placement of advertising of $4.0 million.

General and administrative

     General and administrative expense increased $9.2 million to $9.9 million, or 109.0% of revenue, during the year ended December 31, 1999 from $768,000, or 55.4% of revenue, during the year ended

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December 31, 1998. This increase was mostly due to increased salary expense of
$2.0 million, increased professional fees of $401,000 and travel costs of $419,000, as well as severance expense of $660,000 related to the termination of an officer.

     Interland recorded non-cash stock compensation expense of $3.6 million for the year ended December 31, 1999, in connection with the grant of stock options and issuance of common stock to employees and consultants. During the year ended December 31, 1999, Interland granted stock options to purchase shares of its common stock to employees and consultants at exercise prices below fair market value. Interland recorded deferred compensation expense of approximately $4.5 million to additional paid in capital, which will be amortized over the vesting period. There were no stock based compensation awards before 1999 and accordingly there was no non-cash stock compensation expense in 1998.

Depreciation and amortization

     Depreciation and amortization expense increased $900,000 to $1.0 million, or 11.0% of revenues, during the year ended December 31, 1999 from $115,000 during the year ended December 31, 1998, as a result of the growth of Interland's business and number of customers served.

Interest income (expense), net

     Interest expense, net consists of interest income on Interland's cash balances less interest expense on its capital lease obligations. Interest earned on Interland's cash and cash equivalents increased $204,000 to $206,000 during the year ended December 31, 1999 from $2,000 during the year ended December 31, 1998. This increase was mainly due to the closing of private placements of preferred stock in December 1999, which resulted in higher cash balances available for investment. During the year ended December 31, 1999, Interland incurred interest expense of $220,000, compared to $20,000 in 1998.

Income taxes

     No provision for federal income taxes has been recorded as Interland has incurred net operating losses from inception through December 31, 1999. As of December 31, 1999, Interland had approximately $19.8 million of federal net operating loss carry-forwards available to offset future taxable income, which expire in varying amounts beginning in 2013. Interland has recorded a valuation reserve for all net deferred tax benefit for the year ended December 31, 1999 due to uncertainty that it will generate sufficient taxable income during the carry-forward period to realize the benefit of its net deferred tax asset.

Net loss

     Interland's net loss increased $14.5 million to $16.8 million during 1999 from $2.3 million during 1998. Its net loss increased mainly as a result of increased cost of revenue, sales and marketing, and general and administrative expense in 1999 from 1998. These increases were partially offset by an increase in revenue of $7.7 million to $9.1 million for 1999 from $1.4 million for 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Interland has financed its operations to date mainly through public and private equity placements and capital leases from vendors. At March 31, 2001 and December 31, 2000, Interland had an accumulated deficit of $103.1 million and $86.2 million, respectively, and cash and cash equivalents of $37.0 million as of March 31, 2001. This balance of cash and cash equivalents is largely the result of its completion of an initial public offering on July 25, 2000, which raised net proceeds of $53.0 million and by Interland raising an additional $28.5 million from the sale of 2,375,000 shares of common stock to three investors on July 26, 2000.

     During the years ended December 31, 1998, 1999, and 2000, Interland used cash to fund operations of $30,000, $2.2 million, and $37.3 million, respectively. The increase in cash used in operations was due mainly to working capital requirements and net losses, offset by increases in accounts payable, unearned revenue and accrued expenses. Net cash used in investing activities was $1.1 million, $8.8 million, and

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$39.9 million for the years ended December 31, 1998, 1999, and 2000, respectively, and is comprised mainly of equipment purchases of $1.1 million, $7.7 million, and $37.0 million, respectively. Net cash provided by financing activities was $1.8 million, $35.0 million, and $109.0 million during the years ended December 31, 1998, 1999, and 2000, respectively, and is related mainly to public and private equity placements as well as borrowings under capital leases. Total borrowings under Interland's capital lease obligations as of December 31, 2000 were approximately $15.7 million.

     During the three months ended March 31, 2001 and 2000, Interland used cash to fund operations of $17.2 million and $2.1 million, respectively. The increase in cash used in operations was due mainly to working capital requirements and net losses. Net cash used in investing activities was $5.0 million and $7.8 million for the three months ended March 31, 2001 and 2000, respectively, and is comprised mainly of equipment purchases of $4.6 million and $7.6 million, respectively. Net cash (used in)/provided by financing activities was $(1.0) million and $4.3 million during the three months ended March 31, 2001 and 2000, respectively, and is related mainly to the sale of our series A preferred stock in private placements, as well as borrowings and payments under capital leases. Total borrowings under our capital lease obligations as of March 31, 2001 were approximately $14.8 million.

     Interland is pursuing an internal growth strategy that it anticipates may require additional funding before it begins to generate positive cash flow. Interland believes that its current cash and cash equivalent balances will be sufficient to fund execution of its current business plan through the end of 2001. However, the execution of Interland's business plan may require additional capital to fund its operating losses, working capital needs, sales and marketing expenses, lease payments and capital expenditures. In view of future expansion plans, Interland will consider its financing alternatives, which may include the incurrence of debt, additional public or private equity offerings, or an equity investment by a strategic partner. Actual capital requirements may vary based upon the timing and success of the expansion of Interland's operations. Interland's capital requirements may also change based upon technological and competitive developments. In addition, several factors may affect Interland's capital requirements:

          - demand for Interland's services or its anticipated cash flow from operations being less than expected;

          - Interland's development plans or projections proving to be inaccurate;

          - Interland engaging in strategic relationships or acquisitions; and

          - Interland accelerating, or otherwise altering, the schedule of its expansion plan.

     On May 15, 2000 Interland executed a loan agreement in the amount of $3.0 million to finance a portion of these capital expenditures. The loan is secured by the related assets, bears interest at 16.1% per year and has a three-year term. On October 3, 2000 Interland received an additional $3.0 million under this loan, and as of December 31, 2000, Interland had drawn down approximately $2.0 million.

     On June 30, 2000 Interland executed an amendment to a master lease and financing agreement with Compaq Financial Services Corporation, which provides a line of credit for the purchase and lease of equipment in the amount of $29.5 million. Additionally, on June 30, 2000 Interland executed a supplemental master lease and financing agreement with Hewlett-Packard Corporation, which increased the equipment financing line of credit by $12.0 million to $20.0 million.

     On December 14, 2000 Interland executed a master lease agreement with a diversified financial services company for up to $12.0 million to finance expansion of its data center.

     At December 31, 2000 Interland had made commitments of approximately $2.3 million in capital expenditures outstanding for expanded network and facilities.

     On March 5, 2001 Interland entered into a Service Provider Agreement with MCI WorldCom Network Services, Inc. The term of the agreement is three years, and grants to WorldCom the non-exclusive right to resell Interland's shared and dedicated hosting plans, e-commerce solutions, web design services, and related support services directly to its customer base. Over the course of the agreement, WorldCom has guaranteed Interland revenue of at least $3,000,000.

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     On March 22, 2001 Interland guaranteed loan obligations of Ken Gavranovic,
Chairman and Chief Executive Officer, to Bear Stearns to repay a $3.4 million loan. Mr. Gavranovic has entered into an agreement with Interland under which he has agreed to promptly repay Interland any amounts that Interland may pay under that guarantee. Micron Electronics, Inc. will assume the rights and obligations of the guarantee at the effective time of the merger described below. This loan is secured by a lien on all the shares of Interland owed by Mr. Gavranovic, and salary, severance pay, or other amounts payable to Mr. Gavranovic may be offset against the loan.

     On March 23, 2001, Micron Electronics, Inc., Interland, Inc., and Imagine Acquisition Corporation, a wholly owned subsidiary of Micron Electronics entered into an Agreement and Plan of Merger dated as of March 22, 2001. Subject to the terms and conditions of the merger agreement, Imagine will merge with and into Interland, with Interland to survive the merger and become a wholly owned subsidiary of Micron Electronics. Each outstanding share of Interland's common stock will be exchanged for 0.861 shares of Micron Electronics' common stock and options and warrants to purchase Interland's common stock will be exchanged for options or warrants, respectively, to purchase shares of Micron Electronics' common stock according to the exchange ratio. In the event that Micron Electronics' cash and cash equivalents net of those liabilities and related reserves that do not relate to its hosting business, Net Available Cash, are less than $200 million, less the amount of any loans made to Interland by Micron Electronics under the bridge loan and security agreement as of closing, the exchange ratio will be adjusted as provided in the schedule attached as Annex D. If the Net Available Cash is less than $100 million at the closing, then Interland will have the right to terminate the merger agreement; provided, however, that such termination right may not be exercised by Interland if it has been advanced more than $10.0 million by Micron Electronics pursuant to the bridge loan and security agreement entered into contemporaneously with the merger agreement.

     Pursuant to the bridge loan agreement, if the closing of the merger has not occurred prior to June 30, 2001, Micron Electronics has agreed to advance up to an aggregate principal amount of $10 million to Interland between June 30, 2001 and August 31, 2001, and if the closing has not occurred prior to August 31, 2001, up to an aggregate principal amount of $20 million (including all amounts previously advanced under the bridge loan agreement) between August 31, 2001 and the earlier to occur of (1) the closing or (2) the termination of the merger agreement. Interest accrues on amounts advanced under the bridge loan agreement at the rate of 10% per annum.

     There can be no assurance that additional financing, if required, will be available on satisfactory terms, or at all. If Interland does not obtain additional financing, it intends to reduce its level of spending on both capital and operating expenses in order to utilize its existing cash balances to continue expanding the operations on a reduced scale.

RECENT AND PROPOSED ACCOUNTING PRONOUNCEMENTS

     In September 1999, the Financial Accounting Standards Board issued a Proposed Statement of Financial Accounting Standards, or the Exposure Draft, entitled Business Combinations and Intangible Assets. The issuance of a final statement is currently expected in June 2001. The statement would prohibit the application of the pooling-of-interests method for any business combination initiated after June 30, 2001. Goodwill arising from business combinations completed after the release of the statement will not be amortized and the acquisition of identifiable intangible assets that occur after release of the statement must be accounted for by allocating the purchase price to the intangible assets.

     In June 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, or SFAS 133, "Accounting for Derivative Instruments and Hedging Activities."
SFAS 133 established accounting and reporting standards for derivative instruments and for hedging activities. SFAS is effective for fiscal years beginning after June 15, 2000. Interland adopted SFAS 133, as amended by SFAS 138, as of January 1, 2001. The adoption did not have a material effect on its results of operations or financial condition.

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                              INTERLAND'S BUSINESS

OVERVIEW

     Interland provides a broad range of Web and applications hosting, managed services and other related Web-based business solutions specifically designed to meet the needs of small to medium-sized businesses. Interland's Web hosting services include the computer hardware, software, network technology and systems management necessary to support its customers' Web sites. Through application hosting services, Interland deploys, configures and supports various software applications that customers can access over the Internet. Interland's managed services include system administration, data backup and recovery, and network monitoring.

     Interland's Web hosting business began in September 1997 and as of March 31, 2001 had approximately 54,000 customer accounts. During this time, Interland has developed key strategic relationships with Microsoft, Verizon, and VeriSign, all of which have made equity investments in Interland. In addition, Interland has a private label distribution relationship with Road Runner. Interland also has strong business relationships with leading technology providers including Cisco, Cobalt Networks, Compaq, Hewlett-Packard, Red Hat, Internet Security Systems, Veritas and Open Wave.

     Interland bases its hosting services mainly on the Microsoft NT and Red Hat Linux operating systems. Interland generally sells services to customers under fully pre-paid contracts that are typically between three months and two years in length. Interland's operations are currently carried out in a single data center located in Atlanta, Georgia. This data center is located in close proximity to the major access points of Internet connectivity providers.

INTERLAND'S SERVICES

     Interland offers an integrated suite of Web and applications hosting and related business services designed to specifically address the needs of small and medium-sized businesses. These services include:

          - shared hosting;

          - dedicated hosting (including high availability hosting) and managed services;

          - applications hosting; and

          - consulting services.

During the year ended December 31, 2000, Interland derived 60.6% of its revenues from its shared services, 25.1% from dedicated services and 14.3% from applications hosting and consulting services.

Shared hosting

     Shared hosting services are entry-level service plans designed for Web sites with relatively low volumes of traffic. Interland's shared hosting packages minimize the cost for customers by providing hosting services for multiple customers on a single shared server, spreading the cost of the service over many users. Shared hosting is particularly attractive to small- to medium-sized businesses looking to build their Web presence. Interland's shared hosting service plans also include many standard features and more complex options for database support, e-commerce support, multi-media services and extensive e-mail support. The large majority of its customers currently use its shared hosting services. Interland intends to reassess continually the needs of its shared hosting customers and, when appropriate, to encourage them to add capacity and the ability to provide additional functions to their Web sites by migrating to dedicated and high availability hosting and managed services.

Dedicated hosting and managed services

     Dedicated hosting services are designed for customers with complex requirements and high traffic volumes. Web sites on dedicated servers typically have database driven content that requires multiple

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applications and database servers to operate. Interland's dedicated service plans provide each customer with a complete Web site hosting solution including all of the hardware, software, network equipment and support necessary to run the Web site. These service plans offer a number of advantages to its customers in addition to those received in its shared hosting packages, including:

          - Capacity -- the customer receives greater processing and storage resources;

          - Reliability -- the customer's Web site is located on its own server reducing the possibility of server related difficulties;

          - Flexibility -- it can customize a specific customer's server or servers to optimize performance and enhance security; and

          - Speed -- dedicated servers can reduce response time and increase processing speed of the customer's Web site, allowing for faster access to the Web sites information and services and an improved experience for the end-user.

     Interland also offers its high availability, dedicated services to customers whose Web sites typically require sophisticated databases for critical application needs or typically experience high user traffic volumes. This service allows customers to use multiple servers and is designed to allow its customers' applications to continue operating in the event of a server failure. The use of multiple servers therefore provides enhanced reliability and performance to its customers so that they may securely and efficiently distribute Web site content and related data. Interland's high performance, high availability dedicated hosting service plans provide each customer with hardware, software, network equipment and high-end customer support necessary to run the Web site.

     In October 2000, Interland began offering managed services, including system administration, data backup and recovery, and network monitoring. These services complement its dedicated hosting plans and are utilized by customers that choose high performance Web hosting that is fully managed by Interland. Some of these managed services agreements are backed by service level agreements which provide for specific parameters relating to the uptime and availability of a customer's Web site.

Applications hosting

     Interland's applications hosting services allow its customers to outsource to it the deployment, configuration, hosting, management and support of various software applications. Its applications hosting services allow its customers to deploy a software application more quickly and with reduced up-front costs. In addition, many small and medium-sized businesses do not have the internal technical resources to support multiple software applications. Interland therefore believes that outsourcing these functions to it is a desirable and increasingly preferred alternative for these businesses. The types of applications it hosts for its customers include collaboration tools, business tools, mail-service tools, and e-commerce applications. Currently, the applications it hosts consist mainly of Microsoft Exchange Server, Office Server Extension and various e-commerce and security products.

Consulting services

     Interland's consulting and professional services provide assistance to customers with unique requirements. These services include:

          - Web site design and re-modeling or enhancement of existing sites to optimize performance;

          - e-commerce enabling;

          - system configuration and integration; and

          - provisioning of customized applications.

     Interland's consulting engagements typically range from a few hours to a few days depending upon the complexity of the services needed. Because many of its customers are new to the Internet, Interland

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believes these services are critical to the success of its customers and are necessary for it to be a complete hosting services provider. It bills most of the services on an hourly basis that it pre-packages and prices in standard blocks.

Pricing

     Interland sells its hosting services under contracts that typically range from three months to two years in length for shared servers. It typically requires payment for the full contract amount at the initiation of the service. Its Web site hosting offerings and prices for new installations as of June 30, 2001 are generally described in the table below.

       SERVICE TYPE               SERVICE LEVEL              SET-UP FEE            MONTHLY FEE(1)
       ------------         --------------------------  ---------------------   ---------------------
Shared Hosting Services     Microsoft:
                            TrueBasic                                  $49.95                  $27.95
                            TrueAdvantage                              $49.95                  $55.95
                            TrueBusiness                               $49.95                 $105.95
                            TrueEnterprise                            $449.95                 $499.95
                            Unix:
                            TrueBasic                                  $49.95                  $22.95
                            TrueAdvantage                              $49.95                  $49.95
                            TrueBusiness                               $49.95                  $99.95
                            TrueEnterprise                  $399.95 - $699.95                 $499.95
Dedicated Hosting Services  Basic Business                  $599.00 - $699.00                 $499.95
                            Select Business                 $699.00 - $899.00                 $799.95
                            Corporate Business          $1,199.00 - $1,399.00                 $999.95
                            Corporate Business Plus     $2,299.00 - $2,499.00               $1,499.95
                            Advanced Business           $2,799.00 - $2,999.00               $2,799.95
Managed Services            Managed Web Services            $350.00 - $525.00       $599.00 - $899.00
                            Managed Database Services               $1,199.00               $1,999.00
                            Managed Web & Database
                            Services                                $1,999.00               $1,999.00
High Availability Services  High Availability Silver    $3,499.00 - $6,599.00   $3,999.00 - $7,599.00
                            High Availability Platinum  $14,599.00 - $17,599.00 $15,599.00 - $18,599.00

-------------------------
(1) The monthly fees listed above are for short-term contracts. Interland typically offers its customers discounts for longer-term contracts.

     Interland's applications hosting services are also provided on a monthly basis. The fees for these services vary depending on the applications being provided.

     To further simplify the purchasing process for its customers, Interland describes all Web hosting service plans, including features and prices, on its Web site. This enables its customers to evaluate the various service offerings before contacting one of its sales representatives, which in turn shortens its selling cycle, reduces its customer acquisition costs and ultimately enhances customer satisfaction by making readily available the necessary technical and business information for choosing the appropriate service level. Interland upgrades its Web site regularly to provide more product information and enhanced purchasing capabilities for its existing and prospective customers.

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

SALES AND MARKETING

     Interland utilizes multiple sales and distribution channels in an effort to maximize its market share. These channels include direct sales through sales professionals, indirect sales through reseller and private-label arrangements, co-marketing relationships, and other channels.

Direct sales

     Interland's direct sales efforts are carried out by three primary groups, in-bound and out-bound sales professionals, both located in Atlanta, and an outside sales force based in five regional offices.

Inbound sales force

     Interland's in-bound sales force responds to incoming inquiries about its services. Its sales force is trained in a relationship selling methodology that allows them to better assess the needs of customers and to recommend tailored solutions. This methodology gives its customers a one-on-one consultative relationship with a sales professional in which the specific desires of the customer are appropriately addressed. As this relationship develops and its customer grows, the salesperson can assess the customer's needs and work to provide the customer with tailored services. The salesperson can also carefully monitor the customer's account to make sure that it is proactive in offering additional products and services as the customer's needs change and expand.

Outbound sales force

     Interland's out-bound sales force generates sales leads through direct contact with potential customers. These sales specialists generate new business through telemarketing, direct mail and Internet contact. These sales specialists are also provided specific training so that they can effectively consult and sell to potential customers.

Outside regional sales force

     During the second half of 2000, Interland initiated the deployment of its outside sales force. This sales team focuses on selling its higher-value solutions, including dedicated hosting, high availability hosting and managed services, to customers. Currently, there are five regional sales offices located in Atlanta, Chicago, Dallas, Los Angeles and New York with approximately 20 sales representatives. These sales specialists are also actively involved with managing the customer relationship through the entire Web development and building process.

     In addition to initial training, every sales specialist must attend two hours per week of on-going training. This training helps to educate all of its sales personnel about its technological advances and its latest service offerings.

Resellers and private label relationships

     Interland currently has a network of resellers consisting of businesses including system integrators, value added hardware and software resellers, Web developers and Web consulting companies and Internet service providers. These resellers allow it to cost-effectively address a large customer audience that Interland could not otherwise reach. Its largest reseller is Road Runner.

Other sales and distribution channels

     Interland also pursues sales through a number of other indirect channels, including Internet marketing, customer referrals, and industry referrals.

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

Internet marketing

     A portion of Interland's new customers come to it through on-line registrations. Its Internet marketing sales programs offer an automated on-line sales interface to potential customers. This enables its customers to purchase services at any time from its Web site.

Customer referrals

     Interland believes that customer referrals are an excellent source of new customers. Many new customers have come to Interland through referrals from other customers who have had a good relationship with it. While it rewards its customers for these referrals with discounts on their services, Interland also believes that its reputation for excellent customer service leads to many of these referrals.

Industry referrals

     Interland received many referral customers from other providers of Internet related services, including Web designers and other Internet industry professionals. These other service providers who work with Interland on a regular basis have experience and knowledge of its services that make them a valuable source of new customers.

Customer manager system

     All of Interland's sales efforts are supported by its customer manager system, a proprietary system that helps it manage its entire relationship with its customers. After a customer has initiated service with Interland, the customer manager system automatically provisions the service on the Web server the customer has selected, verifies correct setup, e-mails the customer its contract and service information, prints a label to mail the new customer information (including a 30-page manual), and queues the customer for future billing. All calls for customer service and any invoicing are also stored inside the customer manager system, along with usage statistics, referral information, and other pertinent customer information. The system automatically invoices, debits checking accounts and credit cards, generates late notices, initiates human follow-up calls, and cancels delinquent accounts. The system also provides Interland with useful information to spot troubled servers, estimate cost of customer acquisitions by advertising medium or lead source, and spot abusive users, among dozens of other reports.

Marketing

     Interland's product marketing team supports the direct advertising and marketing activities that it conducts. The focus of this team is to develop and launch a range of products and services that will meet its customer's needs. Product marketing activities include product strategy and definition, pricing, competitive analysis, product launch, channel program management and product life cycle management. By aligning the product marketing organization around its three key services areas, Interland is able to focus and deliver products and services quickly.

KEY STRATEGIC RELATIONSHIPS

     Interland has established and will continue to forge strategic relationships with leading technology providers, including major software, hardware, development and Internet marketing organizations, to enhance its products and services. These relationships enable it to more quickly gain access to innovative technologies, provide more creative solutions for its customers, and allow it to offer its customers many of the same resources that would otherwise be prohibitively expensive for them to acquire. Interland is also able to build upon the research and development and expertise of these companies in developing and launching new products. It therefore believes that these relationships will enable it to continue to provide its customers with the necessary tools to create, host and maintain a successful Web presence and have access to sophisticated e-commerce and applications solutions. These relationships also provide it with unique marketing and sales opportunities to customers to which it might not otherwise have access.

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

Microsoft Corporation

     Interland is a Microsoft Certified Solution Partner and is currently engaged in several initiatives with Microsoft. Interland recently entered into a development, license and co-marketing agreement with Microsoft. Interland agreed to develop software and related materials that will enable the installation of packaged hosted service on Microsoft's Windows 2000 and NT platforms and have granted Microsoft a perpetual, irrevocable license to the software. It will pay Microsoft five percent of the total gross revenues that it receives from licensing or otherwise exploiting the software for five years following Microsoft's acceptance of the software. In return, Microsoft provides Interland with an opportunity to be involved in beta programs and training initiatives for Microsoft's IIS program and the Windows 2000 and Exchange Server products. In addition, Microsoft has agreed to include it at trade show events. The agreement will continue until terminated by either party for cause or by Microsoft if Interland fails to deliver the software or related documentation. Microsoft has invested $12.5 million in Interland's common stock and holds warrants to purchase 1,015,230 shares of its common stock.

     Interland has recently entered into an updated application services agreement that revises the framework under which it can obtain and license various Microsoft products. The updated agreement governs its use of Exchange Server, Officer Server Extension and other products in its hosting operations and requires it to flow-down particular licensing terms to its end-users. Under the agreement, Interland has a choice of paying Microsoft on a per processor or unique individual user basis for each of the covered products. The agreement has a term of two years, and expires on January 31, 2003.

VeriSign

     Interland has a strategic alliance with VeriSign, the leading Internet trust authority. Through a premier program agreement, Interland utilizes VeriSign's domain name registration, secure socket layer digital certificate, and secure payment processing services. This relationship provides Interland with the ability to license access to VeriSign's domain name record servers and registry database. VeriSign promotes Interland as a preferred hosting partner and in return Interland uses VeriSign as its exclusive registrar of generic top-level domain names. Interland pays for domain registration services through a wholesale cost model and can offer domain name registration services for a period of ten years. The term of the agreement is four years and will renew automatically for one-year terms. In addition, VeriSign has invested $10.0 million in Interland's common stock and holds warrants to purchase 747,313 shares of its common stock.

Road Runner

     Road Runner is an affiliate of AOL Time Warner Inc. Road Runner provides high-speed Internet access through the cable television infrastructure. One of the services Road Runner offers to its customers is Web hosting. Pursuant to a reseller agreement, Road Runner has engaged Interland as the exclusive provider of these services. These services are branded under the Road Runner brand, but Interland provides all Web hosting and support services. Road Runner is responsible for the collection of payments from its customers and pays Interland with respect to each of its customers. Interland also provides training for the sales and support representatives of Road Runner. The term of this agreement is for two years, but may be terminated by either party upon 120 days written notice. In connection with this relationship, Interland granted a warrant to Road Runner to purchase up to 376,920 shares of its common stock based on its achievement of performance criteria.

Verizon

     In October 2000, Interland entered into a business relationship with Verizon, Inc., a leading provider of communications and information services. The business relationship consists of a marketing channel relationship and a service provider relationship. Under the marketing channel relationship, Interland jointly markets and promotes a co-branded version of its products and services to some of Verizon's customers. In return for Verizon's identification of customers, Interland will pay Verizon 12.5% of revenue received by it

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

under the marketing channel relationship. Under the service provider relationship, Verizon has the right to market and sell a co-branded version of Interland's products and services to its business customers. In addition, Interland is the only shared Web hosting service provider with which Verizon has a co-branded marketing arrangement, other than Verizon's existing arrangements. The term of the business relationship is three years and automatically renews for three-year terms. As part of the Marketing Channel relationship, Verizon and Interland have committed $6.0 million towards marketing efforts over the term of the agreement. Verizon has invested $25.0 million in Interland's common stock and holds a warrant to purchase 3,132,000 shares of its common stock.

Other co-marketing and supplier arrangements

     Interland has entered into a number of other co-marketing and supplier relationships. Some of these relationships include:

CO-MARKETING RELATIONSHIPS        SUPPLIER RELATIONSHIPS              REFERRAL RELATIONSHIPS
--------------------------        ----------------------              ----------------------
Stamps.com                  Allaire (Software -- Cold Fusion)   International Webmasters
Verizon                     Cisco (Hardware)                    Association
VeriSign                    Sun Cobalt Networks (Hardware)      Small Business Alliance
Microsoft                   Red Hat (Linux platform)            World Organization of Webmasters
                            SoftQuad Software Inc.              SmallBusinessDepot.com
                            (Software -- HotMetal Pro 6.0)      International Profit Associates
                            Miva (software -- E-commerce)       (IPA)
                            Hewlett-Packard (Hardware)          Online Data Corp (Merchant
                            Openwave Systems (Hardware/Email)   Accounts)
                            Veritas (Backup Software)           Fleet Financial of Boston
                            Internet Security Systems
                            (Security -- Managed Services)
                            Inex (Software -- E-commerce)
                            Webtrends (Software)
                            RealNetworks (Software)
                            Systar (Server Management
                            Software)
                            BMC (Server Management Software)
                            MacroMedia
                            Adobe
                            Compaq
                            Worldpay
                            Software.com

     The nature of these relationships is generally to enable Interland to further promote its brand identity while seeking cost-effective access to a larger addressable market. Some of these relationships impose mutual minimum levels of advertising expenditure commitments.

CUSTOMERS

     Interland began its operations in the Web solutions market in September 1997. As of May 31, 2001, it was delivering services to 88,190 customer Web sites. A large majority of its customers are located in the United States and are traditional small- and medium-sized businesses. Approximately 10% of its customers are in other countries with some of them being local Internet service providers in their countries.

     The number of its customer Web sites grew from 10,611 at December 31, 1998 to 46,094 at December 31, 1999, to 86,010 at December 31, 2000 and to 88,190 at
May 31, 2001. This growth resulted from the internal development of its customer base through advertising and reseller efforts.

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

     Interland enters into contracts with shared and low-end dedicated customers, the majority of which range from three months to two years. As of May 31, 2001, it had contracts with an average length of 13.1 months and approximately 71% of its contracts have a length of at least 12 months. These contracts are typically prepaid at the time they are initiated. If the contract is canceled in the first thirty days, it gives the customer a full refund.

     Interland enters into 12 or 24-month non-cancelable contracts with its high-end dedicated customers. These contracts are typically paid on a month-to-month basis, one month in advance.

CUSTOMER SERVICE AND SUPPORT

     Interland believes customer service and support is critical to its future success and growth. It offers superior customer service by understanding the technical requirements and business objectives of its customers and by fulfilling their needs proactively on an individual basis. Its customer service staff is focused on direct and indirect customer service and support. It provides technical support 24 hours a day, seven days a week, 365 days a year, and has developed a customized, life-cycle support management approach to Interland's operations.

     In servicing and supporting its customers, Interland utilizes a number of sophisticated automated systems, including a problem resolution and trouble-ticketing system, an enterprise system-monitoring platform, sophisticated telephone system, on-line trouble management system, and workforce management system. It also conducts customer satisfaction surveys on a regular basis to help it improve its support and product offerings. Interland believes that its approach to customer service and its ability to respond rapidly to customer needs provides it with a significant competitive advantage.

NETWORK AND TECHNOLOGY INFRASTRUCTURE

     Interland designed its high performance server network to provide superior availability and reliability for its customers' hosting operations. The network currently consists primarily of one data center in Atlanta connected by a high performance network to the Internet. Within the data center a virtual local-area-network provides redundant, high-speed internal connectivity.

Data center

     Interland's new data center is a secure, redundant, and high-speed hosting facility. The data center is in close proximity to all major carrier network centers and is capable of supporting any of the current and future products it plans to deploy. It maintains two backup systems for each component of the hosting process ranging from backup servers to multiple access lines. Additionally, it has purchased several power generators to ensure that even in the event of a power failure, its facilities will continue to operate. Its server computer rooms have cooling and fire suppression systems. It removes all tape backups to a remote facility for storage in a fireproof facility. It also has a highly trained and experienced technical staff that continually monitors the operations of the network and servers on a 24 hours a day, seven days a week basis through its network operations center.

Customer load balancing

     Interland maintains a customer ratio on its shared servers that allows quick access to its shared customers' Web sites, even under heavy loads. More importantly, as its customer's Web sites become more interactive, its customer ratio will allow the Web server to handle the additional loads without further hardware investment. It believes that this future planning will offer significant advantages over competitors who have higher customer ratios and central processing unit utilization. It believes these competitors will have to purchase additional hardware and move customers onto multiple Web servers as the sites become more interactive, and thus more central processing unit intensive.

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

Proprietary technology

     Interland has developed various proprietary technologies that address the back-end processing and customer interface components of its services, allowing customers to order, change and manage their Web hosting accounts easily regardless of their level of technical expertise. It designed its auto-provision technology to let customers make modifications to their sites from the Internet without having to contact one of its support staff members. For example, it provides customers with the ability to change passwords, protect specific directories, and create database sources without interacting with one of its representatives. The technology allows it to provide graphical statistics free to all customers. These statistics provide detailed reports on Web site usage, including categories such as top referring sites, number of unique Web hits, origin of Web hits, and periods of highest usage. In sum, Interland's proprietary technology allows it to provide flexibility to its customers and help them create the services they need.

     Interland's proprietary technology also results in greater operational efficiency. It has developed innovative billing technology that simplifies the accounting process and leads to effective cash management.

Connectivity

     Interland utilizes multiple DS-3 connections to the Internet. Its data center is provisioned directly off Packet of Sonet interconnections to the major Internet carriers. Its new facility opened in March 2000 with multiple OC3 and OC12 connections.

     Interland designed its high-speed network and high-speed Internet backbone to have sufficient capacity to assure that its customers' Web site traffic is processed as quickly as possible. By utilizing top tier connectivity, it is able to offer highly resilient, redundant, and high-speed connectivity between the Internet and Interland's data center.

Location advantage

     An important component of Interland's connectivity is its Atlanta location. It uses multiple connectivity providers, including UUnet, Sprint, Qwest, Cable & Wireless, and Digex, to prevent any single failure point.

     Interland's proximity to its connectivity providers provides it with several benefits. First, it enhances the connection speed to the Internet as the distance to the providers has been reduced. Second, the cost of connecting to its connection points of its major providers is minimized. Third, it is able to add capacity to its connections to Internet access providers more quickly as its needs expand. It therefore believes that its location provides it with a competitive advantage over hosting companies located in remote locations, relative to major Internet connection points. These competitors may experience delays in adding capacity to handle increased demand and will probably pay premiums to have the capacity delivered to their locations.

Network operations center

     Interland fully staffs its Atlanta network operations center 24 hours a day, seven days a week with technical experts in Windows 2000 and NT and Linux operating platforms. The network operations center personnel monitor each piece of equipment, including routers, switches, and servers. The design and systems used in the network operations center allow its systems engineers and administrators and support staff to be promptly alerted to problems. It has documented procedures for rapidly resolving any technical problems that arise. The network operations center and its customer care center are fully integrated and have documented communication and escalation procedures. Its network operations center is also responsible for monitoring all Internet and communication connections to make sure they are functional and properly loaded.

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

Network security

     Interland's network incorporates host-based security with Cisco router access control lists, as well as SecurID token-based authentication. In addition to these physical security measures, it has a formal security policy in place, including employee training, that governs all facets of its business and guidelines governing internal and external access to information housed in its network system.

COMPETITION

     The markets in which Interland competes are highly competitive. Because there are no substantial barriers to entry, it expects that it will face competition from both existing competitors and new market entrants in the future. It believes that participants in these markets must grow rapidly and achieve a significant presence to compete effectively. It believes that the primary competitive factors determining success in its markets include:

     - technical expertise in developing advanced Web hosting solutions;

     - Internet system engineering and technical expertise;

     - quality of service, including speed, network capability, expansion capability, reliability, security and ability to support multiple functions;

     - brand name recognition;

     - competitive pricing;

     - ability to maintain and expand distribution channels;

     - customer service and support;

     - broad geographic presence;

     - a complete range of services and products;

     - timing of introductions of new and enhanced services and products;

     - network security and reliability;

     - financial resources; and

     - conformity with industry standards.

     As a developing company, Interland may lack the financial and other resources, expertise or capabilities to capture increased market share in this environment in the future.

     Interland's current and prospective competitors include:

     - Web site hosting and related services providers, including Digex Corporation, Globix Corporation, Interliant, Inc., Data Return Corp., Inflow Inc., Navisite, Inc. and USinternetworking, Inc. and a large number of local and regional hosting providers;

     - application-specific hosting service providers such as Critical Path;

     - co-location providers such as AboveNet Communications, Inc., Exodus, Digital Island and Frontier GlobalCenter Inc.;

     - national and regional Internet service providers, including XO, EarthLink, Inc., PSINet Inc., UUnet, NTT Verio, Inc., and Genuity;

     - customized application service providers, including AppNet Systems, Inc., CORIO, Inc., USinternetworking, Inc. and USWeb/CKS;

     - application developers and Internet application software vendors, including Open Market, Inc., DoubleClick Inc. and Broadcast.com, Inc.;

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

     - large system integrators and information technology outsourcing firms, including Electronic Data Systems Corporation and International Business Machines Corporation;

     - global telecommunications companies, including AT&T Corp., MCI WorldCom, Inc. and Sprint Corporation, and regional and local telecommunications companies, including AT&T Broadband, Inc. and regional Bell operating companies; and

     - computer hardware providers, including Dell Computer Corporation, Gateway, Inc., and Compaq Computer Corporation.

     Although it is impossible to quantify its relative competitive position in its market, many of these competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than Interland has. As a result, many of these competitors may be able to develop and expand their network infrastructures and service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions, consolidation opportunities and other opportunities more readily, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than Interland can. In addition, these competitors have entered and will likely continue to enter into joint ventures or consortia to provide additional services competitive with those provided by Interland.

INTELLECTUAL PROPERTY RIGHTS

     Interland relies on a combination of trademark, service mark, copyright and trade secret laws and contractual restrictions to establish and protect its proprietary rights and promote its reputation and the growth of its business. It does not own any patents that would prevent or inhibit competitors from using its technology or entering its market although it is evaluating whether to apply for patent protection on aspects of its technology and business. While it is its practice to require all of its employees to enter into agreements containing non-disclosure, non-competition and non-solicitation restrictions and covenants, and while its agreements with some of its customers and suppliers include provisions prohibiting or restricting the disclosure of proprietary information, Interland cannot be sure that these contractual arrangements or the other steps taken by it to protect its proprietary rights will prove sufficient to prevent illegal use of its proprietary rights or to deter independent, third-party development of similar proprietary assets. In addition, Interland provides its services in other countries where the laws may not afford adequate protection for its proprietary rights.

     Interland licenses or leases many technologies used in its Internet application services. Its technology suppliers may become subject to third-party infringement claims, which could result in their inability or unwillingness to continue to license their technology to it. The loss of some of its technologies could impair its ability to provide services to its customers or require it to obtain substitute technologies of lower quality or performance standards or at greater cost. Interland expects that it and its customers increasingly will be subject to third-party infringement claims as the number of Web sites and third-party service providers for Web-based businesses grows. Although it does not believe that its technologies or services otherwise infringe the proprietary rights of any third parties, Interland cannot be sure that third parties will not assert claims against it in the future or that these claims will not be successful. Any infringement claim as to Interland's technologies or services, regardless of its merit, could be time-consuming, result in costly litigation, cause delays in service, installation or upgrades, adversely impact its relationships with suppliers or customers or require it to enter into royalty or licensing agreements.

GOVERNMENT REGULATION

     Interland is not currently subject to direct federal, state or local government regulation, other than regulations applicable to businesses generally. There is currently only a limited body of laws and regulations directly applicable to businesses that provide access or commerce on the Internet.

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

     The "Digital Millennium Copyright Act" became effective in October 1998 and provides a limitation on liability of on-line service providers for copyright infringement for transmitting, routing or providing connections, transient storage, caching or storage at the direction of a user, if the service provider had no knowledge or awareness that the transmitted or stored material was infringing and meets other conditions. Since this law is new and does not apply outside of the United States, Interland is unsure of how it will be applied to limit any liability it may face in the future for any possible copyright infringement or copyright-related issues. This new law also requires service providers to follow "notice and take-down" procedures and to meet other conditions in order to be able to take advantage of the limitation on liability. Interland has recently implemented the procedures and believes it meets the conditions to qualify for the protection provided by the Digital Millennium Copyright Act. Moreover, its customers are subject to an acceptable use policy which prohibits them from transmitting, storing or distributing material on or through any of its services which, in Interland's sole judgment is (1) in violation of any United States local, state or federal law or regulation, or infringes on the copyright of a third party (2) fraudulent on-line marketing or sales practices or (3) fraudulent customer information, including identification and payment information. Although this policy is designed to promote the security, reliability and privacy of Interland's systems and network, it cannot be certain that its policy will accomplish this goal or effectively limit its liability.

     Despite enactment of the Digital Millennium Copyright Act, the law relating to the liability of on-line services companies and Internet access providers for information carried on or distributed through their networks remains largely unsettled. It is possible claims could be made against on-line services companies and Internet access providers under both United States and foreign law for defamation, obscenity, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials distributed through their networks. Several private lawsuits seeking to impose such liability upon on-line services companies and Internet access providers are currently pending.

     Although sections of the Communications Decency Act of 1996 that proposed to impose criminal penalties on anyone distributing indecent material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, in October 1998, Congress passed the Child Online Privacy Protection Act, which sought to make it illegal to communicate, for commercial purposes, information that is harmful to minors. In February 1998, the United States District Court judge issued a preliminary injunction against the enforcement of the Child Online Protection Act on constitutional grounds. An appeal from the District Court's ruling is pending. While Interland cannot predict the ultimate outcome of this proceeding, even if the Child Online Protection Act is ruled unconstitutional, similar laws may be proposed, adopted, or upheld in the future. The nature of future legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, legislation similar to the Communications Decency Act could subject Interland and/or its customers to potential liability, which in turn could harm its business. The adoption of any of these types of laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for its services or increase its cost of doing business or in some other manner harm its business.

     The Children's Online Privacy Protection Act of 1998, and the rules promulgated by the Federal Trade Commission implementing the provisions of the act, regulate the collection, use or disclosure of personally identifiable information from and about children on the Internet by operators of Web sites or on-line services directed to children, and operators of general audience Web sites who knowingly collect information from children. The act and the FTC rules require the operators of such Web sites and on-line services to (1) provide notice of its information collection, use, and disclosure practices, (2) obtain parental consent before any collection, use or disclosure of personal information collected from children, (3) provide an opportunity for parental review of personal information collected from children and the right to prohibit further use or maintenance of that information, (4) not condition a child's participation in any on-line activity on disclosing more personal information than is necessary, and (5) to establish and maintain reasonable procedures to protect the confidentiality, security and integrity of personal information collected from children. An operator will be deemed to be in compliance with the requirements of the act and the FTC rules if the operator complies with any industry self-regulatory guidelines approved by the FTC. The FTC is authorized to bring enforcement actions and impose civil penalties for violations of the

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

FTC rule. Interland may operate Web sites that are directed to children on behalf of some of its customers. The Children's Online Privacy Protection Act and the FTC rules implementing it went into effect on April 21, 2000. Interland has not yet taken affirmative steps to adopt or comply with any FTC-approved industry self-regulatory guidelines.

     In February 1995, the European Union adopted Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data. As a result of this directive the 15 member countries of the European Union are required to pass specific privacy protection legislation by October 1998 regarding the collection and use of personally identifiable information. One section of the directive requires member states to ensure that personally identifiable information is only transferred outside of the EU to countries with adequate privacy protection. In response to the directive, the U.S. Department of Commerce has proposed seven "Safe Harbor" principles designed to serve as guidelines for United States companies. In light of the "Safe Harbor" principles, the EU announced in the fall of 1998 that it would avoid disrupting the exchange of information with the United States by allowing its member countries to transfer information to the U.S. so long as it continues good faith negotiations with the EU. However, if an EU member country determines that a Web site administered by a U.S. company has a significant presence in the country and is in violation of the Safe Harbor Principles, it may nonetheless prosecute and sanction the U.S. company through its regulatory agency for improper data collection. Most EU member countries, including the United Kingdom, have enacted legislation consistent with the directive that has forced some U.S. companies to take actions to comply with the directive. Although Interland currently provides services over the Internet in the United Kingdom and other countries that are members of the EU, it has not taken affirmative steps to comply with the "Safe Harbor" principles announced by the Department of Commerce.

     While there currently are relatively few laws or regulations directly applicable to the Internet or to applications hosting providers, due to the increasing popularity of the Internet and Web-based applications it is likely that such laws and regulations may be adopted. These laws may cover a variety of issues including, for example, user privacy and the pricing, characteristics and quality of products and services. The adoption or modification of laws or regulations relating to commerce over the Internet could substantially impair the future growth of Interland's business or expose it to unanticipated liabilities. Moreover, the applicability of existing laws to the Internet and Internet application service providers is uncertain. These existing laws could expose it to substantial liability if they are found to be applicable to its business. For example, Interland provides services over the Internet in many states in the United States and in the United Kingdom, and it facilitates the activities of its customers in those jurisdictions. As a result, it may be required to qualify to do business, be subject to taxation or be subject to other laws and regulations in these jurisdictions, even if it does not have a physical presence or employees or property there. The application of existing laws and regulations to the Internet or its business, or the adoption of any new legislation or regulations applicable to the Internet or its business, could materially adversely affect its financial condition and operating results.

EMPLOYEES

     As of May 31, 2001, Interland had 524 employees, of which 124 were in sales and marketing, 52 were in information technology, 300 were in customer service, engineering, consulting and technical support and 48 were in finance and administration. None of its employees are represented by a labor union, and management believes that employee relations are good.

LEGAL PROCEEDINGS

     Interland is currently a party to various legal proceedings arising out of its normal course of business, none of which is expected to have a material adverse effect on the combined company's business.

                   SHARE OWNERSHIP BY PRINCIPAL SHAREHOLDERS,
                     MANAGEMENT AND DIRECTORS OF INTERLAND

     The following table sets forth as of June 15, 2001, some information concerning the beneficial ownership of Interland's common stock, which is its only outstanding class of voting stock, by (1) each person known to Interland to beneficially own more than 5% of its common stock, (2) each director and designated highly compensated executive officer, and (3) all of the directors and executive officers as a group. Unless otherwise indicated below, the persons named below had sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                                                 SHARES
                                                              BENEFICIALLY
                  NAME OF BENEFICIAL OWNER                       OWNED        PERCENT(1)
                  ------------------------                    ------------    ----------
Kenneth Gavranovic(2).......................................    9,228,523       19.37%
David N. Gill(3)............................................      625,000        1.31
H. Christopher Covington(4).................................      183,000           *
Mark K. Alexander(5)........................................      138,000           *
Nicholas Farsi(6)...........................................       50,000           *
Jeffrey L. Ehrlich(7).......................................       25,000           *
Maryjane Stevens(8).........................................       62,800           *
Andrew E. Jones(9)..........................................    1,733,945        3.66
Clyde A. Heintzelman(10)....................................       47,785           *
Gregg A. Mockenhaupt(11)....................................    3,963,302        8.36
William E. Whitmer(12)......................................       48,210           *
Frederick W. Field(13)......................................       44,060           *
Waldemar Fernandez(14)......................................    8,272,523       17.35
Crest Partners II, LLC(15)..................................    3,963,302        8.36
Microsoft Corporation(16)...................................    4,124,230        8.70
BancBoston Ventures, Inc.(17)...............................    2,482,064        5.23
Bell Atlantic Investments, Inc.(18).........................    2,449,999        5.17
West Highland Capital, Inc.(19).............................    2,773,800        5.85
All executive officers and directors as a group(12
  persons)(20)..............................................   16,149,625       33.44

-------------------------
  *  Denotes less than 1%.

 (1) The percentages shown are based on 47,420,078 shares of common stock outstanding on April 15, 2001 plus, as to each person and group listed, the number of shares of common stock deemed owned by such holder pursuant to Rule 13d-3 under the Exchange Act assuming the exercise of options held by such holder that are exercisable within 60 days of April 15, 2001.

 (2) Includes 216,000 shares subject to exercisable options. Does not include an aggregate of 70,200 shares issuable to Mr. Gavranovic's mother pursuant to exercisable options, with respect to which Mr. Gavranovic disclaims beneficial ownership. Mr. Gavranovic's address is 303 Peachtree Center Avenue, Suite 500, Atlanta, Georgia 30303.

 (3) Includes 324,000 shares subject to exercisable options. Also includes 300,000 shares that are restricted and subject to forfeiture over an 18-month period from December 22, 2000.

 (4) Includes 108,000 shares subject to exercisable options. Also includes 75,000 shares that are restricted and subject to forfeiture over an 18-month period from December 22, 2000.

 (5) Includes 63,000 shares subject to exercisable options. Also includes 75,000 shares that are restricted and subject to forfeiture over an 18-month period from December 22, 2000.

 (6) Includes 50,000 shares that are restricted and subject to forfeiture over an 18-month period from December 22, 2000.

 (7) Includes 25,000 shares that are restricted and subject to forfeiture over an 18-month period from December 22, 2000.

 (8) Includes 27,000 shares subject to exercisable options. Also includes 25,000 shares that are restricted and subject to forfeiture over an 18-month period from January 8, 2001.

 (9) Includes 1,733,945 shares beneficially owned by BV Partners III, L.L.C., of which Andrew E. Jones is a general partner, and with respect to which he disclaims beneficial ownership. The 1,733,945 shares consist of 1,634,595 shares held by Boulder Ventures III, L.P. and 99,350 shares held by Boulder Ventures III (Annex), L.P. BV Partners III, L.L.C. serves as the general partner of both Boulder Ventures III, L.P. and Boulder Ventures III (Annex), L.P.

(10) Includes 47,785 shares subject to exercisable options.

(11) Includes 3,963,302 shares beneficially owned by Crest Partners II, LLC, of which Mr. Mockenhaupt is a managing director. Crest Partners II, LLC is the general partner of Crest Communications Partners L.P., which owns 3,851,432 shares, and Crest Entrepreneurs Fund L.P., which owns 111,870 shares. Mr. Mockenhaupt disclaims beneficial ownership of the shares held by these funds, except to the extent of his pecuniary interest in such funds.

(12) Includes 46,210 shares subject to exercisable options.

(13) Includes 43,060 shares subject to exercisable options.

(14) Includes 270,000 shares subject to exercisable options, 5,936,000 shares owned by a family limited partnership, of which Mr. Fernandez serves as the general partner and 83,399 shares owned by a trust for the benefit of Mr. Fernandez and certain members of his family. Does not include an aggregate of 216,000 shares owned by Mr. Fernandez' daughter, with respect to which Mr. Fernandez disclaims beneficial ownership. Mr. Fernandez' address is 6268 Jericho Turnpike, Commack, New York 11725.

(15) The 3,963,302 shares consist of 3,851,432 shares held by Crest Communications Partners L.P. and 111,870 shares held by Crest Entrepreneurs Fund L.P. Crest Partners II, LLC serves as the sole general partner of both Crest Communications Partners L.P. and Crest Entrepreneurs Fund L.P. Gregg
     A. Mockenhaupt, who is a managing director of Crest Partners II, LLC, may be deemed to be a controlling person of Crest Communications Partners L.P. and Crest Entrepreneurs Fund L.P. Mr. Mockenhaupt disclaims beneficial ownership of the shares held by these funds, except to the extent of his proportionate pecuniary interest in such funds. The address of Crest Partners II, LLC is 320 Park Avenue, New York, New York 10022.

(16) Includes 1,015,230 shares subject to exercisable warrants. The address of Microsoft Corporation is One Microsoft Way, Redmond, Washington 98052-6399.

(17) BancBoston Ventures, Inc. is a wholly owned subsidiary of Bank Boston, N.A., which is a wholly owned subsidiary of Fleet Boston Financial Corporation. The address of BancBoston Ventures, Inc. is 100 Federal Street, Boston, Massachusetts 02110.

(18) The address of Bell Atlantic Investments, Inc. is 1095 Avenue of the Americas, New York, New York 10036.

(19) The address of West Highland Capital, Inc. is 300 Drake's Landing Road, Suite 290, Greenbrae, California 94904.

(20) Includes an aggregate of 875,055 shares subject to exercisable options.

                ADDITIONAL INFORMATION WITH RESPECT TO INTERLAND

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information for the last fiscal year concerning compensation paid by Interland to its chief executive officer who is being nominated to serve as a director of Micron Electronics and will serve as the vice chairman and chief technical officer of the combined company following the completion of the merger.

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                              ANNUAL COMPENSATION                  AWARDS
                                       ---------------------------------   -----------------------
                                                               OTHER       RESTRICTED   SECURITIES
                                                               ANNUAL        STOCK      UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION(S)  YEAR    SALARY     BONUS    COMPENSATION     AWARDS      OPTIONS     COMPENSATION
------------------------------  ----   --------   -------   ------------   ----------   ----------   ------------
Kenneth Gavranovic..........    2000   $251,158   $58,600         --            --           --            --
  Interland chairman and chief
  executive officer

OPTION GRANTS IN LAST FISCAL YEAR

     Interland did not make any option grants or grants of stock appreciation rights to its chief executive officer in 2000.

FISCAL YEAR-END OPTION VALUES

     The following table sets forth the fiscal year-end value of unexercised options held by Interland's chief executive officer at the end of fiscal 2000.

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                   SHARES                 OPTIONS AT FISCAL YEAR END        FISCAL YEAR END(1)
                                  ACQUIRED      VALUE     ---------------------------   ---------------------------
             NAME                ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----                -----------   --------   -----------   -------------   -----------   -------------
Kenneth Gavranovic.............      --          --         108,000        216,000        $77,760       $155,520

-------------------------
(1) As required by the rules of the Securities and Exchange Commission, the value of unexercised in-the-money options is calculated based on the closing sale price of our common stock on the Nasdaq National Market as of the last business day of Interland's fiscal year, December 31, 2000, which was $3.50 per share.

RELATED TRANSACTIONS

     In December 1998, Interland loaned $25,000, and in May 1999, Interland loaned $200,000 to Kenneth Gavranovic, its chairman and chief executive officer. Each loan is evidenced by a full-recourse promissory note that bears interest at the rate of 10% per annum. The principal balances of Mr. Gavranovic's notes are payable on demand. Interest on each of the notes is payable quarterly on the first day of the calendar month following the quarter in which it accrues. The rate of interest payable under each promissory note may be increased upon the occurrence of any event of default, as specified in the notes.

     The notes are secured by a stock pledge agreement, whereby Mr. Gavranovic pledged 432,000 of his shares of common stock to secure his obligations under his respective notes. The stock pledge agreement permits Interland to dispose of the pledged shares upon the occurrence of an event of default, as that term is described in the stock pledge agreement. The proceeds of any disposition will be applied first to any unpaid balance due under the respective note, and any remaining surplus will be distributed to Mr. Gavranovic.

     Interland has guaranteed Kenneth Gavranovic's loan obligations to Bear, Stearns & Co. Inc., to repay a $3.4 million loan. Mr. Gavranovic has entered into an agreement with Interland pursuant to which he has agreed to promptly repay Interland any amounts that Interland may pay under that guarantee. Micron Electronics will assume the rights and obligations of the guarantee at the effective time of the merger. This loan is secured by a lien on all the shares of Interland owed by Mr. Gavranovic, and salary, severance pay, or other amounts payable to Mr. Gavranovic may be offset against the loan.

OPTION REPRICING

     On May 18, 2001, Interland repriced all outstanding options to purchase shares of Interland common stock held by currently active employees and directors. All Interland stock options with an exercise price greater than $2.75 were repriced to have an exercise price of $2.75. This repricing was independent of the merger and will be effective whether or not the merger is approved or the merger agreement is approved and adopted.

RETENTION AGREEMENTS

     Interland has entered into retention and separation agreements with David
N. Gill, its President and Chief Operating Officer, and H. Christopher Covington, its Senior Vice President and General Counsel, as of June 28, 2001. Under these agreements, each of the executives has agreed to continue his employment for a period of thirty days after the closing of the merger. Following the end of this thirty-day period, each executive will continue to receive his base salary, health benefits and insurance coverage through the end of the original term of his employment agreement. In addition, the agreements provide that the options for Micron Electronics stock that each executive receives in the merger in exchange for the options for Interland common stock will remain exercisable until the first anniversary of the separation date of each.

                    MICRON ELECTRONICS SHAREHOLDER PROPOSALS

     Under Rule 14a-8 of the Exchange Act, Micron Electronics shareholders may present proper proposals for inclusion in Micron Electronics' proxy statement and for consideration at the next annual meeting of its shareholders by submitting those proposals to Micron Electronics in a timely manner. As noted in Micron Electronics' proxy statement relating to its 2000 annual meeting of shareholders, in order to be so included for the 2001 annual meeting, shareholder proposals must be received by Micron Electronics no later than June 29, 2001, and must comply with the requirements of Rule 14a-8.

                        INTERLAND SHAREHOLDER PROPOSALS

     Interland will hold an annual meeting in 2002 only if the merger has not already been completed. If such meeting is held, Interland expects that it will take place in May 2002. Any shareholder who wishes to present a proposal appropriate for consideration at the 2002 annual meeting must submit the proposal in proper form at the address set forth on the first page of this proxy statement no later than November 30, 2001 for the proposal to be considered for inclusion in Interland's proxy statement and form of proxy relating to such annual meeting. Unless Interland is notified of any other shareholder proposal intended to be presented for action at the 2002 annual meeting not later than 45 days before the day and month of mailing proxy statements in 2002, which mailing is expected to occur in April 2002, proxies may be voted on such proposal at the discretion of the person or persons holding those proxies.

                                 LEGAL OPINION

     The validity of the shares of Micron Electronics common stock offered by this joint proxy statement/prospectus will be passed upon for Micron Electronics by Dorsey & Whitney LLP.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of Micron Electronics, Inc., as of August 31, 2000 and September 2, 1999 and for each of the three years in the period ended August 31,

2000 included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

     The audited financial statements and schedule of Interland, Inc. as of December 31, 1999 and 2000 and for the three years ended December 31, 2000, included in this joint proxy statement/prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     This joint proxy statement/prospectus and the documents incorporated in this document by reference contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995,
Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include the expected effects of the merger of Micron Electronics and Interland (such as the establishment of the combined company as a leading provider of Web hosting solutions and some merger synergies and expected future operating results of the combined company), the timing of the expected closing of the merger, and information relating to the expected financial condition, results of operations and business of the combined company. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

     - the risk that the investment community may not embrace the proposed merger, which could lead to a decline in Micron Electronics' or Interland's stock price;

     - the likelihood that there will not be Excess Cash or Net Proceeds available to be distributed to Micron Electronics' shareholders;

     - the possibility that the value of the Micron Electronics common stock to be issued to Interland shareholders in the merger will decrease before the merger closes, in which event the number of shares of Micron Electronics stock to be received by Interland shareholders would not be adjusted;

     - the possibility that the merger will not be consummated due to failure to obtain regulatory approvals, the failure of the shareholders of Micron Electronics or Interland to approve the merger or other reasons;

     - the possibility that the anticipated benefits from the merger, including the potential operating efficiencies, strategic synergies and the possibility of increased overall sales, will not be fully realized;

     - the possibility that the integration of Micron Electronics' and Interland's operations, products and technologies may not be completed in a timely manner, or at all, or may cost more than anticipated;

     - the uncertainty of the combined company to expand its customer base as planned, the acceptance by the customers of each of Micron Electronics and Interland of the combined company's products and services, and overall market acceptance of the integrated Micron Electronics/Interland solution;

     - the operational and personnel-related challenges in integrating Micron Electronics and Interland;

     - the possible loss of key employees as a result of the merger;

     - the risk of disruption of sales momentum as a result of the merger or that the merger could adversely affect Micron Electronics' or Interland's relationships with strategic partners;

     - investments in new business opportunities;

     - risks of product returns related to the PC Systems business;

     - the impact of competition on revenues and margins;

     - quarterly fluctuations in operating results;

     - rapidly changing technology and shifting demand requirements and Internet usage patterns;

     - other risks and uncertainties, including general economic conditions, the unsettled conditions in the Internet and other high-technology industries and the ability to attract and retain key personnel; and

     - other risk factors as may be detailed from time to time in Interland's and Micron Electronics' filings with the Securities and Exchange Commission.

     In evaluating the merger, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" beginning on page 20.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
MICRON ELECTRONICS, INC.
Consolidated Financial Statements:
  Report of Independent Accountants.........................   F-2
  Consolidated Statements of Income for the Fiscal Years
     Ended August 31, 2000, September 2, 1999 and September
     3, 1998................................................   F-3
  Consolidated Statements of Comprehensive Income for the
     Fiscal Years August 31, 2000, September 2, 1999 and
     September 3, 1998......................................   F-4
  Consolidated Balance Sheets as of August 31, 2000 and
     September 2, 1999......................................   F-5
  Consolidated Statements of Shareholders' Equity for the
     Fiscal Years Ended August 31, 2000, September 2, 1999
     and September 3, 1998..................................   F-6
  Consolidated Statements of Cash Flows for the Fiscal Years
     Ended August 31, 2000, September 2, 1999 and September
     3, 1998................................................   F-7
  Notes to Consolidated Financial Statements................   F-8
  Quarterly Financial Information (Unaudited)...............  F-29
Financial statement schedule:
  Schedule II -- Valuation and Qualifying Accounts for the
     Fiscal Years August 31, 2000, September 2, 1999 and
     September 3, 1998......................................  F-30

INTERLAND, INC.
Report of Independent Public Accountants....................  F-31
Consolidated Balance Sheets as of December 31, 1999 and
  2000......................................................  F-32
Consolidated Statements of Operations for the Years Ended
  December 31, 1998, 1999 and 2000..........................  F-33
Consolidated Statements of Shareholders' Equity for the
  Years Ended December 31, 1998, 1999
  and 2000..................................................  F-34
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1998, 1999 and 2000..........................  F-35
Notes to Consolidated Financial Statements..................  F-36
Report of Independent Public Accountants on Financial
  Statement Schedule........................................  F-49
Schedule -- Valuation and Qualifying Accounts for the Years
  Ended December 31, 2000, December 31, 1999 and December
  31, 1998..................................................  F-50
Condensed Consolidated Balance Sheets as of December 31,
  2000 and March 31, 2001 (unaudited).......................  F-51
Condensed Consolidated Statements of Operations for the
  Three Months Ended March 31, 2000 and March 31, 2001
  (unaudited)...............................................  F-52
Condensed Consolidated Statements of Cash Flows for the
  Three Months Ended March 31, 2000 and March 31, 2001
  (unaudited)...............................................  F-53
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................  F-54

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Shareholders and Board of Directors
Micron Electronics, Inc.

     In our opinion, the consolidated financial statements listed in the accompanying index on page F-1 present fairly, in all material respects, the financial position of Micron Electronics, Inc. and its subsidiaries at August 31, 2000, and September 2, 1999, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 2000, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index on page F-1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

Boise, Idaho
September 29, 2000, except as to the
notes entitled "History of Operating Losses,"
"Discontinued Operations" and
"Subsequent Events" as to which the
date is May 18, 2001

                            MICRON ELECTRONICS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   FISCAL YEAR ENDED
                                               ---------------------------------------------------------
                                               AUGUST 31, 2000    SEPTEMBER 2, 1999    SEPTEMBER 3, 1998
                                               ---------------    -----------------    -----------------
Revenues.....................................     $ 32,862             $   464              $    --
Cost of revenues.............................       24,335                 103                   --
                                                  --------             -------              -------
  Gross margin...............................        8,527                 361                   --
Operating expenses:
  Sales, marketing and technical support.....       26,157                 143                   --
  General and administrative.................       23,640               3,894                2,678
  Goodwill amortization......................        4,920                 121                   --
  Other expense, net.........................          634               1,442                  605
                                                  --------             -------              -------
     Total operating expenses................       55,351               5,600                3,283
                                                  --------             -------              -------
Operating loss...............................      (46,824)             (5,239)              (3,283)
Loss on equity investments...................         (592)                 --                   --
Interest income, net.........................       11,476              12,635               11,488
                                                  --------             -------              -------
Income (loss) from continuing operations
  before taxes...............................      (35,940)              7,396                8,205
Income tax benefit (provision)...............        9,748              (2,209)              (3,124)
                                                  --------             -------              -------
Income (loss) from continuing operations.....      (26,192)              5,187                5,081
Income from discontinued operations, net of
  tax........................................       67,735              31,337               42,872
                                                  --------             -------              -------
Net income...................................     $ 41,543             $36,524              $47,953
                                                  ========             =======              =======
Income (loss) per share, basic:
  Continuing operations......................     $  (0.27)            $  0.05              $  0.05
  Discontinued operations....................         0.70                0.33                 0.45
                                                  --------             -------              -------
     Net income..............................     $   0.43             $  0.38              $  0.50
                                                  ========             =======              =======
Income (loss) per share, diluted:
  Continuing operations......................     $  (0.27)            $  0.05              $  0.05
  Discontinued operations....................         0.70                0.33                 0.45
                                                  --------             -------              -------
     Net income..............................     $   0.43             $  0.38              $  0.50
                                                  ========             =======              =======
Number of shares used in per share
  calculation:
  Basic......................................       96,447              96,127               95,657
  Diluted....................................       96,447              96,633               96,027

      The accompanying notes are an integral part of the financial statements.

                            MICRON ELECTRONICS, INC.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                                   FISCAL YEAR ENDED
                                               ---------------------------------------------------------
                                               AUGUST 31, 2000    SEPTEMBER 2, 1999    SEPTEMBER 3, 1998
                                               ---------------    -----------------    -----------------
Net income...................................      $41,543             $36,524              $47,953
                                                   -------             -------              -------
Other comprehensive income (loss):
  Reclassification adjustment for loss (gain)
     included in net income..................           --                 (31)               2,514
  Foreign currency translation...............           --                  (6)              (1,845)
                                                   -------             -------              -------
                                                        --                 (37)                 669
                                                   -------             -------              -------
Comprehensive income.........................      $41,543             $36,487              $48,622
                                                   =======             =======              =======

      The accompanying notes are an integral part of the financial statements.

                            MICRON ELECTRONICS, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PAR VALUE AMOUNTS)

                                                                             AS OF
                                                              ------------------------------------
                                                              AUGUST 31, 2000    SEPTEMBER 2, 1999
                                                              ---------------    -----------------
ASSETS
Cash and cash equivalents...................................     $200,002            $200,950
Liquid investments..........................................      126,032             137,528
Receivables, net............................................        4,404               6,897
Deferred income taxes.......................................       13,152              14,819
Other current assets........................................        2,847               1,114
                                                                 --------            --------
  Total current assets......................................      346,437             361,308
Property plant and equipment, net...........................       37,673               2,887
Goodwill and intangibles, net...............................       81,821              22,580
Equity investment...........................................        6,408                  --
Other assets................................................        3,353               1,256
Net assets of discontinued operations.......................       88,228             114,795
                                                                 --------            --------
  Total assets..............................................     $563,920            $502,826
                                                                 ========            ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses.......................     $ 28,004            $ 12,256
Current debt................................................        1,971               4,992
                                                                 --------            --------
  Total current liabilities.................................       29,975              17,248
Long-term debt..............................................           --               5,001
Deferred income taxes.......................................       16,082              11,926
Other liabilities...........................................       11,283              10,152
                                                                 --------            --------
  Total liabilities.........................................       57,340              44,327
                                                                 --------            --------
Commitments and contingencies
Common stock, $.01 par value, authorized 150 million shares;
  issued and outstanding 96.7 million and 96.3 million
  shares, respectively......................................          967                 963
Additional capital..........................................      134,485             127,951
Retained earnings...........................................      371,128             329,585
                                                                 --------            --------
  Total shareholders' equity................................      506,580             458,499
                                                                 --------            --------
  Total liabilities and shareholders' equity................     $563,920            $502,826
                                                                 ========            ========

    The accompanying notes are an integral part of the financial statements.

                            MICRON ELECTRONICS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                               FISCAL YEAR ENDED
                                           ---------------------------------------------------------
                                            AUGUST 31, 2000    SEPTEMBER 2, 1999   SEPTEMBER 3, 1998
                                           -----------------   -----------------   -----------------
                                           SHARES    AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT
                                           ------   --------   ------   --------   ------   --------
COMMON STOCK
Balance at beginning of year.............  96,272   $    963   95,863   $    959   95,555   $    956
Stock sold...............................     169          2      184          2      254          2
Purchase and retirement of stock.........      --         --       --         --      (14)        --
Stock options............................     222          2      225          2       68          1
                                           ------   --------   ------   --------   ------   --------
Balance at end of year...................  96,663   $    967   96,272   $    963   95,863   $    959
                                           ======   ========   ======   ========   ======   ========
ADDITIONAL CAPITAL
Balance at beginning of year.............           $127,951            $122,837            $120,108
Stock sold...............................              1,518               1,412               1,912
Purchase and retirement of stock.........                 --                  --                 (15)
Stock options............................              2,680               3,295                 801
Sale of patents to MTI...................              2,285                  --                  --
Tax effect of stock options..............                 51                 407                  31
                                                    --------            --------            --------
Balance at end of year...................           $134,485            $127,951            $122,837
                                                    ========            ========            ========
RETAINED EARNINGS
Balance at beginning of year.............           $329,585            $293,061            $245,139
Purchase and retirement of stock.........                 --                  --                 (31)
Net income...............................             41,543              36,524              47,953
                                                    --------            --------            --------
Balance at end of year...................           $371,128            $329,585            $293,061
                                                    ========            ========            ========
ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year.............           $     --            $     37            $   (632)
Other comprehensive income...............                 --                 (37)                669
                                                    --------            --------            --------
Balance at end of year...................           $     --            $     --            $     37
                                                    ========            ========            ========

    The accompanying notes are an integral part of the financial statements.

                            MICRON ELECTRONICS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                     FISCAL YEAR ENDED
                                                         ------------------------------------------
                                                         AUGUST 31,    SEPTEMBER 2,    SEPTEMBER 3,
                                                            2000           1999            1998
                                                         ----------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.............................................  $  41,543      $  36,524        $ 47,953
Adjustments to reconcile net (loss) income to net cash
  (used in) provided by operating activities from
  continuing operations:
  Depreciation and amortization of intangibles.........     12,257            278              --
  Income from discontinued operations..................    (67,735)       (31,337)        (42,872)
  Write-off of purchased in-process research and
     development.......................................         --          1,000              --
  Provision for doubtful accounts......................        570              6              --
  Other non-cash adjustments...........................     (1,431)          (411)           (507)
  Changes in operating assets and liabilities net of
     the effect of the acquisition transactions:
     Receivables.......................................      2,121          1,550          (5,734)
     Other current assets..............................     (1,732)          (788)            311
     Deferred income taxes.............................        142            (29)             --
     Accounts payable and accrued expenses.............     13,292         (2,746)        (13,769)
     Other.............................................      1,354            100            (363)
                                                         ---------      ---------        --------
Net cash provided by (used for) operating activities of
  continuing operations................................        381          4,147         (14,981)
                                                         ---------      ---------        --------
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property plant and equipment..........    (36,904)           (92)             --
Purchases of held-to-maturity investment securities....   (245,949)      (205,294)        (52,527)
Proceeds from maturities of investment securities......    260,700         98,391          34,000
Acquisitions, net of cash acquired.....................    (58,297)       (21,348)             --
Equity investment......................................     (7,000)            --              --
Other..................................................     (2,351)        (1,250)             --
                                                         ---------      ---------        --------
Net cash used for investing activities of continuing
  operations...........................................    (89,801)      (129,593)        (18,527)
                                                         ---------      ---------        --------
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of debt.....................................    (10,016)        (4,475)         (4,192)
Proceeds from issuance of common stock.................      4,202          4,836           2,716
Purchase and retirement of stock.......................         --             --             (46)
Capital contribution from MTI..........................      2,285             --              --
Other..................................................         52             --              --
                                                         ---------      ---------        --------
Net cash provided by (used for) financing activities of
  continuing operations................................     (3,477)           361          (1,522)
                                                         ---------      ---------        --------
Net cash used in continuing operations.................    (92,897)      (125,085)        (35,030)
Net cash provided by (used in) discontinued
  operations...........................................     91,949         (2,502)        179,632
                                                         ---------      ---------        --------
Net increase (decrease) in cash and cash equivalents...       (948)      (127,587)        144,602
Cash and cash equivalents at beginning of year.........    200,950        328,537         183,935
                                                         ---------      ---------        --------
Cash and cash equivalents at end of year...............  $ 200,002      $ 200,950        $328,537
                                                         =========      =========        ========
SUPPLEMENTAL DISCLOSURES
Income taxes paid, net of amounts recovered............  $     652      $   5,237        $ 39,570
Interest paid, net of amounts capitalized..............        495            334             197

    The accompanying notes are an integral part of the financial statements.

                            MICRON ELECTRONICS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

GENERAL

     Business -- Micron Electronics, Inc. and its subsidiaries (collectively the "Company") provide a variety of computer products and related services through its PC Systems, SpecTek, and HostPro business segments. The Company has adopted plans to dispose of its PC Systems and SpecTek business segments, which are reported separately as discontinued operations -- See the note entitled "Discontinued operations." The Web hosting business ("HostPro"), will remain as the Company's sole continuing operations. HostPro offers a range of business-to-business Internet products and services, including turnkey e-commerce solutions, Web and applications hosting, co-location and connectivity services primarily to small- and medium-sized businesses. The PC Systems business develops, markets, manufactures, sells and supports a wide range of desktop and notebook systems and network servers under the micronpc.com brand name and sells, resells, and supports a variety of additional peripherals, software and services. SpecTek processes and markets various grades of memory products in either component or module form for specific applications.

     History of operating losses -- HostPro has incurred net losses and losses from operations for each period from inception through August 31, 2000, and anticipates incurring losses for at least the next two years. The Company does not expect HostPro to generate positive cash flow from operations for at least one year. The Company's future success is dependent upon its ability to achieve profitability prior to the depletion of cash reserves and to raise funds, thereafter, if needed. While the Company believes that it has adequate resources to maintain planned operations for at least one year from the balance sheet date, there is no assurance that HostPro will be profitable in the future under its current Web and application hosting model or that adequate funding will be available to allow the Company to continue operations subsequent to the one-year time period.

SIGNIFICANT ACCOUNTING POLICIES

     Basis of presentation -- The financial statements include the accounts of Micron Electronics, Inc. and its wholly owned subsidiaries. Investments in companies in which the Company has significant influence over operating and financial policies are accounted for using the equity method. Other investments are accounted for using the cost method. All significant intercompany balances and transactions have been eliminated. The Company's operations are reported on a fiscal basis, which is a 52 or 53-week period ending on the Thursday closest to August 31. All references to periods including annual and quarterly are on a fiscal basis. The years ended August 31, 2000 and September 2, 1999 contained 52 weeks compared to 53 weeks for the year ended September 3, 1998. As of August 31, 2000, Micron Technology, Inc. ("MTI") owned 61% of the Company's outstanding common stock.

     Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. The amounts that we will ultimately incur or recover could differ materially from our current estimates. The underlying estimates and facts supporting these estimates could change in 2001 and thereafter.

     Revenue recognition -- Revenue from continuing operations is primarily generated by providing shared and dedicated hosting, application hosting, and connectivity services. Revenue is recognized as the services are provided. Hosting contracts generally are for service periods ranging from 1 to 12 months and typically require up-front fees. Such fees, including set-up fees for hosting services, are deferred and recognized ratably over the customers' expected service period.

     Basic and diluted income (loss) per share -- Basic earnings per share are computed using the weighted average number of common shares outstanding. Diluted earnings per share are computed using

                            MICRON ELECTRONICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

the weighted average number of common shares outstanding and potential common shares outstanding. Potential common shares result from the assumed exercise of outstanding stock options.

     In addition to net income (loss) per share, the Company has also reported per share amounts on the separate income statement components required by Accounting Principles Board Opinion No. 30 ("APB No. 30") "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Because the Company has reported a loss from continuing operations during 2000, the effect of dilutive securities is excluded from the calculation of fiscal year 2000 per share amounts.

     Comprehensive income -- The Company reports comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income." This statement requires the disclosure of accumulated other comprehensive income or loss (excluding net income or loss) as a separate component of shareholders' equity.

     Financial instruments and concentration of credit risk -- Cash equivalents include highly liquid short-term investments with original maturities of three months or less, readily convertible to known amounts of cash. The amounts reported as cash equivalents, liquid investments, receivables, other assets, accounts payable and accrued expenses and debt are considered by management to be reasonable approximations of their fair values, based on information available as of August 31, 2000. The use of different assumptions could have a material effect on the estimated fair value amounts. The reported fair values do not take into consideration potential taxes or other expenses that would be incurred in an actual settlement.

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and investment securities. The Company invests its cash in credit instruments of highly rated financial institutions and performs periodic evaluations of the credit standing of these financial institutions. The Company's policies limit the concentration of credit exposure by restricting investments with any single obligor, instrument, or geographic area.

     Property, plant and equipment -- Property, plant and equipment, including software, are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of 5 to 10 years for leasehold improvements and 2 to 5 years for equipment and software.

     Income taxes -- The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse.

     Goodwill and other intangibles -- Goodwill and other intangibles ("intangibles") are amortized on a straight-line basis over their expected useful lives, not exceeding 10 years. The Company evaluates the carrying value of its long-lived assets, including goodwill, under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of long-lived Assets and for long-lived Assets to be Disposed of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of APB Opinion No. 17, Intangible Assets, based upon undiscounted cash flows. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell. As of 2000, no such impairments have been recognized.

                            MICRON ELECTRONICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Advertising -- Advertising costs are charged to operations as incurred.

     Recently issued accounting standards -- In June 1998, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivatives be recorded as either assets or liabilities in the balance sheet and marked-to-market on an ongoing basis. SFAS No. 133 applies to all derivatives including stand-alone instruments, such as forward currency exchange contracts and interest rate swaps, or embedded derivatives, such as call options contained in convertible debt instruments. The Company implemented SFAS No. 133 in the first quarter of fiscal 2001 and it did not have a material impact on its results of operations, financial position and cash flows.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101 "Revenue Recognition in Financial Statements." The SAB summarizes certain staff views in applying generally accepted accounting principles to revenue recognition in financial statements. Adoption is currently required in fiscal 2001, and early adoption is permitted. The Company does not expect this Bulletin to have a material affect on its results of operations, financial condition or cash flows.

     In April 2000, Financial Accounting Standards Board issues Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation -- an interpretation of APB Opinion No. 25. FIN 44 clarifies and modifies APB Opinion No. 25, Accounting for Stock Issued to Employees. The provisions of FIN 44 became effective in 2000 and did not have a material affect on the Company's results of operations, financial condition or cash flows.

     Reclassifications -- Certain reclassifications have been made, none of which affected net income, to present the statements on a consistent basis.

     In addition to the significant accounting policies outlined above, the Company's significant accounting policies relating specifically to discontinued operations are listed below.

     Certain concentrations -- Certain components, subassemblies and software included in our systems are obtained from sole suppliers or a limited number of suppliers. The Company relies, to a certain extent, upon its suppliers' abilities to enhance existing products in a timely and cost-effective manner, to develop new products to meet changing customer needs and to respond to emerging standards and other technological developments in the personal computer industry. The Company's reliance on a limited number of suppliers involves several risks, including the possibility of shortages and/or increases in costs of components and subassemblies, and the risk of reduced control over delivery schedules. A concentration of credit risk may exist with respect to trade receivables, as many customers are affiliated with computer, telecommunications and office automation industries, or are governmental entities. The Company performs ongoing credit evaluations on a significant number of its customers and collateral from its customers is generally not required.

     Revenue recognition -- Revenue from product sales to customers is generally recognized upon shipment. A provision for estimated sales returns is recorded in the period in which the sales are recognized. Revenue from service and support contracts for which we are primarily obligated is recognized over the term of the contract. Revenue from sales of third party service contracts for which we are not obligated is recognized at the time of sale.

     Inventories -- Inventory balances are stated at the lower of cost or market, with cost being determined on an average cost basis.

     Property, plant and equipment -- Property, plant and equipment, including software, are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of 5 to 30 years for buildings and 2 to 10 years for equipment and software. Effective September 4, 1998, the

                            MICRON ELECTRONICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Company revised its estimated useful lives of certain information technology assets, including enterprise software, enterprise hardware and telecommunications systems. Originally, the estimated lives of these assets were two and three years. The revision extended the lives to five years, on a prospective basis, which the Company believes is a more accurate reflection of the assets' actual useful lives. This revision reduced depreciation and amortization expense by $4 million ($2.5 million net of tax) in 1999.

     The Company adopted Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" in 1999. SOP 98-1 requires companies to capitalize certain costs of computer software developed or obtained for internal use, provided that those costs are not research and development. As a result of the adoption of this statement in 1999, the Company capitalized $3 million of internal software development costs.

     Product and process technology -- Costs related to the conceptual formulation and design of products and processes are expensed as research and development. Costs incurred to establish patents and acquire product and process technology are capitalized. Capitalized costs are amortized using the straight-line method over the shorter of the estimated useful life of the technology, the patent term, or the agreement, ranging up to 10 years.

     Royalties -- The Company has royalty-bearing license agreements allowing the Company to sell certain hardware and software products and to use certain patented technology. Royalty costs are accrued and included in cost of goods sold when the sale is recognized.

     Warranty and services -- The Company provides for estimated costs to be incurred under its warranty and other service programs at the time sales are recorded.

     Foreign currency -- The Company uses the United States (U.S.) Dollar as its functional currency, except for its former operations in Japan and Malaysia. The assets and liabilities of those operations are translated into U.S. Dollars at exchange rates in effect at the balance sheet date. Income and expense items are translated at the average exchange rates prevailing during the period. Aggregate transaction gains and losses included in the determination of net income are not material for any period presented.

DISCONTINUED OPERATIONS

     The Company has adopted plans to discontinue the operations of its PC Systems and SpecTek business segments. These segments are accounted for as discontinued operations in accordance with APB No. 30. Amounts in the financial statements and related notes for all periods shown have been reclassified to reflect the discontinued operations.

     Operating results for the discontinued operations are reported, net of tax, under "Income from discontinued operations" on the accompanying Statements of Operations. For financial reporting purposes, the assets and liabilities of the discontinued operations are combined and classified in the accompanying Balance Sheets under "Net assets of discontinued operations." Cash flows from the discontinued operations are also stated separately on the accompanying Statements of Cash Flows, under "Net cash provided by (used in) discontinued operations."

PC SYSTEMS

     On April 30, 2001, the Company entered into a definitive agreement to sell its PC Systems business to GTG PC Holdings, LLC, ("GTG PC") an affiliate of the Gores Technology Group. Under the terms of the agreement, GTG PC will receive assets, which includes $70.0 million in cash, and assume specified liabilities of the PC Systems business. The Company is required to meet specified working capital requirements based on the net assets and liabilities to be transferred to GTG PC. An additional cash

                            MICRON ELECTRONICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

contribution may be required if the Company does not meet these working capital requirements. Following necessary regulatory approvals, the sale of the PC Systems business is expected to close by the end of May 2001.

     The Company will retain all liabilities of the PC Systems business not assumed by GTG PC, including, for example, liabilities for taxes arising prior to the closing of the transaction, employee termination and related expenses, and any contingent liabilities arising prior to the closing date. In addition, the Company has agreed for a period of three years not to compete with the PC Systems business, and for two years, to not solicit or hire prior employees of the PC Systems business. For a transition period after the closing of the purchase, the purchaser agreed to provide some information technology, financial, telecommunications and human resources services to the Company at its cost plus 10% during the first four months after closing, and at its cost plus 25% for the following two months.

     For a period of two years following the closing of the purchase, or for the applicable statute of limitations with respect to taxes and government contracts, the Company is obligated to indemnify the purchaser and affiliated entities for any breaches of the representations or warranties contained in the agreement. The agreement provides that the maximum aggregate liability of the Company for indemnification under the agreement is $10.0 million, or, in some limited circumstances, $30.0 million.

     The agreement also provides that the Company would potentially be entitled to receive a percentage of any proceeds in the event the PC Systems business is sold or has an initial public offering of its securities within three years of the closing of the purchase. The Company would receive a payment only after the repayment of transaction costs, repayment of debt and capital contributions, payment of a specified amount of cash to GTG PC and obligations under employee incentive programs.

     At the end of its fiscal second quarter of 2001, the Company announced that the PC Systems business would be discontinued. Consistent with accounting for discontinued operations, the Company recorded an estimate of future operating losses from the discontinued operation between March 2, 2001 and May 31, 2001, the expected completion date of the sale, and an estimate of the loss on disposal of the discontinued operation. This estimated loss recorded in the second fiscal quarter of 2001 was $147.5 million. Based on the final terms of the agreement to sell the PC Systems business, the revised estimated loss is approximately $170.5 million. Based on the closing of the sale on May 31, 2001 and on operating results through the third quarter, the revised estimated loss is $181.9 million (unaudited), the difference of which will be recognized during the third quarter of 2001. Management believes that the estimated losses are reasonable; however, they are based on preliminary data and are subject to revision.

     Summarized below are the operating results for PC Systems business, which are included together with SpecTek's operating results in the accompanying Statements of Operations, under "Income (loss) from discontinued operations."

                                                             FOR THE YEAR ENDED
                                                 ------------------------------------------
                                                 AUGUST 31,    SEPTEMBER 2,    SEPTEMBER 3,
                                                    2000           1999            1998
                                                 ----------    ------------    ------------
Net sales......................................  $1,031,852     $1,237,748      $1,492,602
                                                 ----------     ----------      ----------
Loss before income taxes.......................    (104,797)       (28,419)       (106,248)
Income tax benefit.............................      29,508         10,499          46,813
                                                 ----------     ----------      ----------
Loss from discontinued operations, net of
  tax..........................................  $  (75,289)    $  (17,920)     $  (59,435)
                                                 ==========     ==========      ==========

                            MICRON ELECTRONICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Included in other expense of discontinued PC Systems operations in 1999 was a $4 million charge associated with the closure and consolidation of its Micron Electronics Japan operation. The charge includes those costs associated with employee payroll and severance of $1 million for approximately 45 employees, fixed asset write-downs of $1 million, and other closure related costs of $2 million. All of the closure liabilities had been settled by September 2, 1999.

     Other expense of discontinued PC Systems operations in 1998 included $11 million of costs associated with the realignment of the Company's PC Systems segment to concentrate on its core markets and customers. The Company consolidated its domestic and international PC Systems operations and reduced its workforce by 10%, or approximately 450 employees. The primary realignment costs consisted of $7 million associated with employee termination benefits, $2 million for the write-down of equipment and leasehold improvements and $2 million in estimated costs for the write-off of current technologies, other intangible assets and closure related costs. The realignment was substantially complete and all costs were incurred by September 3, 1998.

     Summarized below are the assets and liabilities of the PC Systems business, which are included together with the assets and liabilities of SpecTek, in the accompanying Balance Sheets under "Net assets of discontinued operations."

                                                                 AS OF
                                                      ---------------------------
                                                      AUGUST 31,    SEPTEMBER 2,
                                                         2000           1999
                                                      ----------    -------------
ASSETS
Receivables.........................................    175,496        122,386
Inventories.........................................     17,138          8,788
Other current assets................................      7,524         19,368
Property, plant and equipment, net..................    138,134        116,472
Other assets........................................      6,437          5,599
                                                       --------       --------
Total assets........................................    344,729        272,613
                                                       --------       --------
LIABILITIES
Accounts payable and accrued expenses...............    214,071        200,955
Other liabilities...................................     18,999            450
                                                       --------       --------
Total liabilities...................................    233,070        201,405
                                                       --------       --------
Net assets of discontinued operations...............   $111,659       $ 71,208
                                                       ========       ========

SPECTEK

     The Company has adopted a plan to discontinue the operations of its SpecTek business segment, which is accounted for as discontinued operations in accordance with APB No. 30. Pursuant to the Amended and Restated Component Recovery Agreement (as amended, the "Component Recovery Agreement"), dated effective September 2, 1999, MTI has exercised its rights to purchase the assets of the SpecTek business. On March 22, 2001, the Company entered into a Purchase Agreement (the "Purchase Agreement") to sell all assets primarily used by SpecTek and certain land, buildings and intellectual property assets to MTI. Pursuant to the terms of the Purchase Agreement, the Company transferred the land, buildings and intellectual property to MTI on March 22, 2001. The assets used by SpecTek were transferred to MTI on April 5, 2001. The Company has leased back a portion of the land and buildings from MTI and has also been granted a license to use the intellectual property. The estimated proceeds from the sale of assets under the Purchase Agreement are $136 million, less

                            MICRON ELECTRONICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

$92 million of inter-company accounts payable to MTI. The Company received $18 million of cash in excess of the historical cost of the land, buildings, and intellectual property. This amount will be recorded, net of tax, as an increase in additional paid in capital during the third quarter of 2001.

     The Company anticipates that SpecTek will provide income from its operations through the disposal date of April 5, 2001. Income earned by SpecTek during this period will be recognized in the third quarter of 2001. The Company continued to purchase components from MTI through April 5, 2001, under the terms of the Component Recovery Agreement. The cost to obtain components from MTI during the phase-out period was 90% of pre-tax income attributable to the sale of such components. Based on the terms of the Purchase Agreement, and in accordance with APB 30, no estimated loss on disposal was recorded for the sale of SpecTek in the second quarter of 2001.

     Summarized below are the operating results for SpecTek, which are included together with the PC Systems business' operating results, in the accompanying Statements of Operations under "Income (loss) from discontinued operations."

                                                              FOR THE YEAR ENDED
                                                  ------------------------------------------
                                                  AUGUST 31,    SEPTEMBER 2,    SEPTEMBER 3,
                                                     2000           1999            1998
                                                  ----------    ------------    ------------
Net sales.......................................   $491,502       $199,617        $240,830
                                                   --------       --------        --------
Income before income taxes......................    200,084         80,141         184,147
Income tax provision............................    (57,060)       (30,884)        (81,840)
                                                   --------       --------        --------
Income from discontinued operations, net of
  tax...........................................   $143,024       $ 49,257        $102,307
                                                   ========       ========        ========

     Summarized below are the assets and liabilities of SpecTek, which are included with the assets and liabilities of the PC Systems business, in the accompanying Balance Sheets under "Net assets of discontinued operations."

                                                                        AS OF
                                                              --------------------------
                                                              AUGUST 31,    SEPTEMBER 2,
                                                                 2000           1999
                                                              ----------    ------------
ASSETS
Receivables.................................................   $ 53,968       $23,417
Inventories.................................................     13,620         8,733
Property, plant and equipment, net..........................     35,619        40,499
Other assets................................................        411           279
                                                               --------       -------
  Total assets..............................................    103,618        72,928
                                                               --------       -------
LIABILITIES
Accounts payable and accrued expenses.......................    126,626        29,164
Other liabilities...........................................        423           177
                                                               --------       -------
  Total liabilities.........................................    127,049        29,341
                                                               --------       -------
Net (liabilities) assets of discontinued operations.........   $(23,431)      $43,587
                                                               ========       =======

GAIN ON SALE OF MCMS COMMON STOCK

     On February 26, 1998, the Company sold 90% of its interest in MCMS, its wholly owned subsidiary. The sale was structured as a re-capitalization of MCMS (the "Re-capitalization"), whereby Cornerstone Equity Investors IV, L.P., other investors and certain members of MCMS' management, including Robert F. Subia, then a director of the Company, acquired the 90% interest in MCMS. In exchange for

                            MICRON ELECTRONICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

the 90% interest in MCMS, the Company received $249 million in cash. Results of discontinued operations of the SpecTek business segment in 1998 include a pre-tax gain of $156 million ($95 million or $0.98 per diluted share, net of taxes) realized from the sale. Subsequent to the Re-capitalization of MCMS, the Company owned a 10% interest in MCMS, which is accounted for using the cost basis of accounting. Accordingly, results of operations of MCMS subsequent to February 26, 1998 have been excluded from the Company's results of operations.

ACQUISITIONS

     The Company has acquired and strategically invested in a number of companies to expand its Internet access and Web hosting capabilities through its HostPro business. In 2000, the Company acquired two Web and application hosting companies and invested in one start-up company. In the last month of 1999, the Company acquired one Web hosting company and one Internet access company. On December 14, 1999 the Company acquired LightRealm, Inc. ("LightRealm"), a Kirkland, Washington-based Web and applications hosting and Internet access company serving small- and medium-size businesses. The Company paid approximately $48 million in cash, including expenses in exchange for 100% of LightRealm's outstanding stock. On March 16, 2000, the Company acquired Worldwide International Publishing Corporation ("WIPC"), a Boca-Raton, Florida-based Web hosting company that also served small- and medium-size businesses. The Company paid approximately $13 million in cash, including expenses in exchange for 100% of the outstanding stock of WIPC. The Company accounted for both transactions as purchases and allocated the purchase price to the net assets acquired, including intangible assets, based on the their fair values as determined by an independent appraiser. The Company's results of operations for 2000 include the results of operations of LightRealm and WIPC, subsequent to their respective acquisition dates.

     On April 7, 2000, the Company invested $7 million in Bird on a Wire Networks, Inc., ("BOAW"), a Toronto-based dedicated Web hosting start-up company in exchange for a non-interest bearing convertible debenture (the "Debenture"). The Debenture is convertible after April 7, 2003 or upon the occurrence of certain liquidity events, into common shares that will provide the Company with up to 30% of the issued and outstanding common shares of BOAW at the conversion date. The Company is accounting for this investment using the equity method of accounting.

     On March 24, 2000, the Company acquired certain assets and assumed certain liabilities, which consisted primarily of warranty obligations, of Inacom, for approximately $5 million in cash. Included in the assets were accounts receivable and a number of contracts with various federal agencies, including the Department of Veterans Affairs Procurement of Hardware and Software ("PCHS") contract. The PCHS contract is currently in its third year of a five-year term and is open to orders from all government agencies. The operations and the assets and liabilities of the Inacom acquisition are included with the discontinued operations of the PC Systems business.

     A summary of the net assets of LightRealm, WIPC and Inacom at their respective acquisition dates, including deferred tax effects is as follows:

                                                            FAIR VALUE
                                                            ----------
Property and equipment....................................   $ 2,367
Goodwill and other intangibles............................    67,750
Net current assets........................................     6,487
Net non-current liabilities...............................    (3,427)
Net deferred tax liability................................    (7,187)
                                                             -------
                                                             $65,990
                                                             =======

                            MICRON ELECTRONICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     On August 2, 1999, the Company acquired NetLimited, Inc. (d.b.a. "HostPro"), a Seattle-based Web and applications hosting provider serving small- and medium-size businesses. Shortly after the purchase, the Company adopted the HostPro name for its entire Web hosting and Internet access business. The Company paid approximately $22 million in cash, including expenses in exchange for 100% of the outstanding stock of HostPro. The purchase agreement contained a clause permitting an upward or downward adjustment to the purchase price of up to 10% depending on the number of subscriber accounts existing on February 24, 2000. The number of subscriber accounts met the requirements as specified in the agreement, and accordingly the Company paid an additional $2 million in March 2000 to the original shareholders, which was capitalized as part of the purchase price.

     An independent appraiser through an analysis using a risk adjusted cash flow model determined the fair value of HostPro's technology. The analysis estimated future cash flows derived from the technology or products incorporating the technology. These cash flows were discounted taking into account the life expectancy of the technology and risks related to existing and future markets. Technology was segregated into that which was determined to be completed (those currently technologically feasible but that may require adjustments or relatively minor enhancements) and in-process (technologies that require additional research and development efforts to reach technological feasibility). Estimated future cash flows associated with in-process research and development were discounted considering risks and uncertainties related to the viability, stage of completion, work required to establish feasibility, and to the completion of products the Company would ultimately market. The analysis resulted in the allocation of $1 million of purchase price to in-process research and development. In management's opinion, the acquired in-process research and development had not yet reached a stage where feasibility, delivery or product features were certain and had no alternative future use. As a result, acquired in-process research and development was charged to expense during the fourth quarter of 1999.

     On the last day of the 1999 fiscal year, the Company acquired the property and equipment of Micron Internet Services ("MIS"), formerly a division of MTI. MIS is a provider of dedicated, nationwide dial-up and broadband Internet access, virtual private network solutions, and e-commerce services. The Company paid approximately $2 million in cash, which was equal to the book value of the net assets of MIS. The Company accounted for this transaction at historical cost.

     A summary of the net assets acquired, including the $2 million additional purchase price paid in March 2000 and deferred tax effects is as follows:

                                                            FAIR VALUE
                                                            ----------
In-process research and development.......................   $ 1,000
Property and equipment....................................     2,812
Goodwill and other intangibles............................    23,849
Net current assets........................................       661
Net deferred tax liability................................    (2,127)
                                                             -------
                                                             $26,195
                                                             =======

     The following unaudited pro forma information reflects the results of the Company's continuing operations for the years ended August 31, 2000, September 2, 1999 and September 3, 1998 as if the acquisitions of LightRealm, WIPC and Inacom had occurred at the beginning of 1999 and HostPro and MIS had occurred at the beginning of 1998, after giving effect to certain adjustments, including amortization of intangibles, depreciation, and related income tax effects. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would

                            MICRON ELECTRONICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

have been had the acquisitions actually taken place at the beginning of the periods presented or operating results which may occur in the future.

                                                                   FISCAL YEAR ENDED
                                               ---------------------------------------------------------
                                               AUGUST 31, 2000    SEPTEMBER 2, 1999    SEPTEMBER 3, 1998
                                               ---------------    -----------------    -----------------
                                                  UNAUDITED           UNAUDITED            UNAUDITED
Revenue from continuing operations...........     $ 37,358             $22,357              $ 6,736
Income (loss) from continuing operations.....      (27,420)             (7,675)                 839
Net income...................................       38,291              26,378               43,711
Income (loss) per share, basic:
  Continuing operations......................     $  (0.28)            $ (0.08)             $  0.01
  Net income.................................     $   0.40             $  0.27              $  0.46
Income (loss) per share, diluted:
  Continuing operations......................     $  (0.28)            $ (0.08)             $  0.01
  Net income.................................     $   0.40             $  0.27              $  0.46

INVESTMENT SECURITIES

                                                                             AS OF
                                                              ------------------------------------
                                                              AUGUST 31, 2000    SEPTEMBER 2, 1999
                                                              ---------------    -----------------
Held to maturity investment securities, at amortized cost:
  Commercial paper..........................................     $ 128,836           $ 115,579
  State and local government................................        62,077              80,793
  U.S. Government agency....................................        96,018             109,792
                                                                 ---------           ---------
                                                                   286,931             306,164
Less cash equivalents.......................................      (160,899)           (168,636)
                                                                 ---------           ---------
Liquid investments..........................................     $ 126,032           $ 137,528
                                                                 =========           =========

     Securities classified as held-to-maturity have remaining maturities of less than one year.

RECEIVABLES

                                                                             AS OF
                                                              ------------------------------------
                                                              AUGUST 31, 2000    SEPTEMBER 2, 1999
                                                              ---------------    -----------------
Trade receivables...........................................     $   3,639           $     360
Taxes recoverable...........................................            --               6,602
Other.......................................................         1,070                  --
Allowance for doubtful accounts.............................          (305)                (65)
                                                                 ---------           ---------
                                                                 $   4,404           $   6,897
                                                                 =========           =========

                            MICRON ELECTRONICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

PROPERTY, PLANT AND EQUIPMENT

                                                                             AS OF
                                                              ------------------------------------
                                                              AUGUST 31, 2000    SEPTEMBER 2, 1999
                                                              ---------------    -----------------
Computer equipment and software.............................     $  16,429           $     619
Leasehold improvements......................................        10,550                  21
Assets in progress..........................................        14,990               2,264
Less: accumulated depreciation and amortization.............        (4,296)                (17)
                                                                 ---------           ---------
                                                                 $  37,673           $   2,887
                                                                 =========           =========

     Depreciation and amortization of property, plant and equipment was $4.2 million and $0.0 million for 2000 and 1999, respectively. Depreciation and amortization of property, plant and equipment relating to discontinued operations was $36 million, $33 million and $39 million for 2000, 1999 and 1998, respectively.

ACQUIRED INTANGIBLES AND GOODWILL

                                                                       AS OF
                                                        ------------------------------------
                                                        AUGUST 31, 2000    SEPTEMBER 2, 1999
                                                        ---------------    -----------------
Acquired intangibles..................................      $65,375             $ 5,400
Goodwill..............................................       24,700              17,386
                                                            -------             -------
                                                             90,075              22,786
Less accumulated amortization.........................       (8,254)               (206)
                                                            -------             -------
                                                            $81,821             $22,580
                                                            =======             =======

     Amortization of goodwill and acquired intangible assets relating to continuing operations was $8.0 million and $0.2 million for 2000 and 1999, respectively. Amortization of goodwill and acquired intangible assets relating to discontinued operations was $0.5 million for 2000.

EQUITY INVESTMENT

     On April 7, 2000, the Company invested $7 million in BOAW, a dedicated Web hosting start-up company in exchange for a non-interest bearing convertible debenture (the "Debenture"). The Debenture is convertible after April 7, 2003, or upon the occurrence of certain liquidity events, into common shares that will provide the Company with up to 30% of the issued and outstanding common shares of BOAW at the conversion date. The Company accounts for this investment using the equity method of accounting.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                       AS OF
                                                        ------------------------------------
                                                        AUGUST 31, 2000    SEPTEMBER 2, 1999
                                                        ---------------    -----------------
Trade payable.........................................      $ 7,670             $   409
Accrued payroll and related liabilities...............        3,442               2,348
Taxes payable.........................................        7,268                  36
Deferred revenue......................................        3,198                 739
Other.................................................        6,426               8,724
                                                            -------             -------
                                                            $28,004             $12,256
                                                            =======             =======

                            MICRON ELECTRONICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

OTHER LIABILITIES

                                                                       AS OF
                                                        ------------------------------------
                                                        AUGUST 31, 2000    SEPTEMBER 2, 1999
                                                        ---------------    -----------------
Accrued stock compensation............................      $ 5,340             $ 3,892
Other.................................................        5,943               6,260
                                                            -------             -------
                                                            $11,283             $10,152
                                                            =======             =======

DEBT

                                                                             AS OF
                                                              ------------------------------------
                                                              AUGUST 31, 2000    SEPTEMBER 2, 1999
                                                              ---------------    -----------------
Notes payable in periodic installments through June 2001,
  weighted average interest rate of 7.93% and 7.85%,
  respectively..............................................      $ 1,854             $ 9,722
Capitalized lease obligations payable in monthly
  installments through October 2002, weighted average
  interest rate of 10.29% and 15.4%, respectively...........          117                 271
                                                                  -------             -------
                                                                    1,971               9,993
Less current portion........................................       (1,971)             (4,992)
                                                                  -------             -------
                                                                  $    --             $ 5,001
                                                                  =======             =======

     The Company has an unsecured credit agreement, expiring June 2001, with a group of financial institutions providing for borrowings totaling $100 million. As of August 31, 2000, the Company was eligible to borrow the full amount under the agreement, but had no borrowings outstanding. Under the agreement, the Company is subject to certain financial and other covenants including certain financial ratios and limitations on the amount of dividends we can declare or pay. On March 28, 2001, we terminated this credit agreement.

     Certain of our notes payable are collateralized by equipment with a total cost of $10 million and accumulated depreciation of $9 million as of August 31, 2000. Equipment under capital leases net of accumulated amortization was $4 million as of August 31, 2000.

     Interest income is net of approximately $0.2 million, $0.4 million, and $0.05 million of interest expenses in 2000, 1999, and 1998, respectively. Construction period interest of approximately $0.2 million, $1 million, and $2 million, was capitalized into the cost of discontinued operations assets in 2000, 1999 and 1998, respectively.

STOCK PURCHASE AND INCENTIVE PLANS

     The Company's 1995 Employee Stock Purchase Plan (the "Plan") allows eligible employees to purchase shares of common stock through payroll deductions. The shares can be purchased for 85% of the lower of the beginning or ending fair market value of each six-month offering period and is restricted from resale for a period of one year from the date of purchase. Purchases are limited to 20% of an employee's eligible compensation. A total of 2,500,000 shares are reserved for issuance under the plan, of which approximately 861,000 shares had been issued as of August 31, 2000. Shares issued under the Plan during 2000, 1999 and 1998, were approximately 169,000, 184,000, and 237,000, respectively.

     The Company's 1995 Stock Option Plan (the "Option Plan") provides for the granting of incentive and non-statutory stock options. As of August 31, 2000, there were 15 million shares of common stock

                            MICRON ELECTRONICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

reserved for issuance under the Option Plan. Exercise prices of the incentive and non-statutory stock options are 100% of the fair market value of the Company's common stock on the date of grant. Prior to April 28, 1999 exercise prices of the incentive and non-statutory stock options were generally issued at 100% and 85%, respectively, of the fair market value of the Company's common stock on the date of grant. Stock options granted to employees and executive officers after April 28, 1999 typically have a term of ten years and vest twenty-five percent each year for four years from the date of grant. Stock options granted to employees and executive officers prior to April 28, 1999 typically have a term of six years and vest twenty percent each year for five years from the date of grant.

     On March 19, 1998, the Company's Board of Directors approved an option re-pricing program pursuant to which all employees, except certain executive officers, could exchange outstanding options under the Option Plan for new options having an exercise price equal to the average closing price of the Company's common stock for the five business days preceding April 3, 1998 and having generally the same terms and conditions, including vesting and expiration terms, as the options exchanged. The exercise price of the options reissued under this option re-pricing program is $13.06 per share.

     During 1998, Mr. Joel J. Kocher, the Company's Chief Executive Officer and Chairman of the Board of Directors, was granted options to purchase a total of 650,000 shares of the Company's Common Stock. Of these 650,000 options, 500,000 were granted under the Option Plan and 150,000 were granted as non-plan grants. A total of 250,000 options vest after completion by Mr. Kocher of seven (7) years of employment with the Company, subject to immediate early vesting if the Company achieves certain financial criteria relating to profitability, net revenue, net margin and cash balance increases.

     Option activity under the Option Plan is summarized as follows (amounts in thousands, except per share amounts):

                                                                    FISCAL YEAR ENDED
                                            ------------------------------------------------------------------
                                              AUGUST 31, 2000       SEPTEMBER 2, 1999      SEPTEMBER 3, 1998
                                            --------------------   --------------------   --------------------
                                                        WEIGHTED               WEIGHTED               WEIGHTED
                                                        AVERAGE                AVERAGE                AVERAGE
                                             NUMBER     EXERCISE    NUMBER     EXERCISE    NUMBER     EXERCISE
                                            OF SHARES    PRICE     OF SHARES    PRICE     OF SHARES    PRICE
                                            ---------   --------   ---------   --------   ---------   --------
Outstanding at beginning of year..........    7,448      $12.56      5,292      $12.56      3,559      $16.98
Granted...................................    2,719       10.94      3,713       12.77      5,842       13.20
Exercised.................................     (229)      12.17       (218)      12.28        (68)      11.37
Terminated or canceled....................   (1,735)      13.20     (1,339)      13.21     (4,041)      17.40
                                             ------                 ------                 ------
Outstanding at end of year................    8,203       11.90      7,448       12.56      5,292       12.56
                                             ======                 ======                 ======
Exercisable at end of year................    2,233       12.40      1,426       12.86        747       13.24
Shares available for future grant under
  the Option Plan.........................    6,406                  2,390                  4,764

                            MICRON ELECTRONICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following table summarizes information about the Company's stock options outstanding under the Option Plan as of August 31, 2000 (amounts in thousands, except per share amounts):

                                                          OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                                                  -----------------------------------   --------------------
                                                                WEIGHTED     WEIGHTED               WEIGHTED
                                                                AVERAGE      AVERAGE                AVERAGE
                                                   NUMBER      REMAINING     EXERCISE    NUMBER     EXERCISE
            RANGE OF EXERCISE PRICES              OF SHARES   LIFE (YEARS)    PRICE     OF SHARES    PRICE
            ------------------------              ---------   ------------   --------   ---------   --------
Less than $10.00................................    1,484         6.6         $ 8.32        401      $ 9.17
$10.01 - $15.00.................................    6,196         5.7          12.20      1,620       12.39
$15.01 - $20.00.................................      428         3.5          17.54        175       17.71
Greater than $20.00.............................       95         3.4          22.35         37       22.44
                                                    -----                                 -----
                                                    8,203                                 2,233
                                                    =====                                 =====

     The Company adopted the disclosure-only provisions of SFAS 123, "Accounting for Stock-Based Compensation." The Company elected to continue to measure compensation expense for its stock-based employee compensation using the intrinsic value method prescribed by APB No. 25, "Accounting for Stock Issued to Employees." The fair value of options at date of grant is estimated using the Black-Scholes options pricing model. The weighted average assumptions and resulting fair values at date of grant for options granted during 2000, 1999 and 1998, follow:

                                    STOCK OPTION PLAN SHARES        EMPLOYEE STOCK PURCHASE PLAN SHARES
                                ---------------------------------   ------------------------------------
                                  2000        1999        1998         2000         1999         1998
                                ---------   ---------   ---------   ----------   ----------   ----------
Assumptions:
  Expected life...............  3.2 years   3.5 years   3.3 years   0.5 years    0.5 years    0.5 years
  Risk-free interest rate.....        6.1%        5.0%        5.6%        5.6%         4.5%         5.1%
  Expected volatility.........       72.0%       70.0%       70.0%       72.0%        70.0%        70.0%
  Dividend yield..............        0.0%        0.0%        0.0%        0.0%         0.0%         0.0%
Weighted average fair values:
  Exercise price equal to
     market price.............      $6.31       $6.88       $6.57          --           --           --
  Exercise price less than
     market price.............       8.83        8.46        9.25       $3.99        $4.79        $3.78

     Stock based compensation costs would have reduced net income by $17 million, $9 million and $11 million or $0.17, $0.09 and $0.11 per diluted share, respectively, if the fair values of all options granted subsequent to 1995 had been recognized as compensation expense on a straight-line basis over the vesting period of the grants. The pro forma effect on net income for 2000, 1999, and 1998, may not be representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to the adoption of SFAS No. 123.

     On August 17, 2000, the Board of Directors of the Company and HostPro adopted the 2000 Equity Incentive Plan I and 2000 Equity Incentive Plan II, reserving a total of 10 million shares of HostPro Common Stock for issuance under the plans. The grants awarded during 2000 become vested as to 25% of the shares issued under the option grant after one year from the date of grant. Subsequent to the one-year anniversary of the grant, the options become vested as to 2.08% of the total shares of the option grant per month. Options may not be exercised prior to (i) issuance to the public of shares of Common Stock pursuant to an S-1 Registration Statement under the Securities Act of 1933, as amended or (ii) five years from the date of grant; provided that any option granted to a resident of California who is not an officer or

                            MICRON ELECTRONICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

director of HostPro shall become exercisable at the rate of no less than 20% per year over five years from the date of grant.

     Option activity under HostPro's Stock Plans are as follows (amounts in thousands, except per share amounts):

                                                             FISCAL YEAR ENDED
                                                              AUGUST 31, 2000
                                                           ---------------------
                                                                        WEIGHTED
                                                                        AVERAGE
                                                            NUMBER      EXERCISE
                                                           OF SHARES     PRICE
                                                           ---------    --------
Outstanding at beginning of year.........................       --       $  --
Granted..................................................    3,876        2.25
Exercised................................................       --          --
Terminated or canceled...................................        1        2.25
                                                             -----
Outstanding at end of year...............................    3,875        2.25
                                                             =====
Exercisable at end of year...............................       --          --
Shares available for future grant under the Option
  Plan...................................................    6,124

     The following table summarizes information about HostPro's options outstanding under the 2000 Equity Incentive Plans (amounts in thousands, except per share amounts):

                                                          OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                                                  -----------------------------------   --------------------
                                                                WEIGHTED     WEIGHTED               WEIGHTED
                                                                AVERAGE      AVERAGE                AVERAGE
                                                   NUMBER      REMAINING     EXERCISE    NUMBER     EXERCISE
            RANGE OF EXERCISE PRICES              OF SHARES   LIFE (YEARS)    PRICE     OF SHARES    PRICE
            ------------------------              ---------   ------------   --------   ---------   --------
Less than $10.00................................    3,875         9.9         $2.25         --        --
                                                    =====                                  ===

     The fair value of options at date of grant is estimated using the Black-Scholes options pricing model. The weighted average assumptions and resulting fair values at date of grant for options granted during 2000 follow:

                                                          STOCK OPTION PLAN SHARES
                                                                    2000
                                                          ------------------------
Assumptions:
  Expected life.........................................      3.0 years
  Risk-free interest rate...............................        5.9%
  Expected volatility...................................        0.0%
  Dividend yield........................................        0.0%
Weighted average fair values:
  Exercise price equal to market price..................        $0.37
  Exercise price less than market price.................         --

     The pro forma stock based compensation costs would not have a significant impact on compensation expense if the fair values of HostPro options granted had been recognized as compensation expense on a straight-line basis over the vesting period of the grants.

                            MICRON ELECTRONICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

RETIREMENT PLAN

     The Company offers its employees a 401(k) retirement plan (the "RAM Plan") in which substantially all employees may participate. Under the RAM Plan, employees may contribute from 2% to 16% of eligible pay to various savings alternatives. The RAM plan provides for an annual match of eligible employee's contributions equal to 100% of the first 4% of pay or $1,500, whichever is greater. Beginning in 2000, the Company's contributions under the RAM Plan are made in the Company's stock, which is purchased on the open market. The Company may also contribute additional amounts based on its financial performance. The Company's expense included in continuing operations pursuant to the RAM Plan was approximately $0.3 million, $0.1 million, and $0.1 million in 2000, 1999 and 1998, respectively. The Company's expense included in discontinued operations pursuant to the RAM Plan was approximately $2.7 million, $2.1 million, and $3.6 million in 2000, 1999 and 1998, respectively.

TRANSACTIONS WITH AFFILIATES

                                                           FISCAL YEAR ENDED
                                       ---------------------------------------------------------
                                       AUGUST 31, 2000    SEPTEMBER 2, 1999    SEPTEMBER 3, 1998
                                       ---------------    -----------------    -----------------
Net sales............................     $  7,282             $ 3,742              $18,538
Inventory purchases..................       98,227              51,202               34,393
Component recovery agreement
  expenses...........................      204,603              65,298               27,350
Administrative services and other
  expenses...........................          524                 529                1,147
Property, plant and equipment
  purchases..........................        7,651               6,634                4,395
Property, plant and equipment
  sales..............................       37,504               2,744                5,307

     Substantially all the transactions noted above were between the company's discontinued operations and MTI.

COMMITMENTS

     As of August 31, 2000, the Company had commitments of $19 million for equipment purchases and $19 million for software infrastructure. In addition, the Company is required to make minimum royalty payments under certain agreements and periodically enter into purchase commitments with certain suppliers.

     The Company leases various office and production facilities and certain other property and equipment, under operating lease agreements expiring through 2007, with optional renewal periods thereafter. Rental expense was approximately $8 million, $4 million, and $5 million in 2000, 1999 and 1998, respectively. Future minimum lease payments are as follows:

                    FISCAL YEAR                       MINIMUM PAYMENTS
                    -----------                       ----------------
2001................................................      $ 3,662
2002................................................        3,088
2003................................................        2,657
2004................................................        2,719
2005................................................        2,216
Thereafter..........................................        4,420
                                                          -------
                                                          $18,762
                                                          =======

                            MICRON ELECTRONICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

INCOME TAXES

                                                           FISCAL YEAR ENDED
                                       ---------------------------------------------------------
                                       AUGUST 31, 2000    SEPTEMBER 2, 1999    SEPTEMBER 3, 1998
                                       ---------------    -----------------    -----------------
Current:
  U.S. federal.......................      $15,753             $ 5,346              $29,299
  State..............................        3,416                 348                2,089
                                           -------             -------              -------
                                            19,169               5,694               31,388
                                           -------             -------              -------
Deferred:
  U.S. federal.......................       (1,783)             15,398                6,178
  State..............................          418               1,502                  585
                                           -------             -------              -------
                                            (1,365)             16,900                6,763
                                           -------             -------              -------
Income tax provision.................      $17,804             $22,594              $38,151
                                           =======             =======              =======
Allocated to:

  Continuing operations..............      $(9,748)            $ 2,209              $ 3,124
                                           =======             =======              =======
  Discontinued operations............      $27,552             $20,385              $35,027
                                           =======             =======              =======

     The tax benefit associated with non-statutory stock options and disqualifying dispositions by employees of shares issued under the Company's stock plans reduced taxes payable by approximately $0.05 million, $0.4 million and $0.03 million for 2000, 1999 and 1998, respectively. These benefits were credited to additional capital.

     A reconciliation between the income tax provision and income tax computed using the federal statutory rate follows:

                                                           FISCAL YEAR ENDED
                                       ---------------------------------------------------------
                                       AUGUST 31, 2000    SEPTEMBER 2, 1999    SEPTEMBER 3, 1998
                                       ---------------    -----------------    -----------------
U.S. federal income tax at statutory
  rate...............................      $20,771             $20,691              $30,136
State taxes, net of federal benefit
  and state tax credits..............          723               1,777                1,743
Valuation allowance..................           --                  --                4,139
In-process research and
  development........................           --                 350                   --
Tax-exempt Foreign Trade Income......       (5,398)             (2,379)                (688)
Other................................        1,708               2,155                2,821
                                           -------             -------              -------
Income tax provision.................      $17,804             $22,594              $38,151
                                           =======             =======              =======

                            MICRON ELECTRONICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The tax effects of temporary differences and carryforwards that give rise to the deferred tax assets and liabilities are as follows:

                                                                             AS OF
                                                              ------------------------------------
                                                              AUGUST 31, 2000    SEPTEMBER 2, 1999
                                                              ---------------    -----------------
Deferred tax assets:
  Receivables and other allowances..........................     $  2,515            $  4,827
  Inventories...............................................        1,814               1,308
  Accrued expenses..........................................        6,030               7,287
  Investment basis difference...............................        3,358               3,361
  Accrued compensation......................................        4,501               3,540
  Accrued licenses and royalties............................        1,431               1,595
  Deferred revenue..........................................        8,631               1,753
  Net operating loss carryforwards..........................        4,652               5,590
  Other.....................................................        2,024               1,351
                                                                 --------            --------
Total deferred tax assets...................................       34,956              30,612
  Valuation allowance.......................................       (4,652)             (4,652)
                                                                 --------            --------
Net deferred tax assets.....................................       30,304              25,960
                                                                 --------            --------
Deferred tax liabilities:
  Property, plant and equipment.............................       (6,231)             (4,637)
  Acquired intangibles......................................       (9,368)             (2,122)
  Deferred patent charges...................................       (1,843)             (1,829)
  Other.....................................................      (15,792)            (14,479)
                                                                 --------            --------
Total deferred tax liabilities..............................      (33,234)            (23,067)
                                                                 --------            --------
Net deferred taxes..........................................     $ (2,930)           $  2,893
                                                                 ========            ========

     Deferred tax assets and liabilities have not been classified with net assets of discontinued operations because income taxes will not be assumed by the buyers of the discontinued operations and will remain the responsibility of the Company.

     The Company has federal operating loss carryforwards of $11 million (including $10 million and $1 million as a result of the NetFRAME and HostPro acquisitions) that expire beginning in 2006. The Company also has apportioned state operating loss carryforwards of $18 million (including $4 million as a result of the NetFRAME acquisition) that begin to expire in 2001. Deferred tax liabilities of approximately $7 million and $2 million were recorded in connection with the acquisitions in 2000 and 1999, respectively. The use of pre-acquisition operating losses and tax credit carryforwards are subject to limitations imposed by the Internal Revenue Code. To the extent the amount of NetFRAME's operating loss and tax credit carryforwards available to offset future taxable income were statutorily limited, no deferred tax asset was established.

                            MICRON ELECTRONICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

EARNINGS PER SHARE

     In accordance with SFAS No. 128, "Earnings Per Share," diluted earnings per share excludes anti-dilutive employee stock options of approximately 8.2 million, 1.2 million and 0.8 million in 2000, 1999 and 1998, respectively. A reconciliation of the number of common shares outstanding follows:

                                                                 FISCAL YEAR ENDED
                                              -------------------------------------------------------
                                              AUGUST 31, 2000   SEPTEMBER 2, 1999   SEPTEMBER 3, 1998
                                              ---------------   -----------------   -----------------
Common shares outstanding:
  Weighted average shares outstanding --
     basic..................................      96,447             96,127              95,657
     Effect of dilutive stock options.......          --                506                 370
                                                  ------             ------              ------
  Weighted average shares outstanding --
     diluted................................      96,447             96,633              96,027
                                                  ======             ======              ======

CONTINGENCIES

     The Company is defending a consumer class action lawsuit filed in the Federal District Court of Minnesota based on the alleged sale of defective computers. No class has been certified in the case. The case involves a claim that we sold computer products with a defect that may cause errors when information is written to a floppy disk. Substantially similar lawsuits have been filed against other major computer manufacturers. The case is currently in the early stages of discovery, and we are therefore unable to estimate total expenses, possible loss or range of loss that may ultimately be connected with the matter.

     During the third quarter of 1997, the Company began to collect and remit applicable sales or use taxes in nearly all states. In association therewith, the Company is party to agreements with nearly all states, which generally limit its liability, if any, for non-remittance of sales and use taxes prior to such agreements' effective dates. The Company believes the resolution of any matters relating to the non-remittance of sales or use taxes prior to the balance sheet date will not have a material adverse effect on its business, financial position, and results of operations and cash flows.

     Periodically, the Company is made aware that technology it uses may infringe on intellectual property rights held by others. The Company has accrued a liability and charged operations for the estimated costs of settlement or adjudication of asserted and unasserted claims for alleged infringement prior to the balance sheet date. Resolution of these claims could have a material adverse effect on future results of operations and could require changes in the Company's products or processes.

     The Company is currently a party to various other legal actions arising out of the normal course of business, none of which is expected to have a material adverse effect on the Company's business, financial position, results of operations and cash flows.

     During the fourth quarter of 1998 the results of PC Systems discontinued operations were favorably affected by a benefit to cost of goods sold of $12 million related to revisions of estimates for certain contingencies for product and process technology costs for patent infringement matters based on new information learned by management in the fourth quarter of 1998.

OPERATING SEGMENT AND GEOGRAPHIC INFORMATION

     The Company adopted Statement of Financial Accounting Standards (SFAS) 131, "Disclosures about Segments of an Enterprise and Related Information" in 1999. SFAS 131 supersedes SFAS 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of its

                            MICRON ELECTRONICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas, and major customers.

     The Company had three business segments, PC Systems, SpecTek, and HostPro. As discussed in the note entitled "Discontinued Operations", the PC Systems and SpecTek business units are being reported as discontinued operations. HostPro, the remaining business segment, is reported as the Company's continuing operation.

                                                           FISCAL YEAR ENDED
                                       ---------------------------------------------------------
                                       AUGUST 31, 2000    SEPTEMBER 2, 1999    SEPTEMBER 3, 1998
                                       ---------------    -----------------    -----------------
REVENUE BY GEOGRAPHIC AREA
  (based on customer location)
  United States......................      $29,773              $417                 $ --
  Non-US.............................        3,089                47                   --
                                           -------              ----                 ----
  Totals.............................      $32,862              $464                 $ --
                                           =======              ====                 ====

MAJOR CUSTOMERS

     The Company's discontinued PC Systems business received approximately $246 million, $261 million and $259 million in net revenue for in 2000, 1999 and 1998, respectively, from a single external customer, the federal government.

SUBSEQUENT EVENTS

Sale of MCMS Common Stock

     On September 29, 2000, the Company sold its remaining 10% interest in MCMS for a net gain of $4.5 million.

Business Combination

     On March 23, 2001, the Company, Interland, and Imagine Acquisition Corporation ("Merger Sub"), a wholly owned subsidiary of the Company, entered into an Agreement and Plan of Merger dated as of March 22, 2001 (the "Merger Agreement"). Subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Interland, with Interland to survive and become a wholly owned subsidiary of the Company (the "Merger"). Each outstanding share of Interland common stock will be exchanged for 0.8610 (the "Exchange Ratio") shares of Micron Electronics common stock, and options and warrants to purchase Interland common stock will be exchanged for options or warrants, respectfully, to purchase shares of the Company's common stock according to the Exchange Ratio. Based on provisions of the Merger Agreement, the Exchange Ratio may be subject to change. After the closing of the Merger, Interland shareholders and MTI are expected to own approximately 30% and 43%, respectively, of the Company's outstanding common shares. In connection with the planned combination with Interland, the Company converted all the outstanding stock options under the HostPro Stock Plans to stock options of the Company and adopted the HostPro stock plans as the Micron Electronics, Inc. 2001 Equity Incentive Plan.

     Interland provides a broad range of Web hosting, applications hosting and other related Web-based business solutions specifically designed to meet the needs of small and medium-sized businesses. Interland had net sales of $34 million for the year ended December 31, 2000 and a net loss of $67 million.

                            MICRON ELECTRONICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Sale of Connectivity Accounts (unaudited)

     On March 26, 2001 the Company entered into an agreement to sell substantially all of its consumer dial-up accounts for between $4 and $5 million. Revenue from these accounts was approximately 18.6% of total revenues for fiscal 2000. The sale of these accounts is not expected to have a substantial impact on operating income. The Company expects that these accounts will be transferred by August 2001.

Sale of BOAW Assets (unaudited)

     On April 24, 2001, BOAW entered into non-binding letter of intent to sell its net assets. After settling BOAW liabilities, the Company will receive the net proceeds. The Company will record a loss on disposal of BOAW of approximately $2.1 million in the third fiscal quarter of 2001, if the transaction is completed.

                            MICRON ELECTRONICS, INC.

                  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      FOURTH      THIRD     SECOND      FIRST
                                                     QUARTER     QUARTER    QUARTER    QUARTER
                                                     --------    -------    -------    -------
2000
  Revenue..........................................  $ 11,397    $10,155    $ 7,170    $ 4,140
  Gross margin.....................................     2,700      2,295      2,298      1,234
  Income (loss) from continuing operations.........   (14,180)    (8,287)    (3,772)        47
  Net income (loss)................................    23,065     (1,866)     5,725     14,619
  Income (loss) per share, basic and diluted:
     Continuing operations.........................     (0.14)     (0.09)     (0.04)      0.00
     Discontinued operations.......................      0.38       0.07       0.10       0.15
                                                     --------    -------    -------    -------
       Net income..................................      0.24      (0.02)      0.06       0.15
1999
  Revenue..........................................  $    464    $    --    $    --    $    --
  Gross margin.....................................       361         --         --         --
  Income from continuing operations................       842      1,262      1,617      1,466
  Net income.......................................    13,715      6,981      4,169     11,659
  Income per share, basic and diluted:
     Continuing operations.........................      0.01       0.01       0.01       0.01
     Discontinued operations.......................      0.13       0.06       0.03       0.11
                                                     --------    -------    -------    -------
       Net income..................................      0.14       0.07       0.04       0.12

                            MICRON ELECTRONICS, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                   FISCAL YEAR ENDED
                                               ---------------------------------------------------------
                                               AUGUST 31, 2000    SEPTEMBER 2, 1999    SEPTEMBER 3, 1998
                                               ---------------    -----------------    -----------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
Balance at beginning of year.................      $ 3,846             $ 3,709                7,556
Additions charged to expense.................        5,750               2,715                4,273
Acquisitions.................................          400                  --                   --
Reductions and write-offs....................       (3,818)             (2,578)              (7,662)
Sale of MCMS.................................           --                  --                 (458)
                                                   -------             -------              -------
Balance at end of year.......................      $ 6,178             $ 3,846              $ 3,709
                                                   =======             =======              =======
Included in:
  Continuing operations......................          305                  65                   --
                                                   =======             =======              =======
  Discontinued operations....................        5,873               3,781                3,709
                                                   =======             =======              =======
DEFERRED TAX ASSET VALUATION ALLOWANCE
Balance at beginning of year.................      $ 4,652             $ 4,139              $    --
Additions charged to expense.................           --                  --                4,139
Additions from acquisitions..................           --                 513                   --
                                                   -------             -------              -------
Balance at end of year.......................      $ 4,652             $ 4,652              $ 4,139
                                                   =======             =======              =======
Included in:
  Continuing operations......................        4,652               4,652                4,139
                                                   =======             =======              =======
  Discontinued operations....................           --                  --                   --
                                                   =======             =======              =======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Interland, Inc.:

     We have audited the accompanying consolidated balance sheets of INTERLAND, INC. (a Georgia corporation) AND SUBSIDIARY as of December 31, 1999 and 2000 and the related consolidated statements of operations, shareholders' equity, and cash flows for the three years ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Interland, Inc. and subsidiary as of December 31, 1999 and 2000 and the results of their operations and their cash flows for the three years ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 9, 2001

                                INTERLAND, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1999            2000
                                                              ------------    ------------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                  AND PER SHARE DATA)
ASSETS
Current Assets:
  Cash and cash equivalents.................................    $ 24,510        $ 56,314
  Restricted cash...........................................       1,007           3,488
  Accounts receivable, net of allowance for doubtful
    accounts of $0 and $185 as of December 31, 1999 and
    2000, respectively......................................         655             991
  Prepaid commissions.......................................         825           1,475
  Notes receivable -- related parties.......................         481             532
  Other current assets......................................         730           4,061
                                                                --------        --------
    Total current assets....................................      28,208          66,861
                                                                --------        --------
Property and Equipment:
  Internet access and computer equipment....................       4,072          15,672
  Construction in progress..................................       2,499           4,492
  Other furniture and equipment.............................         660           6,644
  Office computer equipment.................................         445           2,165
  Purchased software........................................         451           7,830
  Leasehold improvements....................................         398           8,754
                                                                --------        --------
                                                                   8,525          45,557
  Less accumulated depreciation and amortization............        (982)         (7,178)
                                                                --------        --------
    Property and equipment, net.............................       7,543          38,379
                                                                --------        --------
Other Long-Term Assets:
  Intangible assets, net....................................          --             456
  Deposits and other long-term assets.......................         225           1,139
                                                                --------        --------
    Total other long-term assets............................         225           1,595
                                                                --------        --------
    Total assets............................................    $ 35,976        $106,835
                                                                ========        ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................    $  3,387        $ 11,724
  Accrued expenses..........................................       3,028           9,792
  Capital lease obligation..................................       1,185           6,557
  Current portion of unearned revenue.......................       7,042          12,952
                                                                --------        --------
    Total current liabilities...............................      14,642          41,025
Unearned revenue............................................       1,433           1,511
Capital lease obligation....................................       2,406           9,180
Commitments and Contingencies (Note 6)
Shareholders' Equity:
Preferred stock, no par value, 25,000,000 shares authorized:
  Series A, $2.02 stated value, 15,000,000 shares
    authorized; 12,392,258 and 0 shares issued and
    outstanding as of December 31, 1999 and 2000,
    respectively............................................      34,423              --
  Series B, 2,000,000 shares authorized, no shares issued
    and outstanding as of December 31, 1999 and 2000........          --              --
  Common stock, no par value; 200,000,000 shares authorized;
    23,590,390 and 47,323,585 shares issued and outstanding
    as of December 31, 1999 and 2000, respectively..........       3,252         145,931
  Warrants..................................................       2,144          18,280
  Deferred product development costs........................      (2,133)         (5,076)
  Deferred marketing costs..................................          --         (10,818)
  Deferred compensation.....................................        (954)         (7,005)
  Accumulated deficit.......................................     (19,237)        (86,193)
                                                                --------        --------
    Total shareholders' equity..............................      17,495          55,119
                                                                --------        --------
    Total liabilities and shareholders' equity..............    $ 35,976        $106,835
                                                                ========        ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                                INTERLAND, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------------
                                                          1998             1999             2000
                                                      -------------    -------------    -------------
                                                      (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revenues:
  Shared services hosting...........................   $     1,278      $     6,926      $    20,766
  Dedicated and managed services hosting............           109              893            8,588
  Application hosting...............................            --            1,064            2,077
  Professional services.............................            --              238            2,832
                                                       -----------      -----------      -----------
                                                             1,387            9,121           34,263
                                                       -----------      -----------      -----------
Operating expenses:
  Cost of revenues (including non-cash development
     and marketing expense of $0, $11 and $3,209 for
     the years ended December 31, 1998, 1999 and
     2000, respectively)............................         1,022            7,054           33,494
  Sales and marketing...............................         1,803            7,901           38,653
  General and administrative (including non-cash
     stock compensation expense of $0, $3,557, and
     $2,900 for the years ended December 31, 1998,
     1999 and 2000, respectively)...................           768            9,944           24,076
  Depreciation and amortization.....................           115              992            6,304
                                                       -----------      -----------      -----------
     Total operating expenses.......................         3,708           25,891          102,527
                                                       -----------      -----------      -----------
Operating loss......................................        (2,321)         (16,770)         (68,264)
Other income (expense):
  Interest income...................................             2              206            2,917
  Interest expense..................................           (20)            (220)          (1,609)
                                                       -----------      -----------      -----------
     Total other income (expense)...................           (18)             (14)           1,308
                                                       -----------      -----------      -----------
Net loss............................................        (2,339)         (16,784)         (66,956)
Preferred stock beneficial conversion and
  dividends.........................................            --           (9,559)          (5,996)
                                                       -----------      -----------      -----------
Net loss applicable to common shareholders..........   $    (2,339)     $   (26,343)     $   (72,952)
                                                       ===========      ===========      ===========
Basic and diluted net loss per common share.........   $     (0.13)     $     (1.23)     $     (2.14)
                                                       ===========      ===========      ===========
Shares used in computing net loss per share.........    18,316,449       21,461,161       34,125,579
                                                       ===========      ===========      ===========

 The accompanying notes are an integral part of these consolidated statements.

                                INTERLAND, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000

                                      PREFERRED    PREFERRED     COMMON      COMMON                DEFERRED     DEFERRED
                                        STOCK        STOCK       STOCK       STOCK                DEVELOPMENT   MARKETING
                                       SHARES       AMOUNT       SHARES      AMOUNT    WARRANTS      COSTS        COSTS
                                     -----------   ---------   ----------   --------   --------   -----------   ---------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Balance, January 1, 1998...........           --   $     --    17,631,167   $    139   $    --      $    --     $     --
  Issuance of common stock.........           --         --     1,811,984      1,376        --           --           --
  Net loss.........................           --         --            --         --        --           --           --
                                     -----------   --------    ----------   --------   -------      -------     --------
Balance, December 31, 1998.........           --         --    19,443,151      1,515        --           --           --
  Issuance of common stock.........           --         --     4,003,230      8,441        --           --           --
  Issuance of Series A preferred
    stock..........................   12,392,258     25,014            --     (1,657)       --           --           --
  Issuance of options and stock to
    consultants and bankers........           --         --       144,009      4,212        --           --           --
  Issuance of options to employee
    at below fair value............           --         --            --        300        --           --           --
  Issuance of warrants in
    connection with development
    agreement......................           --         --            --         --     2,144       (2,144)          --
  Dividends on preferred stock.....           --         --            --       (150)       --           --           --
  Beneficial conversion of
    preferred stock................           --      9,409            --     (9,409)       --           --           --
  Amortization of deferred
    development costs..............           --         --            --         --        --           11           --
  Amortization of deferred
    compensation...................           --         --            --         --        --           --           --
  Net loss.........................           --         --            --         --        --           --           --
                                     -----------   --------    ----------   --------   -------      -------     --------
Balance, December 31, 1999.........   12,392,258     34,423    23,590,390      3,252     2,144       (2,133)          --
  Issuance of Series A preferred
    stock..........................    1,944,824     14,000            --         --        --           --           --
  Issuance of common stock for
    intangible assets and legal
    fees...........................           --         --        49,154        389        --           --           --
  Issuance of common stock, net of
    offering expenses..............           --         --     7,375,000     82,687        --           --           --
  Beneficial conversion of
    preferred stock................           --      4,400            --     (4,400)       --           --           --
  Conversion of preferred stock to
    common stock...................  (14,337,082)   (55,030)   14,337,082     55,030        --           --           --
  Issuance of warrants in
    connection with leasing
    agreements.....................           --         --            --         --     1,373           --           --
  Amortization of deferred
    marketing, development costs
    and compensation...............           --         --            --         --        --          821        2,388
  Issuance of warrants in
    connection with development and
    reseller agreements............           --         --            --         --     4,418       (3,764)        (654)
  Issuance of options and
    restricted stock to employees
    at below fair value............           --         --       600,000      8,951        --           --           --
  Issuance of warrants and stock in
    connection with marketing
    agreement......................           --      2,207            --         --    10,345           --      (12,552)
  Exercise of common stock
    options........................           --         --     1,371,959      1,618        --           --           --
  Dividends on preferred stock.....           --         --            --     (1,596)       --           --           --
Net loss...........................           --         --            --         --        --           --           --
                                     -----------   --------    ----------   --------   -------      -------     --------
Balance, December 31, 2000.........           --   $     --    47,323,585   $145,931   $18,280      $(5,076)    $(10,818)
                                     ===========   ========    ==========   ========   =======      =======     ========

                                                                      TOTAL
                                                                  SHAREHOLDERS'
                                       DEFERRED     ACCUMULATED      EQUITY
                                     COMPENSATION     DEFICIT       (DEFICIT)
                                     ------------   -----------   -------------
                                         (IN THOUSANDS, EXCEPT SHARE DATA)
Balance, January 1, 1998...........    $    --       $   (114)      $     25
  Issuance of common stock.........         --             --          1,376
  Net loss.........................         --         (2,339)        (2,339)
                                       -------       --------       --------
Balance, December 31, 1998.........         --         (2,453)          (938)
  Issuance of common stock.........         --             --          8,441
  Issuance of Series A preferred
    stock..........................         --             --         23,357
  Issuance of options and stock to
    consultants and bankers........       (890)            --          3,322
  Issuance of options to employee
    at below fair value............       (300)            --             --
  Issuance of warrants in
    connection with development
    agreement......................         --             --             --
  Dividends on preferred stock.....         --             --           (150)
  Beneficial conversion of
    preferred stock................         --             --             --
  Amortization of deferred
    development costs..............         --             --             11
  Amortization of deferred
    compensation...................        236             --            236
  Net loss.........................         --        (16,784)       (16,784)
                                       -------       --------       --------
Balance, December 31, 1999.........       (954)       (19,237)        17,495
  Issuance of Series A preferred
    stock..........................         --             --         14,000
  Issuance of common stock for
    intangible assets and legal
    fees...........................         --             --            389
  Issuance of common stock, net of
    offering expenses..............         --             --         82,687
  Beneficial conversion of
    preferred stock................         --             --             --
  Conversion of preferred stock to
    common stock...................         --             --             --
  Issuance of warrants in
    connection with leasing
    agreements.....................         --             --          1,373
  Amortization of deferred
    marketing, development costs
    and compensation...............      2,900             --          6,109
  Issuance of warrants in
    connection with development and
    reseller agreements............         --             --             --
  Issuance of options and
    restricted stock to employees
    at below fair value............     (8,951)            --             --
  Issuance of warrants and stock in
    connection with marketing
    agreement......................         --             --             --
  Exercise of common stock
    options........................         --             --          1,618
  Dividends on preferred stock.....         --             --         (1,596)
Net loss...........................         --        (66,956)       (66,956)
                                       -------       --------       --------
Balance, December 31, 2000.........    $(7,005)      $(86,193)      $ 55,119
                                       =======       ========       ========

 The accompanying notes are an integral part of these consolidated statements.

                                INTERLAND, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                1998        1999         2000
                                                              --------    ---------    ---------
                                                                        (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................  $(2,339)    $(16,784)    $(66,956)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
  Depreciation and amortization.............................      115          992        6,304
  Amortization of non-cash stock compensation expense.......       --        3,557        2,900
  Loss on disposal of property and equipment................       --          198           --
  Amortization of deferred development and marketing
     costs..................................................       --           11        3,209
  Changes in operating assets and liabilities:
  Accounts receivable.......................................       --         (655)        (336)
  Prepaid commissions.......................................      (36)        (789)        (650)
  Other current assets......................................       --         (730)      (2,238)
  Note receivable -- related parties........................      (50)        (431)         (51)
  Other assets..............................................       --         (225)        (664)
  Accounts payable and accrued liabilities..................    1,347        5,067       15,101
  Unearned revenue..........................................      933        7,542        5,988
                                                              -------     --------     --------
  Total adjustments.........................................    2,309       14,537       29,563
                                                              -------     --------     --------
     Net cash used in operating activities..................      (30)      (2,247)     (37,393)
                                                              -------     --------     --------
Cash flows from investing activities:
  Purchases of property and equipment.......................   (1,102)      (7,745)     (37,032)
  Deposit of restricted cash................................       --       (1,007)      (2,481)
  Purchase of long-term investment..........................       --           --         (250)
  Purchase of intangible asset..............................       --           --         (176)
                                                              -------     --------     --------
     Net cash used in investing activities..................   (1,102)      (8,752)     (39,939)
                                                              -------     --------     --------
Cash flows from financing activities:
  Net proceeds from issuance of common stock................    1,376        8,441       84,305
  Net proceeds from issuance of preferred stock.............       --       23,357       14,000
  Payment of preferred dividend.............................       --         (150)      (1,596)
  Borrowings on capital lease obligations...................      491        3,628       16,702
  Payments on capital lease obligations.....................      (56)        (473)      (4,275)
                                                              -------     --------     --------
     Net cash provided by financing activities..............    1,811       34,803      109,136
                                                              -------     --------     --------
Net increase in cash and cash equivalents...................      679       23,804       31,804
Cash and cash equivalents, beginning of year................       27          706       24,510
                                                              -------     --------     --------
Cash and cash equivalents, end of year......................  $   706     $ 24,510     $ 56,314
                                                              =======     ========     ========
Supplemental cash flow disclosure:
  Cash paid for interest....................................  $    20     $    178     $  1,438
                                                              =======     ========     ========
Non cash disclosure:
  Issuance of stock and options for consultant and employee
     compensation...........................................  $    --     $  4,512     $  8,951
                                                              =======     ========     ========
  Issuance of warrants and stock in connection with
     strategic agreements and leases lines..................  $    --     $     --     $ 18,343
                                                              =======     ========     ========

          The accompanying notes are an integral part of these consolidated statements.

                                INTERLAND, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS

NATURE OF BUSINESS

     Interland, Inc. (the "Company") commenced operations on September 18, 1997. The Company provides a broad range of Web site and application hosting and other related Web based business solutions specifically to meet the needs of small to medium-sized businesses. The Company focuses on delivering high-quality, reliable, and flexible services that are backed by customer support 24 hours a day, 7 days a week, and 365 days a year. The Company offers its solutions directly and through third-party dealers that resell the Company's Web hosting services.

HISTORY OF OPERATING LOSSES

     The Company has incurred net losses since it commenced operations. As of December 31, 2000, the Company had an accumulated deficit of $86.2 million. These losses have occurred because of the costs incurred by the Company to develop its products, build a customer support infrastructure, and expand its market share in an extremely competitive market. The Company's success depends on its ability to achieve profitability and on its ability to raise funds as needed. The Company plans to continue to increase its operating expenses in order to fund higher levels of market share, increase its sales and marketing efforts, broaden its customer support capabilities, and expand its administrative resources in anticipation of future growth. To the extent that increases in such expenses precede or are not offset by increased revenues, the Company's business, results of operations, and financial condition would be materially adversely affected.

     The Company must expand and adapt its network infrastructure to meet the increasing number of users and their increased demand for services. This expansion depends on financial, operational and management resources as well as telecommunications capacity and pricing and third party suppliers. Any failure of these could adversely affect our business.

     The Company is pursuing an internal growth strategy, and it is anticipated that the Company may require additional funding before beginning to generate positive cash flow. The Company believes that its current cash and cash equivalent balances will be sufficient to fund execution of its current business plan through 2001. However, the execution of the business plan may require additional capital to fund operating losses, working capital needs, sales and marketing expenses, lease payments and capital expenditures. In view of future expansion plans, the Company will consider financing alternatives, which may include the incurrence of debt, additional public or private equity offerings, or an equity investment by a strategic partner. Actual capital requirements may vary based upon the timing and success of the expansion of operations. Capital requirements may also change based upon technological and competitive developments. In addition, several factors may affect the Company's capital requirements:

     - demand for services or anticipated cash flow from operations being less than expected;

     - development plans or projections proving to be inaccurate;

     - engaging in strategic relationships or acquisitions; and

     - acceleration of, or otherwise altering, the schedule of the expansion plan.

     There can be no assurance that additional financing, if required, will be available on satisfactory terms, or at all. If the Company does not obtain additional financing, it intends to reduce the level of spending on capital and operating expenses in order to utilize existing cash balances to continue expanding the operations on a reduced scale.

                                INTERLAND, INC.

CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated financial statements include the accounts of Interland, Inc. and its wholly owned subsidiary incorporated in The Netherlands. This subsidiary was closed subsequent to year-end (see note 9). Significant intercompany accounts and transactions have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH, CASH EQUIVALENTS AND RESTRICTED CASH

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be the equivalent of cash for the purpose of balance sheet and statement of cash flows presentation. Cash equivalents, which consist primarily of money market accounts, are carried at cost, which approximates market value.

     At December 31, 1999 and 2000 the Company held several certificates of deposits, which have maturities ranging from 6 to 12 months. These investments are restricted to use by certain vendors for rent, credit card processing, lease payments and other items. These deposits have been classified as restricted cash in the accompanying consolidated balance sheets.

PREPAID COMMISSIONS

     The Company typically pays commissions to its sales representatives within four months after the sale is consummated; however, revenue for the service provided is deferred and recognized ratably over the customer service period. The Company defers commissions paid prior to the revenue being earned and amortizes those commissions over the same period for which revenue is recognized.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the various classes of property, which is three years for all software, computer and Internet equipment, including capital leases, and seven years for other furniture and equipment. Leasehold improvements are amortized over the lesser of the useful life of the asset or the term of the lease. Construction in progress represents primarily computer equipment and leasehold improvements to expand the Company's network and facilities that have not been placed in operation as of December 31, 2000. Total depreciation and amortization expense on property and equipment for the years ended December 31, 1998, 1999 and 2000 was $115,000, $992,000, and
$6,196,000, respectively.

     Expenditures for maintenance and repairs are charged to expense as incurred, and the costs of renewals and betterments are capitalized. Cost and the related accumulated depreciation of assets sold or retired are removed from the respective accounts. Any resulting gain or loss is reflected in the statements of operations.

     The Company leases certain Internet access and computer equipment under capital leases. Equipment recorded under capital leases is amortized using the straight-line method over the lease term. See Note 6 for further discussion.

                                INTERLAND, INC.

     The Company periodically reviews the cost basis of long-lived assets based on the undiscounted future cash flow to be generated by those assets to determine whether any permanent impairment exists. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

ACCRUED LIABILITIES

     Accrued liabilities include the following (in thousands):

                                                               DECEMBER 31,
                                                             ----------------
                                                              1999      2000
                                                             ------    ------
Accrued compensation and employee benefits.................  $  886    $3,382
Accrued construction in progress...........................   1,297     2,223
Other accrued liabilities..................................     845     4,187
                                                             ------    ------
                                                             $3,028    $9,792
                                                             ======    ======

     During 1999 the Company recorded accrued severance of approximately $330,000 related to the termination of an officer. Of the total accrual, $165,000 is included in accrued expenses in the accompanying balance sheet as of December 31, 2000, and is payable in November 2001.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The book values of cash and cash equivalents, accounts receivable, accounts payable, and other financial instruments approximate their fair values, principally because of the short-term maturities of these instruments.

INTANGIBLE ASSETS

     On May 15, 2000 the Company obtained the tradename and trademark "Interland" in the Netherlands and the domain name "Interland.nl". In exchange, the Company paid $150,000 and issued 32,400 shares of common stock with a value of $388,800. On August 18, 2000 the Company purchased the domain name "Interland.com.mx" for $25,000. Both of these intangible assets were recorded at cost and are being amortized on a straight-line method over a three-year period. Total amortization expense for the year ended December 31, 2000 was $108,000.

IMPAIRMENT OF LONG-LIVED ASSETS

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 131, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company reviews its long-lived assets for impairment when events or changes in circumstances indicate the carrying value of such assets may not be recoverable. This review consists of a comparison of the carrying value of the asset with the asset's expected future undiscounted cash flows without interest costs. In estimating the expected future cash flows, assets are grouped at the lowest level for which there is identifiable cash flows that are largely independent of the cash flows of other groups of assets. Estimates of expected future cash flows represent management's best estimate based on reasonable and supportable assumptions and projections. If the expected future cash flow exceeds the carrying value of the asset, no impairment indicator is considered present. If the carrying value exceeds the future cash flow, an impairment indicator is considered present. Such impairment would be measured and recognized using a discounted cash flow method.

                                INTERLAND, INC.

SOFTWARE DEVELOPMENT

     The Company adopted the American Institute of Certified Public Accountants Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," effective January 1, 1998. The Company capitalizes certain external costs related to software and implementation services in connection with its internal-use software systems.

     In 2000, the Company had several software development projects and capitalized approximately $633,000 in consulting fees related to a data center back-up system, other data center management tools, and a new general ledger system. In 1999 the Company did not have any significant software development projects but did capitalize approximately $400,000 related to finance and accounting software and call center software to be used internally. These costs primarily related to external direct costs of materials and services used in obtaining the internal-use software. The Company did not incur significant payroll and payroll-related costs for employees. Internal training costs and maintenance costs are expensed as incurred.

     The Emerging Issues Task Force ("EITF") has issued Issue No. 00-02 regarding Web site development costs. The Company has not incurred significant Web site development costs to date.

REVENUE RECOGNITION

     The Company realizes revenue from providing shared, dedicated and managed services hosting, application hosting and professional services. The Company's hosting contracts typically require up-front payment for service periods ranging from 1 to 24 months. The Company follows the guidance in Staff Accounting Bulletin ("SAB") No. 101 regarding revenue recognition. Therefore, fees received from the customer, including set-up fees for hosting services, are deferred and recognized ratably over the contract period. Substantially all of the shared hosting end-user subscribers pay for services with major credit cards for which the Company receives remittances from the credit card carriers. Dedicated and managed services subscribers enter into 12 or 24 month non-cancelable contracts that are paid on a month-to-month basis, one month in advance. Deferred revenues represent the liability for advance billing to customers for services not yet provided.

     Professional services revenue is recognized as the services are performed, provided that no significant obligations remain. The Company generally receives all payments for consulting services prior to the services being performed; therefore, collection is considered probable.

     The Company provides a 30-day money back guarantee to its customers and offers its customers a 99.9% service level warranty. The Company records an allowance for returns and an accrual for warranty claims on a monthly basis based on historical experiences. The Company has not experienced significant returns or warranty claims to date and does not have a significant returns or warranty claims reserve as of December 31, 1999 or 2000.

ADVERTISING COSTS

     The Company expenses the costs of advertising as incurred. Advertising expenses included in sales and marketing expense is $1,438,000, $5,473,000, and $29,874,000 for 1998, 1999 and 2000, respectively.

INCOME TAXES

     The Company uses the liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred tax assets or liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to be settled or realized.

                                INTERLAND, INC.

BASIC AND DILUTED NET LOSS PER SHARE

     The Company follows SFAS No. 128, "Earnings Per Share." That statement requires the disclosure of basic net income (loss) per share and diluted net income (loss) per share. Basic net income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period and does not include any other potentially dilutive securities. Diluted net income (loss) per share gives effect to all potentially dilutive securities. The Company's convertible preferred stock, restricted stock, stock options and stock warrants are potentially dilutive securities and are not included in historical diluted net loss per share in any periods presented as they would reduce the loss per share.

     Pursuant to Securities and Exchange Commission SAB No. 98, for periods prior to the Company's anticipated initial public offering, basic net loss per share is computed by using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the weighted average number of common stock outstanding during the period and nominal issuances of common stock and common stock equivalents, regardless of whether they are anti dilutive, as well as the potential dilution of common stock equivalents, if dilutive. The Company has not issued common stock or common stock equivalents for considerations that management considers nominal.

STOCK-BASED COMPENSATION PLAN

     The Company accounts for its stock option plan under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company adopted the disclosure option of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires that companies, which do not choose to account for stock-based compensation, as prescribed by the statement shall disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted.

OPTIONS AND STOCK ISSUED TO NON-EMPLOYEES

     Transactions for goods or services in which consideration provided by the Company is in the form of stock options or stock are treated in accordance with SFAS No. 123. SFAS No. 123 requires the Company to record the fair value of the equity instrument issued or the fair value of the services received, whichever is readily measurable. When the fair value of the goods or services received cannot be reliably measured, the fair value of the equity instrument issued is calculated using the Black-Scholes option-pricing model.

     During 2000, the Company issued 16,754 shares of common stock for legal services rendered in connection with the issuance of common stock. These shares were recorded at the fair value of the services received, which approximated the fair value of the common stock, and is reflected as a reduction of the proceeds from the issuance of common stock in the accompanying consolidated balance sheets.

COMPREHENSIVE INCOME (LOSS)

     Comprehensive income (loss) equals net loss for the periods presented.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998 the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 established accounting and reporting standards for derivative instruments and for hedging activities. SFAS is effective for fiscal years beginning after June 15, 2000. The Company does not believe the adoption of SFAS 133 (as amended by SFAS 138) will have a material effect on its results of operations or financial condition.

                                INTERLAND, INC.

3. RELATED-PARTY TRANSACTIONS

     During December 1998 and May 1999 the Company loaned two shareholder officers a total of $50,000 and $400,000, respectively. The notes are full recourse and are also secured by the common stock of the Company owned by the officers and bear interest at 10% per annum. Of the aggregate principal of $450,000, $250,000 is due on demand and $200,000 is due on January 25, 2001. The notes and accrued interest are reflected as notes receivable -- related parties in the accompanying consolidated balance sheets.

4. INCOME TAXES

     Deferred tax assets and liabilities as of December 31, 1999 and 2000 are determined based on the difference between the financial accounting and tax bases of assets and liabilities. Deferred tax assets and liabilities at the end of the year are determined using the enacted statutory tax rates expected to apply to taxable income in the years in which the deferred tax assets or liabilities are expected to be realized or settled.

     The Company has incurred net operating losses ("NOL") since commencing operations. As of December 31, 2000, the Company has total NOLs of approximately $77,000,000 available to offset its future income tax liability. The NOL carry forward begins expiring in 2012. A valuation allowance is provided when it is determined that some portion or all of the deferred tax assets may not be realized. Accordingly, since it currently is more likely than not that the net deferred tax assets resulting from the remaining NOLs and other deferred tax items will not be realized, a valuation allowance has been provided in the accompanying financial statements as of December 31, 1999 and 2000. The Company established the valuation allowance for the entire amount of the deferred tax assets attributable to the NOL carry forwards as well as for the net deferred tax assets created as a result of temporary differences between book and tax.

     If there is a change in ownership of greater than 50% of the outstanding shares of the Company's capital stock, the Company's ability to utilize its NOLs will be subject to limitations imposed by Internal Revenue Code Section 382. These limitations could significantly affect the Company's utilization of those NOLs. As of December 31, 2000, the Company had experienced no such change. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1999 and 2000 are as follows (in thousands):

                                                           1999        2000
                                                          -------    --------
Deferred tax assets:
  Net operating loss carry forwards.....................  $ 7,537    $ 29,393
  Deferred revenue......................................      283       2,222
  Other.................................................       75         145
                                                          -------    --------
                                                            7,895      31,760
                                                          -------    --------
Deferred tax liabilities:
  Depreciation..........................................       --        (776)
  Prepaid commissions...................................       --        (247)
                                                          -------    --------
                                                               --      (1,023)
                                                          -------    --------
Net deferred tax assets before valuation allowance......    7,895      30,737
Valuation allowance.....................................   (7,895)    (30,737)
                                                          -------    --------
Net deferred tax assets.................................  $    --    $     --
                                                          =======    ========

                                INTERLAND, INC.

5. SHAREHOLDERS' EQUITY

PREFERRED STOCK AND WARRANTS

     The Company is authorized to issue 25,000,000 shares of preferred stock, including 15,000,000 shares which are designated as Series A preferred stock, 2,100,000 shares which are designated as Series A-1 preferred stock and 2,000,000 shares which are designated as Series B preferred stock. The remaining preferred stock has not been designated by the Company.

     The Series A and Series A-1 preferred stock are convertible and rank junior to any other preferred stock that may be issued by the Company, but rank senior to common shareholders upon liquidation. The Series A preferred shareholders have the right to receive dividends equal to 9% of the stated value of the preferred stock. The dividends accrue on a semi-annual basis with the dividend period ending on the last day of May and November. Dividends are cumulative from the date the Series A preferred stock is issued and accrue whether or not declared by the Company. Dividends can be paid in cash, or in the form of Series B preferred stock or a combination of both at the option of the Company. The preferred stock is convertible at the then current conversion price, which is equal to the stated value on the date of issuance adjusted from time to time as a result of stock splits, recapitalizations or if the Company issues stock at prices below the stated value of the preferred stock.

     On December 2, 1999 and December 24, 1999 the Company issued 9,908,258 and 2,484,000 shares, respectively, of Series A convertible preferred stock for $2.02 per share for proceeds of $25,014,000. The convertible preferred stock was issued to third party investors. The conversion price of the outstanding shares as of December 31, 1999 was $2.02 per share. Prior to these transactions, the Company sold common stock at $2.78 per share to third party investors. As a result of the sale of the convertible preferred stock at conversion prices below the prices sold to common shareholders, the Company recorded a preferred stock dividend of $9,409,000 related to this beneficial conversion feature in accordance with EITF Issue 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." This dividend is reflected as an adjustment to arrive at net loss applicable to common shareholders in the accompanying consolidated statement of operations.

     On December 24, 1999 the Company issued warrants to purchase 546,480 shares of common stock at an exercise price of $5.37 per share to Microsoft Corporation ("Microsoft"). This warrant was issued in connection with entering into a five year Development, License, and Co-marketing Agreement (the "Agreement") with Microsoft that expires December 23, 2004. The warrant can be exercised by paying the cash exercise price or by surrendering common shares owned by Microsoft equal to the exercise price. The Agreement grants to Microsoft a non-exclusive perpetual license to proprietary installation tools for third-party hosted applications on Windows NT or Windows 2000. Microsoft has the sole right to terminate the Agreement if the Company fails to deliver the tools on a timely basis or if the Company fails to correct any errors in the tools on a timely basis, and Microsoft will provide technical consulting and writing services during the development of the tools. Additionally, in consideration of the obligations of Microsoft, the Company agreed to pay Microsoft 5% of the total gross revenues that the Company receives from third parties in consideration of its licensing and other exploitation of the tools for the five years following acceptance of the tools by Microsoft. During 2000, the Company made no payments to Microsoft under this arrangement. The Company recorded the value of the warrants, calculated using the Black-Scholes pricing model, of approximately $2,144,000 as deferred development costs and will amortize this amount to the cost of revenues over the five-year term of the Agreement. The Company recognized non-cash stock compensation expense related to these warrants of $11,000 and $428,800 for the years ended December 31, 1999 and 2000, respectively.

     In connection with a stock purchase agreement, on July 26, 2000, Microsoft invested an additional $7,500,000 in the Company in exchange for 625,000 shares of common stock. Microsoft also received an

                                INTERLAND, INC.

additional warrant to purchase 468,750 shares of common stock at an exercise price of $12.00 per share. The value of the warrants of approximately $3,764,000 was recorded as additional deferred development costs and will be amortized over the remaining term of the five-year Agreement. The Company recognized non-cash stock compensation expense related to these warrants of $392,000 for the year ended December 31, 2000.

     On January 28, 2000 the Company issued warrants to purchase up to 376,920 shares of common stock to Road Runner at an exercise price of $8.33 per share. These warrants were issued in connection with the entering into a Web hosting reseller agreement. This agreement requires the Company to provide hosting services at wholesale prices, to provide customers and technical support and to provide other services. Upon signing the Web hosting agreement, 108,000 of the warrants vested immediately. The remaining 268,920 vest based on the number of new customers provided through the Web hosting agreement; therefore, the total remaining warrants may never vest if the new customer targets are not met. In January 2000 the Company recorded expense of $654,000 related to the 108,000 warrants that vested upon the signing of the agreement. The Company will record additional expense in the future based on the number of warrants that vest based on performance targets as valued using the Black-Scholes pricing model at the time of vesting. As of December 31, 2000, no additional warrants have vested.

     On March 15, 2000 the Company entered into a stock purchase agreement with VeriSign. In connection with this financing transaction, the Company issued 744,825 shares of Series A preferred stock to VeriSign, at a purchase price of $5.37 per share for total proceeds of $4.0 million. The Company also issued a warrant to VeriSign to purchase 372,413 shares of common stock at an exercise price of $5.37 per share. The number of shares subject to the warrant may be adjusted to prevent dilution and each warrant will expire five years after its issuance. In addition, under the stock purchase agreement, on July 26, 2000, the Company issued 500,000 shares of common stock to VeriSign in exchange for an additional $6,000,000 in cash. In connection with the additional investment, the Company issued an additional warrant to purchase 375,000 shares of common stock at an exercise price of $12.00 per share. In conjunction with the initial investment, the Company entered into a 4-year premier program agreement with VeriSign. The Company recorded deferred expense of $2,444,000 for the value of the warrant issued on March 15, 2000, deferred expense of $2,207,000 for the difference between the purchase price of $5.37 per share and the fair value of the Company's common stock on that date of $8.33 per share and deferred expense of $3,011,000 for the values of the warrants issued on July 26, 2000. This deferred expense will be amortized over the remaining 4 year term of the premier program agreement entered into with VeriSign and the Company recognized non-cash cost of revenue of $1,233,000 for the year ended December 31, 2000.

     On May 8, 2000 the Company entered into a stock purchase agreement with Verizon Communications. In connection with this financing transaction, the Company issued 1,199,999 shares of Series A preferred stock to Verizon Communications at a purchase price of $8.33 per share. As a result of the sale of the convertible preferred stock at conversion prices below the fair market value of $12.00 for the common stock on the date of the issuance of the preferred stock, the Company recorded a preferred stock dividend of approximately $4,400,000 related to this beneficial conversion feature in accordance with EITF Issue 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." This dividend is reflected as an adjustment to arrive at net income applicable to common shareholders in the statement of operations for the year ended December 31, 2000. In addition, under the stock purchase agreement on July 28, 2000, the Company issued 1,250,000 shares of common stock to Verizon Communications ("Verizon") in exchange for an additional $15,000,000 in cash.

     Additionally, on May 8, 2000, the Company entered into a non-binding letter of intent with Verizon to enter into a business relationship. The non-binding letter of intent indicated that the parties would work to complete final versions of a marketing channel relationship agreement and a service provider agreement.

                                INTERLAND, INC.

On October 11, 2000 the parties executed final versions of these agreements. These agreements provide for Verizon to promote and co-brand the Company's products and services. The term of the agreements is three years and the Company will pay to Verizon 12.5% of any revenue received from customers with whom Verizon originates contact. The Company will record this amount as an offset to revenue in the statement of operations. In return for access to Verizon's customer base and for other consideration, on October 11, 2000 the Company issued to Verizon a warrant to purchase 3,132,000 shares of common stock at an exercise price of $18 per share. The warrant is exercisable for three years. The Company has measured the fair value of warrants issued to Verizon using the Black-Scholes pricing model as $4,885,000 and recorded this value of the warrants as deferred expense to be amortized over the 3 year term of the agreements starting in the fourth quarter of 2000. The Company recognized non-cash cost of revenue of $501,000 for the year ended December 31, 2000.

     The Company paid preferred stock dividends of $150,000 and $1,596,000 for the years ended December 31, 1999 and 2000, respectively.

     Simultaneous with the Company's initial public offering and pursuant to the contractual agreements with the preferred shareholders, all 14,337,082 shares of the Company's Series A preferred stock were converted into shares of common stock.

COMMON STOCK

     During 1999 the Company sold 4,003,230 shares of common stock for net proceeds of $8,441,000. The common stock was sold to third-party investors and consultants at prices ranging from $0.46 to $2.78 per share. Of the total shares sold, 453,600 shares were sold to consultants at prices less than fair market value. The Company recognized non-cash compensation expense of $516,000 for the year ended December 31, 1999, related to these sales of common stock. The compensation expense is included in general and administrative expense in the accompanying statements of operations. During the third quarter of 1999 the Company issued 144,009 shares of common stock valued at $400,000 for costs related to sale of the above mentioned common stock and paid cash expenses of $256,000. The payment for stock issuance costs is reflected as a reduction of the proceeds from the issuance of common stock in the accompanying balance sheets.

     The Company completed its initial public offering on July 25, 2000. The Company sold 5,000,000 shares of common stock to the public and received net proceeds of approximately $53.0 million. On June 14, 2000, the Company's board of directors approved a 1.08 for one stock split on the Company's common stock, which was affected, in the form of a stock dividend on July 24, 2000. All share and per share data in the accompanying consolidated financial statements have been adjusted to reflect the split.

STOCK OPTIONS

     During July 1999 the board of directors approved the Stock Incentive Plan (the "Plan"). As of December 31, 2000, 7,560,000 shares of common stock are reserved for the grant of qualified and nonqualified stock options and other incentive awards to employees of the Company. As of December 31, 2000, the Company has 933,090 options available for issuance under the Plan. The Plan provides for the grant of options to eligible employees and the board of directors determines the specific terms of each option grant, including vesting period and exercise price. The options generally vest over a three-year period, and 2,769,400 of the outstanding options and restricted stock grants fully vest upon a change of control, while the balance vest upon a change of control and loss of employment within six months of a change of control.

     On July 1, 1999 the Company issued options to purchase 108,000 shares of common stock to an employee at an exercise price of $0.01 per share. The fair market value on the date of grant was estimated

                                INTERLAND, INC.

to be $2.78 per share. The Company recorded deferred compensation of $300,000 related to this grant. The deferred compensation will be amortized over the vesting period of the options, which is three years from July 1, 1999. The Company amortized $51,000 and $100,000 for the years ended December 31, 1999 and 2000, respectively. The compensation expense is included in non-cash general and administrative compensation expense in the accompanying consolidated statements of operations.

     During 1999 the Company granted options to purchase 1,728,000 shares of common stock to consultants at exercise prices ranging from $0.01 to $2.78 per share. The Company recognized non-cash compensation expense of $3,695,000 related to the issuance to these options. The options were valued using the Black Scholes pricing model. The Company amortized $2,970,000 and $705,000 for the years ended December 31, 1999 and 2000, respectively in non-cash general and administrative compensation expense in the accompanying consolidated statements of operations.

     In 2000, the Company granted options under the Plan to purchase 3,505,796 shares of common stock to employees at exercise prices ranging from $2.56 to $8.88 per share, of which 2,486,996 vest ratably over a three-year period. Of the remaining balance, 793,800 options vest over a three-year period beginning July 25, 2000 and 225,000 vests monthly over a 2-year period. In addition, on December 22, 2000, the Company granted 600,000 restricted shares under the Plan. These shares vest 50% at 12 months and 50% at eighteen months from the grant date, and accelerate upon change of control. The Company recorded deferred compensation of $8,951,000 related to the grant of stock options and restricted stock at less than fair market value. The Company amortized $2,095,000 for the year ended December 31, 2000 in non-cash general and administrative compensation expense in the accompanying statements of operations.

     The following table summarizes the issuance of options (excluding 600,000 shares of restricted stock issued under the Plan):

                                                                                        WEIGHTED
                                                          NUMBER         RANGE OF        AVERAGE
                                                            OF           EXERCISE       PRICE PER
                                                          OPTIONS         PRICES          SHARE
                                                        -----------    -------------    ---------
Outstanding at December 31, 1998......................            0                       $0.00
  Granted.............................................    4,765,500    $0.01 - $5.37      $2.53
  Forfeited...........................................      (42,660)   $2.78 - $5.37      $3.18
                                                        -----------
Outstanding at December 31, 1999......................    4,722,840    $0.01 - $2.78      $2.50
                                                        ===========
Vested Options exercisable at December 31, 1999.......    1,728,000    $0.01 - $2.78      $1.56
                                                        ===========
Options Granted in 2000:
     Option Price equals Fair Market Value............      969,880    $2.56 - $8.88      $5.70
     Option Price less than Fair Market Value.........    2,535,916    $2.78 - $8.88      $6.65
  Options Exercised...................................   (1,371,959)   $0.01 - $2.78      $1.18
  Options Forfeited...................................     (905,726)   $2.78 - $8.88      $4.04
                                                        -----------
Options Outstanding as of December 31, 2000...........    5,950,951    $0.01 - $8.88      $4.86
                                                        ===========
Options Exercisable as of December 31, 2000...........    1,465,257    $2.78 - $8.33      $3.83
                                                        ===========
Weighted Average Fair Value...........................  $    6.0874
                                                        ===========
     Option Price equals Fair Market Value............  $    5.3369
                                                        ===========
     Option Price less than Fair Market Value.........  $    6.3393
                                                        ===========

                                INTERLAND, INC.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

     In accordance with SFAS No. 123 the Company has computed, for pro forma disclosure purposes, the estimated fair value of all options for shares of the Company's common stock granted to employees during the years ended December 31, 1999 and 2000 using the Black-Scholes option-pricing model and based on the following assumptions:

                                                                   1999       2000
                                                                -----------   ----
Risk-free interest rate.....................................    5.8% - 6.6%   6.2%
Expected dividend yield.....................................             0%     0%
Expected forfeiture rate....................................           5.0%   6.8%
Expected volatility.........................................            88%   116%

     No options were granted for the year ended December 31, 1998. The total fair value of the options granted to employees during the year ended December 31, 1999 and 2000 was computed as $5,660,131 and $18,750,626, which would be amortized over the vesting period of the options. If the Company had accounted for these options in accordance with SFAS No. 123, the Company's reported pro forma net loss attributable to common shareholders and net income (loss) per share attributable to common shareholders for the years ended December 31, 1999 and 2000 would have been as follows (in thousands, except per share data):

                                                                1999        2000
                                                              --------    --------
Net loss:
  As reported...............................................  $(16,784)   $(66,956)
  Loss applicable to common shareholders....................   (26,343)    (72,952)
  Loss applicable to common shareholders pro forma for
     SFAS No. 123...........................................   (26,829)    (82,654)
Net loss per share:
  Loss applicable to common shareholders as reported........     (1.23)      (2.14)
  Loss applicable to common shareholders pro forma for
     SFAS No. 123...........................................     (1.25)      (2.42)

     The following table summarizes the exercise price range, weighted average exercise price, and remaining contractual lives by year of grant for the number of options outstanding and exercisable as of December 31, 2000:

                          OPTIONS OUTSTANDING                                       OPTIONS EXERCISABLE
------------------------------------------------------------------------   -------------------------------------
  RANGE OF     OUTSTANDING AS OF    WEIGHTED-AVERAGE       WEIGHTED-       EXERCISABLE AS OF
 EXERCISABLE      DECEMBER 31,         REMAINING            AVERAGE           DECEMBER 31,      WEIGHTED-AVERAGE
   PRICES             2000          CONTRACTUAL LIFE   EXERCISABLE PRICE          2000           EXERCISE PRICE
 -----------   ------------------   ----------------   -----------------   ------------------   ----------------
$0.00 - $1.00         72,000              9.8                $0.01                     0             $0.00
$1.01 - $2.78      2,296,611              7.0                $2.78               978,671             $2.78
$2.79 - $5.37      2,123,780              9.0                $5.07               390,154             $5.36
$5.38 - $8.88      1,458,560              8.9                $8.08                96,432             $8.33
                   ---------              ---                -----             ---------             -----
                   5,950,951              8.4                $4.86             1,465,257             $3.83
                   =========                                                   =========

                                INTERLAND, INC.

6. COMMITMENTS AND CONTINGENCIES

LEASE OBLIGATIONS

     The Company leases certain buildings and equipment under capital and operating leases expiring at various dates through 2009. Some of the leases contain bargain purchase options. The following details operating and capital lease obligations as of December 31, 2000 (in thousands):

                                                                         OPERATING LEASES
                                                                         AND OTHER FUTURE
                                                       CAPITAL LEASES   MINIMUM COMMITMENTS
                                                       --------------   -------------------
2001.................................................     $ 8,276             $13,990
2002.................................................       7,471              12,512
2003.................................................       2,095              10,617
2004.................................................          57               5,608
2005 and thereafter..................................          --              32,558
                                                          -------             -------
          Total......................................     $17,899             $75,285
                                                          =======             =======

     The total amount of assets under capital lease as of December 31, 1999 and 2000 was $4,119,000 and $20,606,000, respectively, and the total obligation related to those capital leases was $3,591,000 and $15,737,000, respectively. Operating rent expense was $115,000, $820,000, and $6,144,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

EQUIPMENT COMMITMENTS

     As of December 31, 2000, the Company had commitments of approximately $2,300,000 in capital expenditures outstanding for expanded network and facilities. The expansion of the Company's network and facilities began in 1999 and will be completed during 2001. The assets were classified as construction in progress as of December 31, 1999 and 2000.

     On May 15, 2000, the Company executed a loan agreement in the amount of $3,000,000 to finance a portion of these capital expenditures. On October 3, 2000, this agreement was increased to $6,000,000. The loan is secured by the related assets, bears interest at 16.1% per year and has a three-year term.

     On June 30, 2000, the Company executed an amendment to a master lease and financing agreement with Compaq Financial Services Corporation, which provides a line of credit for the purchase and lease of equipment in the amount of $29,500,000. Additionally, on June 30, 2000 the Company executed a supplemental master lease and financing agreement with Hewlett-Packard Corporation, which increased the equipment financing line of credit by $12,000,000 to $20,000,000.

     In connection with these agreements, the Company issued warrants to purchase 190,653 shares of common stock at exercise prices ranging from $8.33 to $12.00 per share. The Company recorded prepaid interest of $1,373,000 related to the issuance of these options using the Black Scholes pricing model. Interest expense is incurred ratably over the life of the financing arrangements. The Company amortized $178,000 for the year ended December 31, 2000 in interest expense in the accompanying consolidated statements of operations.

     On December 14, 2000 the Company executed a master lease agreement with a diversified financial services company for up to $12,000,000 to finance expansion of the data center.

ADVERTISING COMMITMENTS

     In July 2000, the Company entered into an agreement with a strategic partner, which required both parties to spend $6.0 million in joint marketing over a three-year period ending November 2003. For the

                                INTERLAND, INC.

year ended December 31, 2000, the Company incurred $887,000 of marketing expenses under this agreement, which is reflected in sales and marketing expenses in the accompanying consolidated statement of operations.

7. EMPLOYEE BENEFIT PLANS

     On January 1, 2000 the Company adopted a 401(k) Plan, a defined contribution plan covering substantially all employees of the Company. Under the plan's deferred compensation arrangement, eligible employees who elect to participate in the plan may contribute between 1% and 15% of eligible compensation, as defined, to the plan. The Company, at its discretion, may elect to provide for either a matching contribution or a discretionary profit-sharing contribution or both. The Company did not elect to provide a discretionary match in 2000.

     In July 2000 the Company adopted an Employee Stock Purchase Plan under which qualified employees have the right to purchase common stock on a semi-annual basis through payroll deductions. The price to be paid for each share of common stock under the plan is 85% of the fair market value at the beginning or the end of each six-month period, whichever is lower. Total payroll deductions may not exceed 10% of the employee's annual compensation and may not exceed $25,000 per year. Under the plan, 540,000 shares of common stock have been reserved, and no shares were issued in 2000.

8. GEOGRAPHIC AREA INFORMATION

     The Company's business activities are represented by a single industry segment, web site and application hosting. For management purposes, the Company is segmented into two geographic areas: North America and Europe. The Company's net sales by geographic area are as follows:

                                                       UNITED STATES    EUROPE     TOTAL
                                                       -------------    ------    -------
1998.................................................     $ 1,387        $  0     $ 1,387
1999.................................................       9,121           0       9,121
2000.................................................      33,728         535      34,263

     At December 31, 2000 the Company's assets outside of the United States, consisting principally of cash, accounts receivable and office equipment, are approximately $2,728,000.

9. SUBSEQUENT EVENT

     On January 2, 2001 the Company decided to shut down its office in Amsterdam, The Netherlands. A Plan was put into place during January and a reserve for $2,300,000 was booked in January to cover the costs associated with the closure of the office. The Company has transferred all European customers to its U.S. facility and will service and support them from the U. S.

10. QUARTERLY INFORMATION (UNAUDITED)

                                             Q1        Q2        Q3         Q4         Q1         Q2         Q3         Q4
                                            1999      1999      1999       1999       2000       2000       2000       2000
                                           -------   -------   -------   --------   --------   --------   --------   --------
Revenues.................................  $ 1,009   $ 1,688   $ 2,582   $  3,842   $  6,268   $  8,157   $  9,430   $ 10,408
Cost of revenues.........................      766     1,317     1,953      3,018      6,289      7,942      8,159     11,104
                                           -------   -------   -------   --------   --------   --------   --------   --------
Gross margin.............................      243       371       629        824        (21)       215      1,271       (696)
                                           -------   -------   -------   --------   --------   --------   --------   --------
Net Loss.................................   (1,436)   (3,610)   (4,887)    (6,851)   (10,784)   (17,968)   (18,124)   (20,080)
                                           =======   =======   =======   ========   ========   ========   ========   ========
Net loss applicable to common
  shareholders...........................   (1,436)   (3,610)   (4,887)   (16,410)   (11,335)   (23,168)   (18,369)   (20,080)
                                           =======   =======   =======   ========   ========   ========   ========   ========
Basic and diluted net loss per common
  shareholders...........................  $ (0.07)  $ (0.17)  $ (0.23)  $  (0.70)  $  (0.48)  $  (0.93)  $  (0.45)  $  (0.43)
                                           =======   =======   =======   ========   ========   ========   ========   ========

                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

     We have audited in accordance with auditing standards generally accepted in the United States, the financial statements of Interland, Inc. and subsidiary included in this joint proxy statement/prospectus, and have issued our report thereon dated February 9, 2001. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. The schedule on the following page is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 9, 2001

                                    SCHEDULE

                                INTERLAND, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                 YEARS ENDED DECEMBER 31, 1998, 1999, AND 2000

                                            BALANCE    CHARGED
                                              AT       TO COSTS   CHARGED TO                 BALANCE
                                           BEGINNING     AND        OTHER                     AT END
             CLASSIFICATION                 OF YEAR    EXPENSES    ACCOUNTS    DEDUCTIONS    OF YEAR
             --------------                ---------   --------   ----------   -----------   --------
1998
  Allowance for doubtful accounts........   $    --    $     --   $       --   $        --   $     --
  Allowance for customer returns.........        --          --           --            --         --
1999
  Allowance for doubtful accounts........        --          --           --            --         --
  Allowance for customer returns.........        --          --       29,000            --     29,000
2000
  Allowance for doubtful accounts........        --     185,000           --            --    185,000
  Allowance for customer returns.........    29,000          --    1,302,000    (1,204,000)   127,000

                                INTERLAND, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              DECEMBER 31,     MARCH 31,
                                                                  2000           2001
                                                              ------------    -----------
                                                                              (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.................................    $ 56,314       $  33,065
  Restricted cash...........................................       3,488           3,888
  Accounts receivable.......................................         991           1,177
  Prepaid commissions.......................................       1,475           1,620
  Notes receivable-related party............................         532             545
  Other current assets......................................       4,061           3,999
                                                                --------       ---------
    Total current assets....................................      66,861          44,294
                                                                --------       ---------
Property and Equipment:
  Internet access and computer equipment....................      15,672          15,987
  Construction in progress..................................       4,492           7,146
  Other furniture and equipment.............................       6,644           6,157
  Office computer equipment.................................       2,165           2,165
  Purchased software........................................       7,830           8,741
  Leasehold improvements....................................       8,754           9,008
                                                                --------       ---------
                                                                  45,557          49,204
  Less accumulated depreciation and amortization............      (7,178)         (9,898)
                                                                --------       ---------
    Property and equipment, net.............................      38,379          39,306
                                                                --------       ---------
Other Long-Term Assets:
  Intangible asset, net.....................................         456             409
  Deposits and other long-term assets.......................       1,139             827
                                                                --------       ---------
    Total other long-term assets............................       1,595           1,236
                                                                --------       ---------
    Total assets............................................    $106,835       $  84,836
                                                                ========       =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................    $ 11,724       $   4,387
  Accrued expenses..........................................       9,792           9,676
  Capital lease obligations.................................       6,557           6,748
  Deferred revenue..........................................      12,952          13,835
                                                                --------       ---------
    Total current liabilities...............................      41,025          34,646
                                                                --------       ---------
Unearned revenue............................................       1,511           1,608
Capital lease obligations...................................       9,180           8,068
Commitments and Contingencies
Shareholders' Equity:
  Preferred stock, no par value, 25,000,000 shares
    authorized:
    Series A, $2.02 stated value, 15,000,000 shares
     authorized; no shares issued and outstanding...........          --              --
    Series B, 2,000,000 shares authorized, no shares issued
     and outstanding........................................          --              --
Common stock, no par value; 200,000,000 shares authorized,
  47,323,585 and 47,348,585 shares issued and outstanding as
  of December 31, 2000 and March 31, 2001...................     145,931         145,887
Warrants....................................................      18,280          18,280
Deferred product development costs..........................      (5,076)         (4,733)
Deferred marketing costs....................................     (10,818)         (9,932)
Deferred compensation.......................................      (7,005)         (5,919)
Accumulated deficit.........................................     (86,193)       (103,069)
                                                                --------       ---------
    Total shareholders' equity..............................      55,119          40,514
                                                                --------       ---------
    Total liabilities and shareholders' equity..............    $106,835       $  84,836
                                                                ========       =========

     See accompanying notes to Condensed Consolidated Financial Statements.

                                INTERLAND, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                  FOR THE THREE MONTHS
                                                                    ENDED MARCH 31,
                                                              ----------------------------
                                                                  2000            2001
                                                              ------------    ------------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                  AND PER SHARE DATA)
Revenues:
  Shared....................................................  $     4,403     $     6,636
  Dedicated and managed services............................          982           3,053
  Application hosting.......................................          512             380
  Professional services.....................................          371             797
                                                              -----------     -----------
                                                                    6,268          10,866
                                                              -----------     -----------
Operating expenses:
  Cost of revenues (including non-cash expense of $808 and
     $1,228 for the three-months ended March 31, 2000 and
     2001)..................................................        6,288          11,549
  Sales and marketing.......................................        5,580           4,833
  General and administrative (including non-cash stock
     compensation expense of $597 and $1,157 for the
     three-months ended March 31, 2000 and 2001)............        4,854           8,559
  Depreciation and amortization.............................          587           2,924
                                                              -----------     -----------
     Total operating expenses...............................       17,309          27,865
                                                              -----------     -----------
Operating loss..............................................      (11,041)        (16,999)
                                                              -----------     -----------
Other income (expense):
  Interest income...........................................          351             766
  Interest expense..........................................          (99)           (643)
                                                              -----------     -----------
     Total other income.....................................          252             123
                                                              -----------     -----------
Net loss....................................................      (10,789)        (16,876)
Preferred stock beneficial conversion and dividends.........         (551)              0
                                                              -----------     -----------
Net loss applicable to common shareholders..................  $   (11,340)    $   (16,876)
                                                              ===========     ===========
Basic and diluted net loss per common share.................  $     (0.47)    $     (0.36)
                                                              ===========     ===========
Shares used in computing net loss per share.................   23,936,326      46,723,585
                                                              ===========     ===========

     See accompanying notes to Condensed Consolidated Financial Statements.

                                INTERLAND, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              FOR THE THREE MONTHS
                                                                ENDED MARCH 31,
                                                              --------------------
                                                                2000        2001
                                                              --------    --------
                                                                 (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................  $(10,789)   $(16,876)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................       587       2,924
     Amortization of non-cash stock compensation expense....       597       1,157
     Amortization of deferred development and marketing
      costs.................................................       808       1,228
     Loss on disposal of property and equipment.............         0         376
     Changes in operating assets and liabilities:
       Accounts receivable..................................      (923)       (186)
       Prepaid commissions..................................      (348)       (145)
       Other current assets.................................    (3,798)        501
       Notes receivable--related parties....................       (12)        (13)
       Other assets.........................................       156         312
       Accounts payable and accrued liabilities.............     6,710      (7,454)
       Deferred revenue.....................................     4,952         980
                                                              --------    --------
          Total adjustments.................................     8,729        (320)
                                                              --------    --------
          Net cash used in operating activities.............    (2,060)    (17,196)
                                                              --------    --------
Cash flows from investing activities:
  Purchases of property and equipment.......................    (7,592)     (4,619)
  Deposit of restricted cash................................      (193)       (400)
                                                              --------    --------
          Net cash used in investing activities.............    (7,785)     (5,019)
                                                              --------    --------
Cash flows from financing activities:
  Net proceeds from issuance of common stock................       (42)       (112)
  Net proceeds from issuance of preferred stock.............     4,000           0
  Payment of preferred dividend.............................      (586)          0
  Borrowings on capital lease obligations...................     1,161         721
  Payments on capital lease obligations.....................      (259)     (1,643)
                                                              --------    --------
          Net cash (used in)/provided by financing
            activities......................................     4,274      (1,034)
                                                              --------    --------
Net decrease in cash and cash equivalents...................    (5,571)    (23,249)
Cash and cash equivalents, beginning of period..............    24,510      56,314
                                                              --------    --------
Cash and cash equivalents, end of period....................  $ 18,939    $ 33,065
                                                              ========    ========
Supplemental cash flow disclosure:
  Cash paid for interest....................................  $     99    $    521
                                                              ========    ========
Non cash disclosure:
  Issuance of stock and options for consultant and employee
     compensation...........................................     4,349           0
                                                              ========    ========
  Issuance of warrants to strategic partners................     4,651           0
                                                              ========    ========

     See accompanying notes to Condensed Consolidated Financial Statements.

                                INTERLAND, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. NATURE OF BUSINESS

     Interland, Inc. (the "Company") commenced operations on September 18, 1997. The Company provides a broad range of Web site and application hosting and other related Web based business solutions specifically to meet the needs of small- to medium-sized businesses. The Company focuses on delivering high-quality, reliable, and flexible services that are backed by customer support 24 hours a day, 7 days a week, and 365 days a year. The Company offers its solutions directly and through third-party dealers that resell the Company's Web hosting services.

HISTORY OF OPERATING LOSSES

     The Company has incurred net losses since it commenced operations. As of March 31, 2001, the Company had an accumulated deficit of $103 million. These losses have occurred because of the costs incurred by the Company to develop its products, build a customer support infrastructure, and expand its market share in an extremely competitive market. The Company's success depends on its ability to achieve profitability and on its ability to raise funds as needed. The Company plans to continue to increase its operating expenses in order to fund higher levels of market share, increase its sales and marketing efforts, broaden its customer support capabilities, and expand its administrative resources in anticipation of future growth. To the extent that increases in such expenses precede or are not offset by increased revenues, the Company's business, results of operations, and financial condition would be materially adversely affected.

     The Company must expand and adapt its network infrastructure to meet the increasing number of users and their increased demand for services. This expansion depends on financial, operational and management resources as well as telecommunications capacity and pricing and third party suppliers. Any failure of these could adversely affect its business.

     The Company is pursuing an internal growth strategy and it is anticipated that the Company may require additional funding before beginning to generate positive cash flow. The Company believes that its current cash and cash equivalent balances will be sufficient to fund execution of its current business plan through 2001. However, the execution of the business plan may require additional capital to fund operating losses, working capital needs, sales and marketing expenses, lease payments and capital expenditures. From time to time the Company may consider financing alternatives, which may include the incurrence of debt, additional public or private equity offerings, or an equity investment by a strategic partner. Actual capital requirements may vary based upon the timing and success of the expansion of operations. Capital requirements may also change based upon technological and competitive developments. In addition, several factors may affect the Company's capital requirements:

     - demand for services or anticipated cash flow from operations being less than expected;

     - development plans or projections proving to be inaccurate;

     - engaging in strategic relationships or acquisitions; and

     - acceleration of, or otherwise altering, the schedule of the expansion plan.

     There can be no assurance that additional financing, if required, will be available on satisfactory terms, or at all. If the Company does not obtain additional financing, it intends to reduce the level of spending on capital and operating expenses in order to utilize existing cash balances to continue expanding the operations on a reduced scale.

                                INTERLAND, INC.

                                  (UNAUDITED)

BUSINESS COMBINATION

     On March 23, 2001, Micron Electronics, Inc. ("Micron Electronics"), Interland, Inc. ("Interland"), and Imagine Acquisition Corporation, a wholly owned subsidiary of Micron Electronics ("Merger Sub") entered into an Agreement and Plan of Merger dated as of March 22, 2001 (the "Merger Agreement"). Subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Interland, with Interland to survive the Merger and become a wholly owned subsidiary of Micron Electronics (the "Merger"). Immediately subsequent to the Merger, Micron Electronics will change its name to "Interland." Each outstanding share of Interland's common stock will be exchanged for 0.861 (the "Exchange Ratio") shares of Micron Electronics' common stock and options and warrants to purchase Interland's common stock will be exchanged for options or warrants, respectively, to purchase shares of Micron Electronics' common stock according to the Exchange Ratio. The Merger is expected to be consummated during the third quarter of 2001.

     Pursuant to the Bridge Loan Agreement, if the Closing has not occurred prior to June 30, 2001, Micron Electronics has agreed to advance up to an aggregate principal amount of $10 million to Interland between June 30, 2001 and August 31, 2001, and if the Closing has not occurred prior to August 31, 2001, up to an aggregate principal amount of $20 million (including all amounts previously advanced under the Bridge Loan Agreement) between August 31, 2001 and the earlier to occur of (x) the Closing or (y) the termination of the Merger Agreement. Interest accrues on amounts advanced under the Bridge Loan Agreement at the rate of 10% per annum.

INTERIM UNAUDITED FINANCIAL INFORMATION AND PRINCIPLES OF CONSOLIDATION

     The accompanying unaudited financial information as of March 31, 2001 and for the three-month period ended March 31, 2001 and 2000 has been prepared in accordance with generally accepted accounting principles for interim financial information. All significant adjustments, consisting of only normal and recurring adjustments, which in the opinion of management are necessary for a fair presentation of the results for the three-month period ended March 31, 2001 and 2000, have been included. Operating results for the three-month period ended March 31, 2001 are not necessarily indicative of the results that may be expected for the full year.

     The accompanying consolidated financial statements include the accounts of Interland and its wholly owned subsidiary, Interland BV in The Netherlands. All intercompany balances and transactions have been eliminated in consolidation. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The accompanying unaudited condensed consolidated financial statements as of March 31, 2001 do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the audited financial statements and footnotes included in the Company's Annual Report on Form 10-K, for the fiscal year ended December 31, 2000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH, CASH EQUIVALENTS AND RESTRICTED CASH

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be the equivalent of cash for the purpose of balance sheet and statement of cash flows presentation. Cash equivalents, which consist primarily of money market accounts, are carried at cost, which approximates market value.

                                INTERLAND, INC.

                                  (UNAUDITED)

     At March 31, 2001 and December 31, 2000 the Company held several certificates of deposits, which have maturities, ranging from 6 to 12 months. These investments are restricted to use by certain vendors for rent, credit card processing, lease payments and other items. These deposits have been classified as restricted cash in the accompanying condensed consolidated balance sheets.

PREPAID COMMISSIONS

     The Company typically pays commissions to its sales representatives within four months after the sale is consummated; however, the revenue for the service provided is deferred and recognized ratably over the customer service period. The Company defers commissions paid prior to the revenue being earned and amortizes those commissions over the same period for which revenue is recognized.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the various classes of property, which is three years for all software, computer and Internet equipment, including capital leases, and seven years for other furniture and equipment. Leasehold improvements are amortized over the lesser of the useful life of the asset or the term of the lease. Construction in progress represents primarily computer equipment and leasehold improvements to expand the Company's network and facilities that have not been placed in operation as of March 31, 2001 or December 31, 2000.

     Expenditures for maintenance and repairs are charged to expense as incurred, and the costs of renewals and betterments are capitalized. Cost and the related accumulated depreciation of assets sold or retired are removed from the respective accounts. Any resulting gain or loss is reflected in the statements of operations. The Company leases certain Internet access and computer equipment under capital leases. Equipment recorded under capital leases is amortized using the straight-line method over the lease term.

REVENUE RECOGNITION

     The Company realizes revenue from providing shared, dedicated and managed services hosting, application hosting and professional services. The Company's hosting contracts typically require up-front payment for service periods ranging from 1 to 24 months. The Company follows the guidance in Staff Accounting Bulletin ("SAB") No. 101 regarding revenue recognition. Therefore, fees received from the customer, including set-up fees for hosting services, are deferred and recognized ratably over the contract period. Substantially all of the shared hosting end-user subscribers pay for services with major credit cards for which the Company receives remittances from the credit card carriers. Dedicated and managed services subscribers enter into 12 or 24 month non-cancelable contracts that are paid on a month-to-month basis, one month in advance. Deferred revenues represent the liability for advance billing to customers for services not yet provided.

     Professional services revenue is recognized as the services are performed, provided that no significant obligations remain. The Company generally receives all payments for professional services prior to the services being performed; therefore, collection is considered probable.

     The Company provides a 30-day money back guarantee to its customers and offers its customers a 99.9% service level warranty. The Company records an allowance for returns and an accrual for warranty claims on a monthly basis based on historical experiences. The Company has not experienced significant returns or warranty claims to date and does not have a significant returns or warranty claims reserve as of March 31, 2001 or December 31, 2000.

                                INTERLAND, INC.

                                  (UNAUDITED)

BASIC AND DILUTED NET LOSS PER SHARE

     The Company follows Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." That statement requires the disclosure of basic net income (loss) per share and diluted net income (loss) per share. As of March 31, 2001 and December 31, 2000, 625,000 and dilutive 600,000 shares, respectively, were excluded from the calculation of net income (loss) per share. Basic net income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period and does not include any other potentially dilutive securities. Diluted net income (loss) per share gives effect to all potentially dilutive securities. The Company's convertible preferred stock, restricted stock, stock options and stock warrants are potentially dilutive securities and are not included in historical diluted net loss per share in any periods presented as they would reduce the loss per share.

     Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, for all periods prior to the Company's initial public offering, basic net loss per share is computed by using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the weighted average number of common stock outstanding during the period and nominal issuances of common stock and common stock equivalents, regardless of whether they are antidilutive, as well as the potential dilution of common stock equivalents, if dilutive. The Company has not issued common stock or common stock equivalents for considerations that management considers nominal.

RECLASSIFICATIONS

     Certain prior period balances and amounts have been reclassified to conform to current period presentation.

3. RELATED-PARTY TRANSACTION

     On March 22, 2001 Interland guaranteed loan obligations of Ken Gavranovic, Chairman and Chief Executive Officer, to Bear Stearns to repay a $3.4 million loan. Mr. Gavranovic has entered into an agreement with Interland under which he has agreed to promptly repay Interland any amounts that Interland may pay under that guarantee. Micron Electronics will assume the rights and obligations of the guarantee at the effective time of the merger. This loan is secured by a lien on all the shares of Interland owed by Mr. Gavranovic, and salary, severance pay, or other amounts payable to Mr. Gavranovic may be offset against the loan.

4. SHAREHOLDER'S EQUITY

PREFERRED STOCK AND WARRANTS

     The Company is authorized to issue 25,000,000 shares of preferred stock, including 15,000,000 shares which are designated as Series A preferred stock, 2,100,000 shares which are designated as Series A-1 preferred stock and 2,000,000 shares which are designated as Series B preferred stock. The remaining preferred stock has not been designated by the Company.

     The Series A and Series A-1 preferred stock are convertible and rank junior to any other preferred stock that may be issued by the Company, but rank senior to common stockholders upon liquidation. The Series A preferred stockholders have the right to receive dividends equal to 9% of the stated value of the preferred stock. The dividends accrue on a semi-annual basis with the dividend period ending on the last day of May and November. Dividends are cumulative from the date the Series A preferred stock is issued and accrue whether or not declared by the Company. Dividends can be paid in cash, or in the form of Series B preferred stock or a combination of both at the option of the Company. The preferred stock is

                                INTERLAND, INC.

                                  (UNAUDITED)

convertible at the then current conversion price, which is equal to the stated value on the date of issuance adjusted from time to time as a result of stock splits, recapitalizations or if the Company issues stock at prices below the stated value of the preferred stock.

     On December 2, 1999 and December 24, 1999 the Company issued 9,908,258 and 2,484,000 shares, respectively, of Series A convertible preferred stock for $2.02 per share for proceeds of $25,014,000. The convertible preferred stock was issued to third party investors. The conversion price of the outstanding shares as of December 31, 1999 was $2.02 per share. Prior to these transactions, the Company sold common stock at $2.78 per share to third party investors. As a result of the sale of the convertible preferred stock at conversion prices below the prices sold to common shareholders, the Company recorded a preferred stock dividend of $9,409,000 related to this beneficial conversion feature in accordance with EITF Issue 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." This dividend is reflected as an adjustment to arrive at net loss applicable to common shareholders in the accompanying consolidated statement of operations.

     On December 24, 1999 the Company issued warrants to purchase 546,480 shares of common stock at an exercise price of $5.37 per share to Microsoft Corporation ("Microsoft"). This warrant was issued in connection with entering into a five year Development, License, and Co-marketing Agreement (the "Agreement") with Microsoft that expires December 23, 2004. The warrant can be exercised by paying the cash exercise price or by surrendering common shares owned by Microsoft equal to the exercise price. The Agreement grants to Microsoft a non-exclusive perpetual license to proprietary installation tools for third-party hosted applications on Windows NT or Windows 2000. Microsoft has the sole right to terminate the Agreement if the Company fails to deliver the tools on a timely basis or if the Company fails to correct any errors in the tools on a timely basis, and Microsoft will provide technical consulting and writing services during the development of the tools. Additionally, in consideration of the obligations of Microsoft, the Company agreed to pay Microsoft 5% of the total gross revenues that the Company receives from third parties in consideration of its licensing and other exploitation of the tools for the five years following acceptance of the tools by Microsoft. During the three-month periods ended March 31, 2001 and March 31, 2000, the Company made no payments to Microsoft under this arrangement. The Company recorded the value of the warrants, calculated using the Black-Scholes pricing model, of approximately $2,144,000 as deferred development costs and will amortize this amount to the cost of revenues over the five-year term of the Agreement. The Company recognized non-cash stock compensation expense related to these warrants of $107,000 and $107,000 for the three-month periods ended March 31, 2000 and 2001, respectively.

     In connection with a stock purchase agreement, on July 26, 2000, Microsoft invested an additional $7,500,000 in the Company in exchange for 625,000 shares of common stock. Microsoft also received an additional warrant to purchase 468,750 shares of common stock at an exercise price of $12.00 per share. The value of the warrants of approximately $3,764,000 was recorded as additional deferred development costs and will be amortized over the remaining term of the five-year Agreement. The Company recognized non-cash stock compensation expense related to these warrants of $235,000 for the three-month period ended March 31, 2001.

     On January 28, 2000 the Company issued warrants to purchase up to 376,920 shares of common stock to Road Runner at an exercise price of $8.33 per share. These warrants were issued in connection with the entering into a Web hosting reseller agreement. This agreement requires the Company to provide hosting services at wholesale prices, to provide customers and technical support and to provide other services. Upon signing the Web hosting agreement, 108,000 of the warrants vested immediately. The remaining 268,920 vest based on the number of new customers provided through the Web hosting agreement; therefore, the total remaining warrants may never vest if the new customer targets are not met.

                                INTERLAND, INC.

                                  (UNAUDITED)

In January 2000 the Company recorded expense of $654,000 related to the 108,000 warrants that vested upon the signing of the agreement. The Company will record additional expense in the future based on the number of warrants that vest based on performance targets as valued using the Black-Scholes pricing model at the time of vesting. As of March 31, 2001, no additional warrants have vested.

     On March 15, 2000 the Company entered into a stock purchase agreement with VeriSign. In connection with this financing transaction, the Company issued 744,825 shares of Series A preferred stock to VeriSign, at a purchase price of $5.37 per share for total proceeds of $4 million. The Company also issued a warrant to VeriSign to purchase 372,413 shares of common stock at an exercise price of $5.37 per share. The number of shares subject to the warrant may be adjusted to prevent dilution and each warrant will expire five years after its issuance. In addition, under the stock purchase agreement, on July 26, 2000, the Company issued 500,000 shares of common stock to VeriSign in exchange for an additional $6,000,000 in cash. In connection with the additional investment, the Company issued an additional warrant to purchase 375,000 shares of common stock at an exercise price of $12.00 per share. In conjunction with the initial investment, the Company entered into a 4-year premier program agreement with VeriSign. The Company recorded deferred expense of $2,444,000 for the value of the warrant issued on March 15, 2000, deferred expense of $2,207,000 for the difference between the purchase price of $5.37 per share and the fair value of the Company's common stock on that date of $8.33 per share and deferred expense of $3,011,000 for the values of the warrants issued on July 26, 2000. This deferred expense will be amortized over the remaining 4 year term of the premier program agreement entered into with VeriSign and the Company recognized non-cash cost of revenue of $48,000 and $479,000 for the three-month periods ended March 31, 2000 and 2001, respectively.

     On May 8, 2000 the Company entered into a stock purchase agreement with Verizon Communications ("Verizon"). In connection with this financing transaction, the Company issued 1,199,999 shares of Series A preferred stock to Verizon at a purchase price of $8.33 per share. As a result of the sale of the convertible preferred stock at conversion prices below the fair market value of $12.00 for the common stock on the date of the issuance of the preferred stock, the Company recorded a preferred stock dividend of approximately $4,400,000 related to this beneficial conversion feature in accordance with EITF Issue 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." In addition, under the stock purchase agreement on July 28, 2000, the Company issued 1,250,000 shares of common stock to Verizon in exchange for an additional $15,000,000 in cash.

     Additionally, on May 8, 2000, the Company entered into a non-binding letter of intent with Verizon to enter into a business relationship. The non-binding letter of intent indicated that the parties would work to complete final versions of a marketing channel relationship agreement and a service provider agreement. On October 11, 2000 the parties executed final versions of these agreements. These agreements provide for Verizon to promote and co-brand the Company's products and services. The term of the agreements is three years and the Company will pay to Verizon 12.5% of any revenue received from customers with whom Verizon originates contact. The Company will record this amount as an offset to revenue in the statement of operations. In return for access to Verizon's customer base and for other consideration, on October 11, 2000 the Company issued to Verizon a warrant to purchase 3,132,000 shares of common stock at an exercise price of $18 per share. The warrant is exercisable for three years. The Company has measured the fair value of warrants issued to Verizon using the Black-Scholes pricing model as $4,885,000 and recorded this value of the warrants as deferred expense to be amortized over the 3 year term of the agreements starting in the fourth quarter of 2000. The Company recognized non-cash cost of revenue of $407,000 for the three-month period ending March 31, 2001.

                                INTERLAND, INC.

                                  (UNAUDITED)

     Simultaneous with the Company's initial public offering and pursuant to the contractual agreements with the preferred stockholders, all 14,337,082 shares of the Company's Series A preferred stock were converted into shares of common stock.

COMMON STOCK

     The Company completed its initial public offering on July 25, 2000. The Company sold 5,000,000 shares of common stock to the public and received net proceeds of approximately $53 million. On June 14, 2000, the Company's board of directors approved a 1.08 for one stock split on the Company's common stock, which was affected, in the form of a stock dividend on July 24, 2000. All share and per share data in the accompanying consolidated financial statements have been adjusted to reflect the split.

STOCK OPTIONS

     During July 1999 the board of directors approved the Stock Incentive Plan (the "Plan"). As of December 31, 2000 and March 31, 2001, 7,560,000 shares of common stock are reserved for the grant of qualified and nonqualified stock options and other incentive awards to employees of the Company. As of March 31, 2001, the Company has 941,310 options available for issuance under the Plan. The Plan provides for the grant of options to eligible employees and the board of directors determines the specific terms of each option grant, including vesting period and exercise price. The options generally vest over a three-year period, and 2,679,400 of the outstanding options and restricted stock grants fully vest upon a change of control, while the balance vest upon a change of control and loss of employment within six months of a change of control.

     On July 1, 1999 the Company issued options to purchase 108,000 shares of common stock to an employee at an exercise price of $0.01 per share. The fair market value on the date of grant was estimated to be $2.78 per share. The Company recorded deferred compensation of $300,000 related to this grant. The deferred compensation will be amortized over the vesting period of the options, which is three years from July 1, 1999. The Company amortized $25,000 and $25,000 for the three-month periods ending March 31, 2000 and 2001, respectively. The compensation expense is included in non-cash general and administrative compensation expense in the accompanying consolidated statements of operations.

     During 1999 the Company granted options to purchase 1,728,000 shares of common stock to consultants at exercise prices ranging from $0.01 to $2.78 per share. The Company recognized non-cash compensation expense of $3,695,000 related to the issuance to these options. The options were valued using the Black Scholes pricing model. The Company amortized $223,000 and $0 for the three-month periods ending March 31, 2000 and 2001, respectively in non-cash general and administrative compensation expense in the accompanying consolidated statements of operations.

     In 2000 the Company granted options under the Plan to purchase 2,280,700 shares of common stock to employees at prices less than fair market value. In addition, on December 22, 2000 and January 8, 2001, the Company granted 600,000 and 25,000, respectively, restricted shares under the Plan. The Company recorded deferred compensation of $9,020,000 related to the grant of stock options and restricted stock at less than fair market value. The Company amortized $349,000 and $1,132,000 for the three-month periods ending March 31, 2000 and 2001 in non-cash general and administrative compensation expense in the accompanying statements of operations.

SHAREHOLDER RIGHTS PLAN

     On July 12, 2000 the Company's Board of Directors declared a dividend of one Right for each share of common stock held of record at the close of business on July 24, 2000. The Rights are generally not

                                INTERLAND, INC.

                                  (UNAUDITED)

exercisable until 10 days after an announcement by the Company that a person has acquired at least 15% of the Company's common stock. Each Right, should it become exercisable, will entitle the owner to buy 1/100 of a share of new Series B participating preferred stock at an exercise price of $100. The Rights, which do not have any voting rights, may be redeemed by the Company at a price of $.001 per Right at any time prior to a person's or group's acquisition of 15% or more of the Company's common stock.

     In the event the rights become exercisable as a result of the acquisition of at least 15% of the Company's common stock, each Right will entitle the owner, other than the acquiring person, to buy at the Rights' then current exercise price a number of shares of common stock with a market value equal to twice the exercise price. In addition, unless the acquiring person owns more than 50% of the outstanding shares of common stock, the Board of Directors may elect to exchange all outstanding Rights (other than those owned by such acquiring person or affiliates thereof) at an exchange ratio of one share of common stock per Right. The Rights expire on July 24, 2010 unless they are earlier exercised, redeemed, or exchanged. As a result of the adoption of the Shareholders' Rights Plan, 2,000,000 shares of authorized preferred stock have been reserved and designated as Series B Participating Cumulative Preferred Stock.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of March 22, 2001, among Micron Electronics, Inc., a Minnesota corporation ("PARENT"), Imagine Acquisition Corporation, a Delaware corporation and a wholly owned first-tier subsidiary of Parent ("MERGER SUB"), and Interland, Inc., a Georgia corporation ("COMPANY").

                                    RECITALS

     A. The respective Boards of Directors of Parent, Merger Sub and Company have approved this Agreement, and declared advisable the merger of Merger Sub with and into Company (the "MERGER") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW") and the applicable provisions of the Georgia Business Corporation Code ("GEORGIA LAW"). Upon the effectiveness of the Merger, all the outstanding Common Stock and Common Stock equivalents of Company will be converted into Common Stock and Common Stock equivalents of Parent, all in the manner and on the basis determined herein.

     B. For United States federal income tax purposes, the Merger is intended to qualify as a "reorganization" pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"). For accounting purposes, the Merger is intended to be accounted for as a "purchase" under United States generally accepted accounting principles ("GAAP").

     C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, Ken Gavranovic and certain other affiliates of Company, will enter into, pro rata with respect to that number of shares of Common Stock of Company as will in aggregate represent 38% of the outstanding shares of Company Common Stock as of the date of the Company shareholder meeting to approve the Merger, and Micron Technology, Inc., a Delaware corporation ("MTI"), the majority stockholder of Parent, will enter into, with respect to all of its shares of Common Stock of Company, a Voting Agreement in the form of Exhibit A (the "VOTING AGREEMENT").

     In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger; Effective Time. A Certificate of Merger containing only the information required by Section 251(d) of the Delaware Law (the "DELAWARE CERTIFICATE OF MERGER") will be filed with the Secretary of State of the State of Delaware as soon as practicable after the Closing (as defined in Section 1.2 below). Articles of Merger containing only the information required by Section 14-2-1105 of the Georgia Law (the "GEORGIA ARTICLES OF MERGER") will be filed with the Secretary of State of the State of Georgia as soon as practicable after the Closing (as defined in Section 1.2 below). The effective time of the Merger ("EFFECTIVE TIME") will occur upon the filing of both the Delaware Certificate of Merger with the Delaware Secretary of State and the Georgia Articles of Merger with the Georgia Secretary of State, or upon such other date as the parties hereto may mutually agree. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into Company in a statutory merger pursuant to this Agreement and in accordance with applicable provisions of Delaware Law and Georgia Law, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

     1.2 Closing. The closing of the Merger (the "CLOSING") shall take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California, at a time and date to be specified by the parties,

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

which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law and Georgia Law. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises of Company and Merger Sub, and shall be subject to all debts, liabilities and duties of Company and Merger Sub.

     1.4  Certificate of Incorporation; Bylaws; Parent Name Change; Offices.

     (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation.

     (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     (c) At the Effective Time, the Articles of Incorporation of Parent shall be amended to change the name of Parent to "Interland, Inc."

     (d) For a period of at least eighteen months after the Effective Time, the executive offices of the Parent shall be based in Atlanta, Georgia.

     1.5 Directors and Officers of Surviving Corporation; Directors of Parent. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Company immediately prior to the Effective Time, until their respective successors are duly appointed. Parent shall submit for shareholder approval at the Parent Shareholder Meeting:

          (a) a proposal to increase the size of Parent's Board of Directors from five to eight and to amend Parent's Bylaws (the "PARENT BYLAW AMENDMENT") to (i) provide that all directors shall hold office for a period of not less than two years after the Effective Time, (ii) permit the removal of directors only for cause during such two year period, and (iii) effective after the expiration of such initial two year term, change the term of all directors to an indefinite term and permit removal with or without cause, and (iv) authorize the Board of Directors to decrease the size of the Board of Directors; and

          (b) a proposal (the "PARENT APPOINTMENT CONFIRMATION") to elect three individuals to fill the newly created director positions, two of whom shall be selected by Company and one of whom shall be selected jointly by Parent and Company (collectively, such three nominees are the "NEW DIRECTORS").

     One of the New Directors designated by Company shall agree in writing as of Closing to resign in the event that the Company Parties to the Shareholder Agreement (as defined below) collectively sell or transfer (other than to family members or trusts for the benefit thereof) in excess of 20% of the aggregate amount of Parent stock they beneficially own immediately after the Effective Time or in the event that after the Effective Time Parent issues in one or more acquisitions in excess of an aggregate of 20% of the aggregate amount of shares of Parent Common Stock outstanding immediately following the Effective Time.

     1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

          (a) Conversion of Company Common Stock; Exchange Ratio; Adjustment.

          (i) Subject to Section 1.6(a)(ii) and Section 1.6(f), each share of common stock, no par value per share, of Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to

     Section 1.6(c), will be canceled and extinguished and automatically converted into the right to receive 0.861 (the "EXCHANGE RATIO") shares of common stock, par value $0.01 per share, of Parent ("PARENT COMMON STOCK") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7.

          (ii) In the event that Parent's cash and Cash Equivalents (as defined below) at Closing (after deducting the amount of the NAC Reserve (as defined below)) ("NET AVAILABLE CASH") are collectively less than an amount equal to (x) two hundred million dollars ($200,000,000.00) less (y) the Aggregate Bridge Loan Amount (as defined in Section 5.18) ("NET AVAILABLE CASH MINIMUM"), then the Exchange Ratio shall be adjusted as provided in
     Schedule 1.6(a)(ii).

          (iii) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 1.7(e).

          (iv) Unless otherwise stated all references in this Agreement to Company Common Stock shall be deemed to include the associated preferred share purchase rights ("RIGHTS") issued pursuant to the Preferred Share Rights Agreement dated as of July 12, 2000 (the "RIGHTS AGREEMENT") between the Company and SunTrust Bank as Rights Agent.

          (v) As used herein, the term "CASH EQUIVALENTS" shall mean all investments by Parent in cash legal tender of the United States and in any one or more of the following: (A) marketable obligations issued or guaranteed by the United States of America or by any agency of the United States of America, and maturing not later than 90 days from the date of acquisition thereof, (B) commercial paper that has the highest credit rating by Standard & Poor's Corporation or Moody's Investors Service, Inc., and that matures not later than 90 days from the date of acquisition thereof and (C) time deposits maturing not later than 90 days from the date of creation thereof with, including negotiable certificates of deposit and banker's acceptances issued by or drawn on, a United States commercial bank or trust company or a bank or trust company chartered or organized under the laws of Canada, which has capital and surplus of at least $500,000,000, including without limitation, any such deposits in Eurodollars issued by a foreign branch of any such bank or trust company; provided, however, that any of the foregoing that were acquired after the date of this Agreement by means of indebtedness shall, to the extent of any such indebtedness, be deemed for purposes of this Section 1.6 not to be cash or Cash Equivalents.

          (b) As used herein, the "NAC RESERVE" shall be equal to a reserve, determined as provided in this Section 1.6(b) in accordance with GAAP, equal to the aggregate of all Non-Hosting GAAP Liabilities (as defined in Section 1.12) as of the Closing Date, net of related estimated tax refunds associated with the PC Business or the SpecTek business or the sale or discontinuance thereof, an estimate of which NAC Reserve is set out on
     Schedule 1.6(b). By May 15, 2001, Parent shall prepare (and provide to Company and a disinterested "Big 5" accounting firm of Company's choosing ("COMPANY AUDITOR"), an initial comprehensive, detailed analysis and calculation of the NAC Reserve and of each Non-Hosting GAAP Liability included therein, as applicable under various potential alternative courses of action ("EXPENSE PLAN"). Thereafter, Parent's auditors, PricewaterhouseCoopers LLP ("PWC"), as a part of its review of Parent's balance sheet for the most recent month ending at least 25 days prior to the Closing Date ("BASE BALANCE SHEET"), and the Expense Plan, shall review the reserves for Non-Hosting GAAP Liabilities included in the Base Balance Sheet (the "AUDITOR APPROVED NAC RESERVES"). In the event the Parent believes that the Auditor Approved NAC Reserves, are, or will as of the Closing Date be, incomplete or inadequate to cover all Non-Hosting GAAP Liabilities as of the Closing Date, then Parent may increase the Auditor Approved NAC Reserves (such updated reserves, the "UPDATED NAC RESERVES"). The Auditor Approved NAC Reserves, or if applicable in lieu thereof the Updated NAC Reserves, are herein referred to as the "PARENT ESTIMATED NAC RESERVES". Company, and the Company Auditor, acting at Company's expense but with Parent's cooperation, will work cooperatively and concurrently with Parent and PWC throughout the process of the review of the Expense Plan and the Base Balance Sheet so as to be in a position to assess the adequacy of the Parent Estimated NAC Reserves within ten (10) days after the Parent Estimated NAC Reserves are available. In the event that Company reasonably determines, based on advice of the Company Auditor, that the Parent Estimated

     NAC Reserves are in aggregate at least $5,000,000 different than the aggregate of all Non-Hosting GAAP Liabilities as of the Closing Date, then Company may, within ten (10) days after Parent advises Company in writing of the Parent Estimated NAC Reserves and the method of calculation thereof ("PARENT NOTICE"), object, by written notice delivered to Parent ("OBJECTION NOTICE"), to the adequacy of the Parent Estimated NAC Reserves and provide Company's own estimate of an aggregate reserve amount sufficient to satisfy the aggregate of all Non-Hosting GAAP Liabilities as of the Closing Date ("COMPANY ESTIMATED NAC RESERVES"). Both the Parent Notice and the Objection Notice shall be sufficiently detailed to permit an independent auditor to evaluate and confirm the accuracy of the included estimate of NAC Reserves. After issuance and receipt of an Objection Notice, Parent and Company senior management shall for a period of ten (10) days discuss in good faith and attempt to reach resolution on whether the Parent Estimated NAC Reserves or the Company Estimated NAC Reserves more accurately reflects the aggregate of all Non-Hosting GAAP Liabilities as of the Closing Date, and in that context either party may retain its original reserves estimate or modify its estimate of reserves in writing (in either case, the "MODIFIED ESTIMATES"). If the parties are unable to reach agreement, the dispute shall be submitted to binding arbitration in Boise, Idaho, under the Expedited Commercial Arbitration Rules of the American Arbitration Association (or other mutually agreed procedures that can be resolved within the timeframes herein mentioned). A third, independent, mutually agreeable disinterested "Big 5" accounting firm (or a partner thereof if the firm cannot so serve) shall be selected as arbitrator and the parties shall deliver to such party each party's Modified Estimates along with all written arguments or documentation supporting the adoption of such party's Modified Estimates. The arbitrator's sole determination shall be as to the proper amount of the NAC Reserve in accordance with this Agreement. Within 45 days of the appointment of such arbitrator, under the rules of the American Arbitration Association and the law of the State of Delaware (exclusive of that body of law dealing with choice of law), the arbitrator shall adopt one of the Modified Estimates as his or her final binding decision and award (the "AWARD"). The parties will reasonably cooperate to enable the arbitrator to reach resolution within that time frame. Any judgment upon the Award rendered by the arbitrator within such 45 day period will be binding on the parties hereto and may be entered in any court having jurisdiction over the subject matter thereof. In the event an arbitration award is not issued within such 45 day period, Parent may in its sole discretion elect, by written notice to Company, to unilaterally advance from November 30, 2001 to September 30, 2001 the termination date provided for in Section 7.1(b) ("TERMINATION DATE ADJUSTMENT"). Company and its representatives shall have reasonable access to the information, documents and work papers of both Parent and PWC related to the determination and confirmation of the NAC Reserve, as well as the right to ask questions and receive answers of personnel of such entities involved with such determination and confirmation in a timely manner, and Parent shall have the same rights as Company to understand the basis for the Company Estimated NAC Reserves. The arbitrator shall be compensated for his or her services by the parties jointly at a rate to be determined by the parties or by the American Arbitration Association. Each party will bear its own costs and attorneys fees of any dispute under this Section. The arbitrator's decision under this Section shall include findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and shall deliver such documents to each party to this Agreement along with a signed copy of the arbitrator's Award. Nothing in this Section 1.6 shall be deemed to prevent either party from obtaining injunctive or declaratory relief.

          (c) Cancellation of Company-Owned and Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (d) Stock Options; Employee Stock Purchase Plan; Warrants. At the Effective Time, all options to purchase Company Common Stock then outstanding under Company's Stock Incentive Plan (the "COMPANY STOCK OPTION PLAN") shall be assumed by Parent in accordance with Section 5.9 of this Agreement. Rights outstanding under Company's Employee Stock Purchase Plan (the "COMPANY ESPP") shall be treated as set forth in Section 5.9 of this Agreement. At the Effective Time, all warrants to purchase Company capital stock then outstanding shall be assumed by Parent in accordance with Section 5.9 of this Agreement.

          (e) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (the "MERGER SUB COMMON STOCK"), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

          (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

     1.7  Exchange of Certificates.

     (a) Exchange Agent. Parent shall select an institution reasonably acceptable to Company to act as the exchange agent (the "Exchange Agent") in the Merger.

     (b) Exchange Fund. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock (such shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock.

     (c) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates ("Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d). No interest will be paid or accrued on any cash in lieu of fractional shares of Parent Common Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of

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

Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the holders of certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.7(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

     (e) Fractional Shares. (i) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent pursuant to Section 1.7(b), over (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 1.7(c) (such excess, the "EXCESS SHARES"). Following the Effective Time, the Exchange Agent, as agent for the holders of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the Nasdaq Stock Market in the manner set forth in paragraph (ii) of this Section 1.7(e).

     (ii) The sale of the excess shares by the Exchange Agent shall be executed on the Nasdaq Stock Market and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all commercially reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Company Common Stock. The Exchange Agent will determine the portion of such net proceeds to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Stock in accordance with the terms of Section 1.7(c).

     (iii) Notwithstanding the provisions of paragraphs (i) and (ii) of this
Section 1.7(e), Parent may decide, at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in such paragraphs, that Parent shall pay to the Exchange Agent an amount sufficient for the Exchange Agent to pay each holder of Company Common Stock the amount such holder would have received pursuant to
Section 1.7(e)(ii) assuming that the sales of Parent Common Stock were made at a price equal to the average of the closing prices of the Parent Common Stock on the Nasdaq Stock Market for the ten consecutive trading days immediately following the Effective Time and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this paragraph (iii). In such event, Excess Shares shall not be issued or otherwise transferred to the Exchange Agent pursuant to Sections 1.7(c) or (e).

     (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

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     (g) Lost, Stolen or Destroyed Certificates. In the event that any
Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     (h) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (i) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Section 1.7 shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 1.7(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 1.7(d), in each case, without any interest thereon.

     1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.7(d) and (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Restricted Stock. If any shares of Company Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares ("Company Restricted Stock") may be forfeited or repurchased by the Company upon any termination of the shareholders' employment, directorship or other relationship with the Company (and/or any affiliate of the Company) under the terms of any restricted stock purchase agreement or other agreement with the Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then the shares of Parent Common Stock issued upon the conversion of such shares of Company Common Stock in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. A listing of the holders of Company Restricted Stock, together with the number of shares and the vesting schedule of Company Restricted Stock held by each together with a list of any unvested shares subject to accelerated vesting by virtue of the Merger or termination following the Merger, is set forth in Part
1.9 of the Company Disclosure Letter. Nothing in this Section 1.9 shall be deemed to amend or modify any of the terms of any such restricted stock purchase agreement or other agreement, or to prevent any accelerated vesting by virtue of the Merger or termination following the Merger otherwise provided for in any such restricted stock purchase agreement or other agreement.

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     1.10  Tax Consequences. It is intended by the parties hereto that the
Merger shall constitute a "reorganization" within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

     1.12  Payments of Excess Cash or Net Proceeds by Parent.

     For purposes of this Section 1.12, the following terms shall have the following meanings:

     "AUDITED CLOSING BALANCE SHEET" means the audited consolidated balance sheet of Parent as of the Effective Time, prepared on a basis reasonably consistent with Parent's most recent audited quarterly consolidated balance sheet contained in the Parent SEC Reports, which has been reviewed and approved by Parent's auditors.

     "AUDITED CLOSING BALANCE SHEET NON-HOSTING GAAP LIABILITIES" shall mean an amount equal to all Non-Hosting GAAP Liabilities shown on the Audited Closing Balance Sheet (whether included in reserves for discontinued operations or other items on the face of the Closing Balance Sheet).

     "DISPOSITION" shall mean a sale, transfer or other disposition, liquidation or winding up, in one or a series of transactions of all or substantially all of Parent's PC Business or all or substantially all of the assets used in the PC Business.

     "ESCROW" shall mean that certain escrow established pursuant to Section 1.12(a) pursuant to which any Excess Cash or Net Proceeds will be retained until the Escrow Release Date to ensure Parent's ability to make any Escrow Payments.

     "ESCROW LIABILITIES" shall mean any Audited Closing Balance Sheet Non-Hosting GAAP Liabilities or any Post-Closing Non-Hosting GAAP Liabilities.

     "ESCROW PAYMENT" shall mean any payment from Escrow to pay for any Escrow Liabilities.

     "ESCROW RELEASE DATE" shall mean the date that is six months after the Closing Date.

     "EXCESS CASH" shall mean an amount equal to the sum of (A) the amount of Parent's cash and Cash Equivalents reflected on the Audited Closing Balance Sheet, less (i) the amount of any Audited Closing Balance Sheet Non-Hosting GAAP Liabilities (other than those which have reduced Net Proceeds), less (ii) two hundred million dollars ($200,000,000.00); and (B) the amount of any decrease in the reserves for Audited Closing Balance Sheet Non-Hosting GAAP Liabilities (but not including any decreases in the amount of the reserves solely resulting from payments for the Escrow Liabilities that are the subject of such reserves) reflected in Parent audited financial statements for periods after the Closing Date, which financial statements have been audited by PWC; in any event, Excess Cash will not include any Net Proceeds distributed hereunder, unless Parent elects to include such amount in Excess Cash and exclude the same from Net Proceeds.

     "GAAP LIABILITIES" shall mean expenses, claims or liabilities (including probable material loss contingencies), if and to the extent that GAAP would require same to be included in items on the face of a balance sheet prepared in accordance with GAAP, based on the level of materiality and probability required for such a liability to be so included.

     "NET PROCEEDS" with respect to any Disposition, means (i) cash (freely convertible into U.S. dollars) indefeasibly paid to Parent or any Subsidiary of Parent from such Disposition, and (ii) stock, promissory notes, other securities or other non cash consideration (including pursuant to any contingent value right or

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earn out provision) indefeasibly paid to Parent or any Subsidiary from such
Disposition upon the final liquidation or conversion of such securities into cash (net of any taxes or other costs with respect to such conversion), after
(a) provision for all taxes, fees, levies, assessments or other charges by any Governmental Authority in connection with the Disposition and any taxes relating to the income measured by or resulting from such Disposition, (b) payment of all brokerage commissions, finders fees and other out-of-pocket fees and expenses associated with such Disposition, (c) payment of any indebtedness required to be incurred by Parent or any Subsidiary in connection with such Disposition, (d) deduction of appropriate amounts to be provided by Parent as a reserve or credit against the purchase price, in accordance with GAAP, relating to any indemnity liabilities assumed by Parent in connection with the Disposition (which reserve will expire when such indemnity liability expires per its terms); and (e) deduction of any portion of the aggregate amount of the Audited Closing Balance Sheet Non-Hosting GAAP Liabilities that is not assumed by the acquiring entity or an affiliate thereof in any Disposition (other than those which have already reduced Excess Cash). In the event that consideration to be received by Parent in connection with such Disposition is subject to escrow, forfeiture or otherwise affected by some contingency, Parent shall not be deemed to have received such escrowed, defeasible or contingent portion of such consideration until such escrow, forfeiture risk or contingency shall have expired or lapsed. If any Net Proceeds are other than cash, then the value of such assets shall be their fair market value as determined by the Board of Directors in good faith, except that the value of any securities received shall be valued as follows:

          (x) The method of valuation of securities not subject to restrictions on free marketability shall be as follows:

             (i) unless otherwise specified in a definitive agreement for the acquisition of the PC Business, if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) calendar day period ending three (3) trading days prior to the distribution; and

             (ii) if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the PC Business, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the Payment; and

             (iii) if there is no active public market as described in clauses
        (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of Parent.

          (y) The method of valuation of securities subject to restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of Parent.

     "NON-HOSTING GAAP LIABILITIES" shall mean GAAP Liabilities of Parent that are related to (or, in the case of items allocated to the Parent's current web hosting business as conducted by the Parent's HostPro division ("HOSTPRO BUSINESS") and to business units other than the HostPro Business, allocable (and then only to the extent allocable) to) any of the following: (i) the ongoing operations of the PC Business or the SpecTek business; (ii) the sale, transfer or other disposition of the PC Business or the SpecTek business (including any indemnity obligations associated with any agreement relating to any sale of the PC Business or the SpecTek business, and including any net amounts due MTI in connection with the sale and termination of the SpecTek business); (iii) any wind down and cessation of operations of the PC Business or the SpecTek business (including any GAAP Liabilities included in any reserve for discontinued operations relating to the PC Business or SpecTek); or (iv) any other GAAP Liabilities of Parent to the extent not related to or allocable to the HostPro Business.

     "PARENT CLOSING DATE SHAREHOLDERS" shall mean those beneficial holders of shares of Parent Common Stock immediately prior to the Effective Time reflected on the Transfer Agent List.

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     "PARENT TRANSFER AGENT" means Wells Fargo Bank, N.A.

     "PAYMENT" shall mean any of: (i) a payment of Excess Cash made following the Escrow Release Date to the Payment Agent for the benefit of the Parent Closing Date Shareholders (to be paid by the Payment Agent to such Parent Closing Date Shareholders in accordance with their Pro Rata Share) pursuant to
Section 1.12(b) below; or (ii) in the event Net Proceeds are realized, a payment of Net Proceeds made following the Escrow Release Date to the Payment Agent for the benefit of the Parent Closing Date Shareholders (to be paid by the Payment Agent to such Parent Closing Date Shareholders in accordance with their Pro Rata Share) made to Parent Closing Date Shareholders pursuant to Section 1.12(c) below.

     "PAYMENT AGENT" means Wells Fargo Bank, N.A.

     "PC BUSINESS" shall mean Parent's business of developing, manufacturing, marketing, selling, distributing, installing, servicing, supporting, maintaining, repairing or otherwise commercially exploiting all or any aspect of any or all of its personal computer products or of any intangible assets or Intellectual Property Rights related to such personal computer products or the business of selling same.

     "POST-CLOSING NON-HOSTING GAAP LIABILITIES" shall mean any Non-Hosting GAAP Liabilities arising after the Closing Date.

     "PRO RATA SHARE" shall mean with respect to each Parent Closing Date Shareholder, the quotient obtained by dividing (i) the number of shares of Parent Common Stock held by a Parent Closing Date Shareholder immediately prior to the Effective Time, as reflected on the Transfer Agent List, by (ii) the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time, as reflected on the Transfer Agent List.

     "SPECTEK" shall mean Parent's business of developing, manufacturing, marketing, selling, distributing, installing, servicing, supporting, maintaining, repairing or otherwise commercially exploiting all or any aspect of any or all of its memory products or of any intangible assets or Intellectual Property Rights related to such memory products or the business of selling same.

     "TRANSFER AGENT LIST" means the list of Parent Closing Date Shareholders as certified by the Parent Transfer Agent.

     (a) Escrow.

     (i) Within forty-five (45) days after the Effective Time (the "INITIAL PAYMENT DATE"), Parent shall prepare the Closing Balance Sheet and determine the amount of Excess Cash.

         Parent shall provide to MTI, and any independent auditors retained by MTI, reasonable access during Parent's business hours to those books and records in the possession of Parent and any personnel which relate to the preparation of the Net Distributable Amount and to the workpapers of Parent and its independent auditors for the purposes of resolving any disputes concerning the Net Distributable Amount.

     (ii) Any Excess Cash available, and any Net Proceeds realized, prior to the Escrow Release Date (together with interest thereon, the "ESCROW FUNDS") shall be deposited by Parent in a segregated, interest bearing account in the Company's name ("ESCROW ACCOUNT"). Prior to the Escrow Release Date, Parent shall use Escrow Funds to satisfy any Escrow Liabilities arising prior to the Escrow Release Date. On the Escrow Release Date, an amount equal to the Escrow Funds, less the amount of any Escrow Liabilities remaining outstanding on that date ("NET DISTRIBUTABLE AMOUNT"), which amount shall be approved by a committee of directors of Parent who were not directors or officers of Parent immediately prior to the Effective Time (the "SPECIAL COMMITTEE"), shall be distributed as a Payment to the Payment Agent for the benefit of the Parent Closing Date Shareholders. Prior to such Payment, Parent shall provide MTI (or such other persons as MTI designates to represent the interests of the Parent Closing Date Shareholders) (the "SHAREHOLDER REPRESENTATIVE") the calculation of the proposed Payment as calculated under the preceding sentence. Parent shall provide to MTI, and any independent auditors retained by MTI, reasonable access during Parent's business hours to those books and records in the possession of Parent and any personnel which relate to the preparation of the Net Distributable Amount and to the workpapers of Parent and its independent auditors for the

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purposes of resolving any disputes concerning the Net Distributable Amount.
Absent objection within ten (10) business days to such Payment, such Payment shall be made in the Distributable Amount and such Payment shall conclusively be deemed to have been made, and such Net Distributable Amount shall conclusively be deemed to have been calculated, in accordance with this Agreement. If the Shareholder Representative objects to the calculation of the Net Distributable Amount, the Shareholder Representative shall provide to the Parent a notice of such objection that sets forth in reasonable detail the specific errors or omissions in the calculation of the Net Distributable Amount ("OBJECTION NOTICE"); provided, however, that the amount of the Audited Closing Balance Sheet Non-Hosting GAAP Liabilities may not be a subject of such Objection Notice, as such number will already have been subject to audit in connection with the audit by PWC of the Closing Balance Sheet; provided, further that the proper calculation of any Post-Closing Non-Hosting GAAP Liabilities arising prior to the Escrow Release Date may be a proper subject of an Objection Notice. Following receipt of any Objection Notice, the Shareholder Representative and the Special Committee shall discuss in good faith the applicable objections set forth therein for a period of sixty (60) days thereafter and shall, during such period, attempt to resolve the matter or matters in dispute by mutual written agreement. If the Shareholder Representative and the Special Committee reach such an agreement, such agreement shall be confirmed in writing and thereafter the Net Distributable Amount, as adjusted based on such agreement, shall be distributed to the Payment Agent for the benefit of the Parent Closing Date Shareholders, which payment shall thereafter be conclusively deemed to have been distributed in accordance with this Agreement. If the Shareholder Representative and the Special Committee are unable to reach a mutual agreement as stated above during the sixty (60) day period referred to therein, then PWC (or if PWC declines to so serve, another "Big 5" auditing firm) (the "ACCOUNTING EXPERT"), acting as an expert and not as an arbitrator, shall resolve those matters still in dispute with respect to the calculation of the Net Distributable Amount. The Accounting Expert's resolution of the matters in dispute, including any adjustments to the Net Distributable Amount made by the Accounting Expert, shall be final and binding on Parent, the Shareholder Representative and the Parent Closing Date Shareholders and the Net Distributable Amount (as adjusted by such Accounting Expert) shall be distributed to the Payment Agent for the benefit of the Parent Closing Date Shareholders. The Accounting Expert shall make a determination as soon as practicable and in any event within sixty (60) days (or such other time as the Shareholder Representatives and the Special Committee shall agree in writing) after its engagement. Notwithstanding anything set forth in this section, the scope of any dispute to be resolved by the Accounting Expert, acting pursuant hereto shall be limited to correcting errors in the calculation of the Net Distributable Amount, including confirming the proper computation of Excess Cash or Net Proceeds, including that all reserves for Escrow Liabilities have been properly reduced, confirming that all Audited Closing Balance Sheet Non-Hosting GAAP Liabilities have been properly reduced, confirming that all Audited Closing Balance Sheet Non-Hosting GAAP Liabilities have been paid, discharged or satisfied in full (or deducted in determining the Net Distributable Amount), and confirming that all Post-Closing Non-Hosting GAAP Liabilities arising prior the Escrow Release Date have been paid, discharged or satisfied as of that date and, except for the foregoing matters, the Accounting Expert shall not and is not to make any further determination. Parent, the Special Committee and the Shareholder Representative shall fully cooperate with each other and with the Accounting Expert to resolve any dispute. Notwithstanding any other provision of this Agreement, including without limitation any provision stating that remedies shall be cumulative and not exclusive, this section provides the sole and exclusive method for resolving any and all disputes of each and every nature whatever that may arise with respect to the calculation of the Net Distributable Amount or the related Payment. As between the parties, Parent (acting for Parent, the Shareholder Representative, and Parent Closing Date Shareholders) and Company (acting for the Company, and all Company shareholders) hereby irrevocably waive, relinquish and surrender on their own behalf and on behalf of their respective affiliates and representatives all rights to, and agree that they will not attempt, and shall cause their affiliates and representatives not to attempt, to, resolve any such dispute or disputes in any manner other than as set forth in this section, including without limitation through litigation. All fees and expenses of Company and Parent relating to the matters described in this section, including the calculation of the Net Distributable Amount, shall be borne by Parent (and shall not constitute an Escrow Liability for purposes of calculating the Net Distributable Amount), and all fees and expenses of any former Company shareholder, Parent Closing Date Shareholder, or the Shareholder Representative relating to the matters described in this section shall be borne by the party incurring such fees. Notwithstanding the
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foregoing, in the event any dispute is submitted to the Accounting Expert for resolution as provided in this section hereof, the fees and expenses of the Accounting Expert shall be borne by Parent and shall not constitute an Escrow Liability for purposes of calculating the Net Distributable Amount.

     (b) Distributions of Excess Cash. Within forty-five (45) days from the end of each of Parent's fiscal quarters ending subsequent to the Escrow Release Date until the third anniversary of Closing (at which time this Section 1.12(b) shall expire), Parent shall make a Payment of Excess Cash to the Payment Agent for the benefit of the Parent Closing Date Shareholders, in an aggregate amount equal to any Excess Cash remaining after payment of all Escrow Liabilities arising prior to the Escrow Release Date; provided that such Payment will be made pursuant to
Section 302A.551 of the Minnesota Business Corporation Act ("MINN. BUS. CORP. ACT") with a record date as of immediately prior to the Effective Time and no such Payment shall be made if and to the extent that it would violate Section 551 of the Minn. Bus. Corp. Act; provided, that any such Payment that is otherwise available to be made shall first be reduced by an amount by which any previous Escrow Funds to be distributed would have been reduced but were not so reduced because the Escrow Funds were not large enough to cover all of such reduction (i.e., the amount by which Escrow Liabilities exceeded Escrow Funds otherwise available for distribution). Parent may in its sole discretion, elect not to make any Payment of Excess Cash until the aggregate amount of Excess Cash would result in a Payment of Excess Cash of at least ten million dollars ($10,000,000.00), but once such threshold is exceeded all Excess Cash including such threshold amount shall be distributed.

     (c) Distributions of Net Proceeds. Parent shall, as promptly as practical after the later of the Escrow Release Date and the receipt of Net Proceeds but in no event after the third anniversary of Closing, at which time this Section 1.12(c) shall expire, make a Payment of such Net Proceeds to the Payment Agent for the benefit of the Parent Closing Date Shareholders, in an amount equal to
(i) the aggregate Net Proceeds received by Parent through the date of such Payment, less (ii) the aggregate amount of all Payments of Net Proceeds made to date; provided that such Payment will be made pursuant to Section 302A.551 of the Minn. Bus. Corp. Act with a record date as of immediately prior to the Effective Time and no such Payment shall be made if and to the extent that it would violate Section 551 of the Minn. Bus. Corp. Act. Parent may in its sole discretion, elect not to make any Payment of Net Proceeds until the aggregate amount of Net Proceeds received by it would result in a Payment of Net Proceeds in an aggregate amount equal to at least ten million dollars ($10,000,000.00), but once such threshold is exceeded all Excess Cash including such threshold amount shall be distributed.

     (d) Intended Third Party Beneficiaries; Unattached to Stock;
Forfeiture. Parent Closing Date Shareholders shall be deemed to be intended third party beneficiaries of this Section 1.12. For the avoidance of doubt, Payments made hereunder shall be made to the Parent Closing Date Shareholders notwithstanding any transfer of Parent shares held thereby subsequent to the Effective Time. In the event that at the time of any payment under this Section 1.12, the Parent Closing Date Shareholder cannot be located at such holder's last known address in the Transfer Agent's records, or at any other address obtained after 30 days commercially reasonable efforts by Parent, or if a Parent Closing Date Shareholder's identity cannot be determined despite the Transfer Agent's reasonable search, the Parent Closing Date Shareholders may look only to Parent to recover any Payment to be made under this Section 1.12 and shall only be general creditors of Parent, and shall have no right to recover interest. None of Parent, Company or the Payment Agent shall be liable to any person in respect of any portion of a Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If a Parent Closing Date Shareholder cannot be located prior to one year after the Effective Time (or immediately prior to such earlier date on which such portion of a Payment would otherwise escheat to or become the property of any Governmental Entity), any such portion of a Payment shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

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                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     As of the date of this Agreement and as of the Closing Date, except as disclosed in (i) Company's Registration Statement on Form S-1 filed on March 15, 2000 and declared effective on July 24, 2000 and any Company SEC Reports (as defined below) filed subsequent to such Registration Statement on Form S-1, and
(ii) the disclosure letter delivered by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company (the "COMPANY DISCLOSURE LETTER") (each Part of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such
Part is disclosed in such a way as to make its relevance to such other representation, warranty or covenant readily apparent), Company represents and warrants to Parent and Merger Sub as follows:

     2.1  Organization; Subsidiaries.

     (a) Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3) on Company.

     (b) Other than as set forth in Part 2.1 of the Company Disclosure Letter, neither Company nor any of its subsidiaries owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, other than the entities identified in Part
2.1 of the Company Disclosure Letter, except for passive investments in equity interests of public companies as part of the cash management program of Company. Neither Company nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither Company, nor any of its subsidiaries, has, at any time, been a general partner of any general partnership, limited partnership or other entity. Part 2.1 of the Company Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Company's direct or indirect equity interest therein.

     (c) Company has delivered or made available to Parent a true and correct copy of the Articles of Incorporation and Bylaws of Company and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "COMPANY CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither Company nor any of its subsidiaries is in violation of any of the provisions of the Company Charter Documents. Company has delivered or made available to Parent all proposed or considered amendments to the Company Charter Documents.

     2.2  Company Capitalization.

     (a) The authorized capital stock of Company consists solely of 200,000,000 shares of Company Common Stock, of which there were 47,348,585 shares issued and outstanding as of the close of business on March 15, 2001; 25,000,000 shares of preferred stock, no par value, of which 15,000,000 are designated as Series A Preferred Stock, none of which were shares issued and outstanding as of the close of business on March 15, 2001; and 2,100,000 are designated as Series A-1 Preferred Stock none of which were issued and outstanding as of the close of business on March 15, 2001. All outstanding shares of Company capital stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Company or any agreement or document to which Company or any of its shareholders is a party or by which Company or any of its shareholders is bound. As of the date of this Agreement, there are no shares of Company Common Stock held in treasury by the Company. From and after the Effective Time, the shares of Parent Common Stock issued in exchange for any
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shares of Company Restricted Stock will, without any further act of Parent, the
Company or any other person, become subject to the restrictions, conditions and other provisions of such Company Restricted Stock, and Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under such Company Restricted Stock.

     (b) As of the close of business on March 9, 2001, (i) 6,730,233 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company Stock Option Plan ("COMPANY OPTIONS") for a weighted average aggregate exercise price of $4.28, (ii) 540,000 shares of Company Common Stock are reserved for future issuance under the Company ESPP, and (iii) 5,537,216 shares of Company Common Stock are subject to issuance pursuant to outstanding warrants to purchase Company Common Stock ("COMPANY WARRANTS") for a weighted average exercise price of $14.0076. Part 2.2(b)(1) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this
Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted or assumed; (v) the date on which such Company Option expires; (vi) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration; and (vii) whether such Company Option remains exercisable at any time after the 90th day after termination of service. Company has made available to Parent an accurate and complete copy of the Company Stock Option Plan and the form of all stock option agreements evidencing Company Options. There are no options outstanding to purchase shares of Company Common Stock other than pursuant to the Company Stock Option Plan. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth on
Part 2.2(b) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the merger. Except as set forth on Part 2.2(b) of the Company Disclosure Letter, no Company Option has had its vesting, exercise or exercise price provisions amended or modified since December 31, 2000 and no Company Option has been issued in replacement of another Company Option. Part 2.2(b)(2) of the Company Disclosure Letter sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (i) the name of the warrantholder;
(ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the exercise price of such Company Warrant; (iv) the date on which such Company Warrant was granted or assumed; (v) the date on which such Company Warrant expires and (vi) whether the exercisability of such warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Company has made available to Parent an accurate and complete copy of each warrant purchase agreement evidencing Company Warrants. There are no warrants outstanding to purchase shares of Company Common Stock, and there are no commitments to issue additional warrants, other than the warrants listed in Part 2.2(b)(2) of the Company Disclosure Letter. The minimum and (and assuming all exercisability criteria are satisfied) maximum number of shares of Company Common Stock issuable to Service Company LLC (Roadrunner) under warrants granted or issued pursuant to the Web Hosting Reseller Agreement between Company and Roadrunner dated January 28, 2000, are disclosed in Part 2.2(b)(2) of the Company Disclosure Letter, and Roadrunner has no other rights to obtain additional warrants or exercise warrants for additional shares of Company capital stock. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

     (c) Except as set forth on Part 2.2(c) of the Company Disclosure Letter, all outstanding shares of Company capital stock, all outstanding Company Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable federal and state securities laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted,
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promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.4).

     2.3  Obligations With Respect to Capital Stock. Except as set forth in Part
2.3 of the Company Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Company owns all of the securities of its subsidiaries identified on Part 2.1 of the Company Disclosure Letter, free and clear of all claims and Encumbrances, and there are no other equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. For purposes of this Agreement, "ENCUMBRANCES" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). Except as set forth in Part 2.2 or Part 2.3 of the Company Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement or as set forth on Part 2.3 of the Company Disclosure Letter, there are no registration rights with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Shareholders of Company will not be entitled to dissenters' or appraisal rights under applicable state law in connection with the Merger.

     2.4  Authority; Non-Contravention.

     (a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company's shareholders (the "COMPANY SHAREHOLDER APPROVALS") and the filing of the Delaware Certificate of Merger pursuant to Delaware Law and the filing of the Georgia Articles of Merger pursuant to Georgia Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is sufficient for Company's shareholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of Company is required in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

     (b) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Company Charter Documents, (ii) subject to obtaining the Company Shareholder Approvals and compliance with the requirements set forth in Section 2.4(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company's rights or alter the rights
                                       A-15
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or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective assets are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, impairments, or rights that, individually or in the aggregate, would not have a Material Adverse Effect on Company. Part 2.4(b) of the Company Disclosure Letter lists all consents, waivers and approvals under any of Company's or any of its subsidiaries' agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, individually or in the aggregate, if not obtained, would result in a material loss of benefits to Company, Parent or the Surviving Corporation as a result of the Merger.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY") or other person, is required to be obtained or made by Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the Georgia Articles of Merger with the Secretary of State of the State of Georgia and other appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of the Registration Statement (as defined in Section 2.17) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the effectiveness of the Registration Statement, and a Schedule 13D with regard to the Company Voting Agreement and the Parent Voting Agreement in accordance with the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations that if not obtained or made would not be material to the Company, Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     2.5  SEC Filings; Company Financial Statements.

     (a) Company has filed all forms, reports and documents required to be filed by Company with the SEC since the effective date of the registration statement of Company's initial public offering and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of
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Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Company contained in Company SEC Reports as of December 31, 2000 is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither Company nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

     (c) Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments that previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

     2.6 Absence of Certain Changes or Events. Except as set forth on Part 2.6 of the Company Disclosure Letter, since the date of the Company Balance Sheet there has not been: (i) any Material Adverse Effect with respect to Company,
(ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases that are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any material increase in compensation or fringe benefits to any of their officers or employees, or any payment by Company or any of its subsidiaries of any bonus to any of their officers or employees, or any granting by Company or any of its subsidiaries of any material increase in severance or termination pay, other than in the ordinary course, consistent with past practice, or any entry by Company or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (vi) any material revaluation by Company of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business, or (vii) any material change in the pricing of the fees Company charges for the Company Services (as defined in Section 2.9(k) below).

     2.7  Taxes.

     (a) Except as set forth on Part 2.7(a) of the Company Disclosure Letter, Company and each of its subsidiaries have timely filed, or applied for the extension of the applicable filing deadline, all material federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by or on behalf of Company and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

     (b) Company and each of its subsidiaries have withheld all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, except such Taxes that are not material to Company.

     (c) Other than as set forth in Part 2.7(c) of the Company Disclosure Letter, neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or

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any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

     (d) Except as set forth on Part 2.7(d) of the Company Disclosure Letter, no audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination that is reasonably likely to result in any adjustment that is material to Company.

     (e) No adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof that is reasonably likely to be material to Company.

     (f) Neither Company nor any of its subsidiaries has any liability for unpaid Taxes that has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, that is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

     (g) There is no agreement, plan or arrangement to which Company or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

     (h) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company.

     (i) Neither Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

     (j) Except as may be required as a result of the Merger, Company and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

     (k) None of Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

     (l) Company has not been distributed in a transaction qualifying under
Section 355 of the Code within the last two years, nor has Company distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years. (m) Company is not aware of any fact, circumstance, plan or intention on the part of Company that would be reasonably likely to prevent the Merger from qualifying as a "reorganization" pursuant to the provisions of
Section 368 of the Code.

     For the purposes of this Agreement, "TAX" or "TAXES" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

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     2.8  Title to Properties.

     (a) Company owns no real property interests. Part 2.8(a) of the Company Disclosure Letter list all real property leases to which Company is a party and each amendment thereto that is in effect as of the date of this Agreement that provide for annual payments in excess of $250,000. All such current leases are in full force and effect, are valid and effective in all material respects in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event that with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against Company or a termination of such leases.

     (b) Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances except as set forth in Part 2.8(b) of the Company Disclosure Letter, except as reflected in the Company Financials and except for liens for Taxes not yet due and payable and such Encumbrances that are not material in character, amount or extent.

     2.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

          "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, URLs, rights to domain names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

          "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company or one of its subsidiaries.

          "COMPANY LICENSED INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is licensed to Company on a non-exclusive basis and that is used in the conduct of its business as currently conducted.

          "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Company or one of its subsidiaries.

          "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) registered domain names; and
     (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

          (a) No material Company Intellectual Property, or, except as set forth in Part 2.9(a) of the Company Disclosure Letter, no material product or service of Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation that restricts in any manner the use, transfer, or licensing thereof by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

          (b) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in
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     connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark, domain name or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property, except, in each case, as would not materially adversely affect such item of Company Registered Intellectual Property. Except as set forth in Part 2.9(b) of the Company Disclosure Letter, Company has applied for patent and copyright protection with respect to each material software program of the Company, such registrations, applications or issued patents are listed by number in
     Part 2.9(b) of the Company Disclosure Letter, and copies of such registrations, applications and issued patents have been provided to Parent's counsel. Company has not disclosed the source code of any material software program of the Company to any person except (i) employees of the Company bound under written invention assignment and non-disclosure agreements and (ii) such other persons bound under written non-disclosure agreements, the form(s) of which have been delivered to Parent's counsel. Except as set forth in Part 2.9(b) of the Company Disclosure Letter, Company retains ownership of all Intellectual Property rights in and to all material software programs (including without limitation any derivative works thereof), products and services of the Company, and no third party has any rights (anywhere in the world) in or to any trade name, URL, domain name, logo, common law trademark or service mark, trademark or service mark registration or application therefore used by the Company anywhere in the world.

          (c) Company or one of its subsidiaries owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted) to, each material item of Company Intellectual Property and Company Licensed Intellectual Property free and clear of any Encumbrance (excluding licenses and related restrictions).

          (d) Neither Company nor any of its subsidiaries have transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party.

          (e) Part 2.9(e) of the Company Disclosure Letter lists all material contracts, licenses, agreements to which Company is a party (other than service agreements with customers of the Company that are in the standard form thereof as same has been in effect from time to time, a copy of the current form of which has been provided to Parent): (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than agreements entered into in the ordinary course consistent with past practice); (ii) that are material service agreements with customers and that are not in the standard form thereof provided to Parent (including without limitation any service agreement providing for "99.999%" service levels); (iii) all contracts, licenses and agreements to which Company is a party pursuant to which a third party has licensed or transferred any material Intellectual Property to Company; and (iv) that require Company to insure co-located hardware; (except for any contract, license and agreement that, if terminated, would not have a Material Adverse Effect on Company). There are no material contracts, licenses and agreements to which Company is a party with respect to the software, hardware, network and technology infrastructure used in Company's business as currently conducted that, if terminated, would have a Material Adverse Effect on Company.

          (f) Except as set forth on Part 2.9(f) of the Company Disclosure Letter, to Company's knowledge, the operation of the business of Company as such business currently is conducted, including Company's design, development, marketing and sale of the products or services of Company (including with respect to products currently under development) has not and does not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction, which, individually or in the aggregate, would result in a material liability.

          (g) Company has not received notice from any third party that the operation of the business of Company or any act, product or service of Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, which allegation, if true, would have a Material Adverse Effect on Company.

          (h) Except as set forth in Part 2.9(h) of the Company Disclosure Letter, to the knowledge of Company, no person has or is infringing or misappropriating any material Company Intellectual Property,
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     which infringement or misappropriation, individually or in the aggregate, would have a Material Adverse Effect on Company.

          (i) Company and its subsidiaries have taken reasonable steps to protect Company's and its subsidiaries' rights in Company's and such subsidiaries' confidential information and trade secrets, except where the failure to do so would not have a Material Adverse Effect on Company. All employees, contractors and consultants of Company and any other third parties who have been involved in the development of Company's software, products or services have executed invention assignment and confidentiality agreements in the form delivered to Parent's counsel, and all employees and consultants of Company and other third parties who have access to confidential information or trade secrets related to the Company's business, including without limitation source code of any software program of the Company, have executed appropriate nondisclosure agreements in the form delivered to Parent's counsel.

          (j) None of the Company Intellectual Property or product or service of Company contains any defect in connection with processing data containing dates in leap years or in the year 2000 or any preceding or following years, which defects, individually or in the aggregate, would have a Material Adverse Effect on Company.

          (k) All material contracts, licenses and agreements relating to: the products or service offerings or capabilities of Company and its subsidiaries, including material products or service offerings or capabilities currently under development (collectively the "COMPANY SERVICES"); to material Company Intellectual Property; or to material Company Licensed Intellectual Property (collectively, the "KEY AGREEMENTS"), are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Company and each of its subsidiaries are in material compliance with, and have not materially breached any term of any of the Key Agreements, licenses and agreements and, to the knowledge of Company and its subsidiaries, all other parties to the Key Agreements are in compliance in all material respects with, and have not materially breached any term of, the Key Agreements.

          (l) Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under the Key Agreements to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Company would otherwise be required to pay.

     2.10  Compliance with Laws.

     (a) Neither Company nor any of its subsidiaries is in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Company. Except as set forth in Part 2.10(a) of the Company Disclosure Letter, no investigation or review by any Governmental Entity is pending or, to the Company's knowledge, has been threatened in a writing delivered to Company against Company or any of its subsidiaries, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Company or any of its subsidiaries. To the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon Company or any of its subsidiaries that has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Company or any of its subsidiaries, or any acquisition of material property by Company or any of its subsidiaries.

     (b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to or required for the operation of the business of Company as

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currently conducted (collectively, the "COMPANY PERMITS"), and are in compliance with the terms of the Company Permits, except where the failure to hold such Company Permits, or be in such compliance, would not, individually or in the aggregate, have a Material Adverse Effect on Company.

     2.11 Litigation. Except as set forth on Part 2.11 of the Company Disclosure Letter, there are no claims, suits, actions or proceedings pending or, to the knowledge of Company, threatened against, relating to or affecting Company or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Company or on the Surviving Corporation following the Merger or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to Company the legal right of Company to conduct its business as currently conducted. As of the date hereof, to the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of the Company to seek indemnification from the Company under the Company Charter Documents or any indemnification agreement between Company and such person.

     2.12  Employee Benefit Plans.

     (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) "AFFILIATE" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

          (ii) "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "EMPLOYEE BENEFIT PLAN," within the meaning of Section 3(3) of ERISA that is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee;

          (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

          (iv) "DOL" shall mean the Department of Labor;

          (v) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of Company or any Affiliate;

          (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation or similar agreement or contract between Company or any Affiliate, and any Employee or consultant;

          (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

          (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

          (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan that has been adopted or maintained by Company, whether informally or formally, for the benefit of Employees outside the United States;

          (x) "IRS" shall mean the Internal Revenue Service;

          (xi) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) that is a "multiemployer plan," as defined in Section 3(37) of ERISA;

          (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

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          (xiii) "PENSION PLAN" shall mean each Company Employee Plan that is an
     "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

     (b) Schedule. Part 2.12 of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Employee Agreement.

     (c) Documents. Company has made available to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vii) all material written agreements relating to each Company Employee Plan; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material liability to Company; (ix) all COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

     (d) Employee Plan Compliance. Except, in each case, as would not, individually or in the aggregate, result in a material liability to the Company,
(i) Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and, to the knowledge of the Company, no event has occurred giving rise to a material likelihood that such Plan would not be treated as qualified by the IRS, and that such Plan satisfied the requirements of the Tax Reform Act of 1986 and the GUST amendments; (iii), to the knowledge of the Company, no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from the Company or any Affiliate with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the

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Company Balance Sheet, and no further contributions will be due or will have accrued thereunder as of the Closing Date.

     (e) Pension Plans. Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, that would result in material liability to Company.

     (f) Multiemployer Plans. At no time has Company contributed to or been requested to contribute to any Multiemployer Plan, that would result in material liability to Company.

     (g) No Post-Employment Obligations. Except as set forth on Part 2.12(g) of the Company Disclosure Letter, no Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

     (h) COBRA; FMLA. Neither Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

     (i) Effect of Transaction. Except as expressly contemplated by this Agreement or as set forth on Part 2.12(i) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. Except as set forth on Part 2.12(i) of the Company Disclosure Letter, no payment or benefit that will or may be made by Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

     (j) Employment Matters. Except, in each case, as would not, individually or in the aggregate, result in a material liability for the Company, Company and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has made commercially reasonable efforts to properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to Company's knowledge, threatened or reasonably anticipated claims or actions against Company under any worker's compensation policy or long-term disability policy. Except as set forth on Part 2.12(j) of the Company Disclosure Letter, to Company's knowledge, no Employee of Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Company and disclosing to Company or using trade secrets or proprietary information of any other person or entity, and Company has made commercially reasonable efforts to correctly classify employees as exempt employees and non-exempt employees under the Fair Labor Standards Act.

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     (k) Labor. No work stoppage or labor strike against Company is pending, threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated claims relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

     (l) Surrender Fees. No Company Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. Company will have no liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

     2.13  Environmental Matters.

     (a) Hazardous Material. Except as would not have a Material Adverse Effect on Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "HAZARDOUS MATERIAL") are present, as a result of the actions of Company or any of its subsidiaries or any affiliate of Company, or, to Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

     (b) Hazardous Materials Activities. Except as would not have a Material Adverse Effect on Company (in any individual case or in the aggregate) (i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

     (c) Permits. Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents ("ENVIRONMENTAL PERMITS") material to and necessary for the conduct of Company's and its subsidiaries' Hazardous Material Activities and other businesses of Company and its subsidiaries as such activities and businesses are currently being conducted.

     (d) Environmental Liabilities. No material action, proceeding, revocation, amendment procedure, writ or injunction is pending, and to Company's knowledge, no material action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company or any of its subsidiaries in a writing delivered to Company concerning any Environmental Permit of Company, Hazardous Material or any Hazardous Materials Activity of Company or any of its subsidiaries. Company is not aware of any fact or circumstance that reasonably could be expected to involve Company or any of its subsidiaries in any environmental litigation or impose upon Company any environmental liability, with such exceptions as would not have a Material Adverse Effect on Company.

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     2.14  Certain Agreements. Except as set forth in Part 2.14 of the Company
Disclosure Letter or the Company SEC Reports, neither Company nor any of its subsidiaries is a party to or is bound by:

          (a) any employment or consulting agreement or commitment with any employee or member of Company's Board of Directors, that, individually or in the aggregate, is material to Company, other than those that are terminable by Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Company's or any of its subsidiaries' ability to terminate employees at will;

          (b) any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any material agreement of indemnification, any material guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditioned sale, or otherwise;

          (d) any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit the Company's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area or which would so limit Company or Surviving Corporation or any of its subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

          (e) any agreement or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Company's subsidiaries;

          (f) any agreement or commitment with any affiliate of the Company that is material to the Company; and

          (g) any agreement or commitment currently in force providing for capital expenditures by Company or its subsidiaries in excess of $250,000.00.

     The agreements required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (g) above or pursuant to Section 2.9 or that are or would be required to be filed with any Company SEC Report ("COMPANY CONTRACTS") are valid and in full force and effect, except to the extent that such invalidity would not have a Material Adverse Effect on Company. Except as disclosed in the Company Disclosure Letter pursuant to clauses (a) through (g) above or pursuant to Section 2.9 and except as disclosed in any Company SEC Report, neither Company nor any of its subsidiaries, nor to Company's knowledge, any other party thereto, is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted, any of the terms or conditions of any Company Contract in such a manner as would have a Material Adverse Effect on Company.

     2.15 Brokers' and Finders' Fees. Except for fees payable to Bear Stearns & Co. Inc. pursuant to engagement letters that have been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.16 Insurance. Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of the Company and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge

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of Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

     2.17 Disclosure. The information supplied by Company for inclusion in the joint proxy statement and prospectus and Form S-4 (or any similar successor form thereto) Registration Statement to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (the "REGISTRATION STATEMENT") shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Company for inclusion or incorporation by reference in the proxy statement and prospectus to be filed with the SEC as part of the Registration Statement (the "PROXY STATEMENT/PROSPECTUS") shall not, on the date the Proxy Statement/Prospectus is mailed to Company's shareholders or to Parent's shareholders, at the time of the meeting of Company's shareholders (the "COMPANY SHAREHOLDERS' MEETING") to consider the Company Shareholder Approvals, at the time of the meeting of the meeting of Parent's shareholders (the "PARENT SHAREHOLDERS' MEETING") to consider the Parent Shareholder Approval Matters (as that term is defined in Section 5.12 hereof) (with Parent Shareholders' approval of the Parent Shareholder Approval Matters being herein referred to as the "PARENT SHAREHOLDER APPROVALS"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting or Parent Shareholders' Meeting that has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company that is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub, any of Parent's subsidiaries or any affiliate of the foregoing that is contained in any of the foregoing documents.

     2.18 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, (i) determined that the Merger is fair to, and in the best interests of Company and its shareholders, and has approved this Agreement and
(ii) declared the advisability of the Merger and recommends that the shareholders of Company approve and adopt this Agreement and approve the Merger.

     2.19 Fairness Opinion. Company's Board of Directors has received a written opinion from Bear Stearns & Co. Inc., dated as of the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair to Company's shareholders from a financial point of view, and has delivered to Parent a copy of such opinion.

     2.20 Takeover Statutes and Rights Agreement Not Applicable. No Georgia, or to the Company's knowledge, other state's, anti-takeover, control share acquisition, fair price, moratorium or other similar statute or regulation (each, a "TAKEOVER STATUTE") applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby. The Rights are not currently exercisable and will not become exercisable as a result of the Company entering into this Agreement, the announcement of the execution and delivery of this Agreement and the terms of the Merger, or the consummation of the Merger.

     2.21 Affiliates. Part 2.21 of the Company Disclosure Letter is a complete list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act. Except as set forth in the Company SEC Reports, since the effective date of the Company's initial public offering, no material event or material increase in compensation or benefits has occurred as of the date of this Agreement that would be required to be reported by the Company pursuant to
Item 404 of Regulation S-K promulgated by the SEC in the Company's Form 10-K or
Schedule 14A relating to its Annual Meeting of Shareholders.

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     2.22  Supplier and Customer Relationships. To the Company's knowledge, it has good commercial working relationships with its material customers and suppliers. Except as disclosed in Part 2.22 of the Company Disclosure Letter, no customer accounting for more than 5% of the Company's revenues in any month during the last twelve calendar months ending December 31, 2000 ("MATERIAL CUSTOMER") has canceled or otherwise terminated its relationship with Company, decreased or limited materially the amount of product or services ordered from Company or threatened in writing (or to Company's knowledge orally) to take any such action.

     2.23 Product and Service Quality. To the Company's knowledge, all services provided by Company or any Subsidiary to customers on or prior to the Closing Date conform to applicable contractual commitments, implied warranties not disclaimed, express warranties, product specifications and quality standards published by Company or a Subsidiary in all material respects and include limitations of Company's liability that are tied to the value of the contract. Neither Company nor any Subsidiary has any material liability (and Company is not aware of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Company or any Subsidiary giving rise to any liability) for replacement or repair thereof, or for the taking of any remedial action with respect thereto or other damages in connection therewith. Company has not received any written complaint from a Customer that alleges that Company is in material breach of the customer contract or the agreed upon service level commitments, except for those that Company reasonably believes can be addressed without resulting in a material liability. All material unresolved written complaints received since December 31, 2000 from customers regarding the Company Services, in which the matter complained about is of a recurring nature relative to more than one customer, are set out in Part 2.23 of the Company Disclosure Letter in detail reasonably sufficient to understand the nature of the complaint and the material actions required to achieve resolution thereof. Company has no material liability for breach of any service level commitments in excess of reserves therefore in the Company Balance Sheet. Company has received written contract indemnities, or has obtained other contractual allowances that were appropriate under the circumstances, from each of its suppliers and vendors against liabilities that Company may incur as a result of material defects or deficiencies in such suppliers' or vendors' products or services or Intellectual Property infringement relating thereto. The Company's data privacy policy is as set forth on its web site and in Part 2.23 of the Company Disclosure Letter.

     2.24 Disruptions. Except to the extent disclosed on Part 2.24 to the Company Disclosure Letter, since December 31, 2000 there has not occurred any material disruptions to network operations, or any material delays in planned facility or network build out or construction activities, or any material performance failures by the Company, or other material service disruptions, that have resulted in material customer complaints or material breaches of customer installation commitments, in each case with respect to the Company, which individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth in Part 2.24 of the Company Disclosure Letter, the Company has in place a formal disaster recovery plan reasonably calculated to ensure prompt recovery from material disruptions to Company's network operations without incurring liabilities to customers.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     As of the date of this Agreement and as of the Closing Date, except (A) as disclosed in (i) Parent's Annual Report on Form 10-K for the year ending August 31, 2000 and any Parent SEC Reports (as defined below) filed subsequent to such Form 10-K, and (ii) the disclosure letter delivered by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT DISCLOSURE LETTER") (each Part of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such Part is disclosed in such a way as to make its relevance to such other representation, warranty or covenant readily apparent), and (B) with respect to
(x) the Disposition and (y) any sale of Intellectual Property or rights related thereto, real property of Parent and of SpecTek or related assets to Parent's parent entity or other transactions described in or contemplated by the agreement between Parent, and MTI and MEI

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

California, Inc. relating thereto ("MTI SALE AGREEMENT"), a copy of which has been provided to Company), any Payment, any reduction in force or termination of supplier relationships incident to any of the foregoing, the merger of Parent's HostPro subsidiary with another wholly-owned Parent subsidiary and related assumption by Parent of HostPro Options (as defined in Section 6.3(h)), or any potential acquisition that both Parent and Company approve of in advance in writing (each, a "MUTUALLY AGREED ACQUISITION"), or any changes in Parent's or any Subsidiary's financial condition, results of operation, expenses, assets or liabilities directly resulting from any thereof ("CONTEMPLATED PARENT CHANGES"), in each case where the same would reasonably constitute an exception to any of the following representations and warranties, Parent and Merger Sub represent and warrant as follows:

     3.1  Organization of Parent, Merger Sub and other Subsidiaries.

     (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     (b) Other than as set forth in Part 3.1 of the Parent Disclosure Letter, neither Parent nor any of its subsidiaries owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, other than the entities identified in Part
3.1 of the Parent Disclosure Letter, except for passive investments in equity interests of public companies as part of the cash management program of Parent. Neither Parent nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither Parent, nor any of its subsidiaries, has, at any time, been a general partner of any general partnership, limited partnership or other entity. Part 3.1 of the Parent Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Company's direct or indirect equity interest therein.

     (c) Parent has delivered or made available to Company a true and correct copy of the Articles of Incorporation and Bylaws of Parent and Certificate of Incorporation and Bylaws of Merger Sub, each as amended to date (collectively, the "PARENT CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of the Parent Charter Documents. Parent has delivered or made available to Company all proposed or considered amendments to the Parent Charter Documents.

     3.2  Parent and Merger Sub Capitalization.

     (a) The authorized capital stock of Parent consists solely of 150,000,000 shares of Parent Common Stock, of which there were 96,856,165 shares issued and outstanding as of the close of business on the date hereof. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound.

     (b) As of the close of business on March 21, 2001, (i) 8,931,943 shares of Parent Common Stock are subject to issuance pursuant to outstanding options to purchase Parent Common Stock for a weighted average aggregate exercise price of $10.10; (ii) 7,047,100 shares of HostPro, Inc. common stock, $0.01 par value per share ("HOSTPRO COMMON STOCK") are subject to issuance pursuant to outstanding options to purchase HostPro Common Stock for a weighted average aggregate exercise price of $1.51 under HostPro's 2000 Equity Incentive Plans I & II, which shall be adopted by Parent such that these options to purchase shares of HostPro Common Stock shall be converted into options to purchase Parent Common Stock as described in Section 6.3(h); and (iii) 1,456,600 shares of Parent Common Stock are reserved for future issuance under the

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

Parent ESPP. Parent's 1995 Equity Incentive Plan and HostPro's 2000 Equity Incentive Plans I & II are together referred to as the "PARENT STOCK OPTION PLANS." Options to purchase Parent Common Stock or HostPro Common Stock pursuant to the Parent Stock Option Plans are referred to as the "PARENT OPTIONS." Part 3.2(b)(1) of the Parent Disclosure Letter sets forth the following information with respect to each Parent Option outstanding as of the date of this Agreement:
(i) the name of the optionee; (ii) the number of shares of Parent Common Stock subject to such Parent Option; (iii) the exercise price of such Parent Option;
(iv) the date on which such Parent Option was granted or assumed; (v) the date on which such Parent Option expires; (vi) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration; and (vii) whether such Parent Option remains exercisable at any time after the 90th day after termination of service. Parent has made available to Company an accurate and complete copy of the Parent Stock Option Plans and the form of all stock option agreements evidencing Parent Options. There are no options outstanding to purchase shares of Parent Common Stock other than pursuant to the Parent Stock Option Plans. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Part 3.2(b) of the Parent Disclosure Letter, there are no commitments or agreements of any character to which Parent is bound obligating Parent to accelerate the vesting of any Parent Option as a result of the merger. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 3.2(b) of the Parent Disclosure Letter, no Parent Option has had its vesting, exercise or exercise price provisions amended or modified since December 31, 2000, and no Parent Option has been issued in replacement of another Parent Option.

     (c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All of the outstanding shares of Merger Sub's common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

     (d) Except as set forth on Part 3.2(d) of the Parent Disclosure Letter, all outstanding shares of Parent Common Stock, all outstanding Parent Options, and all outstanding shares of capital stock of each subsidiary of Parent have been issued and granted in compliance with (i) all applicable federal and state securities laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments.

     (e) The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. There are no statutory or contractual preemptive rights or rights of first refusal with respect to the issuance of the Parent Common Stock upon consummation of the Merger.

     (f) Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all powers and governmental licenses, authorizations, consents and approvals required to carry out its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent or the Houdini Business.

     3.3  Obligations With Respect to Capital Stock. Except as set forth in Part
3.3 of the Parent Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Parent owns, free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Parent that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, Parent owns all equity securities, partnership interests or similar ownership interests of any class of equity security of each subsidiary

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

of Parent, including all securities thereof that are exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests. Except as set forth in Part 3.2 or Part 3.3 of the Parent Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement or as set forth on Part 3.3 of the Parent Disclosure Letter and except as contemplated by Section 5.20, there are no registration rights with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

     3.4  Authority; Non-Contravention.

     (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to obtaining the Parent Shareholder Approvals and the filing of the Delaware Certificate of Merger pursuant to Delaware Law and the Georgia Articles of Merger pursuant to Georgia Law. The affirmative vote of the holders of a majority of the shares of the Parent Common Stock present, either in person or by proxy, and entitled to vote at the Parent Shareholders' Meeting, but in any case not less than 25.01% of the outstanding Parent Common Stock, is sufficient for Parent's shareholders
(i) to approve the issuance of shares of Parent Common Stock pursuant to the Merger, and (ii) to amend Parent's Articles of Incorporation to increase the authorized number of shares of Parent Common Stock to 200 million shares (or such larger number as Parent deems appropriate in light of anticipated future issuances), and no other approval of any holder of any securities of Company is required in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitute the valid and binding obligations of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

     (b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) subject to obtaining the Parent Shareholder Approvals, conflict with or violate the Parent Charter Documents, (ii) subject to obtaining the Parent Shareholder Approvals and compliance with the requirements set forth in Section 3.4(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or any other subsidiary of Parent or by which any of their respective properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of; or result in the creation of an Encumbrance on any of the properties or assets of Parent or Merger Sub or any other subsidiary of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Parent or Merger Sub or any other subsidiary of Parent is a party or by which Parent or Merger Sub or any other subsidiary of Parent or any of their respective assets are bound or affected, except, in the case of clauses (ii) and
(iii), for such conflicts, violations, breaches, defaults, impairments, or rights that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or on the HostPro Business. Part 3.4(b) of the Parent Disclosure Letter list all consents, waivers and approvals under any of Parent's or any of its subsidiaries' material agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, individually or in the aggregate, if not obtained, would result in a material loss of benefits to Parent or the Surviving Corporation as a result of the Merger.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the Georgia Articles of Merger with the Secretary of State of the State of Georgia and other appropriate documents with the relevant authorities of other states in which the Company is qualified to do business,
(ii) the filing of the Registration Statement with the SEC and the effectiveness of the Registration Statement, and a Schedule 13D with regard to the Company Voting Agreement and the Parent Voting Agreement in accordance with the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act
(iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations that if not obtained or made would not be material to Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     3.5  SEC Filings; Parent Financial Statements.

     (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since August 28, 1997. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Report. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "PARENT FINANCIALS"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act, and except that discontinued operations are reported as discontinued operations required under
GAAP) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments, and except that discontinued operations are reported as discontinued operations required under GAAP. The balance sheet of Parent contained in Parent SEC Reports as of November 30, 2000 is hereinafter referred to as the "PARENT BALANCE SHEET." Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet neither Parent nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

     (c) Parent has heretofore furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments that previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

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

     3.6 Absence of Certain Changes or Events. Except as set forth on Part 3.6 of the Parent Disclosure Letter, since the date of the Parent Balance Sheet, and except for the Contemplated Parent Changes and except as contemplated by Section
1.12 hereof, there has not been (i) any Material Adverse Effect with respect to Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases that are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any material increase in compensation or fringe benefits to any of their officers or employees, or any payment by Company or any of its subsidiaries of any bonus to any of their officers or employees, or any granting by Company or any of its subsidiaries of any material increase in severance or termination pay, other than in the ordinary course, consistent with past practice, or any entry by Company or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (vi) any material revaluation by Parent of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business or (vii) any material change in the pricing of the fees Parent charges for the HostPro Services (as defined in Section 3.9(j)).

     3.7  Taxes.

     (a) Parent and each of its subsidiaries have timely filed, or applied for the extension of the applicable filing deadline, all material Returns relating to Taxes required to be filed by or on behalf of Parent and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Parent and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

     (b) Parent and each of its subsidiaries have withheld all federal and state income taxes, Taxes pursuant to FICA, Taxes pursuant to FUTA and other Taxes required to be withheld, except such Taxes that are not material to Parent.

     (c) Neither Parent nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

     (d) Except as set forth in Part 3.7(c) of the Parent Disclosure Letter, no audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination that is reasonably likely to result in any adjustment that is material to Parent.

     (e) No adjustment relating to any Returns filed by Parent or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof that is reasonably likely to be material to Parent.

     (f) Neither Parent nor any of its subsidiaries has any liability for unpaid Taxes that has not been accrued for or reserved on the Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, that is material to Parent, other than any liability for unpaid Taxes that may have accrued since the date of the Parent Balance Sheet in connection with the operation of the business of Parent and its subsidiaries in the ordinary course.

     (g) There is no agreement, plan or arrangement to which Parent or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, would be
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reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

     (h) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

     (i) Neither Parent nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement, other than with Parent's parent entity.

     (j) Except as may be required as a result of the Merger, Parent and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

     (k) None of Parent's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

     (l) Parent has not been distributed in a transaction qualifying under
Section 355 of the Code within the last two years, nor has Parent distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

     (m) Parent is not aware of any fact, circumstance, plan or intention on the part of Parent that would be reasonably likely to prevent the Merger from qualifying as a "reorganization" pursuant to the provisions of Section 368 of the Code.

     3.8  Title to Properties.

     (a) Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in connection with the HostPro Business, free and clear of any Encumbrances, except as reflected in the Parent Financials and except for liens for Taxes not yet due and payable and such Encumbrances that are not material in character, amount or extent.

     (b) Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Parent Financials and except for liens for Taxes not yet due and payable and such Encumbrances that are not material in character, amount or extent.

     3.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

          "PARENT INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Parent or one of its subsidiaries relating to or used in the HostPro Business.

          "PARENT LICENSED INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is licensed to Parent on a non-exclusive basis and that is used in the conduct of the HostPro Business as currently conducted.

          "PARENT REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Parent or one of its subsidiaries relating to or used in the HostPro Business.

     (a) No material Parent Intellectual Property or product or service of Parent is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent, or which may affect the validity, use or enforceability of such Parent Intellectual Property.

     (b) Each material item of Parent Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual

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Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark, domain name or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property except, in each case, as would not materially adversely affect such item of Parent Registered Intellectual Property. Parent has applied for patent and copyright protection with respect to each material software program of the HostPro Business, such registrations, applications or issued patents are listed by number in Part 3.9(b) of the Parent Disclosure Letter, and copies of such registrations, applications and issued patents have been provided to Company's counsel. Parent has not disclosed the source code of any material software program of the HostPro Business to any person except (i) employees of the Parent or its subsidiaries bound under written invention assignment and non-disclosure agreements and (ii) such other persons bound under written non-disclosure agreements, the form(s) of which have been delivered to Company's counsel. Parent retains ownership of all Parent Intellectual Property rights in and to all material software programs (including without limitation any derivative works thereof), products and services of the HostPro Business, and no third party has any rights (anywhere in the world) in or to any trade name, URL, domain name, logo, common law trademark or service mark, trademark or service mark registration or application therefore used by the HostPro Business anywhere in the world.

     (c) Parent or one of its subsidiaries owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Parent Intellectual Property and Parent Licensed Intellectual Property free and clear of any Encumbrance (excluding licenses and related restrictions).

     (d) Neither Parent nor any of its subsidiaries have transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Parent Intellectual Property, to any third party.

     (e) To Parent's knowledge, the operation of the HostPro Business as such business currently is conducted, including Parent's design, development, marketing and sale of products or services in connection with the HostPro Business or any other business of Parent or its subsidiaries (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction, which, individually or in the aggregate, would result in a material liability.

     (f) Parent has not received notice from any third party that the operation of the business of Parent or any act, product or service of Parent, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, which allegation, if true, would have a Material Adverse Effect on Parent or the HostPro Business.

     (g) To the knowledge of Parent, no person has or is infringing or misappropriating any material Parent Intellectual Property, which infringement or misappropriation, individually or in the aggregate, would have a Material Adverse Effect on Parent or the HostPro Business.

     (h) Parent and its subsidiaries have taken reasonable steps to protect Parent's and its subsidiaries' rights in Parent's and such subsidiaries' confidential information and trade secrets, except where the failure to do so would not have a Material Adverse Effect on Parent or the HostPro Business. All employees, contractors and consultants of Parent and any other third parties who have been involved in the development of software, products or services offered in connection with the HostPro Business have executed invention assignment and confidentiality agreements in the form delivered to Company's counsel, and all employees and consultants of Parent and other third parties who have access to confidential information or trade secrets related to the HostPro Business have executed appropriate nondisclosure agreements in the form delivered to Company's counsel.

     (i) None of the Parent Intellectual Property or product or service of Parent contains any significant defect in connection with processing data containing dates in leap years or in the year 2000 or any preceding or following years, which defects, individually or in the aggregate, would have a Material Adverse Effect on Parent or the HostPro Business.

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     (j) All material contracts, licenses and agreements relating to: the products or service offerings or capabilities of the HostPro Business, including material products or service offerings or capabilities currently under development (collectively the "HOSTPRO SERVICES"); to material Parent Intellectual Property; or to material Parent Licensed Intellectual Property (collectively, the "KEY HOSTPRO AGREEMENTS"), are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Parent and each of its subsidiaries are in material compliance with, and have not materially breached any term of any of the Key HostPro Agreements, licenses and agreements and, to the knowledge of Company and its subsidiaries, all other parties to the Key HostPro Agreements are in compliance in all material respects with, and have not materially breached any term of, the Key HostPro Agreements.

     3.10  Compliance with Laws.

     (a) Neither Parent nor any of its subsidiaries is in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or the HostPro Business. Except as set forth in Part 3.10(a) of the Parent Disclosure Letter, no investigation or review by any Governmental Entity is pending or, to Parent's knowledge, has been threatened in a writing delivered to Parent against Parent or any of its subsidiaries, nor, to Parent's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Parent or any of its subsidiaries. To Parent's knowledge, there is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries that has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Parent or any of its subsidiaries, or any acquisition of material property by Parent or any of its subsidiaries.

     (b) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to or required for the operation of the business of Parent as currently conducted (collectively, the "PARENT PERMITS"), and are in compliance with the terms of the Parent Permits, except where the failure to hold such Parent Permits, or be in such compliance, would not, individually or in the aggregate, have a Material Adverse Effect on Parent or the HostPro Business.

     3.11 Litigation. Except as set forth on Part 3.11 of the Parent Disclosure Letter, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or the HostPro Business or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to Parent the legal right of Parent to conduct its business as currently conducted. As of the date hereof, to the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Parent to seek indemnification from Parent under the Parent Charter Documents or any indemnification agreement between Parent and such person.

     3.12  Employee Benefit Plans.

     (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 3.12(a)(i) below (which definition shall apply only to this Section 3.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) "AFFILIATE" shall mean any other person or entity under common control with Parent within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

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

          (vi) "PARENT EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation or similar agreement or contract between Parent or any Affiliate, and any Parent Employee or consultant;

          (ii) "PARENT EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "EMPLOYEE BENEFIT PLAN," within the meaning of Section 3(3) of ERISA that is or has been maintained, contributed to, or required to be contributed to, by Parent or any Affiliate for the benefit of any Employee;

          (iii) "PARENT EMPLOYEES" shall mean any current, former or retired employee, officer or director of Parent or any Affiliate;

          (iv) "INTERNATIONAL PARENT EMPLOYEE PLAN" shall mean each Parent Employee Plan that has been adopted or maintained by Parent, whether informally or formally, for the benefit of Employees outside the United States;

          (v) "MULTIEMPLOYER PLAN" shall mean any "PENSION PLAN" (as defined below) that is a "multiemployer plan," as defined in Section 3(37) of ERISA;

          (vi) "PENSION PLAN" shall mean each Parent Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

     (b) Schedule. Part 3.12 of the Parent Disclosure Letter contains an accurate and complete list of each Parent Employee Plan and each Parent Employee Agreement. Parent does not have any plan or commitment to establish any new Parent Employee Plan, to modify any Parent Employee Plan or Parent Employee Agreement (except to the extent required by law or to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Company in writing, or as required by this Agreement), or to enter into any Parent Employee Agreement.

     (c) Documents. Parent has made available to Company: (i) correct and complete copies of all documents embodying each Parent Employee Plan and each Parent Employee Agreement including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Parent Employee Plan;
(iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Employee Plan or related trust; (iv) if the Parent Employee Plan is funded, the most recent annual and periodic accounting of Parent Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Parent Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Parent Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Parent Employee Plan; (vii) all material written agreements and contracts relating to each Parent Employee Plan;
(viii) all material communications material to any Parent Employee or Parent Employees relating to any Parent Employee Plan and any proposed Parent Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material liability to Parent;
(ix) all COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each Parent Employee Plan.

     (d) Employee Plan Compliance. Except, in each case, as would not, individually or in the aggregate, result in a material liability to Parent, (i) Parent has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Parent Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to
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each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and, to the knowledge of Parent, no event has occurred giving rise to a material likelihood that such Plan would not be treated as qualified by the IRS, and that such Plan satisfied the requirements of the Tax Reform Act of 1986 and the Gust Amendments; (iii) the knowledge of Parent, no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan; (v) each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Parent, threatened by the IRS or DOL with respect to any Parent Employee Plan; (vii) neither Parent nor any Affiliate is subject to any penalty or tax with respect to any Parent Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from the Company or any Affiliate with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet.

     (e) Pension Plans. Parent does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, that would result in material liability to Parent.

     (f) Multiemployer Plans. At no time has Parent contributed to or been requested to contribute to any Multiemployer Plan, that would result in material liability to Parent.

     (g) No Post-Employment Obligations. Except as set forth on Part 3.12(g) of the Parent Disclosure Letter, no Parent Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Parent has never represented, promised or contracted (whether in oral or written form) to any Parent Employee (either individually or to Parent Employees as a group) or any other person that such Parent Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

     (h) COBRA; FMLA. Neither Parent nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

     (i) Effect of Transaction. Except as expressly contemplated by this Agreement or as set forth on Part 3.12(i) of the Parent Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Employee. Except as set forth on Part 3.12(i) of the Parent Disclosure Letter, no payment or benefit that will or may be made by Parent or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

     (j) Employment Matters. Except, in each case, as would not, individually or in the aggregate, result in a material liability to Parent, Parent and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Parent Employees; (iii) has made commercially reasonable efforts to properly
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classify independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Parent Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to Parent's knowledge, threatened or reasonably anticipated claims or actions against Parent under any worker's compensation policy or long-term disability policy. To Parent's knowledge, no Parent Employee has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Parent Employee is bound due to such Parent Employee being employed by Parent and disclosing to parent or using trade secrets or proprietary information of any other person or entity, and Parent has made commercially reasonable efforts to correctly classify employees as exempt employees and non-exempt employees under the Fair Labor Standards Act.

     (k) Labor. No work stoppage or labor strike against Parent is pending, threatened or reasonably anticipated. Parent does not know of any activities or proceedings of any labor union to organize any Parent Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Parent, threatened relating to any labor, safety or discrimination matters involving any Parent Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Parent. Neither Parent nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Parent is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Parent Employees and no collective bargaining agreement is being negotiated by Parent.

     3.13  Environmental Matters.

     (a) Hazardous Material. Except as would not have a Material Adverse Effect on Parent, no underground storage tanks and no amount of any Hazardous Materials are present, as a result of the actions of Parent or any of its subsidiaries or any affiliate of Parent, or, to Parent's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Parent or any of its subsidiaries has at any time owned, operated, occupied or leased.

     (b) Hazardous Materials Activities. Except as would not have a Material Adverse Effect on Parent (in any individual case or in the aggregate) (i) neither Parent nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Parent nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

     (c) Permits. Parent and its subsidiaries currently hold all Environmental Permits material to and necessary for the conduct of Parent's and its subsidiaries' Hazardous Material Activities and other businesses of Parent and its subsidiaries as such activities and businesses are currently being conducted.

     (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Parent's knowledge, no material action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Parent or any of its subsidiaries in a writing delivered to Parent concerning any Environmental Permit of Parent, Hazardous Material or any Hazardous Materials Activity of Parent or any of its subsidiaries. Parent is not aware of any fact or circumstance that reasonably could be expected to involve Parent or any subsidiaries in any environmental litigation or impose upon Parent any material environmental liability, with such exceptions as would not have a Material Adverse Effect on Parent.

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     3.14  Certain Agreements. Except as set forth in Part 3.14 of the Parent
Disclosure Letter or in the Parent SEC Reports, neither Parent nor any of its subsidiaries is a party to or is bound by:

          (a) any employment or consulting agreement or commitment with any employee of the HostPro Business or member of Parent's Board of Directors, that, individually or in the aggregate, is material to the HostPro Business, other than those that are terminable by Parent or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Parent's or any of its subsidiaries' ability to terminate employees at will;

          (b) any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, for employees of the HostPro Business, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any material agreement of indemnification for any employees of the HostPro Business, any material guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditioned sale, or otherwise that is material to the HostPro Business;

          (d) any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit the Parent's or any of its subsidiaries' freedom to compete in the HostPro Business or in any geographic area or granting any exclusive distribution or other exclusive rights with respect thereto; or

          (e) any agreement or commitment currently in force relating to the disposition or acquisition by Parent or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business (other than in connection with the Contemplated Parent Changes (and in that connection, a copy of the MTI Sales Agreement has been provided to Company), or pursuant to which Parent has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Parent's subsidiaries; or

          (f) any agreement or commitment with any affiliate of the Parent that is material to the HostPro Business; or

          (g) any agreement or commitment related to the HostPro Business currently in force providing for capital expenditures by Parent or its subsidiaries in excess of $250,000.00.

     The agreements required to be disclosed in the Parent Disclosure Letter pursuant to clauses (a) through (g) above or pursuant to Section 3.9 or required to be filed with any Parent SEC Report ("Parent Contracts") are valid and in full force and effect, except to the extent that such invalidity would not have a Material Adverse Effect on Parent. Except as disclosed pursuant to clauses (a) through (g) above or pursuant to Section 2.9 or as disclosed in the Parent SEC Reports, neither Parent nor any of its subsidiaries, nor to Parent's knowledge, any other party thereto, is in breach, violation or default under, and neither Parent nor any of its subsidiaries has received written notice that it has breached, violated or defaulted, any of the terms or conditions of any Parent Contract in such a manner as would have a Material Adverse Effect on Parent.

     3.15 Brokers' and Finders' Fees. Except for fees payable to CIBC World Markets Corp., Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.16 Disclosure. The information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement/ Prospectus shall not, on the date the Proxy Statement/Prospectus is mailed to Company's shareholders or to
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Parent's shareholders, at the time of the Company Shareholders' Meeting, at the time of the Parent Shareholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting or the Parent Shareholders' Meeting that has become false or misleading. The Registration Statement and Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent that is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company or any of its affiliates that is contained in any of the foregoing documents.

     3.17 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, (i) determined that the Merger is fair to, and in the best interests of Parent and its shareholders, and has approved this Agreement and
(ii) recommends that the shareholders of Parent approve each of the Parent Shareholder Approval Matters.

     3.18 Fairness Opinion. Parent's Board of Directors has received a written opinion from CIBC World Markets Corp., dated as of the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view, and has delivered to Company a copy of such opinion.

     3.19 Insurance. Parent and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of the Parent and subsidiary. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Parent and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Parent, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

     3.20 Supplier and Customer Relationships. To Parent's knowledge, it has good commercial working relationships with the HostPro Business' material customers and suppliers. Except as disclosed in Part 3.20 of the Parent Disclosure Letter, no customer accounting for more than 5% of the HostPro Business' revenues in any month during the last twelve calendar months ending December 31, 2000 ("MATERIAL CUSTOMER") has canceled or otherwise terminated its relationship with Parent or any of its subsidiaries, decreased or limited materially the amount of product or services ordered from Parent or its subsidiaries or threatened in writing (or to Parent's knowledge orally) to take any such action.

     3.21 Product and Service Quality. To Parent's knowledge, all services provided by the HostPro Business to customers on or prior to the Closing Date conform to applicable contractual commitments, implied warranties not disclaimed, express warranties, product specifications and quality standards published by Parent or its subsidiaries in all material respects ad include limitations of the Parent's liability that are tied to the value of contract. Neither Parent nor any of its subsidiaries has any material liability (and Parent is not aware of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Parent or any of its subsidiaries giving rise to any liability) for the taking of any remedial action with respect to such services or other damages in connection therewith. Parent has not received any written complaint from a customer that alleges that Parent is in material breach of the customer contract or the agreed upon service level commitments, except for those that Parent reasonably believes can be addressed without resulting in a material liability. All material unresolved written complaints received since December 31, 2000 from customers regarding the HostPro Services, in which the matter complained about is of a recurring nature relative to more than one customer, are set out in Part
3.21 of the Parent Disclosure Letter in detail reasonably sufficient to understand the nature of the complaint and the material actions required to achieve resolution thereof. Parent has no material liability for breach of any service level commitments in excess of reserves therefore in the Parent Balance Sheet. Parent has received or is in the

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process of receiving, written contract indemnities, or has obtained or is in the process of obtaining, other contractual allowances that were appropriate under the circumstances, from each of its suppliers has received or is in the process of receiving written contract indemnities from each of the suppliers and vendors of the HostPro Business against liabilities that Parent may incur as a result of material defects or deficiencies in such suppliers' or vendors' products or services or Parent Intellectual Property infringement relating thereto. The HostPro Business' data privacy policy is as set forth on its web site and in
Part 3.21 of the Parent Disclosure Letter.

     3.22 Disruptions. Except to the extent disclosed on Part 3.22 to the Parent Disclosure Letter, since December 31, 2000 there has not occurred any material disruptions to network operations, or any material delays in planned facility or network build out or construction activities, or any material performance failures by the HostPro Business, or other material service disruptions, that have resulted in material customer complaints or material breaches of customer installation commitments, in each case with respect to the HostPro Business, which individually or in the aggregate, have a Material Adverse Effect on the Parent or the HostPro Business. The HostPro Business has in place a formal disaster recovery plan reasonably calculated to ensure prompt recovery from material disruptions to the HostPro Business' network operations without incurring liabilities to its customers.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, during that period Company will promptly notify Parent of any material event involving its business or operations consistent with the agreements contained herein.

     In addition, except as permitted by the terms of this Agreement, and except as contemplated by this Agreement or provided in Part 4.1 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or re-price (by amendment or substitution) options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans other than options vesting in connection with an employee terminated in an isolated instance;

          (b) Grant any severance or termination pay to any officer or employee except (i) pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Parent, (ii) in an amount not to exceed three months base pay of the terminated person or pursuant to terms and provisions that are substantially similar to such plans adopted by Parent or (iii) as consented to by Parent, whose consent shall not be unreasonably withheld or delayed, or adopt any new severance plan;

          (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to any Company Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business and consistent with past practice or, if granted on terms different from past

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     practice or outside the ordinary course, are granted on terms and in a manner that are generally favorable to the Company;

          (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Company or split, combine or reclassify any capital stock of Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of Company;

          (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

          (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of Company Options, (ii) shares of Company Common Stock issuable to participants in the Company ESPP, (iii) shares of Company Common Stock issuable to participants in the Company's 401(k) Plan, (iv) shares of Company Common Stock issuable to holders of Company Warrants, in the case of (i), (ii), (iii), (iv) and (v) consistent with the terms thereof, and (v) subject to Section 4.1(a), pursuant to grants of Company Options to newly hired employees, upon promotions of existing employees, or as part of Company's annual option grant program, in each case, in the ordinary course of business, consistent with past practice, and not to exceed in the aggregate pursuant to this clause (v), 1,000,000 shares of Company Common Stock issued pursuant to the Company Stock Option Plan (with individual grants or awards included within that 1,000,000 figure not to exceed 250,000 shares of Company Common Stock issued to any one person without prior approval of Parent's Chairman of the Board).

          (g) Cause, permit or propose any amendments to its Articles of Incorporation Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Company or enter into any material joint ventures, strategic relationships or alliances;

          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of Company;

          (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in the ordinary course of business, consistent with past practice, (ii) pursuant to existing credit facilities, in the ordinary course of business or (iii) pursuant to equipment financing;

          (k) Except as required to comply with any Legal Requirement, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice providing for compensation and other benefits generally commensurate with similarly situated employees) or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors (other than directors fees to non-employee directors), officers, employees or consultants other than in the ordinary course of business,
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     consistent with past practice and Section 4.1(a) hereof, or change in any material respect any management policies or procedures;

          (l) Make any material capital expenditures other than capital expenditures contained in the capital budget of Company approved by Company prior to the date of this Agreement; provided, however, that Company may continue to enter into capital leases consistent with past practices;

          (m) Modify, amend or terminate any Company Contract to which Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder, in each case, in a manner that could reasonably be expected to materially adversely affect the Company;

          (n) Enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any material Intellectual Property other than licenses, distribution agreements, advertising agreements, or other similar agreements that are granted or entered into in the ordinary course of business consistent with past practice, or, if granted or entered into on terms different from past practice or outside the ordinary course, are granted or entered into on terms and in a manner that are generally favorable to the Company;

          (o) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

          (p) Materially change the pricing of the fees Company charges for the Company Services; or

          (q) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through (p) above.

     4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and each of its subsidiaries shall, except to the extent that Company shall otherwise consent in writing and except for the Contemplated Parent Changes, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, collect its receivables in the ordinary course consistent with past practice, pay its payables, debts and Taxes when due subject to good faith disputes over such debts or Taxes and subject to taking such actions as are necessary to manage down the costs of implementing the Contemplated Parent Changes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to
(i) preserve intact its present business organization relating to the HostPro Business, (ii) keep available the services of its present officers and employees relating to the HostPro Business and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings in each case relating to the HostPro Business. In addition, during that period Parent will promptly notify Company of any material event (other than the Contemplated Parent Changes) involving its business or operations consistent with the agreements contained herein. Nothing in this Agreement shall preclude or restrict Parent from reincorporating in Delaware prior to or at the Effective Time, provided that Parent's Certificate of Incorporation and Bylaws shall be the same as Parent's current Articles of Incorporation and Bylaws except for such changes as are expressly contemplated by this Agreement, such changes as are necessary given differences between Minnesota and Delaware law and such other changes as Company approves, such approval not to unreasonably be withheld.

     In addition, except as permitted by the terms of this Agreement, and except as contemplated by this Agreement or provided in Part 4.2 of the Parent Disclosure Letter, without the prior written consent of Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following (except to effect or implement the Contemplated Parent Changes):

          (a) With respect to the HostPro Business or employees thereof, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or re-price (by

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     amendment or substitution) options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) With respect to the HostPro Business or employees thereof, (x) grant any severance or termination pay to any officer or employee except
     (i) pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Parent, (ii) in an amount not to exceed two months base pay of the terminated person or (iii) as consented to by Company, whose consent shall not be unreasonably withheld or delayed, or (y) adopt any new severance plan;

          (c) With respect to the HostPro Business or Intellectual Property used in connection therewith, transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to any Company Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

          (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Parent or split, combine or reclassify any capital stock of Parent or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of Parent;

          (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

          (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of Parent Common Stock pursuant to the exercise of Parent Options, (ii) shares of Parent Common Stock issuable to participants in the Parent ESPP, (iii) shares of Parent Common Stock issuable to participants in the Parent's 401(k) Plan, and (iv) shares of Parent Common Stock issuable to holders of Parent Warrants, in the case of (i), (ii), (iii) and (iv) (and clauses (v) - (vii) below) consistent with the terms thereof, (v) pursuant to grants of Parent Options to newly hired employees, upon promotions of existing employees, or as part of Parent's annual option grant program, in each case, in the ordinary course of business, consistent with past practice, and not to exceed in the aggregate pursuant to this clause (v), 1,500,000 shares of Parent Common Stock issued pursuant to the Parent Stock Option Plans; (vi) options granted in lieu of the HostPro Options (or Parent's assumption of HostPro Options) in connection with the merger described in Section 6.2(e); and (vii) any other actions required to implement the Contemplated Parent Actions.

          (g) Cause, permit or propose any amendments to its Articles of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof (other than any Mutually Agreed Acquisition), or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Parent or enter into any material joint ventures, strategic relationships or alliances;

          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the HostPro Business;

          (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than

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     (i) in the ordinary course of business, consistent with past practice or
     (ii) pursuant to existing credit facilities, in the ordinary course of business;

          (k) Except as required to comply with any Legal Requirement or as contemplated by this Agreement, with respect to any employees of the HostPro Business, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice providing for compensation and other benefits generally commensurate with similarly situated employees) or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

          (l) Make any material capital expenditures other than capital expenditures contained in the capital budget of Parent approved by Parent prior to the date of this Agreement; provided, however, that Parent may continue to enter into capital leases consistent with past practices;

          (m) Modify, amend or terminate any Parent contract to which Parent or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder, in each case, in a manner that could reasonably be expected to materially adversely affect the HostPro Business and except for severance arrangements for Parent employees associated with the PC Business;

          (n) Enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any material Intellectual Property used in the HostPro Business, other than licenses, distribution agreements, advertising agreements, or other similar agreements entered into in the ordinary course of business consistent with past practice;

          (o) Enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any material Intellectual Property other than licenses, distribution or other similar agreements entered into in the ordinary course of business consistent with past practice;

          (p) Materially change the pricing of the fees Parent charges for the services offered in connection with the HostPro Business;

          (q) Except as required by GAAP (and except as GAAP permits with respect to accounting for discontinued operations), make any change in accounting methods, principles or practices; or

          (r) Agree in writing or otherwise to take any of the actions described in Section 4.2 (a) through (q) above.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement; Antitrust and Other Filings.

     (a) As promptly as practicable after the execution of this Agreement, Company and Parent will prepare and file with the SEC, the Proxy Statement/Prospectus and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and each of Company and Parent will cause the Proxy Statement/Prospectus to be mailed to its respective shareholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Promptly after the date of this Agreement, each of the Company and Parent will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the
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merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "ANTITRUST FILINGS") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). The Company and Parent each shall promptly supply the other with any information that may be required in order to effectuate any filings pursuant to this Section 5.1.

     (b) Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Antitrust Filing or Other Filing. Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this
Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Antitrust Filing or Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company and/or Parent, such amendment or supplement.

     5.2  Meeting of Company Shareholders.

     (a) Promptly after the date hereof, Company will take all action necessary in accordance with the Georgia Law and its Articles of Incorporation and Bylaws to convene the Company Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger. Subject to Section 5.2(c), Company will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary to secure the vote or consent of its shareholders required by the rules of the Nasdaq Stock Market or Georgia Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Company's shareholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Company Shareholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders' Meeting (provided that no such adjournments shall collectively be for more than a total of 30 days, provided that such amendment or supplement is duly circulated prior to expiration of such 30 day period). Company shall ensure that the Company Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Shareholders' Meeting are solicited, in compliance with the Georgia Law, its Articles of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements. Company's obligation to call, give notice of, convene and hold the Company Shareholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or Superior Offer, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to this Agreement or the Merger.

     (b) Subject to Section 5.2(c): (i) the Board of Directors of Company shall recommend that Company's shareholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Shareholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has unanimously recommended that Company's shareholders vote in favor of
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and adopt and approve this Agreement and the Merger at the Company Shareholders'
Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of Company that Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous, provided that for all purposes of this Agreement, an action by the Board of Directors of Company or a committee thereof shall be unanimous if each member of the Board of Directors or such committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and
(ii) any such member who is unable to vote in connection with such action as a result of death or disability.

     (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Parent (a "NOTICE OF SUPERIOR OFFER") advising Parent that the Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Parent shall not have, within five business days of Parent's receipt of the Notice of Superior Offer, made an offer that the Company's Board of Directors by a majority vote determines in its good faith judgment (based on the written advice of a financial advisor of national standing) to be at least as favorable to Company's shareholders as such Superior Offer (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's shareholders under applicable law and (v) Company shall not have violated any of the restrictions set forth in Section 5.4 or this Section 5.2. Company shall provide Parent with at least three business days prior notice (or such lesser prior notice as provided to the members of the Company's Board of Directors but in no event less than twenty-four hours) of any meeting of the Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider any Acquisition Proposal (as defined in Section 5.4) to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 5.2(c) shall limit the Company's obligation to hold and convene the Company Shareholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified). For purposes of this Agreement, "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of the Company, on terms that the Board of Directors of the Company determines, in its reasonable judgment (based on the written advice of a financial advisor of national standing) to be more favorable to the Company shareholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of the Company's Board of Directors (based on the advice of its financial advisor) to be obtained by such third party on a timely basis.

     (d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

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     5.3  Meeting of Parent Shareholders.

     (a) Promptly after the date hereof, Parent will take all action necessary in accordance with the Minnesota law and its Articles of Incorporation and Bylaws to convene the Parent Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon the Parent Shareholder Approval Matters and such other matters relating to the Contemplated Parent Changes that Parent determines, in consultation with counsel, require Parent shareholder approval under Minnesota law. Parent will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of the Parent Shareholder Approval Matters and will take all other action necessary to secure the vote or consent of its shareholders required by the rules of the Nasdaq Stock Market or Minnesota law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Parent's shareholders in advance of a vote on the Parent Shareholder Approval Matters or, if as of the time for which Parent Shareholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders' Meeting (provided that no such adjournments shall collectively be for more than a total of 30 days, provided that such amendment or supplement is duly circulated prior to expiration of such 30 day period). Parent shall ensure that the Parent Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Parent in connection with the Parent Shareholders' Meeting are solicited, in compliance with the Minnesota law, its Articles of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements.

     (b) (i) The Board of Directors of Parent shall unanimously recommend that Parent's shareholders approve the Parent Shareholder Approval Matters at the Parent Shareholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Parent has unanimously recommended that Parent's shareholders approve the Parent Shareholder Approval Matters; and (iii) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Company, the unanimous recommendation of the Board of Directors of Parent that Parent's shareholders approve the Parent Shareholder Approval Matters. For purposes of this Agreement, said recommendation of the Board of Directors of Parent shall be deemed to have been modified in a manner adverse to Company if said recommendation shall no longer be unanimous, provided, that for all purposes of this Agreement, an action by the Board of Directors of Parent or a committee thereof shall be unanimous if each member of the Board of Directors of Parent or such committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and
(ii) any such member who is unable to vote in connection with such action as a result of death or disability.

     (c) Nothing contained in this Agreement shall prohibit Parent or its Board of Directors from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

     5.4  No Solicitation.

     (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition

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Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; provided, however, that notwithstanding the foregoing, prior to the approval of this Agreement and the Merger at the Company Shareholders' Meeting, this Section 5.4(a) shall not prohibit Company from furnishing nonpublic information regarding Company and its subsidiaries to, or entering into discussions or negotiations with, any person or group who has submitted (and not withdrawn) to Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of Company reasonably concludes (based on the written advice of a financial advisor of national standing) may constitute a Superior Offer if (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4, (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's shareholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Company's confidential information as the Confidentiality Agreement, (4) Company gives Parent at least three business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (5) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by Company.

     For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal by a third party relating to: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 20% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 50% of the assets of the Company; or (C) any liquidation or dissolution of the Company.

     (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 5.4, Company as promptly as practicable shall advise Parent orally and in writing of any request for non-public information that Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

     5.5  Confidentiality; Access to Information.

     (a) Confidentiality Agreement. The parties acknowledge that Company and Parent have previously executed a mutual confidential disclosure agreement, dated as of December 15, 2000 (the "CONFIDENTIALITY

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AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

     (b) Access to Information. Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request. Parent will afford Company and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Parent during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Parent, as Company may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.6 Public Disclosure. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal or any other transactions expected to be announced in connection therewith and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement and Parent has disclosed to Company Parent's operating results for its second quarter and proposed form of press release with respect thereto.

     5.7  Reasonable Efforts; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be required by this Agreement to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or Company or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

     (b) Each of Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective

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subsidiaries that relates to the consummation of the Merger. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.8 Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.9  Stock Options; ESPP; Warrants.

     (a) At the Effective Time, each outstanding Company Option, whether or not then exercisable, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock; and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

     (b) It is intended that Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this
Section 5.9 shall be applied consistent with such intent.

     (c) Company shall take all actions necessary pursuant to the terms of the Company ESPP in order to shorten the participation period(s) under such plan that includes the Effective Time (the "Current Offerings") such that a new purchase date for each such participation period shall occur prior to the Effective Time and shares shall be purchased by Company ESPP participants prior to the Effective Time. The Current Offerings shall expire immediately following such new purchase date, and the Company ESPP shall terminate immediately prior to the Effective Time. Subsequent to such new purchase date, Company shall take no action, pursuant to the terms of the Company ESPP, to commence any new offering period.

     (d) At the Effective Time, each outstanding Company Warrant, whether or not then exercisable, will be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Company Warrant immediately prior to the Effective Time (including, without limitation, any vesting provisions), except that (i) each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock; and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the exercise price per
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share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

     5.10 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options as soon as is reasonably practicable, after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding. This provision creates no third party beneficiary rights.

     5.11  Indemnification.

     (a) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, to the fullest extent permitted under applicable law, the individuals who on or prior to the Effective Time were officers or directors of Company (collectively, the "INDEMNIFIED PARTIES") with respect to all acts or omissions by them in their capacities as such or taken at the request of Company or any of its subsidiaries at any time on or prior to the Effective Time. In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations of the Surviving Corporation or the Parent, as the case may be, as set forth in this Section 5.11. From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and the Indemnified Parties and any indemnification provisions under Company's Articles of Incorporation or Bylaws as in effect on the date hereof. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable as those contained in the Articles of Incorporation and Bylaws of Company as in effect on the date of this Agreement (subject to variations required by applicable law), which provisions will not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors or officers of Company, unless such modification is required by law.

     (b) For a period of five years after the Effective Time, Parent will procure directors' and officers' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering those persons who are currently covered by Company's directors' and officers' liability insurance policy on terms with respect to coverage and in amounts no less favorable than those applicable to the current directors and officers of Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 200% of such annual premium) (or in the case of a lump sum payment for tail coverage for such entire five year period, in excess of $1,500,000).

     (c) This Section 5.11 shall survive the consummation of the Merger, is intended to benefit Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties. The obligations of Parent under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.11 applies without the consent of the affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section
5.11 applies shall be third party beneficiaries of this Section 5.11).

     5.12 Parent Shareholder Approval Matters. Parent will submit to its shareholders for consideration at the Parent Shareholders' Meeting a proposal to
(i) approve the issuance of stock pursuant to the Merger (incorporating approval to amend the Parent's Articles of Incorporation to increase to 200 million the number of shares of Parent's Common Stock authorized) (and in connection therewith approve both the Parent Bylaw Amendment and the Parent Appointment Confirmation) (ii) amend Parent's Articles of Incorporation to change the name of the Parent to Interland, Inc. as of immediately prior to the Effective Time (collectively, "PARENT SHAREHOLDER APPROVAL MATTERS"). Parent shall take the actions required by Section 1.5. In addition, Parent may, notwithstanding any other provision of this Agreement, increase the number of shares issuable
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pursuant to options granted under the HostPro's 2000 Equity Incentive Plan to 10 million shares, as adjusted, and implement such amendment.

     5.13 Nasdaq Listing. Parent agrees to seek authorization for listing on the Nasdaq Stock Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, effective upon official notice of issuance.

     5.14 Letters of Accountants. Company and Parent shall use their respective reasonable efforts to cause to be delivered to Parent letters of Company's and Parent's independent accountants, respectively, dated no more than two business days before the date on which the Registration Statement becomes effective (and satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.15 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

     5.16  Certain Employee Benefits.

     (a) As soon as practicable after the execution of this Agreement but prior to the Closing Date, Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements, with the objective of Parent providing each Company employee with compensation and benefits that are not less favorable in the aggregate than those provided by Company or any of its affiliates immediately prior to the Closing Date. Company shall terminate any Company Employee Plans immediately prior to the Effective Time if requested by Parent. In addition, Company agrees that it and its subsidiaries shall terminate any and all severance, separation, retention and salary continuation plans, programs or arrangements (other than contractual agreements disclosed on the Company Disclosure Letter) either prior to signing hereof or prior to Closing. Each Company employee shall receive credit for prior service to Company for purposes of determining eligibility for benefits under Parent's employee benefits plans.

     (b) Within 7 days after the execution of this Agreement, (ii) the Company will issue a guarantee of the obligations of Ken Gavranovic to Bear Stearns Co., Inc. to repay a $3,400,000 loan, and (ii) simultaneously with such guarantee, the Company will enter into an agreement with Mr. Gavranovic pursuant to which he will agree to promptly repay to the Company (and after the Effective Time, Parent) any amounts that Company or Parent may pay pursuant to such guarantee, which obligation will be secured by a lien in all the shares of the Company owned by Mr. Gavranovic that is junior only to the lien of Bear Stearns, and he will agree that the Company (and after the Effective Time, Parent) will be entitled to offset any such amounts he may owe to the Company (and after the Effective Time, to the Parent or the Company) against any amounts (whether salary, severance pay, or otherwise) payable at any time by the Company (and after the Effective Time, by Parent or Company) to him.

     5.17 Tax Matters. Each of Parent, Merger Sub and Company agrees that it will not take any action, or fail to take any action, which action or failure to act would be reasonably likely to cause the Merger to fail to qualify as a "reorganization" pursuant to the provisions of Section 368 of the Code.

     5.18 Bridge Loan Credit Facility. Parent and Company shall on the date hereof enter into a Bridge Loan and Security Agreement in the form attached hereto as Exhibit 5.18A ("LOAN AGREEMENT"), providing for advances to be made thereunder on the terms and subject to the conditions therein specified. Among other provisions, the Loan Agreement provides for advances thereunder, if Closing is delayed beyond June 30, 2001 provided that Company is not primarily responsible for such delay and Parent has not notified Company of such fact prior to such date ("NOTICED COMPANY DELAY") and provided Company is not in material default under this Agreement which default is by its nature not curable or which default is curable but is not cured within 10 days after the giving of written notice thereof ("MATERIAL DEFAULT"), in the maximum aggregate
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amount of $10,000,000 or, if Closing is delayed beyond August 31, 2001 provided that there is no Noticed Company Delay (noticed prior to August 31) and provided that Company is not in Material Default under this Agreement, in the maximum aggregate amount of $20,000,000 (the "BRIDGE LOAN"), with the obligation to repay each advance thereunder being evidenced by an interest bearing promissory note in the form of Exhibit 5.18B (calling for a term of six months from the date of termination of this Agreement, provided that if the Agreement is terminated by Company pursuant to Section 7.1 (a), (b), (c), (d), (e) or (i) the note shall be due and payable immediately) and with the Bridge Loan being secured as provided in the Loan Agreement. The aggregate amount of all amounts due under the Loan Agreement is herein referred to as the "AGGREGATE BRIDGE LOAN AMOUNT". The Loan Agreement shall be conformed to the extent it is inconsistent with this Section 5.18. Notwithstanding any other provisions of this Agreement, if the dispute resolution process set out in Section 1.6 delays the Effective Time beyond the initially scheduled date therefore (as set forth in the Registration Statement) for the respective meetings of Parent shareholders and Company shareholders contemplated by Sections 5.2 and 5.3 hereof, then Parent will have no obligation to advance more than an aggregate of $5,000,000 under the Loan Agreement.

     5.19 Parent Ownership of Company Capital Stock. Parent hereby acknowledges and agrees that it does not own any shares of Company Common Stock or other capital stock of the Company. Parent further agrees that it will not acquire any shares of Company Common Stock prior to the Effective Time.

     5.20 Anti-takeover Measures. After Closing, Parent's Board of Directors shall in good faith evaluate the adoption of a shareholder rights plan and other standard anti-takeover measures.

     5.21 Registration Rights. Concurrently with the execution of this Agreement, Parent, Company and MTI will enter into the New Registration Rights Agreement in the form attached as Exhibit 5.20A ("NEW REGISTRATION RIGHTS AGREEMENT"). Company will exercise its best efforts to cause the Founder Parties and the Existing Holders to enter into the Amended Registration Rights Agreement in the form attached as Exhibit 5.20B ("AMENDED REGISTRATION RIGHTS AGREEMENT") prior to the Effective Time, and Parent shall enter into, and shall cause MTI to enter into, the same. The Amended Registration Rights Agreement is similar in form to the existing Company Registration Rights Agreement between Company and certain of its existing investors and warrant holders ("EXISTING HOLDERS"), but has been amended (which amendment would require the consent of such Existing Holders) to add Ken Gavranovic, Waldemar Fernandez and the Company's other current officers and directors (collectively "FOUNDER PARTIES"), Parent, and MTI, as parties, and to amend that agreement to apply to Parent securities held by such parties after the Merger (regardless of whether Parent would otherwise be required to assume or be bound by the existing Company Registration Rights Agreement by virtue of the Merger, which Parent does not concede), and to clarify that in the event of underwriter cutbacks, Founder Parties will be cut back first, then other former Company stockholders and warrant holders, and then MTI.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Company Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been approved, by the requisite vote of the shareholders of Company under applicable law and the Company Charter Documents.

          (b) Parent Shareholder Approval. The Parent Shareholder Approval Matters shall have been approved by the requisite vote of the shareholders of Parent under applicable law and the Parent Charter Documents.

          (c) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any

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     part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

          (d) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated.

     6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such date), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Material Adverse Effect on Parent or the HostPro Business. It is understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

          (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent relating to the HostPro Business shall have occurred since the date of this Agreement and be continuing.

          (d) Parent Board of Directors. All actions necessary in order for the New Directors nominated solely by the Company (and if a third nominee is mutually agreed and accepts such nomination, such jointly nominated New Director) to become members of the Parent Board of Directors, and to adopt the Parent Bylaw Amendment and to effect the Parent Appointment Confirmation, upon the Effective Time shall have occurred.

          (e) Key Executive. The Employment Agreement between Parent and Ken Gavranovic executed concurrently herewith but effective as of the Effective Time ("EMPLOYMENT AGREEMENT") shall not have been terminated by Parent and Parent shall have appointed Mr. Gavranovic as Vice Chairman of Parent as of the Effective Time.

          (f) MTI Shareholder Agreement; Shareholder Agreement. MTI and Parent, shall have executed the MTI Shareholder Agreement in the form attached hereto as Exhibit 6.2(g)(1) ("MTI SHAREHOLDER AGREEMENT") and the Shareholder Agreement in the form attached hereto as Exhibit 6.2(g)(2) ("SHAREHOLDER AGREEMENT") to be entered into with Ken Gavranovic and various affiliates of Company who collectively own 38% of the Company's outstanding stock as of the Effective Time ("SHAREHOLDER SIGNITORS").

          (g) PC Business. Prior to the Effective Time, Parent shall have either entered into a binding agreement to sell the PC Business or announced and commenced the winding down of the PC Business.

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     6.3  Additional Conditions to the Obligations of Parent and Merger Sub. The
obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

          (a) Representations and Warranties. The representations and warranties of Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such date), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Material Adverse Effect on Company. It is understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

          (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

          (c) Material Adverse Effect. No Material Adverse Effect with respect to Company shall have occurred since the date of this Agreement and be continuing.

          (d) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business of Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of Company or any of its subsidiaries or of Parent or any of its subsidiaries, (ii) seeking to impose or confirm limitations on the ability of Parent or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to shareholders or
     (iii) seeking to require divestiture by Parent or any of its subsidiaries of any such shares.

          (e) Consents. (i) All required approvals or consents of any Governmental Entity or other person in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, shall have expired) unless the failure to receive any such approval or consent would not be reasonably likely, directly or indirectly, to result in a Material Adverse Effect on Parent and its subsidiaries (including, for the purposes of this condition, Company and its subsidiaries), taken as a whole, and (ii) all such approvals and consents that have been obtained shall be on terms that are not reasonably likely, directly or indirectly, to result in a Material Adverse Effect on Parent and its subsidiaries (including, for the purposes of this condition, Company and its subsidiaries), taken as a whole.

          (f) Key Executive. Ken Gavranovic shall have accepted employment with the Surviving Company pursuant to the Employment Agreement as of the Effective Time and shall have accepted a position as Vice Chairman of Parent.

          (g) MTI Shareholder Agreement; Shareholder Agreement. The Shareholder Signitors shall have entered into the MTI Shareholder Agreement and the Shareholder Agreement.

          (h) Assumption of HostPro Options by Merger. All options, whether or not then exercisable, to purchase shares of stock of HostPro, Inc., a wholly owned subsidiary of Parent ("HOSTPRO") issued under the HostPro Incentive Plan 1 or the HostPro Incentive Plan 2 (the "HOSTPRO OPTIONS") shall have been converted into options to purchase Parent Common Stock by virtue of the merger of HostPro with and into a wholly owned subsidiary of Parent and Parent's assumption of such options. Each HostPro Option
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     so converted and assumed by Parent by virtue of such merger will continue to have, and be subject to, the same terms and conditions set forth in the applicable HostPro Incentive Plan (including, without limitation, any repurchase rights or vesting provisions), except that (i) each HostPro Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of HostPro Common Stock that were issuable upon exercise of such HostPro Option immediately prior to the effective time of such merger multiplied by 0.5715 (the "HOSTPRO EXCHANGE RATIO"), rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such converted and assumed HostPro Option will be equal to the quotient determined by dividing the exercise price per share of HostPro Common Stock at which such HostPro Option was exercisable immediately prior to the effective time of such merger by the HostPro Exchange Ratio, rounded up to the nearest whole cent and (iii) provisions thereof prohibiting exercise of HostPro options prior the earlier of 5 years or the filing of a registration statement on Form S-1 with respect to HostPro capital stock shall be deemed satisfied (by virtue of now having registered Parent securities) and terminated. Continuous employment with HostPro, Parent's parent entity, Parent, or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed HostPro Options after the effective time of such merger.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the shareholders of Company or Parent:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

          (b) by either Company or Parent if the Merger shall not have been consummated by November 30, 2001 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; and provided, further upon a Termination Date Adjustment by Parent pursuant to Section 1.6(a)(ii), the foregoing date shall automatically be deemed to be September 30, 2001.

          (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d) by either Company or Parent, if the approval of the Merger by the shareholders of Company shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company shareholders duly convened therefore or at any adjournment thereof permitted hereunder; provided, however, that the right to terminate this Agreement under this
     Section 7.1(d) shall not be available to Company where the failure to obtain the Company Shareholder Approvals shall have been caused by (i) the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement or (ii) a breach of the Voting Agreement by any party thereto other than Parent;

          (e) by either Company or Parent, if the Parent Shareholder Approval Matters shall not have been approved by the requisite vote of Parent shareholders by reason of the failure to obtain the respective required votes at a meeting of Parent shareholders duly convened therefore or at any adjournment thereof permitted hereunder; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Parent where the failure to obtain the Parent Shareholder Approvals shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

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          (f) by Parent (at any time prior to the approval of the Merger by the required vote of the shareholders of Company) if a Triggering Event (as defined below) shall have occurred;

          (g) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(g) for 30 days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (g) if such breach by Parent is cured during such 30-day period, or if Company shall have materially breached this Agreement); or

          (h) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(h) for 30 days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (h) if such breach by Company is cured during such 30-day period, or if Parent shall have materially breached this Agreement).

          (i) by Company, in the event that Parent's Net Available Cash at Closing (as calculated and adjusted pursuant to Section 1.6(a) hereof) is less than an amount equal to (x) $100,000,000 less (y) the Aggregate Bridge Loan Amount (as defined in Section 5.18); provided that the right to terminate pursuant to this Section 7.1(i) shall terminate in the event that more than $10,000,000 is advanced to Company under the Bridge Loan; and provided further that such right may not be exercised if MTI by means of a capital contribution tops up the Parent's Net Available Cash at Closing to $100,000,000 less the Aggregate Bridge Loan Amount.

     For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Proxy Statement/Prospectus the unanimous recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) Company shall have entered into any letter of intent of similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vi) Company shall have materially breached any of the provisions of Sections 5.2 or 5.4; or (vii) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent, and Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

     7.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to

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the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3  Fees and Expenses.

     (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

     (b) Company Payments. In the event that this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.1(d), 7.1(f) or 7.1(h), the Company shall promptly, but in no event later than two days after the date of such termination, in addition to paying the Aggregate Bridge Loan Amount pursuant to the Bridge Loan, pay Parent a fee in immediately available funds in an amount equal to the sum of (x) three million five hundred thousand dollars ($3,500,000.00) plus (y) the Aggregate Bridge Loan Amount (but not to exceed an additional $2,100,000.00 dollars, thereby increasing such fee due under clauses
(x) and (y) to a maximum of $5,600,000) (the "TERMINATION FEE"); provided, that in the case of a termination under Section 7.1(d) prior to which no Triggering Event has occurred or under Section 7.1(h) (and for the avoidance of doubt a termination under Section 7.1(f) shall not be construed to be a termination under Section 7.1(h), (i) such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (B) within 12 months following the termination of this Agreement, either a Company Acquisition (as defined below) is consummated, or the Company enters into an agreement providing for a Company Acquisition and such Company Acquisition is later consummated with the person (or another person controlling, controlled by, or under common control with, such person) with whom such agreement was entered into (regardless of when such consummation occurs if the Company has entered into such an agreement within such 12-month period), and (ii) such payment shall be made promptly, but in no event later than two days after the consummation of such Company Acquisition (regardless of when such consummation occurs if the Company has entered into such an agreement within such twelve-month period). Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

     For the purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or the parent thereof, (ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of

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beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

     (c) Parent Payments. In the event that this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.1(e) due to failure of Parent to obtain the requisite approval for the Merger, Parent shall promptly, but in no event later than two days after the date of such termination, pay Company a fee in immediately available funds in an amount equal to three million five hundred thousand dollars ($3,500,000.00); provided, that such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced a proposal to make a Parent Acquisition and (B) within 12 months following the termination of this Agreement, either a Parent Acquisition (as defined below) is consummated, or the Parent enters into an agreement providing for a Parent Acquisition and such Parent Acquisition is later consummated with the person (or another person controlling, controlled by, or under common control with, such person) with whom such agreement was entered into (regardless of when such consummation occurs if the Parent has entered into such an agreement within such 12-month period), and
(ii) such payment shall be made promptly, but in no event later than two days after the consummation of such Parent Acquisition (regardless of when such consummation occurs if the Parent has entered into such an agreement within such twelve-month period). Parent acknowledges that the agreements contained in this
Section 7.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Company would not enter into this Agreement. Accordingly, if the Parent fails to pay in a timely manner the amount due pursuant to this Section 7.3(c), and, in order to obtain such payment, Company makes a claim that results in a judgment against the Parent for the amount set forth in this Section 7.3(c), Parent shall pay to Company its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount set forth in this Section 7.3(c) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(c) shall not be in lieu of damages incurred in the event of breach of this Agreement.

     For the purposes of this Agreement, "PARENT ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement and other than any of the Contemplated Parent Changes); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Parent pursuant to which the shareholders of the Parent immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or the parent thereof, (ii) a sale or other disposition by the Parent of assets representing in excess of 50% of the aggregate fair market value of the Parent's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Parent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Parent.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

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                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

        (a) if to Parent or Merger Sub, to:

            Micron Electronics, Inc.
            900 East Karcher Road
            Nampa, ID 83687
            Attention: President
            Facsimile No.: 208-898-3424

            with a copy to:
            Fenwick & West LLP
            Two Palo Alto Square
            Palo Alto, California 94306
            Attention: David W. Healy
            Facsimile No.: 650-494-1417

        (b) if to Company, to:

            Interland, Inc.
            101 Marietta Street
            Suite 200
            Atlanta, GA 30303
            Attention: President
            Facsimile No.: 404-720-3701

            with a copy to:

            Kilpatrick Stockton LLP
            1100 Peachtree Street
            Suite 2800
            Atlanta, GA 30309-4530
            Attention: David A. Stockton
            Facsimile No.: 404-815-6624

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        (b) if to the MEI Shareholder Representative, to:

            Micron Technology, Inc.
            8000 S. Federal Way
            Boise, ID 83707
            Attention: President
            Facsimile No.: (208) 368-4242

            with a copy to:

            Wilson Sonsini Goodrich & Rosati,
            Professional Corporation
            650 Page Mill Road
            Palo Alto, CA 94304
            Attention: John A. Fore
            Facsimile No.: 650-493-6811

     8.3  Interpretation; Certain Defined Terms.

     (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "WITHOUT LIMITATION." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity, except as herein expressly otherwise provided. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

     (b) For purposes of this Agreement, the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the officers or directors of such party has actual knowledge of such matter, after reasonable inquiry of such matter including consultation with counsel as to representations dealing with determination relating to laws or legal matters. For purposes of this definition, the "officers and directors" of Company shall be those person listed as Company officers and directors in the most recent applicable Company SEC Reports.

     (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect results from
(i) changes in general economic conditions, (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a disproportionate manner) or (iii) changes in the trading prices for such entity's or its parent's capital stock; or (iv) the announcement of the Merger, or the transactions contemplated by this Agreement; or, (v) in the case of Parent or its Subsidiaries, the Disposition (including any sale of PC Business-related Intellectual Property rights, real property or SpecTek to Parent's parent entity), any sale of the Parent's "SpecTek" business or related assets, any Payment, or any other Contemplated Parent Changes, or the announcement of any thereof, or any changes in Parent's or any Subsidiary's financial condition, results of operation or assets resulting from any thereof, or any such changes resulting from continued operational losses in connection with the PC Business or otherwise resulting primarily from the continued operation of the PC Business or the Parent's SpecTek business, or (vi) in the case of Parent and its Subsidiaries, any failure of Net Available Cash to equal or exceed two hundred million dollars ($200,000,000.00) at Closing.

     (d) For purposes of this Agreement, amounts, changes, increases, events, assets, agreements, contracts or licenses exceeding $100,000.00 in value shall be deemed "MATERIAL;" provided, however, that only claims, obligations or other liabilities exceeding $250,000.00 in value shall be deemed a "MATERIAL LIABILITY."
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

     (e) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     (f) For purposes of this Agreement, "SUBSIDIARY" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 1.12 and in Section 5.11.

     8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

     8.11 Waiver Of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                           *     *     *     *     *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

                                          MICRON ELECTRONICS, INC.

                                          By:      /s/ JOEL J. KOCHER
                                            ------------------------------------
                                              Joel J. Kocher
                                              Chairman and Chief Executive
                                              Officer

                                          IMAGINE ACQUISITION CORPORATION

                                          By:      /s/ JOEL J. KOCHER
                                            ------------------------------------
                                              Joel J. Kocher
                                              Chairman and Chief Executive
                                              Officer

                                          INTERLAND, INC.

                                          By:    /s/ KENNETH GAVRANOVIC
                                            ------------------------------------
                                              Kenneth Gavranovic
                                              President and Chief Executive
                                              Officer

                                                                         ANNEX B

                                                                  March 22, 2001

The Board of Directors
Micron Electronics, Inc.
900 E. Karcher Road
Nampa, ID 83687-3045

Members of the Board:

     You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Board of Directors as to the fairness, from a financial point of view, to the holders of the common stock of Micron Electronics, Inc. ("MEI") of the Exchange Ratio (defined below) provided for in the Agreement and Plan of Merger, dated as of March 22, 2001 (the "Merger Agreement"), by and among MEI, Interland Inc. ("Interland") and Interland Acquisition Corporation, a wholly owned subsidiary of MEI ("Merger Sub"). The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Interland (the "Merger") pursuant to which each outstanding share of the common stock, no par value, of Interland ("Interland Common Stock") will be converted into the right to receive 0.8610 (the "Exchange Ratio") of a share of the common stock, par value $0.01 per share, of MEI ("MEI Common Stock").

     In arriving at our Opinion, we:

          (a) reviewed the Merger Agreement;

          (b) reviewed audited financial statements of MEI for the fiscal years ended August 31, 1999 and August 31, 2000 and for the three-month period ended November 30, 2000 and audited financial statements of Interland for fiscal years ended December 31, 1998 and December 31, 1999 and for the nine-month period ended September 30, 2000;

          (c) reviewed unaudited financial statements of Interland for the three-month period ended December 31, 2000;

          (d) reviewed and discussed with the managements of MEI and Interland financial forecasts relating to MEI and Interland and certain other financial and business information relating to MEI and Interland;

          (e) reviewed historical market prices and trading volume for MEI Common Stock and Interland Common Stock;

          (f) held discussions with the senior managements of MEI and Interland with respect to the businesses and prospects for future growth of MEI and Interland;

          (g) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to MEI and Interland;

          (h) reviewed and analyzed certain publicly available information for transactions that we deemed comparable to the Merger;

          (i) performed discounted cash flow analyses of MEI and Interland using certain assumptions of future performance provided to or discussed with us by the managements of MEI and Interland;

          (j) reviewed public information concerning MEI and Interland; and

          (k) performed such other analyses and reviewed such other information as we deemed appropriate.

     In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by MEI, Interland and their respective employees, representatives and affiliates. With respect to forecasts relating to MEI and Interland which we reviewed and discussed with the managements of MEI and Interland, we assumed, at the direction of the management of MEI, without independent verification or investigation, that such forecasts were prepared on bases reflecting the best available estimates and judgments as to the future financial condition and operating results of MEI and Interland. With respect to estimated costs related to sales or dispositions of assets, we have relied solely upon estimates of MEI management. We have assumed, with the consent of MEI, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and as a purchase in accordance with generally accepted accounting principles. In addition, we have assumed with the consent of MEI that, in the course of obtaining the necessary regulatory or third party approvals for the Merger, no limitations, restrictions or conditions will be imposed that would have a material adverse effect on MEI, Interland or the contemplated benefits to MEI of the Merger. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities (contingent or otherwise) of MEI, Interland or affiliated entities. In connection with our engagement, we were not requested to, and we did not, solicit any third party indications of interest in the acquisition of all or any part of MEI. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of MEI or Interland or the price at which the MEI Common Stock or Interland Common Stock will trade upon or subsequent to announcement or consummation of the Merger. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

     As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

     We have acted as financial advisor to MEI in connection with the Merger and to the Board of Directors of MEI in rendering this Opinion and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We also will receive a fee upon the delivery of this Opinion. CIBC World Markets has in the past provided services to Micron Technology, Inc. unrelated to the proposed Merger, for which services we have received compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of MEI and Interland for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of MEI Common Stock. This Opinion is for the use of the Board of Directors of MEI in its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the Merger.

                                          Very truly yours,

                                          CIBC WORLD MARKETS CORP.

                                                                         ANNEX C

Bear, Stearns & Co. Inc.
245 Park Avenue
New York, New York 10167
www.bearstearns.com
Tel 212-272-2000

                                                                  March 23, 2001

The Board of Directors
Interland, Inc.
303 Peachtree Center Avenue
Atlanta, GA 30303

Ladies and Gentlemen:

     We understand that Interland, Inc. ("Interland") and Micron Electronics, Inc. ("Micron") propose to enter into an Agreement and Plan of Merger, dated as of March 22, 2001 (the "Agreement"), pursuant to which a newly-formed subsidiary of Micron will be merged with and into Interland (the "Merger"), with Interland continuing as the surviving corporation in the Merger as a wholly-owned subsidiary of Micron. The terms and conditions of the Merger are more fully set forth in the Agreement, a copy of which has been furnished to us. All capitalized terms not otherwise defined herein shall have the same meaning as defined in the Agreement.

     Pursuant to the Agreement, each outstanding share of common stock, no par value per share, of Interland ("Interland Common Stock") shall be converted into the right to receive 0.8610 shares (the "Minimum Exchange Ratio") of common stock, par value $0.01 per share, of Micron ("Micron Common Stock"). We further understand (i) that Micron has entered into a binding agreement to sell its SpecTek business and certain related assets to Micron Technology, Inc. and (ii) that, pursuant to the Agreement, Micron shall have either entered into a binding agreement to sell or commenced the winddown of the PC Business prior to consummation of the Merger (the "Restructuring"). After giving effect to the Restructuring and the related final determination as to the NAC Reserve, Micron shall have Net Available Cash of $200 million upon consummation of the Merger. To the extent Micron provides Net Available Cash of less than $200 million (subject to certain adjustments) upon consummation of the Merger, the Minimum Exchange Ratio shall be increased pursuant to a schedule set forth in the Agreement (together with the Minimum Exchange Ratio, the "Exchange Ratio"). In addition, options and warrants to purchase shares of Interland Common Stock shall be exchanged for options and warrants to purchase shares of Micron Common Stock subject to adjustment based on the Exchange Ratio.

     You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Interland Common Stock.

     In the course of performing our review and analyses for rendering this opinion, we have:

     - reviewed the Agreement;

     - reviewed Interland's (i) Annual Report on Form 10-K for the year ended December 31, 2000, (ii) Registration Statement on Form S-1 which became effective on July 24, 2000 and the Prospectus contained therein, (iii) unaudited financial results for the two months ended February 28, 2001 and (iv) reports on Form 8-K for the year ended December 31, 2000 and through the date hereof;

     - reviewed Micron's (i) Annual Report on Form 10-K for the fiscal year ended August 31, 2000, (ii) Quarterly Report on Form 10-Q for the period ended November 30, 2000, (iii) unaudited financial results for the two months ended January 31, 2001 and (iv) reports on Form 8-K for the three years ended December 31, 2000 and through the date hereof;

     - reviewed certain operating and financial information, including projections for the three years ending December 31, 2003, prepared and provided to us by Interland's management relating to Interland's business and prospects on a standalone basis;

     - reviewed certain operating and financial information, including projections for the three years ending August 31, 2003, prepared and provided to us by Micron's management relating to Micron's business and prospects on a standalone basis giving effect to the Restructuring;

     - reviewed certain estimates of cost savings and other combination benefits expected to result from the Merger, prepared and provided to us by Interland's management;

     - met with certain members of Interland's and Micron's senior management to discuss each company's respective business, operations, historical and projected financial results and future prospects;

     - reviewed the historical prices, trading multiples and trading volumes of the shares of Interland Common Stock and Micron Common Stock;

     - reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Interland and Micron;

     - reviewed the terms of recent mergers and acquisitions involving companies which we deemed generally comparable to Interland;

     - reviewed the pro forma financial results, financial condition and capitalization of Micron on a pro forma basis giving effect to the Restructuring and the Merger; and

     - conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projections and synergy estimates, provided to us by Interland and Micron. With respect to Interland's and Micron's projected financial results and the potential synergies that could be achieved upon consummation of the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Interland and Micron as to the expected future performance of Interland and Micron on a standalone basis and of Micron on a pro forma basis giving effect to the Restructuring and the Merger. We have further assumed the accuracy of, and relied upon information provided by, Micron's management relating to (i) the cost estimates relating to effecting the Restructuring, (ii) the impact of the Restructuring on Micron's financial statements and projections and (iii) the timing of the Restructuring. We have not assumed any responsibility for the independent verification of any such information or of the projections, synergy estimates and information relating to the Restructuring provided to us, and we have further relied upon the assurances of the senior managements of Interland and Micron that they are unaware of any facts that would make the information, projections, synergy estimates and information relating to the Restructuring provided to us incomplete or misleading.

     In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Interland and Micron, nor have we been furnished with any such appraisals. During the course of our engagement, we were asked by the Board of Directors of Interland to solicit indications of interest from various third parties regarding a transaction with Interland, and we have considered the results of such solicitation in rendering our opinion. We have assumed that the Merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Interland or Micron on a standalone basis or on Micron on a pro forma basis giving effect to the Restructuring and the Merger.

     We do not express any opinion as to the price or range of prices at which the shares of Interland Common Stock or Micron Common Stock may trade subsequent to the announcement of the Restructuring and the

Merger or as to the price or range of prices at which the shares of Micron Common Stock may trade subsequent to the consummation of the Restructuring and the Merger.

     We have acted as a financial advisor to Interland in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. Bear Stearns has been previously engaged by Interland to provide certain investment banking and financial advisory services for which we received customary fees. In the ordinary course of business, Bear Stearns may actively trade the equity securities of Interland or Micron for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is intended for the benefit and use of the Board of Directors of Interland in connection with its consideration of the Merger. This letter does not constitute a recommendation to the Board of Directors of Interland or any holders of shares of Interland Common Stock as to how to vote in connection with the Merger. This opinion does not address Interland's underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Interland or the effects of any other transaction in which Interland might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of shares of Interland Common Stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

     Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of shares Interland Common Stock.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                                                         ANNEX D

                     EXCHANGE RATIO ADJUSTMENT SCHEDULE(1)
                             (DOLLARS IN THOUSANDS)

AVAILABLE CASH   EXCHANGE RATIO
--------------   --------------
   $200,000          0.8610

   $190,000          0.8892

   $180,000          0.9194

   $170,000          0.9516

   $160,000          0.9863

   $150,000          1.0235

   $140,000          1.0636

   $130,000          1.1071

   $120,000          1.1543

   $110,000          1.2058

   $100,000          1.2621

   $ 90,000          1.3239

   $ 80,000          1.3921

   $ 70,000          1.4677

   $ 60,000          1.5519

   $ 50,000          1.6465

   $ 40,000          1.7533

   $ 30,000          1.8749

   $ 20,000          2.0147

   $ 10,000          2.1769

   $      0          2.3676

---------------

(1) To the extent that the amount of Available Cash is between two of the $10 million increments in the column entitled "Available Cash," the exchange ratio will be linearly interpolated, rounding to the nearest ten thousandth, between the two exchange ratios in the column entitled "Exchange Ratio" corresponding to those $10 million increments in the column entitled "Available Cash."

                                                                         ANNEX E

                                VOTING AGREEMENT

     This VOTING AGREEMENT (the "AGREEMENT") is made and entered into as of March 22, 2001, between Micron Electronics, Inc., a Minnesota corporation ("MEI"), Micron Technology, Inc., a Delaware corporation ("MTI"), and the undersigned shareholders (the "SHAREHOLDERS," and individually a "SHAREHOLDER") of Interland, Inc., a Georgia corporation ("COMPANY").

                                    RECITALS

     A. Concurrently with the execution of this Agreement, MEI, Company and Interland Acquisition Corporation, a Delaware corporation and a wholly owned first-tier subsidiary of MEI ("MERGER SUB"), are entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT") that provides for the merger of Merger Sub with and into Company (the "MERGER"). Pursuant to the Merger, shares of common stock of Company, no par value per share ("COMPANY COMMON STOCK") will be converted into shares of common stock of MEI, $0.01 par value per share ("MEI COMMON STOCK") on the basis described in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

     B. Shareholder is the record holder of such number of outstanding shares of Company Common Stock as is indicated on the final page of this Agreement.

     C. As a material inducement to enter into the Merger Agreement, MEI desires the Shareholders to agree, and each Shareholder is willing to agree, to vote the Shares (as defined below), and such other shares of capital stock of Company over which Shareholder has voting power, so as to facilitate consummation of the Merger.

     D. MTI is the record holder of such number of outstanding shares of MEI Common Stock as is indicated on the final page of this Agreement.

     E. As a material inducement to enter into the Merger Agreement, the Company desires MTI to agree, and MTI is willing to agree, to vote the MEI Shares (as defined below), and such other shares of capital stock of MEI over which MTI has voting power, so as to facilitate consummation of the Merger.

     In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

     1. AGREEMENT TO VOTE SHARES

     1.1  Definitions. For purposes of this Agreement:

          (a) Shares. The term "SHARES" shall mean all issued and outstanding shares of Company Common Stock owned of record or beneficially by Shareholder or over which Shareholder exercises voting power, in each case, as of the record date for persons entitled (i) to receive notice of, and to vote at the meeting of the shareholders of Company called for the purpose of voting on the matters referred to in Section 1.2, or (ii) to take action by written consent of the shareholders of Company with respect to the matters referred to in Section 1.2. Shareholder agrees that any shares of capital stock of Company that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership or over which Shareholder exercises voting power after the execution of this Agreement and prior to the date of termination of this Agreement pursuant to Section 7 below shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares on the date hereof.

          (b) Subject Securities. The term "SUBJECT SECURITIES" shall mean: (i) all securities of Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock beneficially owned by Shareholder as of the date of this Agreement; and (ii) all additional securities of Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Shareholder acquires ownership during the period from the date of this Agreement through the earlier of termination of this Agreement pursuant to Section 4 below or the record date for the meeting at which shareholders of Company are asked to vote upon approval of the Merger Agreement and the Merger.

          (c) Transfer. Shareholder or MTI shall be deemed to have effected a "TRANSFER" of a security if Shareholder or MTI directly or indirectly: (i) sells, pledges, encumbers, transfers or disposes of, or grants an option with respect to, such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale, pledge, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein. Notwithstanding the foregoing, a transfer of MEI shares by MTI to the MTI Foundation is excluded from the definition of "Transfer" for purposes of this Agreement, so long as the Foundation also enters into this agreement with respect to such transferred shares.

     1.2 Agreement to Vote Shares. Shareholder hereby covenants and agrees that, during the period commencing on the date hereof and continuing until the first to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement (the "EFFECTIVE TIME") and (ii) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of Company, however called, or in connection with any written consent of the shareholders of Company, Shareholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares:

          (1) in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the other actions contemplated by the Merger Agreement and any actions required in furtherance thereof;

          (2) against approval of any proposal made in opposition to or in competition with the consummation of the Merger, including, without limitation, any Acquisition Proposal or Superior Offer (each as defined in the Merger Agreement) or any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement or of the Shareholder under this Agreement.

     Shareholder further agrees not to enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 1.2.

     1.3. Transfer and Other Restrictions. (a) Prior to the termination of this Agreement, Shareholder agrees not to, directly or indirectly:

          (i) except pursuant to the terms of the Merger Agreement, offer for sale, Transfer or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale Transfer or other disposition of any or all of the Subject Securities or any interest therein except as provided in Section 1.2 hereof;

          (ii) grant any proxy, power of attorney, deposit any of the Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Securities except as provided in this Agreement; or

          (iii) take any other action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling Shareholder from performing its obligations under this Agreement.

     (b) To the extent Shareholder is, as of the date hereof, party to a contract or agreement that requires Shareholder to Transfer Shares to another person or entity (excluding a contract or agreement pledging Shares to Company), Shareholder will not effect any such Transfer unless and until the transferee agrees to be bound by and executes an agreement in the form of this Agreement with respect to the Shares to be Transferred. Nothing herein shall prohibit Shareholder from exercising (in accordance with the terms of the option or warrant, as applicable) any option or warrant Shareholder may hold; provided that the securities acquired upon such exercise shall be deemed Shares.

     1.4 Irrevocable Proxy. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to MEI a proxy in the form attached hereto as
Exhibit I (the "PROXY"), which shall be irrevocable, with respect to the Shares, subject to the other terms of this Agreement.

     2. AGREEMENT TO VOTE MEI SHARES

     2.1  Definitions. For purposes of this Agreement:

          (a) MEI Shares. The term "MEI SHARES" shall mean all issued and outstanding shares of MEI Common Stock owned of record or beneficially by MTI or over which MTI exercises voting power, in each case, as of the record date for persons entitled (i) to receive notice of, and to vote at the meeting of the shareholders of MEI called for the purpose of voting on the matters referred to in Section 2.2, or (ii) to take action by written consent of the shareholders of MEI with respect to the matters referred to in Section 2.2. MTI agrees that any shares of capital stock of MEI that MTI purchases or with respect to which MTI otherwise acquires beneficial ownership or over which MTI exercises voting power after the execution of this Agreement and prior to the date of termination of this Agreement pursuant to Section 7 below shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted MEI Shares on the date hereof.

          (b) Subject MEI Securities. The term "SUBJECT MEI SECURITIES" shall mean: (i) all securities of MEI (including all shares of MEI Common Stock and all options, warrants and other rights to acquire shares of MEI Common Stock beneficially owned by MTI as of the date of this Agreement; and (ii) all additional securities of MEI (including all additional shares of MEI Common Stock and all additional options, warrants and other rights to acquire shares of MEI Common Stock) of which MTI acquires ownership during the period from the date of this Agreement through the earlier of termination of this Agreement pursuant to Section 4 below or the record date for the meeting at which shareholders of MEI are asked to vote upon approval of the Merger Agreement and the Merger.

     2.2 Agreement to Vote MEI Shares. MTI hereby covenants and agrees that, during the period commencing on the date hereof and continuing until the first to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement (the "EFFECTIVE TIME"), (ii) termination of this Agreement in accordance with its terms, and
(iii) November 30, 2001, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of MEI, however called, or in connection with any written consent of the shareholders of MEI, MTI will appear at the meeting or otherwise cause the MEI Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the MEI Shares:

          (1) in favor of the approval and adoption of the Merger Agreement and the approval of the Merger;

          (2) in favor of the Parent Shareholder Approval Matters; and

          (3) against approval of any proposal made in opposition to or in competition with the consummation of the Merger, including, without limitation, any Parent Acquisition or any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of MEI under the Merger Agreement or of MTI under this Agreement;

provided, that, in each event the Merger Agreement shall not have been amended or modified.

     MTI further agrees not to enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 2.2. Notwithstanding anything to the contrary in this Agreement, MTI shall not be obligated to vote in favor of the disposition of any assets of MEI or in favor of any other transaction other than the Merger.

     2.3. Transfer and Other Restrictions. (a) Prior to the termination of this Agreement, MTI agrees not to, directly or indirectly:

          (i) except pursuant to the terms of the Merger Agreement, offer for sale, Transfer or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale Transfer or other disposition of any or all of the Subject MEI Securities or any interest therein except as provided in Section 2.2 hereof;

          (ii) grant any proxy, power of attorney, deposit any of the Subject MEI Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Subject MEI Securities except as provided in this Agreement; or

          (iii) take any other action that would make any representation or warranty of MTI contained herein untrue or incorrect or have the effect of preventing or disabling MTI from performing its obligations under this Agreement.

     (b) To the extent MTI is, as of the date hereof, party to a contract or agreement that requires MTI to Transfer MEI Shares to another person or entity (excluding a contract or agreement pledging MEI Shares to MEI), MTI will not effect any such Transfer unless and until the transferee agrees to be bound by and executes an agreement in the form of this Agreement with respect to the MEI Shares to be Transferred. Nothing herein shall prohibit MTI from exercising (in accordance with the terms of the option or warrant, as applicable) any option or warrant MTI may hold; provided that the securities acquired upon such exercise shall be deemed MEI Shares.

     3. REPRESENTATIONS AND WARRANTIES

     (a) Representations and Warranties of the Shareholders

     (i) Shareholder is the record and beneficial owner of, or Shareholder exercises voting power over, the shares of Company Common Stock indicated on the final page of this Agreement, which, on and as of the date hereof, are free and clear of any Encumbrances that would adversely affect the ability of Shareholder to carry out the terms of this Agreement except with respect to the encumbrances on Shares beneficially owned by Kenneth Gavranovic as described in Section 5.16(b) of the Merger Agreement. The number of Shares set forth on the signature pages hereto are the only Shares beneficially owned by such Shareholder and, except as set forth on such signature pages, the Shareholder holds no options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company.

     (ii) Shareholder has the requisite power and authority to enter into this Agreement and to consummate the transaction contemplated by this Agreement. The execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated by this Agreement have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, and (ii) for the limitations imposed by general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation that would result in the creation of any Encumbrance upon any of the Shares owned by such Shareholder under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on such Shareholder or any Shares owned by such Shareholder. No consent, approval, order or authorization of any Governmental Entity is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement by such Shareholder or the consummation by such Shareholder of the transactions contemplated by this Agreement, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, orders or authorizations would not prevent or materially delay the performance by Shareholder of its obligations under this Agreement. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform such Agreement.

     (b) Representations and Warranties of MTI

     (i) MTI is the record and beneficial owner of, or MTI exercises voting power over, the shares of MEI Common Stock indicated on the final page of this Agreement, which, on and as of the date hereof, are free and clear of any Encumbrances that would adversely affect the ability of MTI to carry out the terms of this Agreement. The number of MEI Shares set forth on the signature pages hereto are the only MEI Shares beneficially owned by MTI and, except as set forth on such signature pages, MTI holds no options to purchase or rights to subscribe for or otherwise acquire any securities of MEI and has no other interest in or voting rights with respect to any securities of MEI.

     (ii) MTI has the requisite power and authority to enter into this Agreement and to consummate the transaction contemplated by this Agreement. The execution and delivery of this Agreement by MTI and the consummation by MTI of the transactions contemplated by this Agreement have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by MTI and constitutes a valid and binding obligation of MTI, enforceable against MTI in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, and (ii) for the limitations imposed by general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation that would result in the creation of any Encumbrance upon any of the MEI Shares owned by MTI under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on MTI or any MEI Shares owned by MTI. No consent, approval, order or authorization of any Governmental Entity is required by or with respect to MTI in connection with the execution and delivery of this Agreement by MTI or the consummation by MTI of the transactions contemplated by this Agreement, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, orders or authorizations would not prevent or materially delay the performance by MTI of its obligations under this Agreement. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform such Agreement.

     4. TERMINATION

     This Agreement shall terminate and shall have no further force or effect as of the first to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof and (iii) November 30, 2001.

     5. MISCELLANEOUS

     5.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

        If to MEI:

        Micron Electronics, Inc.
        900 E. Karcher Road
        Nampa, ID 83687-3045
        Attention: Joel J. Kocher
        Facsimile No.: (208) 898-3424
        with a copy to:

        Fenwick & West LLP
        Two Palo Alto Square
        Palo Alto, California 94306
        Attn: Dennis R. DeBroeck
        Facsimile: 650-494-1417

        Micron Technology, Inc.
        8000 S. Federal Way
        Boise, ID 83712
        Attn: Wilbur G. Stover
        Facsimile No.: (208) 368-4242

        with a copy to:

        Wilson Sonsini Goodrich & Rosati
        Professional Corporation
        650 Page Mill Road
        Palo Alto, California 94304
        Attn: John A. Fore
        Facsimile: 650-493-6811

        If to Shareholder, to the address for notice set forth on the last page hereof.

        with a copy to:

        Fenwick & West LLP
        Two Palo Alto Square
        Palo Alto, California 94306
        Attn: David W. Healy
        Facsimile: 650-494-1417

     5.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     5.3 Entire Agreement; Third Party Beneficiaries. This Agreement, its Exhibits (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder other than Interland who shall be deemed to be an intended third party beneficiary of this Agreement.

     5.4 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     5.5 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     5.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     5.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     5.8 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the other parties. Any purported assignment in violation of this Section shall be void.

     5.9 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     5.10 Costs and Attorneys' Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party's costs and attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

     5.11 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to "sections" and "exhibits" will mean "sections" and "exhibits" to this Agreement.

     5.12 Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

     IN WITNESS WHEREOF, as of the date first above written the undersigned parties have executed this Agreement as of the date first above written.

                                          MICRON ELECTRONICS, INC.

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                          MICRON TECHNOLOGY, INC.

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                          SHARES OF MEI COMMON STOCK
                                          BENEFICIALLY OWNED:

SHAREHOLDER:

------------------------------------------------------
                                  (sign here)

NAME:
--------------------------------------
                                 (please print)

SHARES OF COMPANY COMMON STOCK BENEFICIALLY OWNED:

------------------------------
SHAREHOLDER ADDRESS:
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------

TEL:
------------------------------

FAX:
------------------------------

                                                                       EXHIBIT I

                               IRREVOCABLE PROXY

     The undersigned Shareholder (the "SHAREHOLDER") of Interland, Inc., a Georgia corporation (the "COMPANY"), hereby irrevocably appoints and constitutes the members of the Board of Directors of Micron Electronics, Inc., a Minnesota corporation ("MEI"), and each such Board member (collectively the "PROXYHOLDERS"), the agents, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of Company that are listed below (the "SHARES"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares as follows: the agents and proxies named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Company Shareholders, and in every written consent in lieu of such a meeting, or otherwise, (i) in favor of adoption of the Agreement and Plan of Merger (the "MERGER AGREEMENT") among MEI, Interland Acquisition Corporation and Company, and the approval of the merger of Imagine Acquisition Corporation with and into Company (the "MERGER"), and (ii) against approval of any proposal made in opposition to or in competition with consummation of the Merger, including, without limitation, any Acquisition Proposal or Superior Offer (each as defined in the Merger Agreement) or any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement or of the Shareholder under the Voting Agreement.

     The Proxyholders may not exercise this proxy on any other matter. The Shareholder may vote the Shares on all such other matters. The proxy granted by the Shareholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of the Shareholder set forth in Section 1 of the Voting Agreement, and is irrevocable and coupled with an interest in such obligations and in the interests in Company to be purchased and sold pursuant the Merger Agreement.

     This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned Shareholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of the Company and with any Inspector of Elections at any meeting of the Shareholders of the Company.

     This proxy is irrevocable and shall survive the insolvency, incapacity,
death or liquidation of the undersigned. Dated: March   , 2001.

                                          --------------------------------------
                                          Signature

                                          --------------------------------------
                                          Name (and Title)

                                          Shares of Company Common Stock
                                          beneficially owned:
                                          ____________________

                                                                         ANNEX F

                             ARTICLES OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                            MICRON ELECTRONICS, INC.

     1. The name of the Corporation is Micron Electronics, Inc., a Minnesota corporation.

     2. A resolution amending the Corporation's Articles of Incorporation was approved by the Corporation's Board of Directors and Shareholders, with such amendments to be effective upon the closing of the merger between the Corporation, Interland, Inc., and Imagine Acquisition Corporation. The following is the full text of the amendments to the Articles of Incorporation of the
Corporation:

     Article I is hereby amended, in its entirety, to read as follows:

          ARTICLE 1. NAME

          The name of the Corporation is "Interland, Inc."

     Article III is hereby amended, in its entirety, to read as follows:

          ARTICLE 3. AUTHORIZED SHARES

          The aggregate number of authorized shares of the corporation is Two Hundred Million (200,000,000) shares of $.01 par value, which shall be divisible into the classes and series, have the designations, voting rights and other rights and preferences and be subject to the restrictions, that the Board of Directors of the corporation may from time to time establish, fix and determine consistent with Articles 4 and 5 hereof. Unless otherwise designated by the Board of Directors, all issued shares shall be deemed Common Stock with equal rights and preferences.

     3. The amendments were adopted by the shareholders pursuant to section 302A.135 of the Minnesota Business Corporation Act on August 6, 2001.

     IN WITNESS WHEREOF, Micron Electronics, Inc. has caused these Articles of Amendment to be signed and attested by its duly authorized officers this 6th day of August, 2001.

                                          MICRON ELECTRONICS, INC.

                                          By
                                            ------------------------------------
                                             Joel J. Kocher,
                                             Chairman and Chief Executive
                                             Officer

                                                                         ANNEX G

                                   AMENDMENT
                                       TO
                                RESTATED BYLAWS
                                       OF
                            MICRON ELECTRONICS, INC.

     The following sets forth Amendments to the Restated Bylaws of Micron Electronics, Inc., a Minnesota Corporation (the "Corporation") pursuant to resolutions adopted by the Written Consent of the Board of Directors of the Corporation with the approval of the majority of the voting power of the shares present and entitled to vote at a Special Meeting of the Shareholders held on August 6, 2001.

     1. Article III, Section 3.02 is hereby amended, in its entirety, to read as follows:

          Section 3.02. Number, Qualification and Term of Office. The number of directors shall be established by resolution of the shareholders (subject to the authority of the Board of Directors to increase or decrease the number of directors as permitted by law) or decreased by resolution of the Board of Directors. In the absence of such shareholder resolution, the number of directors shall be the number last fixed by the shareholders, the Board of Directors or the Articles of Incorporation. Directors need not be shareholders. Notwithstanding the foregoing, commencing August 6, 2001, all directors shall hold office for a period of not less than two (2) years after such date, after which time they shall hold office for an indefinite term until the next regular meeting of shareholders held and until such director's successor shall have been elected and shall qualify, or until the earlier death, resignation, removal, or disqualification of such director; provided, however, that no director shall be elected to a fixed term in excess of five (5) years.

     2. Article III, Section 3.10 is hereby amended, in its entirety, to read as follows:

          Section 3.10. Removal. Any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of the shareholders holding a majority of the shares entitled to vote at an election of directors except as otherwise provided by section 302A.223 of the Minnesota Business Corporation Act, as amended, when the shareholders have the right to cumulate their votes. Notwithstanding the foregoing sentence, commencing August 6, 2001, all directors may be removed only for cause for a period of two (2) years after such date. A director named by the Board of Directors to fill a vacancy may be removed from office at any time, with or without cause, by the affirmative vote of the remaining directors if the shareholders have not elected directors in the interim between the time of the appointment to fill such vacancy and the time of the removal. In the event that the entire Board or any one or more directors be so removed, new directors shall be elected at the same meeting.

     IN WITNESS WHEREOF, the undersigned has hereto subscribed his name this 6th day of August, 2001.

                                          --------------------------------------
                                               Steven P. Arnold, Secretary

                     THIS PROXY IS SOLICITED BY THE BOARD OF
                        DIRECTORS FOR THE AUGUST 6, 2001
                        SPECIAL MEETING OF SHAREHOLDERS.


        The undersigned hereby appoints Kenneth Gavranovic and David N. Gill, and each of them, the proxy of the undersigned to vote the Common Stock of the undersigned at the Special Meeting of Shareholders of INTERLAND, INC. (the "Company") to be held on August 6, 2001, and any adjournment or postponement thereof.

1. Approval of the merger of Imagine Acquisition Corporation, a wholly owned subsidiary of Micron Electronics, Inc. with and into Interland, Inc. and approval and adoption of the merger agreement with Micron Electronics.

         [ ] FOR                  [ ] AGAINST                  [ ] ABSTAIN

2. In accordance with their best judgment with respect to any other matters that may properly come before the meeting.


THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

-----------------------------------
                                            Please sign this Proxy exactly as
                                            name appears on the Proxy.

                                            Note: When signing as attorney,
                                            trustee, administrator, or guardian,
                                            please give your title as such. In
                                            the case of joint tenants, each
                                            joint owner must sign.


Date:                           , 2001
     ---------------------------